Form 10-K, Exhibit 13
period 1997-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 1998-03-27
CIK 826154

C O N T E N T S



                                      Page

INDEPENDENT AUDITOR'S REPORT 1

CONSOLIDATED FINANCIAL STATEMENTS

    Balance sheets           2
    Statements of income                         3
    Statements of changes in stockholders' equity               4
    Statements of cash flows 5 and 6
    Notes to consolidated financial statements   7 - 20


ACCOMPANYING FINANCIAL INFORMATION

    Selected five year financial data                 21
    Summary of quarterly financial data          22
    Management's discussion and analysis


INDEPENDENT AUDITOR'S REPORT



Board of Directors
Orrstown Financial Services, Inc.
Orrstown, Pennsylvania

    We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 1997. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years ended
December 31, 1997 in conformity with generally accepted accounting principles.










Chambersburg, Pennsylvania
January 29, 1998




ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 1997 and 1996

              ASSETS                               1997
1996
                                                               (000 omitted)
Cash and due from banks $   5,963 $   5,236
Interest bearing deposits with banks   16   1,554
Federal funds sold 2,858     2,936
Securities available for sale     46,208    33,421
Federal Home Loan Bank, Federal Reserve and Atlantic Central
   Bankers Bank stock, at cost which approximates market value    983       934
                      56,028     44,081
Loans
    Commercial, financial and agricultural  10,275    8,401
    Real estate - Mortgages                           97,074    82,687
    Real estate - Construction and land development        5,961     4,304
    Consumer                                             15,021    13,534
                   128,331   108,926
    Less:  Allowance for loan losses        (      1,767)  (      1,620)
                     126,564   107,306

Bank premises and equipment, net                      5,130     3,916
Accrued interest receivable                                1,299     929
Other assets                                           1,221          1,324
              Total assets                            $ 190,242 $ 157,556

    LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
    Non-interest bearing                         $   17,649     $  16,322
    Interest bearing                                142,931       120,937
                      160,580       137,259
Federal funds purchased and securities sold under agreements
  to repurchase    235  0
Other borrowed funds    8,334     2,339
Accrued interest and other liabilities           2,828           2,102
              Total liabilities                              171,977   141,700

Stockholders' equity
    Common stock:  No par value - $ .2083 stated value per share,
       10,000,000 shares authorized with 1,025,094 shares issued at
       December 31, 1997; 976,863 shares issued at December 31, 1996      214
20
4
    Additional paid-in capital                        12,352    10,625
    Retained earnings                                     4,730 4,786
    Unrealized holding gains, net of tax - $ 499 - 1997
     and $ 124 - 1996            969            241
              Total stockholders' equity                       18,265
15,856

              Total liabilities and stockholders' equity        $ 190,242 $
157,556

The Notes to Consolidated Financial Statements are an integral part of these statements.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 1997, 1996 and 1995

                            1997                  1996
1995
                                                        (000 omitted)
Interest and Dividend Income
    Interest and fees on loans         $ 10,702  $  9,675  $   8,996
    Interest and dividends on investment securities
         U.S. Government and agencies       1,548     1,265     1,083
         Exempt from federal income tax     935  601  529
         Other investment income         265            477            221
              Total interest and dividend income        13,450    12,018
10,829

Interest Expense
    Interest on deposits     5,495     4,981     4,349
    Interest on borrowed money               327       158       193
              Total interest expense           5,822     5,139     4,542

              Net interest income         7,628     6,879     6,287

Provision for loan losses          215       240       270

              Net interest income after provision for loan losses       7,413

 6,639
       6,017

Other Income
    Service charges on deposit accounts     601  477  375
    Other service charges, commissions, and fees      341  258  218
    Trust department income  490  384  297
    Securities gains (losses)     3    (          5)  (         45)
    Other income         116       126         90
              Total other income     1,551     1,240         935

              Net interest income and other income       8,964     7,879
6,952

Other Expenses
    Salaries and employee benefits     2,901     2,621     2,326
    Occupancy expense of bank premises, net, and furniture and
       equipment expenses    764  665  559
    FDIC insurance premiums       17   2    125
    Other operating expenses         1,702     1,505      1,246
              Total other expenses        5,384     4,793      4,256

              Income before income tax      3,580     3,086     2,696

Applicable income tax        974        838        742

              Net income          $  2,606  $  2,248  $  1,954

Per share data
    Net income     $    2.54 $    2.19 $    1.91
    Dividends $   .881  $   .676  $    .584
Weighted average shares outstanding    1,025323  1,025,706`     1,026,307

The Notes to Consolidated Financial Statements are an integral part of these statements.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
Years Ended December 31, 1997, 1996 and 1995

Unrealized
                                                          Additional
Holding
                                   Common       Paid-In     Retained  Gains
                                                   Stock Capital  Earnings
(Losses)

                                                      (000 omitted)


Balance, December 31, 1994   $ 194     $  9,393  $ 3,133    ($ 367)

Net income    0    0    1,954     0

Cash dividends ($ .584 per share) 0    0    (      599)    0

Stock dividends issued  10   1,232     (    1,242)    0

Cash paid in lieu of fractional stock
 dividends    0    0    (        14)   0

Unrealized gain on investment securities
 available for sale           0             0             0        939

Balance, December 31, 1995    204  10,625    3,232     572

Net income    0    0    2,248     0

Cash dividends ($ .676 per share) 0    0    (      694)    0

Unrealized loss on investment
   securities available for sale        0            0             0 (  331)

Balance, December 31, 1996     204      10,625    4,786     241

Net income    0    0    2,606     0

Cash dividends ($ .881 per share) 0    0    (     903)     0

Stock dividends issued  10   1,727     (   1,737)     0

Cash paid in lieu of fractional stock
  dividends   0    0    (       22)    0

Unrealized gain on investment
   securities available for sale        0             0            0    728

Balance, December 31, 1997    $ 214     $ 12,352 $ 4,730   $ 969


The Notes to Consolidated Financial Statements are an integral part of these statements.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1997, 1996 and 1995

                                               1997           1996     1995
                                                         (000 omitted)
Cash flows from operating activities:
    Net income     $  2,606  $  2,248  $  1,954
    Adjustments to reconcile net income to net
      cash provided by operating activities:
         Depreciation and amortization 364  329  265
         Provision for loan losses     215  240  270
         Deferred income taxes    (          7)  (        62)   (         78)
         (Gain) loss on disposal of other real estate      0    5    (
 4)
         (Gain) loss on disposal of bank premises and
           equipment    0    (        20)   1
         Securities (gains) losses     (          3)  5    45
         (Increase) decrease in accrued interest receivable     (       370)
64
(
260)
         Increase (decrease) in accrued interest payable        480  278  290
         Other net      (         59)          64     (           2)

Net cash provided by operating activities       3,226     3,151    2,481

Cash flows from investing activities:
    Net (increase) decrease in interest bearing deposits
      with banks   1,538     (       265)   (     1,039)
    Sales of available for sale securities  15   2,392     6,387
    Maturities of available for sale securities  3,114     3,508     6,694

    Purchases of available for sale securities   (  14,811)     (    9,134)
(
18,843)
    Purchases of FHLB stock  (        49)   (         65)  (         61)
    Net (increase) in loans  (  19,473)     (    6,291)    (   12,055)
    Proceeds from sale of bank premises and equipment 0    36   0
    Proceeds from disposal of other real estate  0    142  22
    Purchases of bank premises and equipment     (    1,537)    (    1,178)
(
    266)
Net cash (used) by investing activities     (  31,203)     (  10,855)     (
19,161)

Cash flows from financing activities:
    Net increase in deposits      23,321    9,929     19,997
    Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase   235  0    (
644)
    Proceeds from debt            6,000     0    0
    Payment on debt     (          5)  (          6)  (           6)
    Cash dividends paid      (       903)   (       694)   (       599)
    Cash paid in lieu of fractional stock dividends        (        22)      0
(

14)

Net cash provided by financing activities          28,626     9,229    18,734


Net increase in cash and cash equivalents   649  1,525     2,054

Cash and cash equivalents, beginning balance         8,172    6,647      4,593



Cash and cash equivalents, ending balance   $   8,821 $  8,172  $  6,647

The Notes to Consolidated Financial Statements are an integral part of these statements.

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

Years Ended December 31, 1997, 1996 and 1995


                                        1997                 1996      1995
                                                          (000 omitted)
Supplemental disclosure of cash flows information:

    Cash paid during the year for:
         Interest  $ 5,343   $ 5,418   $ 4,252
         Income taxes        974  892  800

Supplemental schedule of noncash investing and financing activities:

    Other real estate acquired in settlement of loans 0    169  22

    Unrealized gain (loss) on investment securities
      available for sale (net of tax effects)    728  (     331)     939

    Other real estate transferred to bank premises    0         0         136

    Property, equipment and other assets purchased with
     assumption of deposit liabilities in connection with
     branch acquisition 0         0         968
























The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 1.  Summary of Significant Accounting Policies

         Nature of operations

         Orrstown Financial Services, Inc.'s primary activity
consists of owning and supervising its           subsidiary, Orrstown
Bank, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and
Cumberland Counties.  Its seven        branches are located in
Shippensburg (2), Carlisle (2), Spring Run, Orrstown, and
    Chambersburg, Pennsylvania.

         Principles of consolidation

The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiary, Orrstown Bank. All significant intercompany transactions and accounts have been eliminated.

         Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the corporation's allowances for losses on loans and foreclosed real estate. Such agencies may require the corporation to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

         Investment securities

         In accordance with Statement of Financial Accounting
Standards No. 115 (SFAS 115) the       Bank may segregate
their investment portfolio into three specific categories:  "securities
held          to maturity", "trading securities" and "securities
available for sale".  Securities held to              maturity are to
be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current
market
value with unrealized gains and             losses on such
securities included in current period earnings; and securities classified
as            available for sale are to be accounted for at
their
current market value with unrealized gains       and losses on
such securities to be excluded from earnings and reported net as a
separate                component of stockholders' equity.

Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as securities held to maturity and carried at amortized historical cost.
Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

The corporation has classified all of its investment securities as "available for sale".

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method.
Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to shareholders' equity, whereas realized gains and losses flow through the corporation's results of operations.

         Cash flows

For purposes of the Statements of Cash Flows, the corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions
"Cash and Due From Banks" and "Federal Funds Sold".
 As permitted by Statement of Financial Accounting
Standards No. 104, the corporation has elected to present the net increase or decrease in deposits in banks, loans, and time deposits in the Statements of Cash Flows.

         Premises, equipment, furniture and fixtures and depreciation

Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation.
 Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:


Years

              Buildings and improvements    10-40
              Equipment, furniture and fixtures  3-15

Repairs and maintenance are charged to operations as incurred.

Computer software is amortized over 3-5 years.

         Advertising

         The corporation follows the policy of charging costs of
advertising to expense as incurred.         Advertising expense
was $ 148,654, $ 86,910 and $ 54,224 for 1997, 1996 and 1995,
         respectively.

         Loans and allowance for loan losses

Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Loan origination and commitment fees and certain direct costs are deferred and the net amount amortized over the contractual life of the loan as an adjustment of the loan's yield. If a loan is sold, any deferred fees not yet amortized are recognized as an adjustment to the gain or loss on sale. The allowance for loan losses is established through a provision for loan losses charged to expenses.
Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

         Nonaccrual loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal.

         Foreclosed real estate

         Real estate properties acquired through, or in lieu of,
loan foreclosure are to be sold and are          initially recorded at the
lower of carrying value or fair value less cost to sell of the underlying collateral.  After foreclosure, valuations are
periodically performed by              management and the
real estate is carried at the lower of carrying amount or fair value less cost to sell.

         Earnings per share of common stock

Earnings per share of common stock were computed based on a weighted average shares of common stock outstanding of 1,025,323 in 1997; 1,025,706 in 1996 and
1,026,307 in 1995 after giving retroactive recognition to 5% stock dividends issued in May 1997, and June 1995.

         Federal income taxes

For financial reporting purposes the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. As a result of these, and timing differences in depreciation expense, deferred income taxes are provided in the financial statements. See Note 10 for further details.

         Fair values of financial instruments

Statement of Financial Accounting Standards No. 107,
Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the corporation.

The following methods and assumptions were used by the corporation in estimating fair values of financial instruments as disclosed herein:

Cash and Cash Equivalents. The carrying amounts of cash and short-term instruments approximate their fair value.

Securities to be Held to Maturity and Securities
Available for Sale. Fair values for investment securities are based on quoted market prices.

Loans Receivable. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values.
Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings. The fair value of the Bank's long-term debt is estimated using a discounted cash flow analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments. The Bank generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.
-10-


Note 2.  Investments

    At December 31, 1997 and 1996 the investment securities portfolio was comprised of securities classified as "available for sale", resulting in investment securities being carried at fair value.

The amortized cost and fair values of investment securities available for sale at December 31 were:

Gross               Gross
                                                           Amortized
Unrealized        Unrealized          Fair
                                                                   Cost
Gains              Losses             Value

(000 omitted)


      1997
U. S. Treasury securities and obligations
  of U. S. Government corporations
  and agencies               $ 12,837  $    174  $     1   $ 13,010

Obligations of states and political subdivisions      17,611    961
    0    18,572

Mortgage-backed securities   13,812    122  34   13,900

Equity securities              480          246        0
726
    Totals              $ 44,740  $ 1,503   $   35    $ 46,208


     1996
U. S. Treasury securities and obligations
  of U. S. Government corporations
  and agencies               $ 10,830  $     65  $   36    $ 10,859

Obligations of states and political subdivisions      11,397    381
    10   11,768

Mortgage-backed securities   10,413    37   149  10,301

Equity securities              417           78        2
493
    Totals              $ 33,057  $   561   $ 197     $ 33,421

The amortized cost and fair values of investment securities available for sale at December 31, 1997, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

 Amortized

     Cost                      Fair Value

               (000 omitted)

    Due in one year or less                      $   1,743 $
1,747
    Due after one year through five years        9,814     10,018
    Due after five years through ten years       5,903     6,185
    Due after ten years                          12,988    13,632
    Mortgage-backed securities              13,812    13,900
    Equity securities          480            726
                   $ 44,740  $ 46,208

Proceeds from sales of securities available for sale during 1997, 1996 and 1995 were
$ 22,371, $ 2,391,746 and $ 6,369,602, respectively.  Gross
gains and losses on 1997 sales were $ 10,045 and $ 6,660, respectively. Gross gains and losses on 1996 sales were $
16,440 and $ 21,455, respectively. Gross gains and losses on 1995 sales were $ 37,559 and $ 53,389, respectively.

The bank owns $ 739,800 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock at December 31,
1997. At December 31, 1996 the bank's stock ownership was $ 691,200 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.

Securities carried at $ 19,198,000 and $ 10,517,000 at
December 31, 1997 and 1996, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

Note 3.  Concentration of Credit Risk

The bank grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. The concentrations of credit by type of loan are set forth on the face of the balance sheet. The bank maintains a diversified loan portfolio and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

Note 4.  Allowance for Loan Losses

Activity in the allowance for loan losses is summarized as follows:

                                                                    1997
                 1996               1995

          (000 omitted)

         Balance at beginning of period     $ 1,620   $ 1,433   $ 1,200
         Recoveries          15   15   14
         Provision for loan losses
           charged to income          215         240
270
              Total     1,850     1,688     1,484
         Losses           83        68        51
         Balance at the end of period       $ 1,767   $ 1,620   $ 1,433

Note 5.  Bank Premises and Equipment

A summary of bank premises and equipment is as follows:

     1997                        1996

               (000 omitted)
    Land                                         $    606  $    424
    Buildings and improvements    3,749     3,107
    Leasehold improvements   173  0
    Furniture and equipment       2,840     2,202
    Construction in progress          0          120
              Total          7,368     5,853
    Less accumulated depreciation and amortization       2,238
      1,937
              Bank premises and equipment, net   $ 5,130
    $ 3,916

Depreciation expense amounted to $ 323,652 in 1997, $ 287,624 in 1996, and $ 250,769 in 1995.

Note 6.  Loans to Related Parties

The bank has granted loans to the officers and directors of the corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.
The aggregate dollar amount of these loans was $ 2,350,000 and $ 2,005,000 at December 31, 1997 and 1996,
respectively. During 1997, $ 1,313,000 of new loans were made and repayments totalled
$ 968,000. During 1996, $ 830,000 of new loans were made and repayments totalled $ 793,000.

Outstanding loans to bank employees totalled $ 750,000 and $ 610,000 for years ended December 31, 1997 and 1996, respectively.

Note 7.  Nonaccrual Loans

The following table shows the principal balances of nonaccrual loans as of December 31:

                                                      1997
         1996               1995

    Nonaccrual loans    $ 473,000 $ 14,000  $
132,000

    Interest income that would have been accrued
      at original contract rates            $   30,835     $     560
    $    1,616
    Amount recognized as interest  income          5,829
0               0
         Foregone revenue    $   25,006     $     560
    $    1,616

Impairment of loans having recorded investments of $
404,678 at December 31, 1997 has been recognized in accordance with Statements of Financial Accounting
Standards No. 114 and 118. The average recorded investment in impaired loans during 1997 was $ 405,262.
Total allowance for loan losses related to impaired loans was $ 60,750 at December 31, 1997. Interest income on impaired loans of $ 5,829 was recognized for cash payments received in 1997.

    The corporation had no impairment of loans during 1996 as defined by Statement of
         Financial Accounting Standard No. 114.

Note 8.  Financial Instruments With Off-Balance-Sheet Risk

    The bank is a party to financial instruments with off-balance-
sheet risk in the normal course of     business to meet the financial
needs of its customers and to reduce its own exposure to
    fluctuations in interest rates.  These financial instruments
include commitments to extend credit   and standby letters of credit.
Those instruments involve, to varying degrees, elements of credit and interest
rate risk in excess of the amount recognized in the balance sheets.  The
contract      amounts of those instruments reflect the extent of
involvement the bank has in particular classes   of financial
instruments.

The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                Contract or

             Notional Amount

        1997                      1996

                 (000 omitted)
    Financial instruments whose contract amounts
      represent credit risk at December 31:
         Commitments to extend credit            $
23,852   $ 20,691
         Standby letters of credit and financial guarantees
written  2,811     3,014

    Commitments to extend credit are agreements to lend to a
customer as long as there is no   violation of   any condition
established in the contract.  Commitments generally have fixed
    expiration dates or      other termination clauses and may
require payment of a fee.  Since many of    the commitments are
    expected to expire without being drawn upon, the total
commitment    amounts do not necessarily    represent future cash
requirements.  The bank evaluates each      customer's
creditworthiness on a case-  by-case basis.  The amount of collateral
obtained if   deemed necessary by the bank upon extension of
    credit is based on management's credit  evaluation of the
customer.  Collateral held varies but
may      include accounts receivable,  inventory, real estate,
equipment, and income-producing commercial  properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The bank holds collateral supporting those commitments when deemed necessary by management.

Note 9.  Employee Benefit Plans

The bank maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on bank performance and are at the discretion of the bank's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the bank's employees are covered by the plan and the contribution charged to operations was $ 319,182, $ 306,379, and $ 260,334 for
1997, 1996, and 1995, respectively.

The bank has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the bank's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the bank. The estimated present value of future benefits to be paid, which are included in other liabilities, amounted to $ 166,237 and $ 171,331 at December 31, 1997 and 1996, respectively. Total annual expense for this deferred compensation plan was $ 19,064 for 1997, $ 20,153 for 1996 and $ 19,064 for 1995.

    The bank also has a supplemental discretionary deferred
compensation plan for executive officers    and directors.  The
plan is funded annually with salary and fee reductions which are placed
in a     trust account invested by the Bank's trust department.  Total
amount contributed to the plan was     $ 46,425, $ 55,950 and $
48,273 for 1997, 1996 and 1995, respectively.

Note 10. Income Taxes

The components of federal income tax expense are
summarized as follows:
                                                                       1997
                1996           1995

           (000 omitted)
         Current year provision   $ 981     $ 900     $ 820
         Deferred income taxes (benefits)   (      7) (     62)
    (      78)
              Net federal income tax expense     $ 974
    $ 838     $ 742

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $
969,000, $ 661,000, and $ 599,000 for 1997, 1996, and
1995, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

1997               1996               1995
         Federal income tax rate       34.0%     34.0%     34.0%
         Reduction resulting from:
              Nontaxable interest income and deferred taxes
6.8   6.8       6.5
         Effective income tax rate      27.2%    27.2%     27.5%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and unrealized gains on available for sale securities.
Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, directors' deferred compensation and unrealized losses on available for sale securities. The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets include the following components:

      1997                       1996
         Total deferred tax assets     $ 625,000 $
553,000
         Total deferred tax liabilities     (   696,000)   (
256,000)
              Net deferred tax asset (liability) ($   71,000)
    $ 297,000

The corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

Note 11. Deposits

Included in interest bearing deposits at December 31 are NOW and Super NOW account balances totalling $
22,721,000 and $ 18,163,000 for 1997 and 1996,
respectively. Also included in interest bearing deposits at December 31, 1997 and 1996 are money market account balances totalling $ 23,423,000 and $ 10,569,000, respectively.

    At December 31, 1997 and 1996 time deposits of $ 100,000 and over aggregated $ 10,235,000 and $ 7,767,000, respectively.

Interest expense on time deposits of $ 100,000 and over was $ 497,000; $ 373,000; and
$ 337,000 for 1997, 1996 and 1995, respectively.

At December 31, 1997 the scheduled maturities of certificates of deposit are as follows:

                   1998 $ 43,378,000
                   1999 22,193,000
                   2000 4,518,000
                   2001 1,158,000
                   2002 1,036,000
                   2003 and thereafter        906,000
                        $ 73,189,000

The bank accepts deposits of the officers and directors of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $ 965,000 and $ 1,103,000 at December 31, 1997 and 1996,
respectively.

Note 12. Liabilities For Borrowed Money

Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

 1997                   1996

    Average balance during the year    $   49,400     $   0
    Average interest rate during the year   4.94%     0
    Maximum month-end balance during the year    $ 500,000
    $   0
    Securities underlying the agreements at year-end:
         Carrying value $ 485,280 $  0
         Estimated fair value     $ 515,600 $  0

At December 31, the corporation had long-term notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

           - - - - - - - Amount - - - - - - -
               1997                 1996                     Maturity
Date               Interest Rate

    $ 1,000,000    $ 1,000,000    1/04 6.42%
      1,000,000       1,000,000   4/03 6.58%
         3,000,000  0   3/02 5.51%
                3,000,000                  0          10/02
    5.73%
                   $ 8,000,000    $ 2,000,000

    Interest rates are fixed and interest only is paid on a monthly
basis.  The notes contain    prepayment penalty charges, but
management
has no intention to pay off early.

In addition to the aforementioned long-term notes the bank obtained a term loan in 1994 totaling $ 350,000 with the Federal Home Loan Bank of Pittsburgh. The maturity dates and applicable fixed interest rates on the remaining balance at December 31 are as follows:

                          - - - - - - Amount - - - - - - -
                 1997                 1996                  Maturity
Date                      Rate

         $            0 $       5,570  2/97 4.61%
         5,863     5,863     2/98 5.00%
         6,173     6,173     2/99 5.21%
         6,498     6,498     2/00 5.48%
              315,579        315,579   2/01 5.58%
         $   334,113    $   339,683
-16-


Note 12. Liabilities For Borrowed Money (Continued)

In addition, the bank has available a $ 10,000,000 line of credit with the Federal Home Loan Bank of Pittsburgh. Collateral for outstanding advances and the line consists of certain securities and the corporation's 1-4 family mortgage loans totaling $ 65,971,000 at December 31, 1997. The corporation also has available an unused line of credit with Atlantic Central Bankers Bank of $ 3.5 million at
December 31, 1997.

Total interest on the aforementioned borrowings charged to operations was $ 308,405, $ 148,859 and $ 149,083, for
1997, 1996 and 1995, respectively.

Note 13. Orrstown Financial Services, Inc. (Parent Company
Only)
Financial Information

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:
Balance Sheets
December 31
                   Assets

                1997              1996

                      (000 omitted)

    Cash      $     115 $     107
    Securities available for sale 726  493
    Investment in Orrstown Bank   17,507    15,321
    Furniture and equipment (net of depreciation)               0
1
              Total assets        $ 18,348  $ 15,922

         Liabilities
    Accrued management fee   $        0     $       40
    Other liabilities           83             26
              Total liabilities           83             66

         Stockholders' Equity

    Common stock, no par value - $ .2083 stated
      value per share, 10,000,000 shares authorized
      with 1,025,094 shares issued at December 31, 1997;
      976,863 shares issued at December 31, 1996 214  204
    Additional paid-in capital         12,352    10,625
    Retained earnings             4,730     4,786
    Unrealized holding gains        969            241
              Total stockholders' equity            18,265
15,856

              Total liabilities and stockholders' equity
    $ 18,348  $ 15,922

Income Statements
Years Ended December 31

1997             1996               1995

         (000 omitted)

    Interest and dividend income       $     16  $     17  $      20
    Net gain on sale of investment     10   0    0
    Cash dividends from wholly-owned subsidiary            1,064
    796  614
    Equity in undistributed income of subsidiary             1,570
1,531       1,401
                   2,660     2,344     2,035
    Less:  Operating expenses           54         96        81
              Net income          $ 2,606   $ 2,248   $ 1,954
-17-


Note 13. Orrstown Financial Services, Inc. (Parent Company
Only)
Financial Information                                  (Continued)
Statements of Cash Flows
Years Ended December 31

1997            1996               1995

         (000 Omitted)
    Cash flows from operating activities:
         Net income     $ 2,606   $ 2,248   $ 1,954
         Adjustments to reconcile net income to cash
           provided by operating activities:
              Security (gains)    (       10)    0
    0
              Equity in undistributed income of subsidiary
    (   1,570)     (   1,531)     (   1,401)
              Increase (decrease) in other liabilities     (
40)         0       34

    Net cash provided by operating activities         986      717
587

    Cash flows from investing activities:
         Net decrease in interest-bearing deposits
           with banks   0    0    250
         Purchase of available for sale securities    (       75)
    (      102)    (       52)
         Sales of available for sale securities              22          0
            0

    Net cash provided (used) by investing activities            (
53) (      102)        198

    Cash flows from financing activities:
         Cash dividends paid      (      903)         (
694)     (     599)
         Cash paid in lieu of fractional stock dividends   (
22)                0    (       14)

    Net cash (used) by financing activities (      925)
    (       694)   (      613)

    Net increase (decrease) in cash    8         (         79)
    172

    Cash, beginning balance       107             186
14

    Cash, ending balance     $    115       $    107  $   186

    Supplemental disclosure of cash flows information:
         Cash paid during the year for:
              Income taxes        $       0 $       8 $      6

Note 14.  Regulatory Matters

Dividends paid by Orrstown Financial Services, Inc. are generally provided from the bank's dividends to the parent company. Under provisions of the Pennsylvania Banking
Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $ 10,402,000 in its retained earnings at December 31, 1997 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December 31, 1997 is $ 4,730,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital
ratios".  The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of
individual banks.  A comparison of Orrstown Financial
Services' capital ratios to regulatory minimums at December
31 is as follows:
                                                                     Orrstown
Financial Services     Regulatory Minimum
                                                   1997
  1996               Requirements

         Leverage ratio 9.7% 9.8% 3%

         Risk-based capital ratio
              Tier I (core capital)    12.7%     13.2%     4%
              Combined Tier I and Tier II
                (core capital plus allowance
                for loan losses)  14.0%     14.6%     8%

Note 15. Leases

The bank leases land and building space associated with its downtown Carlisle office and various remote automated teller machines under agreements which expire at various times from 1998 through 2002. Total rent expense charged to operations in connection with these leases was $ 22,350, $ 14,260, and $ 16,920 for 1997, 1996, and 1995,
respectively.

The total minimum rental commitment under operating leases at December 31, 1997 is as follows:

    Due in the year ending December 31:

                   1998      $ 23,203
                   1999      24,266
                   2000      25,228
                   2001      25,115
                   2002      5,900

Note 16. Compensating Balance Arrangements

    Required deposit balances at the Federal Reserve were $
65,000 at December 31, 1997 and 1996.       Required deposit
balances at Atlantic Central Bankers Bank were $ 585,000 at
    December 31,   1997 and 1996.  These balances are maintained
to cover processing     costs and service charges.    An
    additional $ 22,800 is on deposit with First Union National
Bank     of Florida as a reserve
for      potential clearing losses related to the credit card operations.

Note 17. Fair Value of Financial Instruments

The estimated fair values of the corporation's financial
instruments were as follows at December 31:
                                       - - - - - - 1997 - -
- - - -        - - - - - - 1996 - - - - - -
                                                           Carrying
Fair           Carrying         Fair
                                                        Amount
Value          Amount          Value

  (000 Omitted)
    FINANCIAL ASSETS
         Cash and short-term investments    $     8,837
    $    8,837     $    9,726     $   9,726
         Securities available for sale 46,208    46,208    33,421
    33,421
         Restricted bank stocks   983  983  934  934

         Loans     128,331        108,926
         Allowance for loan loses (       1,767)
    (       1,620)
              Net loans 126,564   128,164
    107,306   108,774

         Accrued interest receivable         1,299
1,299            929             929
              Total financial assets   $ 183,891 $
185,491  $ 152,316 $ 153,784

    FINANCIAL LIABILITIES
         Deposits  $ 160,580 $ 160,807 $
137,259  $ 137,451
         Borrowed funds 8,569     8,604     2,339     2,348
         Accrued interest payable       1,645
1,645          1,165          1,165
              Total financial liabilities   $ 170,794 $
171,056  $ 140,763 $ 140,964

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

SELECTED FIVE-YEAR FINANCIAL DATA



            1997            1996            1995             1994
1993
Income (000 omitted)

    Interest income     $ 13,450  $ 12,018  $  10,829 $   8,571 $   8,250
    Interest expense                   5,822     5,139     4,542     3,241
3,129

    Provision for loan losses                215        240             270
            71
121
    Net interest income after
      provision for loan losses        7,413     6,639     6,017     5,259
5,000

    Securities gains (losses)     3    (            5)     (          45) 95
(
         5)
    Other operating income             1,548     1,245     980  765  607
    Other operating expenses              5,384      4,793      4,256
3,964
3,593
    Income before income taxes         3,580     3,086     2,696     2,155
2,009

    Applicable income tax                    974       838        742
   520
525
         Net income               $  2,606  $  2,248  $   1,954 $   1,635
    $   1,484


Per share amounts are based on following weighted averages:

             1997 - 1,025,323         1995 - 1,026,307
  1993 - 1,026,812
             1996 - 1,025,706         1994 - 1,026,307

    Income before income taxes    $    3.49 $    3.01      $     2.62     $
2.10
    $     1.96
    Applicable income taxes            .95  .82  .72  .51       .51
         Net income                    2.54 2.19 1.91 1.59           1.45
    Cash dividend paid                 .88  .68  .58  .50            .45
    Book value                         17.82     15.46     14.27     12.04
11.31


Year-End Balance Sheet Figures (000 omitted)

    Total assets                  $ 190,242 $ 157,556 $ 145,998 $ 123,004 $
113,581
    Total loans                        128,331   108,926   102,857   90,839
75,5
74
    Total investment securities        47,191    34,355    31,563    24,318
30,3
81
    Deposits-noninterest bearing       17,649    16,322    13,962    13,262
13,4
17
    Deposits-interest bearing          142,931   120,937   113,368   93,103
85,1
65
    Total deposits                     160,580   137,259   127,330   106,365
    98,582
         Liabilities for borrowed money     8,569     2,339     2,345     2,350
1,000
         Total stockholders' equity         18,265    15,856    14,633    12,353
    11,597

Ratios

    Average equity/average assets      9.84 9.80 10.00     10.34     10.23
    Return on average equity           15.37     14.90     14.40     13.36
13.24

    Return on average assets           1.51 1.47 1.44 1.38 1.36

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

SUMMARY OF QUARTERLY FINANCIAL DATA

    The unaudited quarterly results of operations for the years ended December 31, 1997 and 1996 are as
follows:



                                                          1997
                                                     1996
($ 000 omitted                               Quarter Ended
                               Quarter Ended
except per share)           Mar. 31  June 30      Sept. 30     Dec. 31
      Mar. 31     June 30     Sept. 30
Dec. 31

Interest income    $ 3,103   $ 3,316   $ 3,474   $ 3,557   $ 2,906   $ 2,994
$
3,054    $ 3,064
Interest expense               1,300     1,418     1,504     1,600     1,260

1,286
      1,297     1,296
    Net interest income 1,803     1,898     1,970     1,957     1,646     1,708
1,757    1,768
Provision for loan losses          45        45        45        80        60
          60        60        60
    Net interest income
      after provision for
      loan losses  1,758     1,853     1,925     1,877     1,586     1,648
1,697
    1,708
Securities gains (losses)    (        5)    9    5    (         6)   (
4)  8    (
7)  (        2)
Other income  345  381  351  471  260  293  325  367
Other expenses                 1,307     1,254     1,297     1,526     1,101

1,184
      1,134     1,374
    Operating income
      before income taxes    791  989  984  816  741  765  881  699
Applicable income taxes     232       270       256       216        207
227
         273      131
    Net income               $   559   $   719   $   728   $   600   $   534
$
 538
    $   608   $   568



Net income applicable
  to common stock
Per share data:
    Net income     $   .55   $   .70   $   .71   $    .58  $   .52   $   .52
$
  .60    $    .55

Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the selected
supplementary financial information presented in this report.

Summary

    For the year ended December 31, 1997, Orrstown Financial Services, Inc.
(the
Corporation) and its wholly-owned subsidiary Orrstown Bank (the Bank) recorded net
income of $2,606,000, an increase of 15.9% over 1996 earnings of $2,248,000, which
was a 15.0% increase over net income of $1,954,000 in 1995. Net income per share
has increased over this time period from $1.91 in 1995 to $2.19 in 1996 and
 $2.54 in
1997.

    The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance
indicators are the return on average assets and the return on average equity.
 The return
on average assets was 1.51% in 1997, 1.47% in 1996 and 1.44% in 1995. The
 return
on average equity was 15.37% in 1997, 14.90% in 1996 and 14.40% in 1995.

    A detailed discussion of elements contributing to the above average and improving earnings performance is contained in the paragraphs that follow.

Net Interest Income

    Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income
is affected by changes in interest rates, account balances or volume and the mix of
earning assets and interest bearing liabilities. Net interest income is still the primary
source of bank profits despite the industry wide push to enhance noninterest income
over the past several years.

    For the year ended December 31, 1997, net interest income totaled $7,413,000, an increase of $774,000, or 11.7%, over 1996. The 1996 total was
$6,639,000, or 10.3%, over 1995. On a taxable equivalent basis, net interest income
increased by 13.1% in 1997 to $8,127,000, following an 8.9% increase in 1996.
 1997
gains are enhanced by increased utilization of tax exempt investments versus previous
years. Marginal tax rates used in the taxable equivalent equation were 34% for all
three years presented.

                                      1997                                1996
                                     1995
                     Average    Tax          Tax                      Tax
          Tax                    Tax          Tax
(Dollars in      Average Equivalent Equivalent  Average Equivalent
 Interest Average Equivalent
Equivalent
 thousands)     Balance   Interest      Rate     Balance     Interest
Rate
  Balance     Interest      Rate
ASSETS:
Interest earning Assets:
    Federal funds
    sold and
    interest bearing
    bank balances      3,372             189        5.60%      7,637
 409
5.36%        2,406             221        9.19%
Investment securities:
    Taxable
    investment
    securities     25,360    1,624     6.40%     20,899    1,333     6.38%
18,35
5   1,083     5.90%
    Tax exempt
    investment
    securities       15,983      1,417         8.86%      9,881             911

9.22%        8,488             802        9.44%
         Total
       investment
         securities       41,343      3,041         7.35%    30,780
2,244       7.29%    26,843      1,885         7.02%
LOANS:
    Taxable loans  116,811   10,669    9.13%     104,783   9,578     9.14%
96,45
5   8,926
    9.25%
    Tax exempt
    loans            592              50       8.45%         996
91
9.13%        1,207             106        8.79%
         Total loans    117,403     10,719     9.13%  105,779
9,669       9.14%    97,662      9,032         9.25%
         Total interest
       earning
         assets    162,118   13,949    8.60%     144,196   12,322    8.55%
126,9
11
    11,138    8.78%
Noninterest
 earning Assets:
    Cash and due
    from banks     5,008               4,520               3,143
    Bank premises
    and equipment  4,443               3,486               2,727
    Other assets   2,486               2,471               4,124
    Less allowance
    for loan losses     (   1,689)               (   1,528)               (
1,257)
         Total     172,366             153,145             135,648
Liabilities &
Stockholders' Equity
Interest bearing Liabilities:
    Interest bearing
    demand deposits     37,535    1,056     2.81%     27,601    681  2.47%
25,04
8   617  2.46%
    Savings deposits    24,568    728  2.96%     25,934    773  2.98%     23,597
    740  3.14%
    Time deposits  68,161    3,711     5.44%     64,388    3,527     5.48%
53,95
3   2,992     5.55%
    Short term
    borrowings     218  12   5.50%     0    0    0    715  44   6.15%

-24-


                                    1997                             1996
                                     1995
                     Average    Tax          Tax                      Tax
          Tax                    Tax          Tax
(Dollars in      Average Equivalent Equivalent  Average Equivalent Interest
 Average Equivalent
Equivalent
 thousands)     Balance   Interest      Rate     Balance     Interest
Rate
  Balance     Interest      Rate
    Long term
    borrowings         5,322             315        5.92%      2,486
 158
6.36%        2,474             149        6.02%
         Total interest
         bearing
         liabilities    135,804   5,822     4.28%     120,409   5,139     4.27%
    105,787   4,542     4.30%
Noninterest
bearing Liabilities:
    Demand
    deposits  17,665              16,078              13,833
    Other         1,941                    1,582                    2,458
         Total
         liabilities    155,410             138,069
    122,078
Stockholders'
Equity     16,956              15,076              13,570
         TOTAL /
         Cost of funds  172,366           3.59%  153,145
3.57%    135,648           3.58%
Net interest income/net
interest spread             8,127   4.32%            7,183         4.28%

6,596       4.48%
Net interest margin                  5.01%               4.98%
5.20%

    The Corporation's taxable equivalent net interest spread was 4.48% in 1995,

4.28% in 1996, and 4.32% in 1997. The net interest margin, which factors in noninterest bearing funds sources, has moved from 5.20% to 4.98% to 5.01%, respectively. Earning assets represented 94.1% of total assets in 1997, 94.2%
 in 1996
and 93.6% in 1995. The allocation of growth dollars to interest bearing categories has
been maintained at a very steady pace even while opening two new branch banking
offices during 1997.

    Volume factors were responsible for essentially all net interest income growth
during 1996 and 1997. The successful establishment of two new offices in
 1997, a
second Carlisle office in January and a Chambersburg office in November, helped fuel
record deposit growth. Each new office exceeded its 1997 deposit goal and the five
previously existing offices also enjoyed a good growth year. Deposits were up
 10.4%
during 1997 on an average daily basis but increased 17.0% between December 31, 1996 and December 31, 1997 yearends. Interest bearing liabilities increased
 12.8% on
average but 22.9% between December 31, 1996 and 1997. Noninterest demand deposits grew 9.9% on average during 1997 and 8.1% between yearends. Interest bearing liabilities, representing deposits and purchased funds, increased 12.8%
 on
average during 1997 but 22.9% between yearends. Growth escalated in the latter half
of 1997, as demonstrated by the aforementioned statistics. Mergers of local competitors
have provided market opportunities for a solid community bank with a competitive
array of products and the Bank has been able to fill that role.

    On an average daily basis, assets grew 12.6% during 1997 and 12.9% during 1996. Earning assets grew 12.4% and 13.6% during 1997 and 1996, respectively. Average daily loan growth represented only 47.0% of interest bearing asset growth
and 46.4% of total asset growth during 1996 but increased to 64.9% of interest bearing
asset growth and 60.5% of total asset growth during 1997. The increased flow of funds
to the loan portfolio during 1997 fueled the 4 basis point increase in net interest spread
and the 3 basis point increase in net interest margin. Loans outstanding increased by
$11.6 million, or 11%, during 1997 and the loan portfolio yield held at 9.13%
 versus
the 9.14% returned in 1996, despite significant refinancing activity during the last half
of 1997. The slower loan portfolio growth realized in 1996 helped to account for the
tightening of 1996's net interest margin by 22 basis points from 1995 levels.
 Increased
use of tax exempt securities at attractive taxable equivalent yields and 10.6%
 growth in
average daily free funds (interest earning assets less interest paying liabilities) also
contributed to 1997's spread and margin increases.

Noninterest Income and Expense

    Peer group data available within the industry show the Corporation operating annually with overhead expenditures near industry averages. The generation of noninterest income at above average levels and the growth of such income at a rate
exceeding the growth rate of noninterest expenses have enabled the Corporation to
increase its net noninterest position as measured by the percentage coverage that
noninterest income achieves versus noninterest expense. In addition, the
 Corporation
has been able to improve its efficiency ratio (operating expenses as a percentage of
noninterest income and tax equivalent net interest income thus, a lower percentage is
better) to 55.2%, for 1997, versus 56.4% and 56.0% for 1996 and 1995, respectively.

Many banking industry analysts consider this the single best indicator of operating
performance and the Corporation has succeeded in improving this ratio to an above
average level when compared to both size and geographic peers.

    Other income increased $311,000, or 25.1% in 1997 due primarily to similar increases in fees from fiduciary activities, service charges on deposit accounts and
other service charges. The Corporation typically has very little securities gain or loss
activity. The growth of trust department revenue has been steady and significant in
recent years. All service charges and other sources of noninterest income are reviewed
annually to help maintain current pricing levels.

    Other expenses rose $591,000, or 12.3% in 1997 with roughly similar increases across all categories. This represents a lower rate of growth than the
Corporation has experienced in its balance sheet and has contributed to the aforementioned efficiency ratio improvement. Noninterest expense growth during 1997
was due primarily to the opening of two new full service branches and the increased
furniture, equipment and staffing requirements that come with such a move.
 Robust
growth at previously existing branches and an expanded computer network have also
contributed to operating expense increases.

    The Corporation has begun to prepare for year 2000 data processing issues. A year 2000 task force has been formed and began working during the second quarter of
1997. The Corporation maintains no software source code. All operating software is
licensed from third party providers. Vendors that provide software have been contacted
and evaluation and testing has begun. Currently, there are neither material problems
nor material expenditures anticipated. In addition, the Bank has sponsored a year 2000
seminar for commercial customers and may sponsor more during 1998.

ANALYSIS OF NONINTEREST INCOME AND EXPENSE

                                                      Year Ended December 31
              % Change
(Dollars in thousands)                     1997   1996              1995
    1997-1996  1996-1995
OTHER INCOME:
    Service charges on deposit
     accounts $     601      $     477      $     375      26.0%     27.2%
    Other service charges,
     commissions and fees    341  258  218  32.2%     18.3%
    Fiduciary income    490  384  297  27.6%     29.3%
    Securities gains (losses)     3    (5)  (45) -160.0%   -88.9%
    Other operating income        116       126         90          -7.9%
40.0%
         $  1,551  $  1,240  $     935         25.1%    32.6%
OTHER EXPENSE:
    Salaries  $  2,076  $  1,847  $  1,628  12.4%     13.5%
    Employee benefits   825  774  698  6.6% 10.9%
    Occupancy and equipment expense    764  665  559  14.9%     19.0%
    FDIC insurance premiums  17   2    125  850.0%    -98.4%
    Pennsylvania shares tax  132  119  107  10.9%     11.2%
    Other operating expense    1,570     1,386     1,139      13.3%
21.7%
         $  5,384  $  4,793  $  4,256     12.3%     12.6%
    Noninterest income as a %
     of noninterest expense  28.8%     25.9%     22.0%

Federal Income Taxes

    The Corporation's effective federal income tax rate for 1997 was 27.2%, as compared to 27.2% in 1996 and 27.5% in 1995. Corporate income tax rates for
 1998
are scheduled to stay at 1997 levels. The Corporation is firmly entrenched in the 34%
bracket so all taxable income will be taxed at 34% in 1998. This, along with anticipated growth, is expected to increase the Corporation's effective federal income
tax rate to approximately 28% in 1998, assuming no retroactive change in rates during
1998.

Asset Quality/Risk Analysis

    The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of
funds in loans and securities and the formulation of policies directed toward the
profitability and minimization of risk associated with such investments.

Loan Risk Analysis

    The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit.
No loans are extended to non-domestic borrowers or governments, consistent with past
practice and policy. Net charge-offs historically have been quite low, when compared
to industry standards, and represented only .06% of average outstanding loans during
1997 and .05% of average 1996 loans. Nonperforming loans, as represented by nonaccrual and restructured items, were only .36% and .01% of outstanding loans at
December 31, 1997 and 1996, respectively. Loans 90 days or more past due and still
accruing represented .51% and .19% of outstanding loans at December 31, 1997
 and
1996, respectively.
Allowance for Loan Losses

    Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of
risk. In order to assess this risk, an ongoing loan review process continually evaluates
the current financial condition of commercial borrowers, local and national economic
conditions, and the current level of delinquencies. Through this process, an amount
deemed adequate to meet current growth and future loss expectations is charged to
operations. The provision for loan losses amounted to $215,000, $240,000 and $270,000 for 1997, 1996 and 1995, respectively. These provisions compared to net
charge-offs of $83,000, $68,000 and $51,000 for 1997, 1996 and 1995,
 respectively.
The allowance for loan losses was increased 9.1% during 1997 while loans increased
17.8%. The reserve at December 31, 1997 represented 1.38% of loans outstanding.
Net charge-offs for 1997 represented only .06% of average loans outstanding.
 The
reserve at December 31, 1997 represented 26 years of coverage based upon 1997 net
charge-offs and 374% of nonaccrual loans. In addition, approximately 65% of the
allowance was unallocated under internal evaluation techniques at December
 31, 1997.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                                 Year Ended
 December 31
(Dollars in thousands)              1997              1996        1995
1994
           1993
    Amount of loans outstanding
    at end of period    $ 128,331      $ 108,926      $ 102,857      $   90,839
    $    75,574
    Daily average loans
    outstanding    $ 117,403      $ 105,779      $   97,662     $   81,740
$
 72,576
    Balance of allowance for
    possible loan losses
    at beginning of period   $     1,620    $     1,433    $     1,200    $
1,125
    $
1,042
    Loans charged off   83   68   51   8    51
    Recoveries of loans
    previously charged off             15             15             14
      12
13
    Net loans charged off
    (recovered)    68   53   37   (4)  38
    Additions to allowance
    charged to expense          215            240            270
71
121
    Balance at end of period $     1,767    $     1,620    $     1,433    $
1,200
    $      1,125
    Ratio of net charge-offs
    to average loans
    outstanding        0.06%     0.05%     0.04%    -0.01%      0.05%
    Ratio of reserve to gross
    loans outstanding at
    December 31        1.38%     1.49%     1.39%     1.32%      1.49%

Risk Elements

    Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the
principal amount of the loan outstanding at the time acquired or the estimated fair value
of the property. The excess, if any, of the principal balance at the time acquired over
the carrying amount is charged against the reserve for loan losses.

    The Bank's loan loss history has been quite good compared to industry standards and current risk analysis appears favorable. The allowance for loan losses is
consistent with the current composition of the loan portfolio and adequately covers the
risks management sees under present economic conditions. Approximately 65% of the
reserve balance is unallocated under current techniques. Management is prepared to
make any reserve adjustments that become necessary as economic conditions change.

                                                         December 31
(Dollars in thousands)                   1997    1996             1995
     1994     1993
NONPERFORMING ASSETS
    Loans on nonaccrual
    (cash) basis   $     473      $      14 $    132  $        1     $
0
    Loans whose terms have been
    renegotiated to provide a reduction
    or deferral of interest or
    principal because of a deterioration in
    the financial position of the
    borrower  0    0    0    0    0
    OREO        49        49        27        27        27
    Total nonperforming assets    $     522      $       63     $     159
$
   28
    $       27
    Ratio of nonperforming assets
    to total loans and OREO   0.41%     0.06%     0.15%     0.03%     0.04%
    Ratio of nonperforming assets
    to total assets      0.27%     0.04%     0.11%     0.02%     0.02%
OTHER RISK ELEMENTS
    Loans past due 90 or more days
    and still accruing  $     657 $     203      $     417 $     262 $
267
    Percentage of total loans
    and OREO   0.51%     0.19%     0.41%     0.29%     0.35%
    Percentage of total assets     0.35%     0.13%     0.29%     0.21%
0.24%

Future Impact of Recently Issued Accounting Standards

    In June, 1997 the Financial Accounting Standards Board (FASB) issued SFAS 30 OReporting Comprehensive IncomeO, with the objective of disclosing an d reporting all changes in equity that result from recognized transactions; and other economic
events of the period being reported. This statement is effective for fiscal years
beginning after December 15, 1997, with quarterly reporting to begin March
 31, 1998.
The impact of this statement on the Corporation appears to be limited to reporting
market value adjustments under SFAS 115 and disclosure of treasury stock activity.
The adoption of the standard is not expected to have a material impact on the Corporation's operating results or capital resources.

Liquidity and Rate Sensitivity

    The primary function of asset/liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the
cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available
to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest sensitive assets and liabilities.
Interest bearing assets and liabilities that are maturing or repricing should be
adequately balanced to avoid fluctuating net interest margins and to enhance consistent
growth of net interest income through periods of changing interest rates.

    The Corporation has consistently followed a strategy of pricing assets and liabilities according to prevailing market rates and matching maturities as prudently as
possible, within the guidelines of sound marketing and competitive practices.
 The goal
is to maintain a predominantly matched position with very few planned mismatches.
Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity
position to stay within the guidelines called for by asset/liability management policy.
Rate sensitivity is measured by monthly gap analysis and periodic simulation.

    Investment and pricing decisions are made using both liquidity and sensitivity analyses as tools. The schedule that follows reflects the degree to which the Corporation can adjust its various portfolios to meet interest rate changes. Additionally, the Bank is a Federal Home Loan Bank (FHLB) member. Standard credit
arrangements available to FHLB members provide increased liquidity.

    The following table presents all interest bearing assets and liabilities at

December 31, 1997. Nonaccrual loans are included as nonrate sensitive.
 Noninterest
bearing assets and liabilities are not included. An asset sensitive, or positive gap,
position is demonstrated at all time intervals, on a cumulative basis. The asset sensitive
positions are all within guidelines and afford the opportunity to react effectively to
interest rate movements in either direction.

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1997

                                                 Interest Sensitivity Period
                        After 1   After 3   After 6
                   Within      Within 3  Within 6  Within 12    After
(Dollars in thousands) 1 Month       Months   Months     Months     1 Year
          Total
RATE SENSITIVE ASSETS (RSA):
    Loans     $ 38,774  $  9,419  $ 17,832  $ 33,137  $ 29,169  $
128,331
    Investment securities    2,706     226  749  1,410     42,100    47,191
    Other earning assets         2,874                 0              0
     0
0              2,874
       Total RSA     44,354      9,645        18,581    34,547    71,269
      178,396
RATE SENSITIVE LIABILITIES (RSL):
    Interest bearing
     deposits 35,199    8,833     9,408     15,308    74,183         142,931
    Other interest bearing
     liabilities          235         3,006                 0       3,000

2,328
          8,569
       Total RSL     35,434    11,839    9,408     18,308    76,511
      151,500
RATE SENSITIVITY GAP:
    Period    8,920     (  2,194) 9,173     16,239    (  5,242)      26,896
    Cumulative     8,920     6,726     15,899    32,138    26,896
GAP AS A PERCENT OF TOTAL ASSETS:
    Period    4.69%     -1.15%    4.82%     8.54%
    Cumulative     4.69%     3.54%     8.36%     16.89%
       RSA/RSL Cumulative    1.25      1.14      1.28      1.43

Capital Adequacy and Regulatory Matters

    The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business.
Internal capital generation, net income retained after the declaration of dividends, has
been the primary method employed to increase capital accounts. Total stockholders'
equity rose $2,409,000 during 1997, an increase of 15.2% for the year. This followed
growth of 8.4% and 18.5% during 1996 and 1995, respectively. The steadily increasing earnings stream during this period has allowed the Corporation to significantly increase cash dividends paid to stockholders. In 1997 cash dividends rose
$209,000, or 30.1% over 1996 levels while net income rose 15.9% during the period. This followed a 15.9% increase in dividend payout for 1996 versus
 1995.
Dividends per share have moved from .58 to .68 to .88 for 1995 through 1997, respectively. The Corporation's Board of Directors made a conscious decision to raise
the annual dividend payout from approximately the 30D31% of earnings level to the
35% level early in 1997. This decision accounted for steadily increasing quarterly
dividends during 1997. Internal capital generation has been adequate to support the
Corporation's recent robust growth and fund the increased dividend payout with very
little erosion to capital ratios.

    The maintenance of a strong capital base, well above regulatory risk based minimums and industry averages, has been an integral part of the Corporation's operating philosophy. Management foresees no problem in maintaining capital ratios
well in excess of regulatory requirements.

    The Corporation and the Bank are subject to periodic examinations by one or more of the various regulatory agencies. During 1997, two examinations were conducted that included, but were not limited to, procedures designed to review lending practices, credit
quality, liquidity, capital adequacy and trust operations. No comments were received
from regulatory bodies which, if implemented, would have a material effect on the
Corporation's liquidity, capital resources or operations.

CAPITAL AND DIVIDEND RATIOS
(Dollars in thousands)
AT DECEMBER 31:                      1997                1996
1995
    Stockholders' Equity     $ 18,265  $ 15,856  $ 14,633
    Equity/Assets  9.60%     10.06%    10.02%
FOR THE YEAR:
    Average Equity/Average Assets 9.84%     9.80%     10.00%
    Dividend Payout     34.65%    30.87%    30.66%
    Return on Average Equity 15.37%    14.90%    14.40%
    Dividends Paid $      903     $      694     $      599
                                                                Regulatory
REGULATORY CAPITAL MEASURES:                                   Minimums
    Tier I Capital Ratio     12.7%     13.2%     15.4%     4.0%
    Total (Tier II) Capital Ratio 14.0%     14.6%     17.1%     8.0%
    Leverage Ratio 9.7% 9.8% 10.0%     3.0%