Form 10-K, Exhibit 13
period 1998-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 1999-04-06
CIK 826154

It is our mission to be the premier financial institution in the markets we serve. We will seek to maximize shareholder value by achieving superior financial performance.
Our focus is to provide unmatched customer service and quality products that meet the credit, investment, and associated needs of our customers. We will be an active corporate citizen that is committed to employing the resources and leadership needed to enhance the quality of life of all our constituents.

LETTER TO SHAREHOLDERS t

Some years ago there was a popular song that included the words:
"You've got to accentuate the positive. Eliminate the negative. Latch on to the affirmative. Don't mess with Mr. In-between." How true. How true. They have become words to live by!
During the last year, we continued to accentuate our positive position as a strong, local, independent bank, through stellar financial performance, sound operations, and superior customer service. Mergers of some of our major competitors into large national and regional con-glomerates facilitated our ability to compete, and we latched on to the affirmative message that hometown banking offers big advantages.
1998 was a landmark year for financial performance at Orrstown
Financial Services, Inc. Our strong relationships with shareholders, customers, and employees enabled the company to achieve record earnings for the 11th consecutive year. Net income increased 19.7% to a record $3,119,000 or $1.52 per share. These results represent a return on average assets of 1.47% and a return on average shareholder's equity of 15.97%. Both of these important ratios exemplify that Orrstown Financial Services, Inc., is outperforming its peer groups by a wide margin.

Accentuate the Positive!
The primary reasons for our record-setting performance were stellar growth in loans and deposits, pristine asset quality, and substantial improvement in fee income. At year end, total assets had grown to $235,822,000-an increase of 24% over the previous year end totals. Loan demand was very strong throughout the year, with total outstandings reaching $158,632,000-an increase of 23.6% over figures reported at the end of 1997.
Deposit growth was strong as well, increasing 14.4% to $183,764,000.
We were extremely pleased that the majority of this growth occurred in core accounts, with non-interest bearing deposits increasing 24.8%. Lead by the tremendous popularity of our Hometown Investment Account, interest bearing transaction accounts advanced 29.2% over the previous year for a total increase of nearly $18,000,000.
Shareholders' equity grew 15.4% or $2,816,000, increasing the corporation's total capital to $21,080,000. Even though the company grew significantly during 1998, the 8.94% equity to assets ratio continues to exceed regulatory guidelines by a comfortable margin. The book value per share of our stock grew 15.2%, from $8.91 on December 31, 1997 to $10.26 on December 31, 1998.
Orrstown Financial Services, Inc. shareholders enjoyed a superior return on their investment in 1998! Based upon the excellent financial performance achieved during the year, the cash dividend was increased on several occasions which resulted in a gain of 9.1% over the amount distributed in 1997. On November 21, 1997, a two-for-one stock split was effected to bring the market price into a more favorable trading range. The corporation's stock closed the year at $28.00 per share, compared to the 1997 year end price of $22.50. In other words, the market value of Orrstown Financial Services, Inc. stock increased 24.4% in 1998!

Latch on to the affirmative.
Taking an historical look at the company, Orrstown's consistent payment of stock dividends and periodic stock splits have produced an exceptional return for shareholders. On December 31, 1981, 100 shares of Orrstown common stock were valued at $12,000. An investor who simply held onto those shares would, as of December 31, 1998, own 9,916 shares valued at $277,648.00-a compounded annual rate of return of 19% over the 17-year period. And that's without counting the cash dividends! Not too bad for a little bank with its roots in Orrstown!
Our Asset Management and Trust division continues to surpass our expectations. Assets under management at year end stood at more than $150,000,000. Unlike trust departments of many financial institutions, ours is making a substantial contribution to the company's bottom line. Headed by Philip Fague, Senior Vice President, this division is positioned to enjoy stellar growth in the years ahead. The officer staff of this important department was made even stronger during 1998 with the addition of Bradley Gerlach, Vice President, who transferred from another area of the bank, and Joseph Bowden, Trust Officer. Both of these individuals share a deep commitment to providing quality service to their clients, and we are pleased that they are a part of our Trust team.
Sound operations will play a key role in the years ahead as we strive to maintain our record of success. In November of 1998, we were fortunate to add a quality individual to our senior management team in the person of Benjamin Stoops. Ben is responsible for the management of various areas of bank operations, and is charged with evaluating and implementing computer hardware and software. During the first quarter of 1999, new equipment will be installed that will provide a more efficient operating environment for all data processing requirements.

Eliminate the negative.
Under the leadership of Stephen Oldt, Executive Vice President, our company has been working diligently to make sure that all mission critical systems of our operation are compliant for the year 2000 issue. Our bank has taken the Y2K situation very seriously and is implementing remedial action where necessary. The new computer equipment mentioned previously will assist us in preparing for this century-ending event. We are confident in our ability to address this issue and every measure will be taken to prevent interruption of services.
Going forward, the corporation will take advantage of technological opportunities to improve service to our clients and gain operating efficiencies. We were among the first banks in this area to enhance customer service by providing access to account information through telephone banking. Our company "homepage" provides bank information to anyone seeking it through the internet. We also anticipate being able to offer internet banking to interested customers before year end. Contact us at www.orrstown.com to learn more about your company!

Don't mess with Mr. In-between.
In July of 1998, we had the opportunity to purchase a building adjacent to our King Street facilities in Shippens-burg. Over the ensuing months, detailed plans were developed and evaluated that called for the demolition of this building to allow for the construction of a new customer support center. While this will be a major project for our company, it is necessary to accommodate the anticipated growth over the next decade. The new structure will allow our company to finally house most operational and administrative personnel at the same location, creating a much more efficient work environment. The building will also provide much needed space, including a dividable conference room for training and employee meetings. In addition, customer parking will be improved with the creation of approximately 40 additional spaces. We expect construction to begin in early spring.
We have come a long way in the past two decades. But in my view, it's just the beginning. We have in place a company prepared to build on the momentum it has created. With increased emphasis on innovative products, superior service, consultative selling, and enhanced delivery channels, I believe our company has incredible potential.
Opportunities for growth have never been better due to the competitive edge we've gained through other bank mergers. We have the unique distinction of being able to offer our customers the very best in banking products, along with friendly, hometown service. However, we can't just be competitive. We have to be the best at everything that is important to the customer. Focus on the things we know how to do well. Relentlessly. That's how we will achieve our maximum potential!
It is important that we pay tribute to Galen L. Myers who retired from our Board of Directors in April after 20 years of dedicated service. Galen provided valuable guidance as a Director and was instrumental in helping our company achieve success by serving as Chairman of the Board for nine years. Galen continues to be a positive influence on our company through his role as Director Emeritus.
With tremendous sadness, we note the passing of Director Ned Fogelsonger, who died on January 20, 1999. Ned's insight, energetic support, and sense of humor will be missed by everyone associated with our company. As a local businessman, he was a pillar of the community and gave selflessly of his time to many organizations. Ned was also a close friend and in many ways, my personal hero. I salute his contributions to our success.
I also want to acknowledge the support and encouragement of our current Board of Directors. Their guidance and strong business acumen is extremely valuable in charting the strategic course for our company. Being a strong proponent of a team management style, it is fitting that I commend and thank our senior officers for their contributions during the past year. These committed professionals work together to constantly raise the bar, and that's what it's all about!

Accentuate the positive.
There is nothing more positive to accentuate than the dedication of our entire staff. None of our success would be possible without their effort. I am proud to extend my sincere appreciation to them for making it happen!



Kenneth R. Shoemaker
President and Chief Executive Officer



t CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Balance Sheets
 ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

ASSETS   Dec. 31, 1998
    Dec. 31, 1997
    (000 omitted)
    (000 omitted)
Cash and due from banks $7,028
    $5,963
Interest bearing deposits with banks   27
    16
Federal funds sold 8,072
    2,858
Securities available for sale     49,852
    46,208
Federal Home Loan Bank, Federal Reserve and Atlantic Central Bankers Bank stock, at cost which approximates market value
1,285    983
    66,264
    56,028
Loans
Commercial, financial and agricultural 18,732
    10,275
Real estate-Mortgages   116,030
    97,074
Real estate-Construction and land development    11,182
    5,961
Consumer 12,688
    15,021
    158,632
    128,331
Less:Allowance for loan losses    ( 1,971)
    (1,767)
    156,661
    126,564

Bank premises and equipment, net  5,224
    5,130
Accrued interest receivable  1,235
    1,299
Cash surrender value of life insurance 5,099
    258
Other assets  1,339
    963
Total assets  $235,822
    $190,242

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing    $22,020
    $17,649
Interest bearing   161,744
    142,931
    183,764
    160,580
Federal funds purchased and securities sold under agreements to
repurchase    6,234
    235
Other borrowed funds    20,828
    8,334
Accrued interest and other liabilities 3,916
    2,828
Total liabilities  214,742
171,977

Shareholders' equity
Common stock:No par value-$.1041 stated value per share, 1998;
and $.2083 stated value per share, 1997; 10,000,000 shares
authorized with 2,055,315 shares issued at December 31, 1998; 1,025,094 shares issued at December 31, 1997
214 214
Additional paid-in capital   12,476
    12,352
Retained earnings  6,863
    4,730
Accumulated other comprehensive income 1,527
    969
Total shareholders' equity   21,080
18,265
Total liabilities and shareholders' equity  $  235,822
    $  190,242
Consolidated Statements of Income
 ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

    Years Ended December 31,
    1998 1997
    1996
         (000 omitted)
Interest and Dividend Income
Interest and fees on loans   $ 12,836  $ 10,702
    $ 9,675
Interest and dividends on investment securities
U.S. Government and agencies 1,840     1,548
    1,265
Exempt from federal income tax    1,036     935
    601
Other investment income 397  265
477
Total interest and dividend income      16,109    13,450
     12,018

Interest Expense
Interest on deposits    6,479     5,495
    4,981
Interest on borrowed money   869  327
    158
Total interest expense   7,348     5,822
5,139
Net interest income      8,761     7,628
    6,879
Provision for loan losses    270  215
240
Net interest income after provision for loan losses    8,491
 7,413   6,639

Other Income
Service charges on deposit accounts    646  601
    477
Other service charges, commissions, and fees     667  341
    258
Trust department income 656  490
    384
Brokerage income   162  59
    64
Securities gains (losses)    ( 9) 3
    (5)
Other income    131       57
     62
Total other income      2,253      1,551
    1,240
Net interest income and other income    10,744    8,964
    7,879

Other Expenses
Salaries and employee benefits    3,491     2,901
    2,621
Occupancy expense of bank premises, net, and furniture and equipment expenses
859 764  665
FDIC insurance premiums 20   17
    2
Other operating expenses     2,075      1,702
    1,505
Total other expenses    6,445      5,384
    4,793
Income before income tax     4,299     3,580
    3,086
Applicable income tax    1,180    974
     838
Net income    $ 3,119   $ 2,606
    $ 2,248
Per share data
Net income    $1.52     $ 1.27
    $ 1.10
Dividends     $.48 $ .44
    $ .34
Weighted average shares outstanding    2,051,831 2,050,646
    2,051,412


Consolidated Statements of Changes in Shareholders' Equity
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY


    Years Ended December 31, 1998, 1997, and 1996
    (000 omitted)

Balance, December 31, 1995   $ 204     $10,625   $3,232    $572
    $ 14,633
Comprehensive Income
Net income    0    0    2,248     0
    2,248
Change in unrealized loss on investment securities available for sale, net of tax of $171
0   0    0    (331)     (331)
Total comprehensive income   0    0    0    0
    1,917
Cash dividends ($ .34 per share)  0    0    ( 694)    0
    (694)
Balance, December 31, 1996   204  10,625    4,786     241
    15,856


Comprehensive Income
Net income    0    0    2,606     0
    2,606
Change in unrealized gain on investment securities available for sale, net of tax of $375
0   0    0    728  728
Total comprehensive income   0    0    0    0
    3,334
Cash dividends ($.44 per share)   0    0    (903)     0
    (903)
Stock dividends issued  10   1,727     (1,737)   0
    0
Cash paid in lieu of fractional stock dividends
0   0    (22) 0    (22)
Balance, December 31, 1997   214  12,352    4,730     969
    18,265


Comprehensive Income
Net income    0    0    3,119     0
    3,119
Change in unrealized gain on investment securities available for sale, net of tax of $287
0   0    0    558  558
Total comprehensive income   0    0    0    0
    3,677
Cash dividends ($.48 per share)   0    0    (986)     0
    (986)
Issuance of stock through dividend reinvestment plan
0   124  0    0    124
Balance, December 31, 1998   $214 $12,476   $6,863    $1,527
    $21,080



Consolidated Statements of Cash Flows
 ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

    Years Ended December 31,
    1998 1997
    1996
         (000 omitted)
Cash flows from operating activities:
Net income    $3,119    $2,606
    $2,248
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization     438  364
    329
Provision for loan losses    270  215
    240
Deferred income taxes   27   (7)
    (62)
(Gain) loss on disposal of other real estate     0    0
    5
(Gain) loss on disposal of bank premises and equipment     0
    0    (20)
Securities (gains) losses    9    (3)
    5
(Increase) decrease in accrued interest receivable    64
    (370)     64
Increase (decrease) in accrued interest payable  483
    480  278
Other net     (152)     (59)
    64
Net cash provided by operating activities   4,258     3,226
    3,151

Cash flows from investing activities:
Net (increase) decrease in interest bearing deposits with banks
(  11)   1,538     (265)
Sales of available for sale securities 8,923     15
    2,392
Maturities of available for sale securities 2,390     3,114
    3,508
Purchases of available for sale securities  ( 14,120) ( 14,811)
    (9,134)
Purchases of FHLB stock ( 302)    (49)
    ( 65)
Net (increase) in loans (30,367)  ( 19,473)
    ( 6,291)
Proceeds from sale of bank premises and equipment     0
    0    36
Proceeds from disposal of other real estate 0    0
    142
Purchases of bank premises and equipment    ( 491)    ( 1,537)
    (1,178)
Investment in cash surrender value of life insurance  (4,816)
    0    0
Net cash (used) by investing activities     (38,794)  (31,203)
    (10,855)

Cash flows from financing activities:
Net increase in deposits     23,184    23,321
    9,929
Net increase in federal funds purchased and securities sold under agreements to repurchase
5,999    235  0
Proceeds from debt 12,500    6,000
    0
Payment on debt    (6)  (5)
    ( 6)
Cash dividends paid     (986)     ( 903)
    ( 694)
Cash paid in lieu of fractional stock dividends  0
    (22) 0
Proceeds from sale of stock   124 0
    0
Net cash provided by financing activities   40,815    28,626
    9,229
Net increase in cash and cash equivalents   6,279     649
    1,525
Cash and cash equivalents, beginning balance     8,821     8,172
    6,647
Cash and cash equivalents, ending balance   $15,100   $8,821
    $8,172

Supplemental disclosure of cash flows information:
Cash paid during the year for:Interest
$6,865   $5,343    $5,418
Income taxes  1,200     974
    892
Supplemental schedule of noncash investing and financing activities:
Other real estate acquired in settlement of loans     264
    0    169
Unrealized gain (loss) on investment securities available for sale (net of tax effects)
558 728  (331)


Notes to Consolidated Financial Statements

NOTE 1.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of operations
Orrstown Financial Services, Inc.'s primary activity consists of owning and supervising its subsidiary, Orrstown Bank, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Cumberland Counties. Its seven branches are located in Shippensburg (2), Carlisle (2), Spring Run, Orrstown, and Chambersburg, Pennsylvania.

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

Investment securities
In accordance with Statement of Financial Accounting Standards No.
115 (SFAS 115) the Bank may segregate their investment portfolio into three specific categories: "securities held to maturity", "trading securities" and "securities available for sale". Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income. Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as securities held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. The corporation has classified all of its investment securities as "available for sale".
Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to other comprehensive income, whereas realized gains and losses flow through the corporation's results of operations.

Cash flows
For purposes of the Statements of Cash Flows, the corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold". As permitted by Statement of Financial Accounting Standards No. 104, the corporation has elected to present the net increase or decrease in deposits in banks, loans, and deposits in the Statements of Cash Flows.

Premises, equipment, furniture and fixtures, and depreciation
Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:
    Years
Buildings and improvements   10-40
Equipment, furniture and fixtures 3-15
Repairs and maintenance are charged to operations as incurred.
Computer software is amortized over 3-5 years.

Advertising
The corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expenses were $154,000, $149,000, and $87,000 for 1998, 1997 and 1996, respectively.

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

Nonaccrual loans
The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collater-alized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

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

Earnings per share of common stock
Earnings per share of common stock were computed based on a weighted average shares of common stock outstanding of 2,051,831 in 1998; 2,050,646 in 1997; and 2,051,412 in 1996 after giving retroactive recognition to 5% stock dividend issued in May 1997, and 2 for-1 stock split in November 1998.

Federal income taxes
For financial reporting purposes the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid.
As a result of these and timing differences in depreciation expense, deferred income taxes are provided in the financial statements. See Note10 for further details.

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

Cash and Cash Equivalents.The carrying amounts of cash and short-term instruments approximate their fair value.
Securities to be Held to Maturity and Securities Available for Sale.Fair values for investment securities are based on quoted market prices.

Loans Receivable.For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities.The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRA's are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

Short-Term Borrowings.The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings.The fair value of the Bank's long-term debt is estimated using a discounted cash flow analysis based on the Bank's current incremental borrowing rate for similar types of borrowing arrangements.

Accrued Interest.The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments.The Bank generally does not charge commitment fees. Fees for standby letters of credit and their off-balance-sheet instruments are not significant.

Comprehensive income
In 1998 the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130-Reporting Comprehensive Income. Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
The Corporation has elected to report its comprehensive income in the statement of shareholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities. The 1997 financial statements have been reclassified to reflect these changes in reporting format.

The components of the change in net unrealized gains (losses) on securities were as follows:
    1998 1997
    1996
    (000 omitted)
Gross unrealized holding gains (losses) arising during the year
    $ 836     $1,106
    ($
 507)
Reclassification adjustment for (gains) losses realized in net income
 9  ( 3) 5
Net unrealized holding gains (losses) before taxes    845
    1,103     (502)
Tax effect    ( 287)    ( 375)
171
Net change    $ 558     $ 728
    ($ 331)

NOTE 2.INVESTMENTS
At December 31, 1998 and 1997 the investment securities portfolio was
comprised of securities      classified as "available for sale," resulting in
investment securities being carried at fair value.
The amortized cost and fair values of investment securities available for sale at December31 were:



    (000 omitted)
    1998
U. S. Treasury securities and obligations of U. S. Government corporations and agencies
$14,508  $311 $22  $14,797
Obligations of states and political subdivisions      17,975    1,087
    0    19,062
Mortgage-backed securities   14,369    166  11
    14,524
Equity securities   686 804    21
     1,469
Totals   $47,538   $ 2,368   $54
    $49,852

    1997
U. S. Treasury securities and obligations of U. S. Government
corporations and agencies    $12,837   $174 $1
    $13,010
Obligations of states and political subdivisions 17,611    961
    0    18,572
Mortgage-backed securities   13,812    122  34
    13,900
Equity securities   480 246  0
     726
Totals   $44,740   $ 1,503   $35
    $46,208

The amortized cost and fair values of investment securities available for sale at December31, 1998, by expected maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.
    Amortized
    Cost Fair Value
    (000 omitted)
Due in one year or less $2,511    $ 2,524
Due after one year through five years  7,700     8,038
Due after five years through ten years 10,218    10,603
Due after ten years     12,054    12,694
Mortgage-backed securities   14,369    14,524
Equity securities   686  1,469
    $47,538   $ 49,852

Proceeds from sales of securities available for sale during 1998, 1997 and 1996 were $8,923,000, $15,000 and $2,392,000, respectively.
Gross gains and losses on 1998 sales were $14,386 and $23,779, respectively. Gross gains and losses on 1997 sales were $10,045 and $6,660, respectively. Gross gains and losses on 1996 sales were $16,440 and $21,455, respectively.
The bank owns $1,041,500 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock at December 31, 1998. At December31, 1997 the bank's stock ownership was $739,800 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.
Securities carried at $27,254,000 and $19,198,000 at December31, 1998 and 1997, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 3.CONCENTRATION OF CREDIT RISK
The bank grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. The concentrations of credit by type of loan are set forth on the face of the balance sheet. The bank maintains a diversified loan portfolio and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

NOTE 4.ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is summarized as follows:
    1998 1997
    1996
    (000 omitted)
Balance at beginning of period    $1,767    $1,620
    $1,433
Recoveries    18   15
    15
Provision for loan losses charged to income  270  215
     240
Total    2,055     1,850
    1,688
Losses    84   83
     68
Balance at the end of period      $1,971    $1,767
    $1,620

NOTE 5.BANK PREMISES AND EQUIPMENT
A summary of bank premises and equipment is as follows:
    1998 1997
    (000 omitted)
Land     $ 606     $ 606
Buildings and improvements   3,785     3,749
Leasehold improvements  173  173
Furniture and equipment      3,050     2,840
Construction in progress      236 0
Total    7,850     7,368
Less accumulated depreciation and amortization   2,626
2,238
Bank premises and equipment, net  $5,224    $5,130

Depreciation expense amounted to $397,246 in 1998, $323,652 in 1997, and $287,624 in 1996.

NOTE 6.LOANS TO RELATED PARTIES
The bank has granted loans to the officers and directors of the corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,888,000 at December31, 1998 and $1,507,000 at December 31, 1997.
During 1998, 1,159,000 of new loans were made and repayments totaled
$778,000.
Outstanding loans to bank employees totaled $1,424,000 at December
31, 1998.

NOTE 7.NONACCRUAL LOANS
The following table shows the principal balances of nonaccrual loans as of December31:
    1998 1997
    1996
Nonaccrual loans   $486,000  $473,000
    $ 14,000
Interest income that would have been accrued at original contract
rates    $39,878   $30,835
    $560
Amount recognized as interest income   5,579     5,829
    0
Foregone revenue   $34,299   $25,006
    $560

Impairment of loans having recorded investments of $404,678 at December 31, 1998 and 1997 has been recognized in accordance with Statements of Financial Accounting Standards No. 114 and 118. The average recorded investment in impaired loans during 1998 and 1997 was $404,678 and $405,262, respectively. Total allowance for loan losses related to impaired loans was $60,702 and $60,750 at December 31, 1998 and 1997. Interest income on impaired loans of $0 and $5,829 was recognized for cash payments received in 1998 and 1997.
The corporation had no impairment of loans during 1996 as defined by Statement of Financial Accounting Standard No. 114.

NOTE 8.FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the bank has in particular classes of financial instruments.
The bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
    Contract or
    National Amount
    1998 1997
    (000 omitted)
Financial instruments whose contract amounts represent credit risk at
December 31:
Commitments to extend credit      $36,653   $23,852
Standby letters of credit and financial guarantees written 3,863
    2,811

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.
Standby letters of credit and financial guarantees written are conditional commitments issued by the bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The bank holds collateral supporting those commitments when deemed necessary by management.

NOTE 9.EMPLOYEE BENEFIT PLANS
The bank maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on bank performance and are at the discretion of the bank's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the bank's employees are covered by the plan and the contributions charged to operations were $371,621, $319,182 and $306,379 for 1998, 1997, and 1996, respectively.
The bank has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the bank's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the bank. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $166,214 and $166,237 at December31, 1998 and 1997, respectively. Total annual expense for this deferred compensation plan was $19,064 for 1998 and 1997, and $20,153 for 1996.
The bank also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the Bank's trust department. Total amount contributed to the plan was $30,725, $46,425 and $55,950 for 1998, 1997 and 1996,
respectively.
During 1998 the bank adopted four new supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the bank. The estimated present value of future benefits to be paid totaled $41,151 at December 31, 1998 which is included in other liabilities. Total annual expense for these plans amounted to $41,151 for 1998.

NOTE 10.INCOME TAXES
The components of federal income tax expense are summarized as follows:
    1998 1997
    1996
    (000 omitted)
Current year provision  $1,153    $981
    $900
Deferred income taxes (benefits)   27  (  7)
    (  62)
Net federal income tax expense    $1,180    $974
    $838

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $1,154,199, $969,000, and $661,000 for 1998, 1997, and 1996, respectively.
A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:
    1998 1997
    1996
Federal income tax rate 34.0%     34.0%
    34.0%
Reduction resulting from:
Nontaxable interest income   6.5   6.8
    6.8
Effective income tax rate    27.5%     27.2%
    27.2%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation and unrealized gains on available for sale securities. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, directors' deferred compensation and unrealized losses on available for sale securities. The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets include the following components
:
    1998 1997
Total deferred tax assets    $723,000  $625,000
Total deferred tax liabilities    (1,108,000)    (696,000)
Net deferred tax asset (liability)     ($385,000)     ($71,000)

The corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

NOTE 11.DEPOSITS
Included in interest bearing deposits at December31 are NOW and
Super NOW account balances totaling $28,844,000 and $22,721,000 for 1998 and 1997, respectively. Also included in interest bearing deposits at December31, 1998 and 1997 are money market account balances totaling $35,299,000 and $23,423,000, respectively.
At December31, 1998 and 1997 time deposits of $100,000 and over aggregated $10,224,000 and $10,235,000, respectively.
Interest expense on time deposits of $100,000 and over was $572,000; $497,000; and $ 373,000 for 1998, 1997 and 1996, respectively.
At December 31, 1998 the scheduled maturities of certificates of deposit are as follows:
    1999 153,416,000
    2000 14,481,000
    2001 2,484,000
    2002 1,123,000
    2003 1,650,000
    2004 and thereafter  901,000
         $74,055,000
The bank accepts deposits of the officers and directors of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $888,000 and $965,000 at December31, 1998 and 1997, respectively.

NOTE 12.LIABILITIES FOR BORROWED MONEY
Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:
    1998 1997
Average balance during the year   $4,139,000     $49,400
Average interest rate during the year  4.81%     4.94%
Maximum month-end balance during the year   $6,234,000     $500,000
Securities underlying the agreements at year-end:
Carrying value     $6,182,000     $485,280
Estimated fair value    $6,303,000     $515,600
At December 31, the corporation had long-term notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:
    Amount
    1998 1997 Maturity Date  Interest Rate
    $  1,000,000   $  1,000,000   1/04 6.42%
    1,000,000      1,000,000 4/03 6.58%
    3,000,000 3,000,000 3/02 5.51%
    3,000,000  3,000,000     10/02     5.73%
    7,500,000 0    9/08 5.06%
      5,000,000             0     10/08     4.66%
    $20,500,000    $8,000,000

Interest rates are fixed and interest only is paid on a monthly
basis. The notes contain     prepayment penalty charges, but management has
no intention to pay off early.
In addition to the aforementioned long-term notes the bank obtained a term loan in 1994 totaling $350,000 with the Federal Home Loan Bank of Pittsburgh. The maturity dates and applicable fixed interest rates on the remaining balance at December 31 are as follows:
    Amount
    1998 1997 Maturity Date  Rate
    $ 0  $5,863    2/98 5.00%
    6,173     6,173     2/99 5.21%
    6,498     6,498     2/00 5.48%
    315,579   315,579   2/01 5.58%
    $328,250  $334,113

In addition, the bank has available a $ 10 million line of credit with the Federal Home Loan Bank of Pittsburgh. Collateral for outstanding advances and the line consists of certain securities and the corporation's 1-4 family mortgage loans totaling $70,480,000 at December31, 1998. The corporation also has available an unused line of credit with Atlantic Central Bankers Bank of $3.5 million at December31, 1998.
Total interest on the aforementioned borrowings charged to operations was $655,025, $308,405 and $148,859 for 1998, 1997 and 1996,
respectively.

NOTE 13.ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

    Balance Sheets
    December 31
Assets   1998 1997
    (000 omitted)
Cash     $ 109     $ 115
Securities available for sale     1,469     726
Investment in Orrstown Bank  19,740    17,507
Furniture and equipment (net of depreciation)    2    0
Other assets   26   0
Total assets  $21,346   $18,348

Liabilities
Deferred taxes     $ 266     $ 83
Total liabilities   266  83

Shareholders' Equity
Common stock: No par value-$ .1041 stated value per share, 1998; and $
 .2083 stated value per share, 1997; 10,000,000 shares authorized with 2,055,315 shares issued at December 31, 1998; 1,025,094 shares issued at December 31, 1997 214 214
Additional paid-in capital   12,476    12,352
Retained earnings  6,863     4,730
Accumulated other comprehensive income 1,527     969
Total shareholders' equity   21,080    18,265
Total liabilities and shareholders' equity  $21,346   $18,348

    Income Statements
    Years Ended December 31
    1998 1997
    1996
    (000 omitted)
Interest and dividend income      $ 23 $ 16
    $ 17
Net gain on sale of investment    0    10
    0
Cash dividends from wholly-owned subsidiary 1,110     1,064
    796
Equity in undistributed income of subsidiary       2,030   1,570
 1,531
    3,163     2,660
    2,344
Less: Operating expenses      44   54
     96
Net income    $3,119    $2,606
    $2,248

    Statements of Cash Flows
    Years Ended December 31
    1998 1997
1996
    (000 omitted)
Cash flows from operating activities:
Net income    $3,119    $2,606
    $2,248
Adjustments to reconcile net income to cash provided by operating activities:
Security (gains)   0    (10)
    0
Equity in undistributed income of subsidiary     (2,030)   ( 1,570)
    ( 1,531)
Increase (decrease) in other liabilities    0    (40)
0
(Increase) decrease in other assets    ( 26)      0
     0
Net cash provided by operating activities   1,063      986
     717

Cash flows from investing activities:
Purchase of available for sale securities   (207)     (75)
    (102)
Sales of available for sale securities  0    22
     0
Net cash (used) by investing activities     ( 207)    ( 53)
    ( 102)

Cash flows from financing activities:
Cash dividends paid     ($986)    ($903)
    ($694)
Cash paid in lieu of fractional stock dividends  0
    (22) 0
Proceeds from sale of stock   124  0
     0
Net cash (used) by financing activities     ( 862)    ( 925)
    ( 694)
Net increase (decrease) in cash   (6)  8
    ( 79)
Cash, beginning balance  115  107
     186
Cash, ending balance    $ 109     $ 115
    $ 107

Supplemental disclosure of cash flows information:
Cash paid during the year for: Income taxes $ 0  $ 0
    $ 8

NOTE 14.REGULATORY MATTERS
Dividends paid by Orrstown Financial Services, Inc. are generally provided from the bank's dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $12,431,000 in its retained earnings at December31, 1998 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December31, 1998 is $6,863,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.
Regulatory authorities have established capital guidelines in the form of the "leverage ratio" and "risk-based capital ratios." The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Orrstown Financial Services' capital ratios to regulatory minimums at December 31 is as follows:
    Orrstown Financial Services
    Regulatory Minimum
    1998 1997
    Requirements
Leverage ratio     8.9% 9.7%
    3%
Risk-based capital ratio
Tier I (core capital)   11.8%     12.7%
    4%
Combined Tier I and Tier II (core capital plus allowance for
loan losses)  12.9%     14.0%
    8%

NOTE 15.LEASES
The bank leases land and building space associated with its downtown Carlisle office and various remote automated teller machines under agreements which expire at various times from 1999 through 2003. Total rent expense charged to operations in connection with these leases was $24,803, $22,350 and $14,260 for 1998, 1997, and 1996, respectively.
The total minimum rental commitment under operating leases at December31, 1998 is as follows:
Due in the year ending December 31:
    1999 $24,866
    2000 25,828
    2001 26,990
    2002 24,113
    2003 22,123

NOTE 16.COMPENSATING BALANCE ARRANGEMENTS
Required deposit balances at the Federal Reserve were $168,000 and $65,000 at December31, 1998 and 1997, respectively. Required deposit balances at Atlantic Central Bankers Bank were $585,000 at December31, 1998 and 1997. These balances are maintained to cover processing costs and service charges. An additional $28,080 is on deposit with First Union National Bank of Florida as a reserve for potential clearing losses related to the credit card operations.

NOTE 17.COMMITMENTS
During 1998 the bank entered into a construction contract for the renovation of a property acquired in 1998 that is adjacent to its downtown Shippensburg office. The total amount of the contract is $252,000, of which $232,000 remained open at December 31, 1998.

NOTE 18.FAIR VALUE OF FINANCIAL INSTRUMENTS
The estimated fair values of the corporation's financial instruments were as follows at December31:
    1998 1997
    Carrying  Fair Carrying
    Fair
    Amount    Value     Amount
    Value
    (000 omitted)
Financial Assets
Cash and short-term investments   $15,127   $15,127   $8,837
    $8,837
Securities available for sale     49,852    49,852    46,208
    46,208
Restricted bank stocks  1,285     1,285     983
    983
Loans    158,632        128,331
Allowance for loan loses     (1,971)        (1,767)
Net loans     156,661   157,486   126,564
    128,164
Accrued interest receivable    1,235    1,235     1,299
     1,299
Total financial assets  $224,160  $224,985  $183,891
    $185,491

Financial Liabilities
Deposits $183,764  $184,131  $160,580
    $160,807
Short-term borrowed funds    6,234     6,234     235
    235
Long-term borrowed funds     20,828    20,903    8,334
    8,369
Accrued interest payable       2,129    2,129     1,645
     1,645
Total financial liabilities  $212,955  $213,397  $170,794
    $171,056



Independent Auditor's Report

Board of Directors
Orrstown Financial Services, Inc.
Orrstown, Pennsylvania

We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December31, 1998 and 1997 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years ended December31, 1998. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December31, 1998 in conformity with generally accepted accounting principles.




 Smith Elliott Kearns &
Company, LLC
 Certified Public
Accountants &
Consultants
 Chambersburg,
Pennsylvania
 January 29, 1999



Management's Discussion and Analysis
of Consolidated Financial Condition and Results of Operations
 ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

Summary
For the year ended December 31, 1998, Orrstown Financial Services,
Inc. (the Corporation) and its wholly owned subsidiary Orrstown Bank (the Bank) recorded net income of $3,119,000, an increase of 19.7% over 1997 earnings of $2,606.000, which was a 15.9% increase over net income of $2,248,000 in 1996. Net income per share (EPS) has increased over this time period from $1.10 in 1996 to $1.27 in 1997 and $1.52 in 1998. The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.47% in 1998, 1.51% in 1997 and 1.47% in 1996. The return on average equity has steadily increased from 14.90% in 1996, to 15.37% in 1997 and 15.97% in 1998.

Net Interest Income
Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities The amount of net interest income is affected by changes in interest rates, account balances or volume and the mix of earning assets and interest bearing liabilities. Net interest income is still the primary source of commercial bank profits despite the continued industry wide push to build noninterest income streams.
For the year ended December 31, 1998, net interest income totaled $ 8,761,000, an increase of $1,133,000, or 14.9%, over 1997. The 1997 total was $7,628,000, or 10.9%, over 1996. On a taxable equivalent basis, net interest income increased by 15.1% in 1998 and 13.1% in 1997. The use of tax exempt assets increased significantly in 1997 and 1998 enhancing taxable equivalent gains. Marginal tax rates used in the taxable equivalent equation were 34% for all three years presented.
The Corporation's taxable equivalent net interest spread was 4.28% in 1996, 4.32% in 1997, and 4.05% in 1998. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.98% to 5.01% to 4.70%, respectively. Earning assets represented 94.1% of total assets in 1997, 94.2% in 1996 and 93.6% in 1995. The allocation of growth dollars to interest bearing categories has been maintained at a steady pace even while opening two new branch banking offices during 1997 and purchasing a property in 1998 that will be refurbished to act as an operations center during 1999.
Volume factors were responsible for essentially all net interest income growth during 1997 and 1998. On an average daily basis assets grew 23.1% during 1998 and 12.6% during 1997. Earning assets grew 22.8% and 12.4% during 1998 and 1997, respectively. Average daily loan growth of 22.7% in 1998 and 11.0% in 1997 was achieved without lowering credit standards and allowed net interest margins to hold at above peer group levels despite increased rate competition for good credits and lowering rates. The declining interest rate environment, highlighted by three 25 basis point cuts in the prime lending rate during 1998's fourth quarter, served to lower net interest margins from 1997 levels. The net interest spread generated in 1998 declined 27 basis points from 1997 levels. Similarly, net interest margin tightened by 31 basis points. Planned investment securities purchases funded by Federal Home Loan Bank borrowings contributed approximately 12 basis points of this tightening but generated earnings and EPS while enhancing ROE. The remaining tightening was caused by lowered asset yields (31 basis points) in a declining rate environment and an increased cost of funds (10 basis points) due to mix. Liability side rate cuts in certain transaction accounts and a continued shifting of the loan portfolio mix toward a heavier commercial loan weighting helped increase spread and margin during late November and December 1998. The heavier emphasis on commercial lending has also afforded opportunities to record noninterest bearing deposit balances that also enhance spreads. Management is poised to keep a very close eye on margins moving into 1999. Increased asset yields fueled by loan growth helped generate a 4 basis point increase in net interest spread and the 3 basis point increase in net interest margin for 1997 over 1996 levels.


ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates
Taxable Equivalent Basis
(Dollars In Thousands)
    1998 1997 1996



ASSETS:
Interest Earning Assets:
Federal funds sold and interest-bearing bank balances $
5,706    $ 303     5.31%     $3,372    $ 189     5.60%     $7,637    $
409 5.36%
Investment securities:
Taxable investment securities     31,450    1,934     6.15 25,360    1,624
6.40
20,899
    1,333     6.38
Tax-exempt investment securities  17,890    1,570     8.77 15,983    1,417
    8.86 9,881      911 9.22
Total investment securities  49,340    3,504     7.10 41,343    3,041     7.35
    30,780    2,244     7.29
Loans:
Taxable loans 142,019   12,717    8.96 116,811   10,669    9.13 104,783   9,578
9.14
Tax-exempt loans   1,994      179 8.97  592  50  8.45  996
 91 9.13
Total loans   144,013   12,896    8.96 117,403   10,719    9.13 105,779   9,669
    9.14
Total interest-earning assets     199,059   16,703    8.39 162,118   13,949
8.60
    144,196   12,322    8.55
Non-interest Earning Assets:
Cash and due from banks 5,699               5,008               4,520
Bank premises and equipment  5,148               4,443               3,486

Other assets  4,158               2,486               2,471
Less allowance for loan losses    ( 1,915)            (1,689)             (1,528
)
TOTAL    $212,149            $172,366
    $153,145
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
Interest-bearing demand deposits  $55,454   1,715      3.09     $37,535   1,056
2.81
    $27,601   681  2.47
Savings deposits   23,394    677  2.89 24,568    728  2.96 25,934    773  2.98
Time deposits 74,488    4,087     5.49 68,161    3,711     5.44 64,388    3,527
5.48
Short term borrowings   4,237     204  4.81 218  12   5.50 0    0    0
Long term borrowings    11,726     665 5.67 5,322      315 5.92 2,486
     158 6.36
Total interest-bearing liabilities     169,299   7,348     4.34 135,804   5,822
    4.28 120,409   5,139     4.27
Non-interest Bearing Liabilities:
Demand deposits    20,433              17,665              16,078
Other    2,894               1,941               1,582
Total liabilities  192,626             155,410             138,069
Shareholders' Equity    19,523              16,956              15,076
TOTAL/Cost of funds     $212,149       3.69 $172,366       3.59
    $153,145       3.57
Net interest income/net interest spread          $9,355    4.05%          $8,127
    4.32%          $7,183
    4.28%
Net interest margin               4.70%               5.01%               4.98%

Noninterest Income and Expenses
Other income increased $702,000,or 45.3% in 1998 due primarily to significant increases in fees from trust department services and retail brokerage activities, service charges on lending activities, fees generated from merchant services, ATM activity fees and revenue generated from debit card usage. Service charges on deposit accounts rose modestly during 1998 because service charge schedules were not modified. The corporation typically has very little securities gain or loss activity. Management has made a concerted effort, in recent years, to locate new sources of noninterest income and price them accordingly. Deposit service charge schedules were being reviewed as 1998 drew to a close with revisions during 1999 likely.
Other expenses rose $1,061,000,or 19.7% in 1998. With commercial bank totals growing at a 20% plus pace over each of the last two years and trust department totals growing at a 30% plus pace during the same period, some growth in operating expenses is to be expected. In addition, two new branches were opened during 1997, a second Carlisle branch in late January and a Chambersburg branch in November. Additional personnel were needed to staff those branches which operated for their first full year in 1998. In addition, the robust growth has created the need for additional operations personnel. Computer networks have been expanded with further expansion slated for 1999. Management has been acutely aware of the pressure to increase overhead expenditures but has managed to improve (lower) the Corporation's efficiency ratio annually from 56.4% in 1996 to 55.2% in 1997 and, finally, to 55.0% in 1998. The maintenance of efficiency ratios below 60% in a banking company with less than $500 million in assets places the Corporation well above peer averages.
The Corporation has been in the midst of Year 2000 (Y2K) preparedness for data processing issues for approximately two years and has completed the assessment stage. The renovation and testing stage is currently in process with the last mission critical installation set to be addressed with the installation of a new check processing solution scheduled for April, 1999. This project addresses more than Y2K issues as many backroom efficiencies will be gained via the installation of an IBM AS-400 minicomputer and the addition of image capabilities for our backroom operation. The addition of an image ready reader/sorter will add efficiency to the research and check clearing operations and enable the Bank to easily handle the growth that has recently been experienced. Most of the original $100,000 that was budgeted for Y2K efforts has been expended to date and approximately $500,000 of primarily capitalized costs will be expended on the AS-400/image project but these outlays will replace costs incurred during 1998 under systems that were less efficient. Thus, the Corporation does not expect Y2K expenses recorded in 1999 to have a material effect on its liquidity. capital position or results of operations.

The table that follows provides additional information regarding noninterest income and noninterest expense increases over the past three years:

ANALYSES OF NONINTEREST INCOME AND EXPENSES

    Year Ended December 31   % Change

    (in thousands)
Other income:
Service charges on deposit accounts    $ 646     $ 601     $ 477     7.5% 26.0%
Loan service charges and fees     275  137  138  100.7%    -0.7%
Other service charges, commissions and fees 392  204  120  92.2%     70.0%
Trust department income 656  490  384  33.9%     27.6%
Brokerage income   162  59   64   174.6%    -7.8%
Securities gains (losses)    (9)  3    (5)  -400.0%   -160.0%
Other operating income   131  57   62   129.8%   -8.1%
    $2,253    $1,551    $1,240     45.3%     25.1%

Other expenses:
Salaries $2,478    $2,076    $1,847    19.4%     12.4%
Employee benefits  1,013     825  774  22.8%     6.6%
Occupancy and equipment expenses  859  764  665  12.4%     14.9%
Data processing expenses     493  390  324  26.4%     20.4%
Printing and supplies   178  161  149  10.6%     8.1%
Directors Fees     154  151  154  2.0% -1.9%
Advertising   154  149  87   3.4% 71.3%
Pennsylvania shares tax 145  132  119  9.8% 10.9%
Other operating expenses      971  736  674  31.9%     9.2%
    $6,445    $5,384    $4,793     19.7%     12.3%

Noninterest income as a % of noninterest expense 35.0%     28.8%     25.9%

Federal Income Taxes
The Corporation's effective federal income tax rate for 1998 was 27.5%, as compared to 27.2% in 1997 and 1996. Corporate income tax rates for 1998 are forecast to stay near 1998 levels. The Corporation is firmly entrenched in the 34% bracket so all taxable income will be taxed at 34% in 1999. This, along with anticipated growth, is expected to increase the Corporation's effective federal income tax rate to approximately 28% in 1999, assuming no retroactive change in rates during 1999.

Asset Quality and Credit Risk Analysis
The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimi-zation of risk associated with the investments.
Credit Risk Analysis
The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to non-domestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .05% of average outstanding loans during 1998 and .06% of average 1997 loans. Nonperforming loans, as represented by nonaccrual and restructured items, were only .31% and .37% of outstanding loans at December 31, 1998 and 1997, respectively. Loans 90 days or more past due and still accruing represented .18% and .51% of outstanding loans at December 31, 1998 and 1997, respectively.
Allowance for Loan Losses
Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. In order to assess this risk, an ongoing loan review process continually evaluates the current financial condition of commercial borrowers, local and national economic conditions, and the current level of delinquencies. Through this process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $270,000, $215,000 and $240,000 for 1998, 1997 and
1996, respectively. These provisions compared to net charge-offs of $66,000, $68,000 and $53,000 for 1998, 1997 and 1996, respectively. The allowance for loan losses was increased 11.5% during 1998 while loans increased 23.6%. The reserve at December 31, 1998 represented 1.24% of loans outstanding. Net charge-offs for 1997 represented only .05% of average loans outstanding. The reserve at December 31, 1998 represented 29.9 years of coverage based upon 1998 net charge-offs and 405.6% of nonaccrual loans. In addition, approximately 58% of the allowance was unallocated under internal evaluation procedures as of December 31, 1998.

SUMMARY OF LOAN LOSS EXPERIENCE
    Year Ended December 31
    1998 1997 1996 1995 1994
Amount of loans outstanding at end of period     $158,632  $128,331  $108,926
    $102,857  $90,839
Daily average loans outstanding   $144,013  $117,403  $105,779  $97,662
    $81,740
Balance of allowance for possible loan losses at beginning of period $1,767
    $1,620    $1,433    $1,200    $1,125
Loans charged off  84   83   68   51   8
Recoveries of loans previously charged off     18      15   15
 14  12
Net loans charged off (recovered) 66   68    53  37   (4)
Additions to allowance charged to expense    270  215  240
 270      71
Balance at end of period     $1,971    $1,767    $1,620    $1,433    $1,200
Ratio of net charge-offs to average loans outstanding 0.05%     0.06%     0.05%
    0.04%     -0.01%
Ratio of reserve to gross loans outstanding at year end    1.24%     1.38%
1.49%
    1.39%     1.32%


Risk Elements
Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. The Bank's loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is ample given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Approximately 58% of the reserve balance is unallocated under current procedures with 32% allocated to credit risk and 10% allocated to Year 2000 (Y2K) risk. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change.

NONPERFORMING ASSETS
    December 31
    1998 1997 1996 1995 1994
    (in thousands)
Loans on nonaccrual (cash) basis  $486 $473 $14  $132 $1
Loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the
financial position of the borrower     0    0    0    0    0
OREO     311  49   49   27   27
Total nonperforming loans and OREO     $797 $522 $63  $159 $28
Ratio of nonperforming assets to total loans and OREO 0.50%     0.41%     0.06%
0.15%
    0.03%
Ratio of nonperforming assets to total assets    0.34%     0.27%     0.04%
0.11%
    0.02%
OTHER CREDIT RISK ELEMENTS
Loans past due 90 or more days and still accruing     $284 $657 $203
    $417 $262
Ratio of other credit risk elements to total loans and OREO     0.18%     0.51%
0.19%
    0.41%     0.29%
Ratio of other credit risk elements to total assets   0.12%     0.35%     0.13%
0.29%
    0.21%

TOTAL NONPERFORMING AND OTHER RISK ASSETS   $ 1,081   $ 1,179   $266 $576
    $290
Ratio of total risk assets to total loans and OREO    0.68%     0.92%     0.24%
0.56%    0.32%
Ratio of total risk assets to total assets  0.46%     0.50%     0.11%     0.24%
0.12%


Future Impact of Recently Issued Accounting Standards:
In June, 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133-"Accounting for Derivative Instruments and Hedging Activities". This Statement establishes accounting and reporting standards for derivatives and hedging activities. In October 1998, the FASB issued SFAS No. 134-"Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise". This statement requires entities that are engaged in mortgage banking activities to classify mortgage-backed securities as trading securities following the securitization of mortgage loans held for sale. The Corporation has no derivative instruments and does not engage in hedging activities. The Corporation has no loans held for sale nor does it engage in securitization of loans. Therefore, the adoption of either of the aforementioned standards is not expected to have a material impact on the Corporation's operating results or capital resources.

Liquidity, Rate Sensitivity, and Interest Rate Risk Analysis:
The primary function of asset/liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest sensitive assets and liabilities. Interest bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.
The Corporation has consistently followed a strategy of pricing assets and liabilities according to prevailing market rates while largely matching maturities, within the guidelines of sound marketing and competitive practices. The goal is to maintain a predominantly matched position with very few planned mismatches. Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity position to stay within the guidelines called for by asset/liability management policy. Rate sensitivity is measured by monthly gap analysis, quarterly rate shocks and periodic simulation. Investment and pricing decisions are made using both liquidity and sensitivity analyses as tools. The schedule that follows reflects the degree to which the Corporation can adjust its various portfolios to meet interest rate changes. Additionally, the Bank is a Federal Home Loan Bank (FHLB) member, and standard credit arrangements available to FHLB members provide increased liquidity.



RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1998
(Dollars in thousands)
    Interest Sensitivity Period
         After 1   After 3   After 6
    Within    Within 3  Within 6  Within 12 After
    1 Month   Months    Months    Months    1 Year    Total

RATE SENSITIVE ASSETS (RSA):
Loans    $51,002   $11,245   $19,273   $36,266   $40,846   $158,632
Investment securities   5,525     1,685     1,460     2,409     40,057    51,136
Other earning assets    8,099      0    0    0    0   8,099
Total RSA     64,626    12,930    20,733    38,675    80,903     217,867
RATE SENSITIVE LIABILITIES (RSL):
Interest bearing deposits    38,639    10,771    15,092    15,996    81,246
161,
744
Short term borrowed funds    6,234     0    0    0    0    6,234
Long term borrowed funds      0   6,006      0    0   14,822    20,828
Total RSL     44,873    16,777    15,092    15,996    96,068     188,806
RATE SENSITIVITY GAP:
Period   $19,753   $ (3,847) $5,641    $22,679   $ (15,165)     $ 29,061
Cumulative    19,753    15,906    21,547    44,226    29,061
GAP AS A PERCENT OF TOTAL ASSETS:
Period   8.38%     -1.63%    2.39%     9.62%
Cumulative    8.38%     6.74%     9.14%     18.75%
RSA/RSL Cumulative 1.44 1.26 1.28 1.48

The asset biased, or positive, gap position indicates that earnings are naturally enhanced, or more easily maintained, in a rising rate environment but the position is balanced closely enough to react to a declining rate environment. This conclusion is further supported by 200 basis point rate shock tests projecting a 2% or less contraction in net interest income on a downward shock, the riskiest direction for this balance sheet.

Capital Adequacy and Regulatory Matters:
The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation, net income retained after the declaration of dividends, has been the primary method employed to increase capital accounts. Total stockholders' equity rose $2,815,000 during 1998, an increase of 15.4% for the year. This followed growth of 15.2% and 8.4% during 1997 and 1996, respectively. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to stockholders. In 1998 cash dividends rose $81,000, or 9.0% over 1997 levels while net income rose 19.7% during the period. This followed a 30.1% increase in dividend payout for 1997 versus 1996. The Bank enjoyed rapid asset growth during 1998 which caused a moderation in the Corporation's dividend increase for the year in order to assure an adequate capital base to accommodate such growth in the future. Dividends per share have moved from .34 to
 .44 to .48 for 1996 through 1998, respectively.

CAPITAL AND DIVIDEND RATIOS
    1998 1997 1996
At December 31:    (amounts in thousands)
Shareholders' Equity    $21,080   $18,265   $15,856
Equity/Assets 8.94%     9.60%     10.06%
For the Year:
Average Equity/Average Assets     9.20%     9.84%     9.84%
Dividend payout    31.59%    34.65%    30.87%
Return on Average Equity     15.97%    15.37%    14.90%
Dividends paid     $984 $903 $694

    Regulatory
Regulatory Capital Measures:
    Minimums
Tier I Capital Ratio    11.8%     12.7%     13.2%
    4.0%
Total (Tier II) Capital Ratio     12.9%     14.0%     14.6%
    8.0%
Leverage Ratio     8.9% 10.0%     10.0%
    3.0%

The maintenance of a strong capital base, above regulatory risk based minimums and industry averages, has been an integral part of the Corporation's operating philosophy. Management forsees no problem in maintaining capital ratios well in excess of regulatory requirements. Capital has been purposely leveraged in recent years by the use of matched investment securities transactions approximating $8 million. These transactions are generating approximately $100,000 of annual net income while still maintaining a comfortable capital base.
The Corporation and the Bank are subject to periodic examinations by one or more of the various regulatory agencies. During 1998, two examinations were conducted that included, but were not limited to, procedures designed to review Year 2000 (Y2K) preparedness and transfer agent operations. No comments were received from regulatory bodies which, if implemented, would have a material effect on the Corporation's liquidity, capital resources or operations.



Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended
December 1998 and 1997 are as follows:

    1998 1997
($000 omitted except per share)   Quarter Ended  Quarter Ended
    March     June September December  March     June
    September December
Interest income    $3,715    $3,979    $4,138    $4,277    $3,103    $3,316
    $3,474     $3,557
Interest expense   1,707     1,800     1,857     1,984     1,300     1,418
1,504
    1,600
Net interest income     2,008     2,179     2,281     2,293     1,803     1,898
1,970
    1,957
Provisions for loan losses    75   75   75   45   45   45
     45   80
Net interest income after provision for loan losses   1,933     2,104     2,206
    2,248     1,758     1,853     1,925     1,877
Securities gains (losses)    (  10)    (  2)     11   ( 8) (
5)  9    5    ( 6)
Other income  491  535  550  686  345  381  351
    471
Other expenses     1,527     1,556     1,567     1,795     1,307     1,254
1,297
    1,526
Operating income before income taxes   887  1,081     1,200     1,131     791
    989  984  816
Applicable income taxes  245  296  335  304  232  270  256
     216
Net income    $ 642     $ 785     $ 865     $ 827     $ 559     $ 719
    $ 728     $ 600
*Per common share data:
Net income    $.32 $.38 $.42 $.40 $.27 $.35
    $.36 $.29
Dividends     .115 .115 .12  .13  .09  .095 .10
    .155
Performance Statistics:
Return on Average Assets     1.33%     1.51%     1.60%     1.42%     1.42%
1.70%
    1.63%     1.30%
Return on Average Equity     13.99%    16.61%    17.42%    15.77%    14.03%
    17.69%    16.78%    13.21%
Average Equity/Average Assets     9.52%     9.11%     9.19%     9.04%     10.15%
    9.61%     9.73%     9.81%



Selected Five-Year Financial Data
 ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

    1998 1997 1996 1995 1994
Income (000 omitted)
Interest income    $16,109   $13,450   $12,018   $10,829   $8,571
Interest expense   7,348     5,822     5,139     4,542     3,241
Provision for loan losses    270  215  240  270  71
Net interest income after provision for loan losses   8,491     7,413     6,639
6,017
    5,259
Securities gains (losses)    (9)  3    (5)  ( 45)     95
Other operating income  2,262     1,548     1,245     980  765
Other operating expenses     6,445     5,384     4,793     4,256     3,964
Income before income taxes   4,299     3,580     3,086     2,696     2,155
Applicable income tax   1,180      974  838  742  520
Net income    $3,119    $2,606    $2,248    $1,954    $1,635
*Per share amounts are based on following weighted averages:
1998-2,051,831     1996-2,051,412 1994-2,052,614
1997-2,050,646     19952,052,614
Income before income taxes   $2.09     $1.75     $1.51     $1.31     $1.05
Applicable income taxes .57  .48   .41 .36  .25
Net income    1.52 1.27 1.10 .95  .80
Cash dividend paid .48  .44  .34  .29  .25
Book value    10.26     8.91 7.73 7.14 6.02
Year-End Balance Sheet Figures (000 omitted)
Total assets  $235,822  $190,242  $157,556  $145,998  $123,004
Total loans   158,632   128,331   108,926   102,857   90,839
Total investment securities  51,137    47,191    34,355    31,563    24,318
Deposits-noninterest bearing 22,020    17,649    16,322    13,962    13,262
Deposits-interest bearing    161,744   142,931   120,937   113,368   93,103
Total deposits     183,764   160,580   137,259   127,330   106,365
Liabilities for borrowed money    27,062    8,569     2,339     2,345     2,350
Total shareholders' equity   21,080    18,265    15,856    14,633    12,353
Trust assets under management-market value  152,000   108,000   83,000    66,000
    50,000
Ratios
Average equity/average assets     9.20%     9.84%     9.84%     10.00%    10.34%
Return on average equity     15.97%    15.37%    14.90%    14.40%    13.36%
Return on average assets     1.47%     1.51%     1.47%     1.44%     1.38%

*Per share amounts have been restated to reflect:
The 2 for 1 stock split effective November 21, 1998. The 5% stock dividend paid May 15, 1997. The 5% stock dividend paid July 21, 1995.



t BANK DIRECTORY
From left to right: Benjamin Stoops, Philip Fague, Bradley Everly, Kenneth Shoemaker, and Stephen Oldt


Executive Officers
Kenneth R. Shoemaker
President and Chief Executive Officer
Officer since January 1986
Stephen C. Oldt
Executive Vice President and Chief Operating Officer
Officer since August 1987

Bradley S. Everly
Senior Vice President and Chief Financial Officer
Officer since July 1997
Philip E. Fague
Senior Vice President and Senior Trust Officer
Officer since October 1988

Benjamin S. Stoops
Vice President and Senior Operations Officer
Officer since November 1998
Operating Officers
Barbara E. Brobst
Vice President and Trust Officer
Patricia A. Corwell
Vice President and Assistant Secretary/Shareholder Relations Officer James B. Dubbs
Vice President and Cashier, Branch Executive Officer, King Street
Office
Jeffrey W. Embly
Vice President and Commercial Loan Officer
Charles E. Ferguson
Vice President and Human Resources Manager
Bradley S. Gerlach
Vice President and Trust Officer
Robert B. Russell
Vice President and Chief Accounting Officer
Frank E. Koser II
Assistant Vice President and Branch Executive Officer, Stonehedge
Office
Ann E. McCrae
Assistant Vice President and Data/Deposit Operations Manager
Karen J. Shearer
Assistant Vice President and Branch Executive Officer, Chambersburg
Office
Wilma M. Rosenberry
Assistant to the President

Jeffrey S. Gayman
Branch Executive Officer, South Hanover Street Office
Phyllis A. Nye
Trust Officer
Anita L. Ocker
Branch Executive Officer, Orrstown Office
Teresa F. Ott
Branch Executive Officer, Fannett-Metal Office
Debra A. Ramsey
Assistant Secretary and Branch Executive Officer, Lurgan Avenue
Office
Judith L. Clayton
Customer Service Officer, Fannett-Metal Office
Alice A. Dubbs
Loan Processing Supervisor
Lisa D. Gutshall
EFT Processing Supervisor
Sondra K. Mellinger
Auditor
Marie A. Mitchell
Deposit Processing Supervisor
Sheryl E. Perkins
Customer Service Officer, Chambersburg Office
Albert H. Shuller, Jr.
Security Officer
Jennifer A. Zullinger
Management Information Systems Officer

Directors Emeriti
Richard M. Diffenbaugh
Stoey W. Forrester
Eldon E. Funk
Frank S. Heberlig
William O. Hykes
Raymond C. Martin
Galen L. Myers
Raymond I. Pugh
Glenn C. Rosenberry
Kenneth M. Upperman


President's Advisory Council
Frances M. Banks
Karen L. Bender Benedict
John E. Clinton
Thomas Colley
Duaine A. Collier
Kathy J. Frazer
Lester E. Funk
Bonnie L. Hoffman
Paul E. Hornbaker
Dale F. Kuhn
Jerry S. Lyons
William E. Naugle
Kathryn E. Poe
Jean C. Ritchie
Glenn W. Snoke


Carlisle Advisory Council
Robert Davis
Robert G. Frey
John W. Gleim, Jr.
Zane R. Highlands
William M. Kronenberg
Gilmore B. Seavers
Dale F. Shughart, Jr.
Patricia H. Vance


Chambersburg Advisory Council
Thomas J. Barra
Thomas G. Burkey
Robert K. Gonder
Shirley U. Lehman
Richard W. Mackey, Jr.
Adrian Simpson
William C. Stake
Todd Stonesifer



This report is dedicated in honor of Ned R. Fogelsonger who passed away January 20, 1999. He was appointed to the Board of Orrstown Bank on June 24, 1986.


t BOARD OF DIRECTORS

From left to right: Gregory Rosenberry, Denver Tuckey, Andrea Pugh, Jeffrey Coy, Kenneth Shoemaker, Joel Zullinger, Anthony Ceddia, and Robert Henry
Absent from photo: Ned R. Fogelsonger


Joel R. Zullinger
Attorney-at-Law
Chairman of the Board
Board Committees: Audit Committee Executive Committee Trust Committee Jeffrey W. Coy
State Representative
Vice Chairman of the Board
Board Committees: Executive Committee, Chairman Property Committee Kenneth R. Shoemaker
President and CEO, Orrstown Bank Board Committees: ALCO Committee, Chairman Executive Committee
Robert T. Henry
Retired Pharmacist and Businessman
Secretary
Board Committees: Credit Administration Committee, Chairman Executive Committee Property Committee
Anthony F. Ceddia
President, Shippensburg University Board Committees: Credit Administration Committee Trust Committee
Ned R. Fogelsonger
President, Fogelsonger Agency, Inc. Board Committees: Trust Committee, Chairman ALCO Committee Audit Committee
Andrea Pugh
Self-employed, PharmCare Consultant Board Committees: Audit Committee, Chairperson Credit Administration Committee
Gregory A. Rosenberry
President and Owner, Tri-Valley Forestry Board Committees: ALCO Committee Property Committee
Denver L. Tuckey
Retired Businessman Board Committees: Property Committee, Chairman ALCO Committee Credit Administration Committee