Form 10-K, Exhibit 13
period 1999-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2000-03-28
CIK 826154

EXHIBIT 13


                        Orrstown Financial Services, Inc.

                          1999 Annual Financial Report



                                CONTENTS


Page

INDEPENDENT AUDITOR'S REPORT .......................................       1

CONSOLIDATED FINANCIAL STATEMENTS

     Balance sheets ................................................       2
     Statements of income ..........................................       3
     Statements of changes in shareholders' equity .................       4
     Statements of cash flows ......................................       5
     Notes to consolidated financial statements ....................  6 - 13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS .................... 14 - 19

SUMMARY OF QUARTERLY FINANCIAL DATA ................................      19

SELECTED FIVE-YEAR FINANCIAL DATA ..................................      20

MARKET, DIVIDEND AND INVESTOR INFORMATION ..........................      21

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Orrstown Financial Services, Inc.
Orrstown, Pennsylvania


     We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years ended December 31, 1999. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years ended December 31, 1999 in conformity with generally accepted accounting principles.

                                       /s/ Smith Elliott Kearns & Company, LLC

Chambersburg, Pennsylvania
January 31, 2000

Consolidated Balance Sheets
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY


ASSETS                                                                         Dec. 31, 1999             Dec. 31, 1998
                                                                               (000 omitted)             (000 omitted)
                                                                               -------------             -------------
Cash and due from banks                                                         $      8,585              $     7,028
Interest bearing deposits with banks                                                     115                       27
Federal funds sold                                                                         0                    8,072
Securities available for sale                                                         60,455                   49,852
Federal Home Loan Bank, Federal Reserve and Atlantic Central
   Bankers Bank stock, at cost which approximates market value                         1,509                    1,285
                                                                                ------------              -----------
                                                                                      70,664                   66,264
                                                                                ------------              -----------
Loans
    Commercial, financial and agricultural                                            21,503                   18,732
    Real estate - Mortgages                                                          134,046                  116,030
    Real estate - Construction and land development                                   15,580                   11,182
    Consumer                                                                           9,562                   12,688
                                                                                ------------              -----------
                                                                                     180,691                  158,632
    Less:  Allowance for loan losses                                                  (2,455)                  (1,971)
                                                                                ------------              -----------
                                                                                     178,236                  156,661
                                                                                ------------              -----------

Premises and equipment, net                                                            6,809                    5,224
Accrued interest receivable                                                            1,599                    1,235
Cash surrender value of life insurance                                                 5,384                    5,099
Other assets                                                                           2,361                    1,339
                                                                                ------------              -----------
           Total assets                                                         $    265,053              $   235,822
                                                                                ============              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
    Non-interest bearing                                                        $     25,264              $    22,020
    Interest bearing                                                                 179,125                  161,744
                                                                                ------------              -----------
                                                                                     204,389                  183,764
                                                                                ------------              -----------
Federal funds purchased and securities sold under agreements
  to repurchase                                                                       15,406                    6,234
Other borrowed funds                                                                  20,822                   20,828
Accrued interest and other liabilities                                                 2,568                    3,916
                                                                                ------------              -----------
           Total liabilities                                                         243,185                  214,742
                                                                                ------------              -----------

Shareholders' equity
    Common stock:  No par value - $ .1041 stated value per share,
       10,000,000 shares authorized with 2,218,291 shares issued at
       December 31, 1999; 2,055,315 shares issued at December 31, 1998                   231                      214
    Additional paid-in capital                                                        18,498                   12,476
    Retained earnings                                                                  3,717                    6,863
    Accumulated other comprehensive income                                              (578)                   1,527
                                                                                ------------              -----------
           Total shareholders' equity                                                 21,868                   21,080
                                                                                ------------              -----------

           Total liabilities and shareholders' equity                           $    265,053              $   235,822
                                                                                ============              ===========

     THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Statements of Income
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

                                                                                      Years Ended December 31,
                                                                          -----------------------------------------------
                                                                            1999               1998              1997
                                                                            ----               ----              ----
                                                                                           (000 omitted)
Interest and Dividend Income
Interest and fees on loans                                                $ 14,613           $ 12,836            $ 10,702
Interest and dividends on investment securities
    U.S. Government and agencies                                             2,289              1,840               1,548
    Exempt from federal income tax                                           1,032              1,036                 935
    Other investment income                                                    390                397                 265
                                                                          --------           --------            --------
       Total interest and dividend income                                   18,324             16,109              13,450
                                                                          --------           --------            --------

Interest Expense
Interest on deposits                                                         6,519              6,479               5,495
Interest on borrowed money                                                   1,555                869                 327
                                                                          --------           --------            --------
       Total interest expense                                                8,074              7,348               5,822
                                                                          --------           --------            --------

       Net interest income                                                  10,250              8,761               7,628
                                                                          --------           --------            --------

Provision for loan losses                                                      547                270                 215
                                                                          --------           --------            --------

       Net interest income after provision for loan losses                   9,703              8,491               7,413
                                                                          --------           --------            --------

Other Income
Service charges on deposit accounts                                            779                646                 601
Other service charges, commissions, and fees                                   844                667                 341
Trust department income                                                        861                656                 490
Brokerage income                                                               369                162                  59
Securities gains (losses)                                                      423                 (9)                  3
Other income                                                                   305                131                  57
                                                                          --------           --------            --------
       Total other income                                                    3,581              2,253               1,551
                                                                          --------           --------            --------

       Net interest income and other income                                 13,284             10,744               8,964
                                                                          --------           --------            --------

Other Expenses
Salaries and employee benefits                                               4,297              3,491               2,901
Occupancy expense of bank premises, net, and furniture and
   equipment expenses                                                        1,099                859                 764
FDIC insurance premiums                                                         22                 20                  17
Other operating expenses                                                     2,800              2,075               1,702
                                                                          --------           --------            --------
       Total other expenses                                                  8,218              6,445               5,384
                                                                          --------           --------            --------

       Income before income tax                                              5,066              4,299               3,580

Applicable income tax                                                        1,311              1,180                 974
                                                                          --------           --------            --------

       Net income                                                         $  3,755           $  3,119            $  2,606
                                                                          ========           ========            ========

Per share data
    Net income                                                            $   1.70           $   1.41            $   1.18
    Dividends                                                                  .51                .45                 .41
    Weighted average shares outstanding                                  2,214,951          2,205,718           2,204,444

     THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Statements of Changes in Shareholders' Equity
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

                                                          Years Ended December 31, 1999, 1998 and 1997
                                            ------------------------------------------------------------------------------
                                                                                       Accumulated
                                                        Additional                         Other                Total
                                            Common       Paid-In         Retained       Comprehensive        Shareholders'
                                            Stock        Capital         Earnings          Income              Equity
                                            -----        -------         --------          ------              ------
                                                                      (000 omitted)

Balance, December 31, 1996                 $  204       $ 10,625         $ 4,786            $ 241              $ 15,856

Comprehensive income
     Net income                                 0              0           2,606                0                 2,606

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $ 375            0              0               0              728                   728
                                                                                                               --------
         Total comprehensive income                                                                               3,334

     Cash dividends ($ .41 per share)           0              0            (903)               0                  (903)

     Stock dividends issued                    10          1,727          (1,737)               0                     0

     Cash paid in lieu of fractional stock
       dividends                                0              0             (22)               0                   (22)
                                           ------       --------         -------            -----              --------
Balance, December 31, 1997                    214         12,352           4,730              969                18,265

Comprehensive income
     Net income                                 0              0           3,119                0                 3,119

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $ 287            0              0               0              558                   558
                                                                                                               --------
         Total comprehensive income                                                                               3,677

     Cash dividends ($ .45 per share)           0              0            (986)               0                  (986)

     Issuance of stock through dividend
       reinvestment plan                        0            124               0                0                   124
                                           ------       --------         -------            -----              --------
Balance, December 31, 1998                    214         12,476           6,863            1,527                21,080

Comprehensive income
     Net income                                 0              0           3,755                0                 3,755

     Change in unrealized (loss) on
       investment securities available
       for sale, net of tax of $ 1,084          0              0               0           (2,105)               (2,105)
                                                                                                               --------
         Total comprehensive income                                                                               1,650

     Cash dividends ($ .51 per share)           0              0          (1,134)               0                (1,134)

     Stock dividends issued                    16          5,720          (5,736)               0                     0

     Cash paid in lieu of fractional stock
       dividends                                0              0             (31)               0                   (31)

     Issuance of stock through dividend
       reinvestment plan                        1            302               0                0                   303
                                           ------       --------         -------            -----              --------
Balance, December 31, 1999                 $  231       $ 18,498         $ 3,717           ($ 578)             $ 21,868
                                           ======       ========         =======           ======              ========

     THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Consolidated Statements of Cash Flows
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY


                                                              Years Ended December 31, 1999, 1998 and 1997
                                                             ----------------------------------------------
                                                                1999               1998             1997
                                                                ----               ----             ----
                                                                               (000 omitted)
Cash flows from operating activities:
   Net income                                                  $ 3,755           $ 3,119          $ 2,606
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization                                528               438              364
      Provision for loan losses                                    547               270              215
      Loss on sale of other real estate owned                       54                 0                0
      Deferred income taxes                                    (   103)               27          (     7)
      Securities (gains) losses                                (   423)                9          (     3)
      Increase in cash surrender value of life insurance       (   285)                0                0
      (Increase) decrease in accrued interest receivable       (   364)               64          (   370)
      Increase (decrease) in accrued interest payable          ( 1,707)              483              480
      Other net                                                    143           (   152)         (    59)
                                                               -------           -------          -------
Net cash provided by operating activities                        2,145             4,258            3,226
                                                               -------           -------          -------

Cash flows from investing activities:
   Net (increase) decrease in interest bearing deposits
     with banks                                                (    88)          (    11)           1,538
   Sales of available for sale securities                        6,895             8,923               15
   Maturities of available for sale securities                   2,500             2,390            3,114
   Purchases of available for sale securities                  (22,763)          (14,120)         (14,811)
   Purchases of FHLB stock                                     (   225)          (   302)         (    49)
   Net (increase) in loans                                     (22,130)          (30,367)         (19,473)
   Purchases of bank premises and equipment                    ( 2,071)          (   491)         ( 1,537)
   Investment in cash surrender value of life insurance              0           ( 4,816)               0
   Proceeds from sale of other real estate owned                   286                 0                0
                                                               -------           -------          -------
Net cash (used) by investing activities                        (37,596)          (38,794)         (31,203)
                                                               -------           -------          -------

Cash flows from financing activities:
   Net increase in deposits                                     20,631            23,184           23,321
   Net increase in federal funds purchased
     and securities sold under agreements to repurchase          9,173             5,999              235
   Proceeds from debt                                                0            12,500            6,000
   Payment on debt                                             (     6)          (     6)         (     5)
   Cash dividends paid                                         ( 1,134)          (   986)         (   903)
   Cash paid in lieu of fractional stock dividends             (    31)                0          (    22)
   Proceeds from sale of stock                                     303               124                0
                                                               -------           -------          -------
Net cash provided by financing activities                       28,936            40,815           28,626
                                                               -------           -------          -------

Net increase (decrease) in cash and cash equivalents           ( 6,515)            6,279              649

Cash and cash equivalents, beginning balance                    15,100             8,821            8,172
                                                               -------           -------          -------

Cash and cash equivalents, ending balance                      $ 8,585           $15,100          $ 8,821
                                                               =======           =======          =======

Supplemental disclosure of cash flows information:

   Cash paid during the year for:
      Interest                                                 $ 9,781           $ 6,865          $ 5,343
      Income taxes                                               1,385             1,200              974

Supplemental schedule of noncash investing and
  financing activities:
   Other real estate acquired in settlement of loans                 0               264                0

   Unrealized gain (loss) on investment securities
     available for sale (net of tax effects)                   ( 2,105)              558              728



     THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

Notes to Consolidated Financial Statements


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
     Orrstown Financial Services, Inc.'s primary activity consists of owning and supervising its subsidiary, Orrstown Bank, which is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Cumberland Counties. Its eight branches are located in Shippensburg (2), Carlisle (2), Spring Run, Orrstown, and Chambersburg (2), Pennsylvania.

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

Investment securities
     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115) the Corporation may segregate their investment portfolio into three specific categories: "securities held to maturity", "trading securities" and "securities available for sale". Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income.
     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the corporation has the ability at the time of purchase to hold securities until maturity or on a long-term basis, they are classified as securities held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value.

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

Premises, equipment, furniture and fixtures and depreciation
     Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:
                                                      Years
                                                      -----
     Buildings and improvements                       10-40
     Equipment, furniture and fixtures                 3-15
Repairs and maintenance are charged to operations as incurred. Computer software is amortized over 3-5 years.

Intangibles
     Intangible costs are amortized on a straight-line basis over fifteen years.

Advertising
     The corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $ 138,000, $ 154,000, and $149,000 for 1999, 1998 and 1997, respectively.

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

Earnings per share of common stock
     Earnings per share of common stock were computed based on a weighted average shares of common stock outstanding of 2,214,951 in 1999; 2,205,718 in 1998; and 2,204,444 in 1997 after giving retroactive recognition to a 7-1/2% stock dividend issued in November 1999, a 2-for-1 stock split in November 1998, and a 5% stock dividend issued in May 1997.

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

Comprehensive income
     In 1998 the Corporation adopted Statement of Financial Accounting
Standards (SFAS) No. 130 - Reporting Comprehensive Income. Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
     The Corporation has elected to report its comprehensive income in the statement of shareholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities. The 1997 financial statements have been reclassified to reflect these changes in reporting format.

     The components of the change in net unrealized gains (losses) on securities were as follows:

                                                                        1999            1998        1997
                                                                        ----            ----        ----
                                                                                    (000 Omitted)
Gross unrealized holding gains (losses) arising during the year      ($ 2,766)          $ 836      $ 1,106
Reclassification adjustment for (gains) losses realized in
  net income                                                         (    423)              9      (     3)
                                                                      -------           -----       ------
Net unrealized holding gains (losses) before taxes                   (  3,189)            845        1,103
Tax effect                                                              1,084          (  287)     (   375)
                                                                      -------           -----       ------
Net change                                                           ($ 2,105)          $ 558       $  728
                                                                      =======           =====       ======

NOTE 2. INVESTMENTS
     At December 31, 1999 and 1998 the investment securities portfolio was comprised of securities classified as "available for sale", resulting in investment securities being carried at fair value.
     The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                                     Gross              Gross
                                                                   Amortized       Unrealized         Unrealized           Fair
                                                                      Cost           Gains              Losses            Value
                                                                      ----           -----              ------            -----
                                                                                          (000 omitted)
                                                                                              1999
                                                                                              ----
U.S. Treasury securities and obligations of U. S. Government
  corporations and agencies                                        $ 30,990         $      22          $   653          $ 30,359
Obligations of states and political subdivisions                     16,998               306              120            17,184
Mortgage-backed securities                                           12,603                 0              526            12,077
Equity securities                                                       739               156               60               835
                                                                   --------         ---------          -------          --------
           Totals                                                  $ 61,330         $     484          $ 1,359          $ 60,455
                                                                   ========         =========          =======          ========


                                                                                              1998
                                                                                              ----
U.S. Treasury securities and obligations of U. S. Government
  corporations and agencies                                        $ 14,508         $     311          $    22          $ 14,797
Obligations of states and political subdivisions                     17,975             1,087                0            19,062
Mortgage-backed securities                                           14,369               166               11            14,524
Equity securities                                                       686               804               21             1,469
                                                                   --------         ---------          -------          --------
           Totals                                                  $ 47,538         $   2,368          $    54          $ 49,852
                                                                   ========         =========          =======          ========

     The amortized cost and fair values of investment securities available for sale at December 31, 1999, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized
                                                   Cost           Fair Value
                                                   ----           ----------
                                                       (000 omitted)
Due in one year or less                          $  2,999          $  3,004
Due after one year through five years              14,188            13,896
Due after five years through ten years             13,460            13,227
Due after ten years                                17,341            17,416
Mortgage-backed securities                         12,603            12,077
Equity securities                                     739               835
                                                 --------          --------
                                                 $ 61,330          $ 60,455
                                                 ========          ========

     Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $ 6,895,000, $ 8,923,000 and $ 15,000, respectively. Gross gains and losses on 1999 sales were $ 425,864 and $ 2,340, respectively. Gross gains and losses on 1998 sales were $ 14,386 and $ 23,779, respectively. Gross gains and losses on 1997 sales were $ 10,045 and $ 6,660, respectively.
     The corporation owns $ 1,266,200 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock at December 31, 1999. At December 31, 1998 the corporation's stock ownership was $ 1,041,500 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.
     Securities carried at $ 43,138,000 and $ 33,436,000 at December 31, 1999 and 1998, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 3. CONCENTRATION OF CREDIT RISK

     The corporation grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. The concentrations of credit by type of loan are set forth on the face of the balance sheet. The corporation maintains a diversified loan portfolio and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.
     The corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the corporation. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

NOTE  4. ALLOWANCE FOR LOAN LOSSES

     Activity in the allowance for loan losses is summarized as follows:

                                                           1999               1998               1997
                                                         --------           --------          ---------
                                                                          (000 omitted)
 Balance at beginning of period                           $ 1,971            $ 1,767           $ 1,620
 Recoveries                                                    65                 18                15
 Provision for loan losses charged to income                  547                270               215
                                                          -------            -------           -------
     Total                                                  2,583              2,055             1,850
 Losses                                                       128                 84                83
                                                          -------            -------           -------
 Balance at the end of period                             $ 2,455            $ 1,971           $ 1,767
                                                          =======            =======           =======


NOTE 5. PREMISES AND EQUIPMENT

     A summary of bank premises and equipment is as follows:

                                                   1999             1998
                                                   ----             ----
                                                        (000 omitted)

Land                                               $   606         $    606
Buildings and improvements                           3,805            3,785
Leasehold improvements                                 189              173
Furniture and equipment                              4,306            3,050
Construction in progress                             1,002              236
                                                   -------         --------
         Total                                       9,908            7,850
Less accumulated depreciation
  and amortization                                   3,099            2,626
                                                   -------         --------
         Bank premises and equipment, net          $ 6,809         $  5,224
                                                   =======         ========

     Depreciation expense amounted to $ 485,477 in 1999, $ 397,246 in 1998, and $323,652 in 1997.

NOTE 6. LOANS TO RELATED PARTIES

     The corporation has granted loans to the officers and directors of the corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 2,189,000 at December 31, 1999 and $ 1,888,000 at December 31, 1998. During 1999, $ 781,000 of new loans were made and repayments totaled $ 480,000. Outstanding loans to employees totaled $810,353 and $ 1,424,000 at December 31, 1999 and 1998, respectively.

NOTE 7. NONACCRUAL LOANS

     The following table shows the principal balances of nonaccrual loans as of December 31:


                                                            1999               1998            1997
                                                            ----               ----            ----

     Nonaccrual loans                                     $ 64,000           $486,000        $ 473,000
                                                          ========           ========        =========
     Interest income that would have been accrued
       at original contract rates                         $  6,608           $ 39,878        $  30,835
     Amount recognized as interest  income                       0              5,579            5,829
                                                          --------           --------        ---------
              Foregone revenue                            $  6,608           $ 34,299        $  25,006
                                                          ========           ========        =========


     Impairment of loans having recorded investments of $ 404,678 at December 31, 1998 and 1997 has been recognized in accordance with Statements of Financial Accounting Standards No. 114 and 118. The average recorded investment in impaired loans during 1998 and 1997 was $ 404,678 and $ 405,262, respectively. Total allowance for loan losses related to impaired loans was $ 60,702 and $60,750 at December 31, 1998 and 1997. Interest income on impaired loans of $ 0 and $ 5,829 was recognized for cash payments received in 1998 and 1997. During 1999 foreclosure proceedings were concluded on impaired loans resulting in a loss of $ 39,000 charged to the allowance for loan losses.

     The corporation had no impairment of loans as of December 31, 1999 as defined by Statements of Financial Accounting Standard No. 114 and 118.

NOTE 8. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the corporation has in particular classes of financial instruments.

     The corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                                     Contract or
                                                                                   Notional Amount
                                                                                 ---------------------
                                                                                 1999             1998
                                                                                 ----             ----
                                                                                      (000 omitted)
     Financial instruments whose contract amounts represent credit risk at
       December 31:
          Commitments to extend credit                                          $32,464          $36,653
          Standby letters of credit and financial guarantees written              4,688            3,863

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the corporation upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The corporation holds collateral supporting those commitments when deemed necessary by management.

NOTE 9.  BENEFIT PLANS

     The corporation maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on corporate performance and are at the discretion of the corporation's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the corporation's employees are covered by the plan and the contributions charged to operations were $ 439,957, $ 371,621 and $ 319,182 for 1999, 1998, and 1997, respectively.

     The corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the corporation's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $ 166,191 and $ 166,214 at December 31, 1999 and 1998, respectively. Total annual expense for this deferred compensation plan was $ 19,064 for 1999, 1998 and 1997.

     The corporation also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the corporation's trust department. Total amount contributed to the plan was $ 42,308, $ 31,975 and $ 46,425 for 1999, 1998 and 1997, respectively.

     During 1998 the corporation adopted four new supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the corporation. The estimated present value of future benefits to be paid totaled $196,625 and $ 41,151 at December 31, 1999 and 1998, respectively which is included in other liabilities. Total annual expense for these plans amounted to $155,474 and $41,151 for 1999 and 1998, respectively.

NOTE 10. INCOME TAXES

     The components of federal income tax expense are summarized as follows:

                                                   1999              1998            1997
                                                   ----              ----            ----
                                                                  (000 omitted)
     Current year provision                       $ 1,599            $ 1,153          $ 981
     Deferred income taxes (benefits)                (288)                27             (7)
                                                  -------            -------          -----
         Net federal income tax expense           $ 1,311            $ 1,180          $ 974
                                                  =======            =======          =====

     Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,515,383, $ 1,154,199, and $ 969,000 for 1999, 1998, and 1997, respectively.

     A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:


                                             1999             1998          1997
                                             ----             ----          ----
     Federal income tax rate                 34.0%            34.0%         34.0%
     Reduction resulting from:
         Nontaxable income                    8.1              6.5           6.8
                                            -----            -----         -----
     Effective income tax rate               25.9%            27.5%         27.2%
                                            =====             ====          ====

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

                                                           1999                   1998
                                                           ----                   -----

     Total deferred tax assets                         $ 1,262,000             $   723,000
     Total deferred tax liabilities                       (275,000)             (1,108,000)
                                                       -----------             -----------
         Net deferred tax asset (liability)            $   987,000             $  (385,000)
                                                       ===========             ===========

           The corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

NOTE 11. DEPOSITS

     Included in interest bearing deposits at December 31 are NOW and Super NOW account balances totaling $ 31,663,000 and $ 28,844,000 for 1999 and 1998, respectively. Also included in interest bearing deposits at December 31, 1999 and 1998 are money market account balances totaling $ 45,444,000 and $35,299,000, respectively.

     At December 31, 1999 and 1998 time deposits of $ 100,000 and over aggregated $ 10,855,000 and $ 10,224,000, respectively. Interest expense on time deposits of $ 100,000 and over was $ 484,000; $ 572,000; and $ 497,000 for 1999,
1998 and 1997, respectively.

     At December 31, 1999 the scheduled maturities of certificates of deposit are as follows:

              2000                                         $ 22,179
              2001                                           35,746
              2002                                           11,790
              2003                                            2,588
              2004                                            6,346
              2005 and thereafter                             1,932
                                                           --------
                                                           $ 80,581
                                                           ========

     The corporation accepts deposits of the officers and directors of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $1,081,000 and $ 888,000 at December 31, 1999 and 1998, respectively.

NOTE 12.   LIABILITIES FOR BORROWED MONEY

     Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                      1999              1998
                                                                      ----              ----
     Average balance during the year                              $  8,894,000       $ 4,139,000
     Average interest rate during the year                                4.61%             4.81%
     Maximum month-end balance during the year                    $ 13,683,000       $ 6,234,000
     Securities underlying the agreements at year-end:
          Carrying value                                          $ 25,247,000       $ 6,182,000
          Estimated fair value                                    $ 24,909,000       $ 6,303,000


     At December 31, the corporation had long-term notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:


      - - - - - - -  Amount - - -  - -
           1999                1998            Maturity Date       Interest Rate
           ----                ----            -------------       -------------

      $  1,000,000         $ 1,000,000              1/04              6.42%
         1,000,000           1,000,000              4/03              6.58%
         3,000,000           3,000,000              3/02              6.26%
         3,000,000           3,000,000             10/02              5.73%
         7,500,000           7,500,000              9/08              5.06%
         5,000,000           5,000,000             10/08              4.66%
      ------------        ------------
      $ 20,500,000        $ 20,500,000
      ============        ============

     Interest rates are fixed and interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.

     In addition to the aforementioned long-term notes the corporation obtained a term loan in 1994 totaling $ 350,000 with the Federal Home Loan Bank of Pittsburgh. The maturity dates and applicable fixed interest rates on the remaining balance at December 31 are as follows:

     - - - - - - Amount - - - - -
        1999               1998             Maturity Date               Rate
        ----               ----             -------------               ----
     $       0           $   6,173              2/99                    5.21%
         6,498               6,498              2/00                    5.48%
       315,579             315,579              2/01                    5.58%
     ---------           ---------
     $ 322,077           $ 328,250
     =========           =========

     In addition, the corporation has available a $ 5 million line of credit with the Federal Home Loan Bank of Pittsburgh. Collateral for outstanding advances and the line consists of certain securities and the corporation's 1-4 family mortgage loans totaling $ 100,207,000 at December 31, 1999. The corporation also has available an unused line of credit with Atlantic Central Bankers Bank of $ 6 million at December 31, 1999.

     Total interest on the aforementioned borrowings charged to operations was $1,106,695, $655,025 and $308,405 for 1999, 1998 and 1997, respectively.

NOTE 13. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

     The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:


                                 Balance Sheets
                                   December 31

                                                                1999            1998
                                                                ----            ----
                                                                    (000 omitted)
         Assets
     Cash                                                     $    641        $    109
     Securities available for sale                                 835           1,469
     Investment in Orrstown Bank                                20,811          19,740
     Furniture and equipment (net of depreciation)                   4               2
     Other assets                                                   19              26
                                                              --------        --------
              Total assets                                    $ 22,310        $ 21,346
                                                              ========        ========
         Liabilities

     Accrued expenses                                         $    409        $      0
     Deferred taxes                                                 33             266
                                                              --------        --------
              Total liabilities                                    442             266
                                                              ========        ========


Shareholders' Equity
                                                                                      1999            1998
                                                                                      ----            ----
                                                                                         (000 Omitted)
Common stock, no par value - $ .1041 stated value per share,
   10,000,000 shares authorized with 2,218,291 shares issued
   at December 31, 1999; 2,055,315 shares issued at December 31, 1998               $    231        $    214
           Additional paid-in capital                                                 18,498          12,476
           Retained earnings                                                           3,717           6,863
           Accumulated other comprehensive income                                       (578)          1,527
                                                                                    --------        --------
                    Total shareholders' equity                                        21,868          21,080
                                                                                    --------        --------
                    Total liabilities and shareholders' equity                      $ 22,310        $ 21,346
                                                                                    ========        ========


                                Income Statements
                             Years Ended December 31

                                                                      1999           1998             1997
                                                                      ----           -----            -----
                                                                                 (000 omitted)
     Interest and dividend income                                    $    38        $    23         $    16
     Net gain on sale of investment                                      421              0              10
     Cash dividends from wholly-owned subsidiary                         910          1,110           1,064
     Equity in undistributed income of subsidiary                      2,723          2,030           1,570
                                                                     -------        -------         -------
                                                                       4,092          3,163           2,660
     Less:  Operating expenses and income tax                            337             44              54
                                                                     -------        -------         -------
              Net income                                             $ 3,755        $ 3,119         $ 2,606
                                                                     =======        =======         =======

                            Statements of Cash Flows
                             Years Ended December 31


                                                                      1999           1998             1997
                                                                      ----           ----             ----
                                                                                  (000 Omitted)
     Cash flows from operating activities:
         Net income                                                  $ 3,755        $ 3,119         $ 2,606
         Adjustments to reconcile net income to cash
           provided by operating activities:
            Security (gains)                                            (421)             0             (10)
            Equity in undistributed income of subsidiary              (2,723)        (2,030)         (1,570)
            Increase (decrease) in other liabilities                     409              0             (40)
            (Increase) decrease in other assets                            5            (26)              0
                                                                     -------        -------         -------
     Net cash provided by operating activities                         1,025          1,063             986
                                                                     -------        -------         -------

     Cash flows from investing activities:
         Purchase of available for sale securities                      (255)          (207)            (75)
         Sales of available for sale securities                          624              0              22
                                                                     -------        -------         -------
     Net cash provided (used) by investing activities                    369           (207)            (53)
                                                                     -------        -------         -------

     Cash flows from financing activities:
         Cash dividends paid                                          (1,134)          (986)           (903)
         Cash paid in lieu of fractional stock dividends                 (31)             0             (22)
         Proceeds from sale of stock                                     303            124               0
                                                                     -------        -------         -------

     Net cash (used) by financing activities                            (862)          (862)           (925)
                                                                     -------        -------         -------
     Net increase (decrease) in cash                                     532             (6)              8
     Cash, beginning balance                                             109            115             107
                                                                     -------        -------         -------
     Cash, ending balance                                            $   641        $   109         $   115
                                                                     =======        =======         =======

NOTE 14.  REGULATORY MATTERS

     Dividends paid by Orrstown Financial Services, Inc. are generally provided from the bank's dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $ 15,153,000 in its retained earnings at December 31, 1999 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December 31, 1999 is $ 3,717,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

     The corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Orrstown Financial Services' capital ratios to regulatory minimums at December 31 is as follows:

                                                  Orrstown Financial Services       Regulatory Minimum
                                                    1999               1998           Requirements
                                                    ----               ----         ------------------
     Leverage ratio                                 8.2%               8.9%                3%
     Risk-based capital ratio
         Tier I (core capital)                     10.5%              11.8%                4%
         Combined Tier I and Tier II
           (core capital plus allowance
           for loan losses)                        11.8%              12.9%                8%

     As of December 31, 1999 the most recent notification from the Federal Reserve Bank categorized the corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the corporation's category.

NOTE 15. LEASES

     The bank leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2001 through 2004. Total rent expense charged to operations in connection with these leases was $118,342, $24,803 and $22,350 for 1999, 1998, and 1997, respectively.

     The total minimum rental commitment under operating leases at December 31, 1999 is as follows:

Due in the year ending December 31:

                 2000                                      $ 186,452
                 2001                                        174,189
                 2002                                         60,480
                 2003                                         14,326
                 2004                                         11,076

NOTE 16. COMPENSATING BALANCE ARRANGEMENTS

     Required deposit balance at the Federal Reserve was $ 65,000 at December 31, 1999 and 1998, respectively. Required deposit balance at Atlantic Central Bankers Bank was $ 585,000 at December 31, 1999 and 1998. These balances are maintained to cover processing costs and service charges. An additional $ 30,240 is on deposit with First Union National Bank of Florida as a reserve for potential clearing losses related to the credit card operations.

NOTE 17. COMMITMENTS

     The corporation has entered into contracts for the renovation of a property acquired in 1998 that is adjacent to its downtown Shippensburg office and for the construction of a new branch office. The total amount of the contracts is $362,000, of which $ 107,000 remained open at December 31, 1999.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the corporation's financial instruments were as follows at December 31:

                                                      - - - - - 1999 - - - - - -      - - - - - - 1998 - - - - -

                                                      Carrying           Fair          Carrying           Fair
                                                        Amount          Value           Amount            Value
                                                      ---------       ---------       ---------         --------
                                                                             (000 Omitted)
     FINANCIAL ASSETS
          Cash and short-term investments             $   8,700       $   8,700       $  15,127         $ 15,127
          Securities available for sale                  60,455          60,455          49,852           49,852
          Restricted bank stocks                          1,509           1,509           1,285            1,285

          Loans                                         180,691                         158,632
          Allowance for loan loses                       (2,455)                         (1,971)
                                                      ---------                       ---------
               Net loans                                178,236         177,742         156,661          157,486

          Accrued interest receivable                     1,599           1,599           1,235            1,235
                                                      ---------       ---------       ---------        ---------
               Total financial assets                 $ 250,499       $ 250,005       $ 224,160        $ 224,985
                                                      =========       =========       =========        =========
     FINANCIAL LIABILITIES
          Deposits                                    $ 204,389       $ 205,177       $ 183,764        $ 184,131
          Short-term borrowed funds                      15,406          15,406           6,234            6,234
          Long-term borrowed funds                       20,822          17,822          20,828           20,903
          Accrued interest payable                          422             422           2,129            2,129
                                                      ---------       ---------       ---------        ---------
               Total financial liabilities            $ 241,039       $ 238,827       $ 212,955        $ 213,397
                                                      =========       =========       =========        =========

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations

     The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

Summary

     For the year ended December 31, 1999, Orrstown Financial Services, Inc. (the Corporation), and its wholly owned subsidiary, Orrstown Bank (the Bank), recorded net income of $ 3,755,000, an increase of 20.4% over 1998 earnings of $3,119,000, which was a 19.7% increase over net income of $2,606,000 in 1997. Net income per share (EPS) has increased over this time period from $1.18 in 1997 to $1.41 in 1998 and $1.70 in 1999.

     The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.50% in 1999, 1.47% in 1998 and 1.51% in 1997. The return on average equity has steadily increased from 15.37% in 1997, to 15.97% in 1998 and 17.02% in 1999.

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

     For the year ended December 31, 1999, net interest income totaled $10,250,000, an increase of $1,489,000, or 17.0%, over 1998. The 1998 total was
$8,761,000, or 14.9%, over 1997. On a taxable equivalent basis, net interest income increased by 16.3% in 1999 and 15.1% in 1998. Marginal tax rates used in the taxable equivalent equation were 34% for all three years presented.

     The Corporation's taxable equivalent net interest spread was 4.32% in 1997, 4.05% in 1998, and 4.14% in 1999. The net interest margin, which factors in noninterest bearing funds sources, has moved from 5.01% to 4.70% to 4.69%, respectively. Earning assets represented 94.1% of total assets in 1997, 93.8% in 1998 and 92.6% in 1999.

     Volume factors were responsible for essentially all net interest income growth during 1998 and 1999. On an average daily basis, assets grew 18.1% during 1999 and 23.1% during 1998. Earning assets grew 16.5% and 22.8% during 1999 and 1998, respectively. Average daily loan growth of 17.7% in 1999 and 22.7% in 1998 was achieved without lowering credit standards and allowed net interest margins to hold at above peer group levels despite pressure on margins generally throughout the banking industry. The net interest margin generated in 1999 declined by only one basis point from 1998 levels and remained well above peer averages while net interest spread actually increased by nine basis points. Continued shifting of the loan portfolio mix toward a heavier commercial loan weighting helped maintain spreads by affording opportunities to record noninterest bearing deposit balances along with variable loan balances tied primarily to prime during a period that saw three 25 basis point increases in the prime rate over the last half of the year. Management is poised to keep a very close eye on margins moving into 2000.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates
Taxable Equivalent Basis
(Dollars In Thousands)

                                       - - - - - - - 1999 - - - - - - -  - - - - - 1998 - - - - - - - -
                                                     Tax        Tax                  Tax        Tax
                                        Average   Equivalent Equivalent Average   Equivalent Equivalent
                                        Balance    Interest   Rate      Balance     Interest    Rate
ASSETS:
Interest Earning Assets:
     Federal funds sold & interest-
       bearing bank balances           $  5,834    $   283     4.85%    $  5,706    $   303     5.31%
                                       --------    -------     ----     --------    -------     ----
Investment securities:
     Taxable investment
       securities                        38,877      2,397     6.17       31,450      1,934     6.15
     Tax-exempt investment
       securities                        17,852      1,564     8.76       17,890      1,570     8.77
                                       --------    -------     ----     --------    -------     ----
         Total investment
           securities                    56,729      3,961     6.98       49,340      3,504     7.10
                                       --------    -------     ----     --------    -------     ----
Loans:
     Taxable loans                      166,498     14,433     8.67      142,019     12,717     8.96
     Tax-exempt loans                     2,960        274     9.26        1,994        179     8.97
                                       --------    -------     ----     --------    -------     ----
         Total loans                    169,458     14,707     8.68      144,013     12,896     8.96
                                       --------    -------     ----     --------    -------     ----
         Total interest-
           earning assets               232,021     18,951     8.17      199,059     16,703     8.39
Non-Interest Earning Assets:
     Cash and due from banks              6,515                            5,699
     Bank premises and
       equipment                         14,110                            5,148
     Other assets                             0                            4,158
     Less allowance for loan
       losses                            (2,117)                          (1,915)
                                       --------                         --------
         Total                         $250,529                         $212,149
                                       ========                         ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
     Interest-bearing demand
       deposits                        $ 71,176    $ 2,088     2.93     $ 55,454    $ 1,715     3.09
     Savings deposits                    22,888        580     2.53       23,394        677     2.89
     Time deposits                       75,859      3,850     5.08       74,488      4,087     5.49
     Short term borrowings                9,713        438     4.51        4,237        204     4.81
     Long term borrowings                20,560      1,118     5.44       11,726        665     5.67
                                       --------    -------     ----     --------    -------     ----
         Total interest-
           bearing liabilities          200,196      8,074     4.03      169,299      7,348     4.34
Non-Interest Bearing Liabilities:
     Demand deposits                     25,365                           20,433
     Other                                2,901                            2,894
                                       --------                         --------
         Total liabilities              228,462                          192,626
     Shareholders' equity                22,067                           19,523
                                       --------                         --------
         Total cost of funds           $250,529                3.48     $212,149                3.69
                                       ========                ----     ========                ----
Net interest income/net
  interest spread                                  $10,877     4.14%                $ 9,355     4.05%
                                                   =======     ====                 =======     ====
Net interest margin                                            4.69%                            4.70%
                                                               ====                             ====



                                         - - -  - - - 1997 -- - - - - -
                                                      Tax         Tax
                                        Average    Equivalent  Equivalent
                                        Balance     Interest      Rate
ASSETS:
Interest Earning Assets:
     Federal funds sold & interest-
       bearing bank balances           $  3,372     $   189       5.60%
                                       --------     -------
Investment securities:
     Taxable investment
       securities                        25,360       1,624       6.40
     Tax-exempt investment
       securities                        15,983       1,417       8.86
                                       --------     -------
         Total investment
           securities                    41,343       3,041       7.35
                                       --------     -------       ----
Loans:
     Taxable loans                      116,811      10,669       9.13
     Tax-exempt loans                       592          50       8.45
                                       --------     -------
         Total loans                    117,403      10,719       9.13
                                       --------     -------       ----
         Total interest-
           earning assets               162,118      13,949       8.60
Non-Interest Earning Assets:
     Cash and due from banks              5,008
     Bank premises and
       equipment                          4,443
     Other assets                         2,486
     Less allowance for loan
       losses                            (1,689)
                                       --------
         Total                         $172,366
                                       ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
     Interest-bearing demand
       deposits                        $ 37,535     $ 1,056       2.81
     Savings deposits                    24,568         728       2.96
     Time deposits                       68,161       3,711       5.44
     Short term borrowings                  218          12       5.50
     Long term borrowings                 5,322         315       5.92
                                       --------     -------       ----
         Total interest-
           bearing liabilities          135,804       5,822       4.28
Non-Interest Bearing Liabilities:
     Demand deposits                     17,665
     Other                                1,941
                                       --------
         Total liabilities              155,410
     Shareholders' equity                16,956
                                       --------
         Total cost of funds           $172,366                   3.59
                                       ========                   ----
Net interest income/net
  interest spread                                   $ 8,127       4.32%
                                                    =======       ====
Net interest margin                                               5.01%
                                                                  ====


Noninterest Income and Expenses

     Other income increased $ 1,328,000, or 59.0% during 1999 due to significant increases in all noninterest income areas that, at least, mirrored the 18.1% growth in the Corporation's average daily assets. Growth of 27.7% in deposit related charges contributed $ 234,000 additional revenue. These gains arose due to a 12.4% increase in average daily deposits plus an upgrade in various service charge schedules. Trust and brokerage revenue grew $ 412,000, or 50.4%, as investment management services continue to grow at a phenomenal rate as measured by both assets under management and profitability. Securities gains increased $ 432,000 due, almost solely, to one transaction. One of the companies held in the parent's bank stock portfolio was acquired and the resultant sale of the stock generated a large gain. Other income increased $ 175,000 due to growth in cash surrender values of life insurance policies used to provide benefits under various plans. Management has made a concerted effort, in recent years, to locate new sources of noninterest income and to offer them to the customer base profitably.

     Other expenses rose $1,773,000, or 27.7% in 1999. With commercial bank totals growing at a 20% plus annualized pace over the past two years and trust department totals growing at a 30% plus annualized pace during the same period, some growth in operating expenses is to be expected. In addition, a second Chambersburg branch was opened during 1999 via acquisition of a $5,000,000 deposit base and the assumption of an existing leased facility located in a Wal-Mart. Additional personnel were added to staff that branch which came under our control in September. In addition, the robust growth has created the need for additional operations personnel. Every major data processing system was converted during 1999 with one-time charges exceeding $300,000 being funded through operations. The resultant improvements in backroom efficiency and enhancements to customer service should set the stage for improved efficiency and ability to handle growth moving forward. Management has been able to generate across the board improvements in operating systems while still maintaining an efficiency ratio below 60%, an enviable number for a community bank with less than $ 500 million of assets. The efficiency ratio increased to 58.2% for 1999, following 55.0% in 1998 and 55.2% in 1997, but the backroom should be properly positioned to allow improvement of this ratio in 2000.

     The Corporation handled the year 2000 date turnover with no incidents and did not suffer material costs associated with that issue. The ability to focus the attention of operations personnel totally on customers and products will be a great relief moving forward however.

     The table that follows provides additional information regarding noninterest income and noninterest expense increases over the past three years:

ANALYSIS OF NONINTEREST INCOME AND EXPENSES

                                                    - - Year Ended December 31 - - -      - - - - % Change - - - -
                                                     1999        1998         1997        1999-1998     1998-1997
                                                            (In Thousands)
Other income:
     Service charges on deposit accounts            $ 1,080     $   846      $   679         27.7%         24.6%
     Loan service charges and fees                      285         243          100         17.3%        143.0%
     Other service charges, commissions and fees        258         224          163         15.2%         37.4%
     Trust department income                            862         656          490         31.4%         33.9%
     Brokerage income                                   368         162           59        127.2%        174.6%
     Securities gains (losses)                          423          (9)           3          NM            NM
     Other operating income                             305         131           57        133.6%        129.8%
                                                    -------     -------      -------        -----         -----
                                                    $ 3,581     $ 2,253      $ 1,551         59.0%         45.3%
                                                    -------     -------      -------        -----        ------
Other expenses:
     Salaries                                       $ 2,945     $ 2,478      $ 2,076         18.8%         19.4%
     Employee benefits                                1,351       1,013          825         33.4%         22.8%
     Occupancy and equipment expenses                 1,100         859          764         28.1%         12.4%
     Data processing expenses                           671         493          390         36.1%         26.4%
     ATM expenses                                       151         113           59         33.6%         91.5%
     Telephone                                          143          96           77         49.0%         24.7%
     Printing and supplies                              249         178          161         39.9%         10.6%
     Postage                                            128         117          108          9.4%          8.3%
     Directors fees                                     185         154          151         20.1%          2.0%
     Advertising                                        138         154          149        (10.4)%         3.4%
     Pennsylvania shares tax                            171         145          132         17.9%          9.8%
     Other operating expenses                           986         645          492         53.0%         31.1%
                                                    -------     -------      -------        -----         -----
                                                    $ 8,218     $ 6,445      $ 5,384         27.5%         19.7%
                                                    -------     -------      -------        -----         -----
     Noninterest income as a % of noninterest
       expense                                         43.6%       35.0%        28.8%


Federal Income Taxes

     The Corporation's effective federal income tax rate for 1999 was 25.9%, as compared to 27.5% in 1998 and 27.2% in 1997. Corporate income tax rates for 2000 are forecast to stay near 1999 levels. The Corporation is firmly entrenched in the 34% bracket so all taxable income will be taxed at 34% in 2000. This, along with anticipated growth, is expected to increase the Corporation's effective federal income tax rate to approximately 27% in 2000, assuming no retroactive change in rates during 2000.

Asset Quality and Credit Risk Analysis

     The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with the investments.

  Credit Risk Analysis

     The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to nondomestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .05% of average outstanding loans during 1999 and .05% of average 1998 loans. Nonperforming loans, as represented by nonaccrual and restructed items, were only .04% and .31% of outstanding loans at December 31, 1999 and 1998, respectively. Loans 90 days or more past due and still accruing represented .05% and .18% of outstanding loans at December 31, 1999 and 1998, respectively.

  Allowance for Loan Losses

     Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. In order to assess this risk, an ongoing loan review process continually evaluates the current financial condition of commercial borrowers, local and national economic conditions, and the current level of delinquencies. Through this process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $ 547,000, $ 270,000 and $ 215,000 for 1999, 1998 and
1997, respectively. These provisions compared to net charge-offs of $ 63,000, $ 66,000 and $ 68,000 for 1999, 1998 and 1997, respectively. The allowance for loan losses was increased 24.6% during 1999 while loans increased 13.9%. The reserve at December 31, 1999 represented 1.36% of loans outstanding. Net charge-offs for 1999 represented only .04% of average loans outstanding. The reserve at December 31, 1999 represented 39 years of coverage based upon 1999 net charge-offs and 3,836% of nonaccrual loans. In addition, approximately 68% of the allowance was unallocated under internal evaluation procedures as of December 31, 1999.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                              - - - - - - - - - - - - Year Ended December 31 - - - - - - - - -
                                                                1999            1998          1997          1996         1995
                                                              ---------       --------      --------     ---------     --------
Amount of loans outstanding at end of period                  $ 180,691       $158,632      $128,331     $ 108,926     $102,857
                                                              =========       ========      ========     =========     ========
Daily average loans outstanding                               $ 169,458       $144,013      $117,403     $ 105,779     $ 97,662
                                                              =========       ========      ========     =========    =========
Balance of allowance for possible loan losses at
  beginning of period                                         $   1,971       $  1,767      $  1,620     $   1,433     $  1,200
Loans charged off                                                   128             84            83            68           51
Recoveries of loans previously charged off                           65             18            15            15           14
                                                              ---------       --------
Net loans charged off (recovered)                                    63             66            68            53           37
Additions to allowance charged to expense                           547            270           215           240          270
                                                              ---------       --------      --------     ---------     --------
Balance at end of period                                      $   2,455       $  1,971      $  1,767     $   1,620     $  1,433
                                                              =========       ========      ========     =========     ========
Ratio of net charge-offs to average loans outstanding              0.04%          0.05%         0.06%         0.05%        0.04%
                                                              =========       ========      ========     =========     ========
Ratio of reserve to gross loans outstanding at December 31         1.36%          1.24%         1.38%         1.49%        1.39%
                                                              =========       ========      ========     =========     ========

Risk Elements

     Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. The Bank's loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is adequate given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Approximately 68% of the reserve balance is unallocated under current procedures. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change.



NONPERFORMING ASSETS

                                                        - - - - - - - - - - -  -December 31 - - - - - - - - - - - - -
                                                        1999         1998          1997            1996          1995
                                                        -----      --------      --------          -----         -----
                                                                               (In Thousands)
Loans on nonaccrual (cash) basis                        $  64      $    486      $    473          $  14         $ 132
Loans whose terms have been renegotiated to
provide a reduction or deferral of interest or
principal because of a deterioration in the
financial position of the borrower                          0             0             0              0             0
OREO                                                        0           311            49             49            27
                                                        -----      --------      --------          -----         -----
Total nonperforming loans and OREO                      $  64      $    797      $    522          $  63         $ 159
                                                        =====      ========      ========          =====         =====
Ratio of nonperforming assets to total loans and OREO    0.04%         0.50%         0.41%         0.06%          0.15%
                                                         ====      ========      ========          ====           ====
Ratio of nonperforming assets to total assets            0.02%         0.34%         0.27%         0.04%          0.11%
                                                         ====      ========      ========          ====           ====
OTHER CREDIT RISK ELEMENTS
Loans past due 90 or more days and still accruing       $  97      $    284      $    657          $ 203         $ 417
                                                        -----      --------      --------          -----         -----
Ratio of other credit risk elements to total loans
  and OREO                                               0.05%         0.18%         0.51%          0.19%         0.41%
                                                         ====      ========      ========          ====           ====
Ratio of other credit risk elements to total assets      0.04%         0.12%         0.35%         0.13%          0.29%
                                                         ====      ========      ========          ====           ====
TOTAL NONPERFORMING AND OTHER RISK ASSETS               $ 161       $ 1,081       $ 1,179          $ 266         $ 576
                                                        -----       -------       -------          -----         -----
Ratio of total risk assets to total loans and OREO       0.09%         0.68%         0.92%         0.24%          0.56%
                                                         ====      ========      ========          ====           ====
Ratio of total risk assets to total assets               0.06%         0.46%         0.62%         0.17%          0.39%
                                                         ====      ========      ========          ====           ====

Future Impact of Recently Issued Accounting Standards

     In June, 1998 the Financial Accounting Standards Board (FASB) issued SFAS No. 133 - "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1999. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows:
(a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

Liquidity, Rate Sensitivity and Interest Rate Risk Analysis

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

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1999
(Dollars in Thousands)


                                    - - - - - - - - - - - - - - - - Interest Sensitivity Period - - - - - - - - - - - - - - - - -
                                                       After 1           After 3        After 6
                                      Within          Within 3          Within 6      Within 12            After
                                     1 Month            Months            Months         Months           1 Year             Total

RATE SENSITIVE ASSETS (RSA):
Loans                               $ 49,060          $ 12,492          $ 20,411       $ 36,551        $  62,177         $ 180,691
Investment securities                  4,576             1,248             4,930          6,460           44,750            61,964
Other earning assets                     115                 0                 0              0                0               115
                                 -----------      ------------     -------------  -------------   --------------     -------------
     Total RSA                        53,751            13,740            25,341         43,011          106,927           242,770
                                   ---------          --------         ---------       --------        ---------        ----------
RATE SENSITIVE LIABILITIES (RSL):
Interest bearing deposits             41,001            17,163            11,602         13,715           95,644           179,125
Short term borrowed funds             15,406                 0                 0              0                0            15,406
Long term borrowed funds                   0             6,000                 6              0           14,816            20,822
                                ------------         ---------      ------------   ------------       ----------       -----------
     Total RSL                        56,407            23,163            11,608         13,715          110,460           215,353
                                    --------          --------          --------       --------        ---------        ----------
RATE SENSITIVE GAP:
Period                                (2,656)           (9,423)           13,733         29,296           (3,533)           27,417
Cumulative                            (2,656)          (12,079)            1,654         30,950           27,417
GAP AS A PERCENT OF TOTAL ASSETS:
Period                                 (1.13)%           (4.00)%            5.82%          12.42%
Cumulative                             (1.13)%           (5.12)%            0.70%          13.12%
     RSA/RSL Cumulative                 0.95              0.85             1.02            1.30

     The liability biased, or negative, gap position during the first three months indicates that earnings would be naturally enhanced, or more easily maintained, in a falling rate environment. The gap position becomes asset biased, or positive, by the sixth month. This indicates that the position is balanced adequately to react to a rate movement in either direction without material damage to earnings.

Capital Adequacy and Regulatory Matters

     The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation, net income retained after the declaration of dividends, has been the primary method employed to increase capital accounts. Total stockholders' equity rose $ 788,000 during 1999, an increase of 3.7% for the year. This followed growth of 15.4% and 15.2% during 1998 and 1997, respectively. The 1999 increase was tempered by an equity writedown of $ 2,105,000 attributable to the available for sale debt securities portfolio. This writedown was due simply to the rising interest rate environment during the second half of the year and was not attributable to portfolio quality issues. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to stockholders. In 1999 cash dividends rose $ 148,000, or 15.0% over 1998 levels while net income rose 20.4% during the period. This followed a 9.0% increase in dividend payout for 1998 versus 1997. The Bank enjoyed rapid asset growth during 1999 which caused a moderation in the Corporation's dividend payout percentage for the year in order to assure an adequate capital base to accommodate such growth in the future. Dividends per share have moved from .41 to .45 to .51 for 1997 through 1999, respectively.

CAPITAL AND DIVIDEND RATIOS

                                        1999              1998              1997
                                                  (Amounts in Thousands)
At December 31:
Shareholders' equity                  $ 21,868          $21,080           $ 18,265
Equity/assets                             8.25%            8.94%              9.60%
For the Year:
Average equity/average assets             8.81%            9.20%              9.84%
Dividend payout                          30.20%           31.61%             34.65%
Return on average equity                 17.02%           15.97%             15.37%
Dividends paid                        $  1,134          $   986           $    903

                                                                                                Regulatory
Regulatory Capital Measures:                                                                     Minimums
Tier I Capital Ratio                     10.5%             11.8%              12.7%                4.0%
Total (Tier II) Capital Ratio            11.8%             12.9%              14.0%                8.0%
Leverage Ratio                            8.2%              8.9%              10.0%                3.0%

     The maintenance of a strong capital base, above regulatory risk based minimums and industry averages, has been an integral part of the Corporation's operating philosophy. Management foresees no problem in maintaining capital ratios in excess of regulatory requirements. Capital has been purposely leveraged in recent years by the use of matched investment securities transactions approximating $8 million. These transactions are generating approximately $100,000 of annual net income while still maintaining a comfortable capital base.

     The Corporation and the Bank are subject to periodic examinations by one or more of the various regulatory agencies. During 1999, four examinations were conducted that included, but were not limited to, procedures designed to review Year 2000 (Y2K) preparedness, trust operations, compliance Community Reinvestment Act (CRA) activities. No comments were received from regulatory bodies which, if implemented, would have a material effect on the Corporation's liquidity, capital resources or operations.

SUMMARY OF QUARTERLY FINANCIAL DATA

     The unaudited quarterly results of operations for the years ended December 31, 1999 and 1998 are as follows:


                                               1999                                                  1998
                          - - - - - - - - - Quarter Ended - - - - -  - -        - - - - - - - - Quarter Ended - - - - - - - - -
                           March       June       September     December         March        June       September      December
Interest income           $ 4,309     $ 4,433      $ 4,672       $ 4,910        $ 3,715      $ 3,979      $ 4,138        $ 4,277
Interest expense            1,922       1,941        2,033         2,178          1,707        1,800        1,857          1,984
                          -------     -------      -------      --------        -------      -------      -------        -------
Net interest income         2,387       2,492        2,639         2,732          2,008        2,179        2,281          2,293
Provision for loan
  losses                       90          90           90           277             75           75           75             45
                          -------     -------      -------      --------        -------      -------      -------        -------
Net interest income
  after provision for
   loan losses              2,297       2,402        2,549         2,455          1,933        2,104        2,206          2,248
Securities gains
   (losses)                    (9)         (6)         271           167            (10)          (2)          11             (8)
Other income                  713         862          801           782            491          535          550            686
Other expenses              1,829       1,920        2,302         2,167          1,527        1,556        1,567          1,795
                          -------     -------      -------      --------        -------      -------      -------        -------
Other income before
  income taxes              1,172       1,338        1,319         1,237            887        1,081        1,200          1,131
Applicable income
  taxes                       323         349          345           294            245          296          335            304
                          -------     -------      -------      --------        -------      -------      -------        -------
Net income                $   849     $   989      $   974      $    943        $   642      $   785      $   865        $   827
                          =======     =======      =======      ========        =======      =======      =======        =======
Per common share data:
Net income                 $ 0.38      $ 0.45       $ 0.44       $  0.43        $  0.30      $  0.35      $  0.39        $  0.37
Dividends                    0.12        0.12         0.13          0.14           0.11         0.11         0.11           0.12
Performance statistics:
Return on average assets     1.45%       1.62%        1.52%         1.41%         1.33%        1.51%        1.60%           1.42%
Return on average equity    15.95%      17.92%       17.38%        16.78%        13.99%       16.61%       17.42%          15.77%
Average equity/average
  assets                     9.09%       9.04%        8.73%         8.41%         9.52%        9.11%        9.19%           9.04%

Selected Five-Year Financial Data
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY



Year Ended December 31                                    1999          1998             1997          1996            1995

Summary of Operations (000 omitted)
Interest income ...................................   $    18,324    $    16,109     $    13,450    $    12,018     $    10,829
Interest expense ..................................         8,074          7,348           5,822          5,139           4,542
                                                      -----------    -----------     -----------    -----------     -----------
Net interest income ...............................        10,250          8,761           7,628          6,879           6,287
Provision for loan losses .........................           547            270             215            240             270
                                                      -----------    -----------     -----------    -----------     -----------
Net interest income after provision for loan losses         9,703          8,491           7,413          6,639           6,017
Securities gains (losses) .........................           423             (9)              3             (5)            (45)
Other operating income ............................         3,158          2,262           1,548          1,245             980
Other operating expenses ..........................         8,218          6,445           5,384          4,793           4,256
                                                      -----------    -----------     -----------    -----------     -----------
Income before income taxes ........................         5,066          4,299           3,580          3,086           2,696
Applicable income tax .............................         1,311          1,180             974            838             742
                                                      -----------    -----------     -----------    -----------     -----------
     Net income ...................................   $     3,755    $     3,119     $     2,606    $     2,248     $     1,954
                                                      ===========    ===========     ===========    ===========     ===========

Per Common Share Data*
Income before taxes ...............................   $      2.29    $      1.94     $      1.63    $      1.40     $      1.22
Applicable income taxes ...........................          0.59           0.53            0.45           0.38            0.34
Net income ........................................          1.70           1.41            1.18           1.02            0.88
Cash dividend paid ................................          0.51           0.45            0.41           0.32            0.27
Book value ........................................          9.85           9.54            8.29           7.19            6.64
Average shares outstanding ........................     2,214,951      2,205,718       2,204,444      2,205,268       2,206,560

Stock Price Statistics*
Close .............................................   $     38.00    $     26.05     $     20.93    $     15.06     $     13.29
High ..............................................         40.00          29.77           20.93          15.06           13.29
Low ...............................................         25.12          20.59           15.06          13.29           11.96
Price earnings ratio at close .....................          22.4           18.5            17.7           14.8            15.1

Year-End Balance Sheet Data (000 omitted)
Total assets ......................................   $   265,053    $   235,822     $   190,242    $   157,556     $   145,998
Total loans .......................................       180,691        158,632         128,331        108,926         102,857
Total investment securities .......................        61,964         51,137          47,191         34,355          31,563
Deposits - noninterest bearing ....................        25,264         22,020          17,649         16,322          13,962
Deposits - interest bearing .......................       179,125        161,744         142,931        120,937         113,368
Total deposits ....................................       204,389        183,764         160,580        137,259         127,330
Liabilities for borrowed money ....................        36,228         27,062           8,569          2,339           2,345
Total shareholders' equity ........................        21,868         21,080          18,265         15,856          14,633
Trust assets under management - market value ......       182,000        152,000         108,000         83,000          66,000

Performance Statistics
Average equity/average assets .....................          8.81%          9.20%           9.84%          9.84%          10.00%
Return on average equity ..........................         17.02%         15.97%          15.37%         14.90%          14.40%
Return on average assets ..........................          1.50%          1.47%           1.51%          1.47%           1.44%

* Per share amounts have been restated to reflect:

The 7 1/2% stock dividend effective November 19, 1999.
The 2 for 1 stock split effective November 21, 1998.
The 5% stock dividend effective May 15, 1997.
The 5% stock dividend effective July 21, 1995.

Market, Dividend & Investor Information

Market and Dividend Information

     The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 1999, there were approximately 1,848 shareholders of record, with a total of 2,218,291 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share. All per share data has been restated to reflect the 7 1/2% stock dividend paid November 19, 1999 to shareholders of record November 1, 1999.


                                         1999                                              1998
                                      Market Price                                      Market Price
                                                              Quarterly                                        Quarterly
                                 High            Low           Dividend            High              Low        Dividend

                               -------         -------          -------           -------          -------      -------
First quarter                  $ 32.56         $ 25.58          $ 0.121           $ 22.33          $ 20.93      $ 0.107
Second quarter                 $ 37.21         $ 25.12          $ 0.121           $ 24.19          $ 20.59      $ 0.107
Third quarter                  $ 37.21         $ 32.56          $ 0.130           $ 27.91          $ 24.19      $ 0.112
Fourth quarter                 $ 40.00         $ 32.56          $ 0.140           $ 29.77          $ 25.58      $ 0.121
                                                                -------                                         -------
                                                                $ 0.512                                         $ 0.447

Investor Information

Annual Meeting

     The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for April 11, 2000 at 9:00 a.m. at Shippen Place Hotel and Restaurant, 32 East King Street, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

Annual and Quarterly Reports

     Copies of the annual and quarterly reports may be obtained at any office of Orrstown Bank, or by writing to Patricia A. Corwell, Vice President & Assistant Secretary, Orrstown Bank, P. O. Box 250, Shippensburg, PA 17257.

Form 10-K

     A copy of the corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained by writing to Orrstown Bank, P. O. Box 250, Shippensburg, PA 17257.

Transfer Agent

     The transfer agent for Orrstown Financial Services, Inc. is Orrstown Bank, 77 East King Street, P.O. Box 250, Shippensburg, PA 17257.

Market Makers

E.E. Powell & Co., Inc.       Janney Montgomery Scott       F.J. Morrissey & Co., Inc.
1100 Gulf Tower               1 North Church Street         1700 Market Street - Suite 1420
Pittsburgh, PA 15219          P. O. Box 3129                Philadelphia, PA 19103
1-800-289-7865                West Chester, PA 19380        1-800-842-8928
                              1-800-777-0131