Form 10-K, Exhibit 13
period 2000-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2001-03-26
CIK 826154

                                                                      Exhibit 13

                        Orrstown Financial Services, Inc.

                          2000 Annual Financial Report




                                 C O N T E N T S

                                                                                          Page
INDEPENDENT AUDITOR'S REPORT                                                                 1

CONSOLIDATED FINANCIAL STATEMENTS

     Balance sheets                                                                          2
     Statements of income                                                                    3
     Statements of changes in shareholders' equity                                           4
     Statements of cash flows                                                                5
     Notes to consolidated financial statements                                         6 - 14

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS                                                            15 - 20

SUMMARY OF QUARTERLY FINANCIAL DATA                                                         21

SELECTED FIVE-YEAR FINANCIAL DATA                                                           22

MARKET, DIVIDEND AND INVESTOR INFORMATION                                                   23

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Orrstown Financial Services, Inc.
Orrstown, Pennsylvania


                  We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years ended December 31, 2000. These consolidated financial statements are the responsibility of the corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.





                                         /s/ SMITH ELLIOTT KEARNS & COMPANY, LLC




Chambersburg, Pennsylvania
January 31, 2001

Consolidated Balance Sheets
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

ASSETS
                                                                                 Dec. 31, 2000           Dec. 31, 1999
                                                                                 (000 omitted)           (000 omitted)
Cash and due from banks                                                            $  11,021                $   8,585
Interest bearing deposits with banks                                                     172                      115
Federal funds sold                                                                     3,049                        0
Securities available for sale                                                         69,919                   60,455
Federal Home Loan Bank, Federal Reserve and Atlantic Central
   Bankers Bank stock, at cost which approximates market value                         2,134                    1,509
                                                                                   ---------                ---------
                                                                                      86,295                   70,664
                                                                                   ---------                ---------
Loans
    Commercial, financial and agricultural                                            23,938                   21,503
    Real estate - Mortgages                                                          157,722                  134,046
    Real estate - Construction and land development                                   17,425                   15,580
    Consumer                                                                          10,096                    9,562
                                                                                   ---------                ---------
                                                                                     209,181                  180,691
    Less:  Allowance for loan losses                                               (   2,691)               (   2,455)
                                                                                   ---------                ---------
                                                                                     206,490                  178,236
                                                                                   ---------                ---------

Premises and equipment, net                                                            9,269                    6,809
Accrued interest receivable                                                            2,016                    1,599
Cash surrender value of life insurance                                                 5,636                    5,384
Other assets                                                                           2,197                    2,361
                                                                                   ---------                ---------
           Total assets                                                            $ 311,903                $ 265,053
                                                                                   =========                =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits
    Non-interest bearing                                                           $  31,716                $  25,264
    Interest bearing                                                                 210,292                  179,125
                                                                                   ---------                ---------
                                                                                     242,008                  204,389
                                                                                   ---------                ---------
Federal funds purchased and securities sold under agreements
  to repurchase                                                                       18,426                   15,406
Other borrowed funds                                                                  21,515                   20,822
Accrued interest and other liabilities                                                 3,280                    2,568
                                                                                   ---------                ---------
           Total liabilities                                                         285,229                  243,185
                                                                                   ---------                ---------

Shareholders' equity
    Common stock:  No par value - $ .1041 stated value per share,
       10,000,000 shares authorized with 2,240,744 shares issued at
       December 31, 2000; 2,218,291 shares issued at December 31, 1999                   233                      231
    Additional paid-in capital                                                        19,360                   18,498
    Retained earnings                                                                  6,619                    3,717
    Accumulated other comprehensive income (loss)                                        462                (     578)
                                                                                   ---------                ---------
           Total shareholders' equity                                                 26,674                   21,868
                                                                                   ---------                ---------
           Total liabilities and shareholders' equity                              $ 311,903                $ 265,053
                                                                                   =========                =========

         THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                           PART OF THESE STATEMENTS.

Consolidated Statements of Income
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                                     Years Ended December 31,

                                                                            2000               1999                1998
                                                                                          (000 omitted)
Interest and Dividend Income
Interest and fees on loans                                                $ 17,033           $ 14,613            $ 12,836
Interest and dividends on investment securities
    U.S. Government and agencies                                             3,182              2,289               1,840
    Exempt from federal income tax                                             956              1,032               1,036
    Other investment income                                                    587                390                 397
                                                                          --------           --------            --------
       Total interest and dividend income                                   21,758             18,324              16,109
                                                                          --------           --------            --------

Interest Expense
Interest on deposits                                                         7,865              6,519               6,479
Interest on borrowed money                                                   2,453              1,555                 869
                                                                          --------           --------            --------
       Total interest expense                                               10,318              8,074               7,348
                                                                          --------           --------            --------

       Net interest income                                                  11,440             10,250               8,761
                                                                          --------           --------            --------

Provision for loan losses                                                      360                547                 270
                                                                          --------           --------            --------

       Net interest income after provision for loan losses                  11,080              9,703               8,491
                                                                          --------           --------            --------

Other Income
Service charges on deposit accounts                                          1,174              1,080                 846
Other service charges, commissions, and fees                                   644                543                 467
Trust department income                                                      1,125                861                 656
Brokerage income                                                               341                369                 162
Securities gains (losses)                                                      114                423            (      9)
Other income                                                                   344                305                 131
                                                                          --------           --------            --------
       Total other income                                                    3,742              3,581               2,253
                                                                          --------           --------            --------

       Net interest income and other income                                 14,822             13,284              10,744
                                                                          --------           --------            --------

Other Expenses
Salaries                                                                     3,235              2,945               2,478
Employee benefits                                                            1,520              1,351               1,013
Occupancy expense of bank premises, net, and furniture and
   equipment expenses                                                        1,558              1,100                 859
Other operating expenses                                                     2,800              2,822               2,095
                                                                          --------           --------            --------
       Total other expenses                                                  9,113              8,218               6,445
                                                                          --------           --------            --------

       Income before income tax                                              5,709              5,066               4,299

Applicable income tax                                                        1,537              1,311               1,180
                                                                          --------           --------            --------
       Net income                                                         $  4,172           $  3,755            $  3,119
                                                                          ========           ========            ========

Per share data
    Net income                                                            $   1.87           $   1.70            $   1.41
    Dividends                                                                  .57                .51                 .45
    Weighted average shares outstanding                                  2,229,366          2,214,951           2,205,718

         THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                           PART OF THESE STATEMENTS.

Consolidated Statements of Changes in Shareholders' Equity
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                 Years Ended December 31, 2000, 1999 and 1998

                                                                                               Accumulated
                                                               Additional                         Other               Total
                                                   Common       Paid-In          Retained      Comprehensive       Shareholders'
                                                   Stock        Capital          Earnings        Income               Equity

                                                                             (000 omitted)
Balance, December 31, 1997                         $  214       $ 12,352         $ 4,730         $  969              $ 18,265

Comprehensive income
     Net income                                         0              0           3,119              0                 3,119

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $287                     0              0               0            558                   558
                                                                                                                     --------
         Total comprehensive income                                                                                     3,677
                                                                                                                     --------

     Cash dividends ($ .45 per share)                   0              0         (   986)             0              (    986)

     Issuance of stock through dividend
       reinvestment plan                                0            124               0              0                   124
                                                 --------       --------         -------         ------              --------
Balance, December 31, 1998                            214         12,476           6,863          1,527                21,080

Comprehensive income
     Net income                                         0              0           3,755              0                 3,755

     Change in unrealized (loss) on investment
       securities available for sale, net of
       tax of $1,084                                    0              0               0         (2,105)             (  2,105)
                                                                                                                     --------
         Total comprehensive income                                                                                     1,650
                                                                                                                     --------

     Cash dividends ($ .51 per share)                   0              0         ( 1,134)             0              (  1,134)

     Stock dividends issued                            16          5,720         ( 5,736)             0                     0

     Cash paid in lieu of fractional stock
       dividends                                        0              0         (    31)             0              (     31)

     Issuance of stock through dividend
       reinvestment plan                                1            302               0              0                   303
                                                  -------       --------         -------         ------              --------
Balance, December 31, 1999                            231         18,498           3,717         (  578)               21,868

Comprehensive income
     Net income                                         0              0           4,172              0                 4,172

     Change in unrealized gain on investment
       securities available for sale, net of
       tax of $536                                      0              0               0          1,040                 1,040
                                                                                                                     --------
         Total comprehensive income                                                                                     5,212
                                                                                                                     --------

     Cash dividends ($ .57 per share)                   0              0         ( 1,270)             0              (  1,270)

     Issuance of stock through employee stock
       purchase plan                                    0             28               0              0                    28

     Issuance of stock through dividend
       reinvestment plan                                2            834               0              0                   836
                                                  -------       --------         -------         ------              --------

Balance, December 31, 2000                        $   233       $ 19,360         $ 6,619         $  462              $ 26,674
                                                  =======       ========         =======         ======              ========

         THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                           PART OF THESE STATEMENTS.

Consolidated Statements of Cash Flows
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                     Years Ended December 31, 2000, 1999 and 1998

                                                                     2000                1999                1998
                                                                                    (000 omitted)
Cash flows from operating activities:
   Net income                                                      $  4,172            $  3,755            $  3,119
   Adjustments to reconcile net income to net
     cash provided by operating activities:
      Depreciation and amortization                                     735                 528                 438
      Provision for loan losses                                         360                 547                 270
      (Gain) loss on disposal of other real estate owned           (      7)                 54                   0
      (Gain) on disposal of bank premises and equipment            (     21)                  0                   0
      Deferred income taxes                                        (      7)           (    103)                 27
      Securities (gains) losses                                    (    114)           (    423)                  9
      Increase in cash surrender value of life insurance           (    252)           (    285)                  0
      (Increase) decrease in accrued interest receivable           (    416)           (    364)                 64
      Increase (decrease) in accrued interest payable                   192            (  1,707)                483
      Other net                                                    (     19)                143            (    152)
                                                                   --------            --------            --------
Net cash provided by operating activities                             4,623               2,145               4,258
                                                                   --------            --------            --------

Cash flows from investing activities:
   Net (increase) in interest bearing deposits
     with banks                                                    (     57)           (     88)           (     11)
   Sales of available for sale securities                            11,786               6,895               8,923
   Maturities of available for sale securities                        6,820               2,500               2,390
   Purchases of available for sale securities                      ( 26,381)           ( 22,763)           ( 14,120)
   Purchases of FHLB stock                                         (    625)           (    225)           (    302)
   Net (increase) in loans                                         ( 28,562)           ( 22,130)           ( 30,367)
   Purchases of bank premises and equipment                        (  3,153)           (  2,071)           (    491)
   Investment in cash surrender value of life insurance                   0                   0            (  4,816)
   Proceeds from disposal of other real estate owned                     59                 286                   0
   Proceeds from disposal of bank premises and equipment                 50                   0                   0
                                                                   --------            --------            --------
Net cash (used) by investing activities                            ( 40,063)           ( 37,596)           ( 38,794)
                                                                   --------            --------            --------

Cash flows from financing activities:
   Net increase in deposits                                          37,619              20,631              23,184
   Net increase in federal funds purchased
     and securities sold under agreements to repurchase               3,019               9,173               5,999
   Proceeds from debt                                                   700                   0              12,500
   Payment on debt                                                 (      7)           (      6)           (      6)
   Cash dividends paid                                             (  1,270)           (  1,134)           (    986)
   Cash paid in lieu of fractional stock dividends                        0            (     31)                  0
   Proceeds from sale of stock                                          864                 303                 124
                                                                   --------            --------            --------
Net cash provided by financing activities                            40,925              28,936              40,815
                                                                   --------            --------            --------

Net increase (decrease) in cash and cash equivalents                  5,485            (  6,515)              6,279

Cash and cash equivalents, beginning balance                          8,585              15,100               8,821
                                                                   --------            --------            --------

Cash and cash equivalents, ending balance                          $ 14,070            $  8,585            $ 15,100
                                                                   ========            ========            ========

Supplemental disclosure of cash flows information:
   Cash paid during the year for:
      Interest                                                     $ 10,081            $  9,781            $  6,865
      Income taxes                                                    1,565               1,385               1,200

Supplemental schedule of noncash investing and
  financing activities:
   Other real estate acquired in settlement of loans                     53                   0                 264
   Unrealized gain (loss) on investment securities
     available for sale (net of tax effects)                          1,040            (  2,105)                558

         THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
                           PART OF THESE STATEMENTS.

Notes to Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
      Orrstown Financial Services, Inc.'s primary activity consists of owning and supervising its subsidiaries, Orrstown Bank, and Pennbanks Insurance Company Cell P1. Orrstown Bank is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Cumberland Counties. Its nine branches are located in Shippensburg (2), Carlisle (2), Spring Run, Orrstown, Chambersburg (2), and Mechanicsburg, Pennsylvania. Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life, and disability insurance which services customers of Orrstown Bank.

Principles of consolidation
     The consolidated financial statements include the accounts of the corporation and its wholly-owned subsidiaries, Orrstown Bank and Pennbanks Insurance Company Cell P1. All significant intercompany transactions and accounts have been eliminated.

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

Investment securities
     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS 115) the Corporation may segregate their investment portfolio into three specific categories: "securities held to maturity", "trading securities" and "securities available for sale". Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income.
     Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the corporation has the ability at the time of purchase to hold securities until maturity, they are classified as securities held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.

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

Premises, equipment, furniture and fixtures and depreciation
      Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows:
                                                            Years
     Buildings and improvements                             10-40        10-40
     Equipment, furniture and fixtures                       3-15         3-15
Repairs and maintenance are charged to operations as incurred. Computer software is amortized over 3-5 years.

Intangibles
      Intangible costs are amortized on a straight-line basis over fifteen years.

Advertising
      The corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $167,000, $138,000, and $154,000 for 2000, 1999 and 1998, respectively.

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

Nonaccrual /Impaired loans
       The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

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

Earnings per share of common stock
       Earnings per share of common stock were computed based on a weighted average shares of common stock outstanding of 2,229,366 in 2000; 2,214,951 in 1999; and 2,205,718 in 1998 after giving retroactive recognition to a 7-1/2% stock dividend issued in November 1999, and a 2-for-1 stock split in November 1998. Fully diluted earnings per share is equal to basic earnings per share since the amount of stock options that would qualify as dilutive are minimal. See Note 10 for further information on stock options.

Federal income taxes
       For financial reporting purposes the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. As a result of these and timing differences in depreciation expense, deferred income taxes are provided in the financial statements. See Note 11 for further details.

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

Comprehensive income
       The Corporation has adopted Statement of Financial Accounting Standards
(SFAS) No. 130 - Reporting Comprehensive Income. Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
       The Corporation has elected to report its comprehensive income in the statement of shareholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.

           The components of the change in net unrealized gains (losses) on securities were as follows:

                                                                                         2000           1999          1998
                                                                                                    (000 Omitted)
           Gross unrealized holding gains (losses) arising during the year             $ 1,690        ($ 2,766)       $ 836
           Reclassification adjustment for (gains) losses realized in net income       (   114)       (    423)           9
                                                                                       -------        --------        -----
           Net unrealized holding gains (losses) before taxes                            1,576        (  3,189)         845
           Tax effect                                                                  (   536)          1,084        ( 287)
                                                                                       -------        --------        -----
           Net change                                                                  $ 1,040        ($ 2,105)       $ 558
                                                                                       =======        ========        =====

NOTE 2.    INVESTMENTS
           At December 31, 2000 and 1999 the investment securities portfolio was comprised of securities classified as "available for sale", resulting in investment securities being carried at fair value.
           The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                                       Gross            Gross
                                                                  Amortized          Unrealized       Unrealized          Fair
                                                                     Cost              Gains            Losses            Value
                                                                                          (000 omitted)
                                                                                              2000
U. S. Treasury securities and obligations of U. S. Government
  corporations and agencies                                        $ 35,501          $     74         $    160          $ 35,415
Obligations of states and political subdivisions                     15,598               791               14            16,375
Mortgage-backed securities                                           12,709                14              153            12,570
Corporate bonds                                                       3,413                38                0             3,451
Equity securities                                                     1,998               217              107             2,108
                                                                   --------          --------         --------          --------
           Totals                                                  $ 69,219          $  1,134         $    434          $ 69,919
                                                                   ========          ========         ========          ========


                                                                                              1999
U. S. Treasury securities and obligations of U. S. Government
  corporations and agencies                                        $ 30,990          $     22         $    653          $ 30,359
Obligations of states and political subdivisions                     16,998               306              120            17,184
Mortgage-backed securities                                           12,603                 0              526            12,077
Equity securities                                                       739               156               60               835
                                                                   --------          --------         --------          --------
           Totals                                                  $ 61,330          $    484         $  1,359          $ 60,455
                                                                   ========          ========         ========          ========

           The amortized cost and fair values of investment securities available for sale at December 31, 2000, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized
                                                   Cost          Fair Value
                                                        (000 omitted)
Due in one year or less                           $   200          $    201
Due after one year through five years              18,530            18,489
Due after five years through ten years             16,708            16,813
Due after ten years                                19,074            19,738
Mortgage-backed securities                         12,709            12,570
Equity securities                                   1,998             2,108
                                                 --------          --------
                                                 $ 69,219          $ 69,919
                                                 ========          ========

           Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $11,786,000, $6,895,000 and $8,923,000, respectively.
Gross gains and losses on 2000 sales were $124,080 and $9,749, respectively. Gross gains and losses on 1999 sales were $425,864 and $2,340, respectively. Gross gains and losses on 1998 sales were $14,386 and $23,779, respectively.
           The corporation owns $1,890,800 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock at December 31, 2000. At December 31, 1999 the corporation's stock ownership was $1,266,200 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.
           Securities carried at $54,751,000 and $43,138,000 at December 31, 2000 and 1999, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 3.CONCENTRATION OF CREDIT RISK
           The corporation grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. The concentrations of credit by type of loan are set forth on the face of the balance sheet. The corporation maintains a diversified loan portfolio and evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.
           The corporation maintains deposit balances at several correspondent banks, which provide check collection and item processing services to the corporation. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.

NOTE 4.ALLOWANCE FOR LOAN LOSSES
           Activity in the allowance for loan losses is summarized as follows:

                                                                          2000               1999              1998
                                                                                         (000 omitted)
                Balance at beginning of period                           $ 2,455            $ 1,971           $ 1,767
                Recoveries                                                     5                 65                18
                Provision for loan losses charged to income                  360                547               270
                                                                         -------            -------           -------
                    Total                                                  2,820              2,583             2,055
                Losses                                                       129                128                84
                                                                         -------            -------           -------
                Balance at the end of period                             $ 2,691            $ 2,455           $ 1,971
                                                                         =======            =======           =======

NOTE 5.    PREMISES AND EQUIPMENT
           A summary of bank premises and equipment is as follows:

                                                                                    2000                     1999
                                                                                              (000 omitted)
           Land                                                                   $    950                  $   606
           Buildings and improvements                                                6,452                    3,805
           Leasehold improvements                                                      189                      189
           Furniture and equipment                                                   5,306                    4,306
           Construction in progress                                                     93                    1,002
                                                                                  --------                  -------
                    Total                                                           12,990                    9,908
           Less accumulated depreciation and amortization                            3,721                    3,099
                                                                                  --------                  -------
                    Bank premises and equipment, net                              $  9,269                  $ 6,809
                                                                                  ========                  =======

             Depreciation expense amounted to $670,295 in 2000, $485,477 in 1999 and $397,246 in 1998. During 2000, interest expense of $50,250 was capitalized for interest costs incurred during the renovation of the Bank's Shippensburg property and construction of its Mechanicsburg branch office. This amount was netted against interest expense on borrowed money on the statements of income.

NOTE 6.    LOANS TO RELATED PARTIES
           The corporation has granted loans to the officers and directors of the corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,863,000 at December 31, 2000 and $2,189,000 at December 31, 1999. During 2000, $876,000 of new loans were made and repayments totaled $1,202,000.
           Outstanding loans to employees totaled $825,298 and $810,353 at December 31, 2000 and 1999, respectively.

NOTE 7.    NONACCRUAL LOANS
           The following table shows the principal balances of nonaccrual loans as of December 31:

                                                                  2000                  1999             1998
           Nonaccrual loans                                     $ 12,000              $ 64,000        $ 486,000
                                                                ========              ========        =========
           Interest income that would have been accrued
             at original contract rates                         $  1,446              $  6,608        $  39,878
           Amount recognized as interest  income                     770                     0            5,579
                                                                --------              --------        ---------
                    Foregone revenue                            $    676              $  6,608        $  34,299
                                                                ========              ========        =========

           Impairment of loans having recorded investments of $404,678 at December 31, 1998 has been recognized in accordance with Statements of Financial Accounting Standards No. 114 and 118. The average recorded investment in impaired loans during 1998 was $404,678. Total allowance for loan losses related to impaired loans was $60,702 at December 31, 1998. No interest income on impaired loans was recognized in 1998. During 1999 foreclosure proceedings were concluded on impaired loans resulting in a loss of $39,000 charged to the allowance for loan losses.
           The corporation had no impairment of loans as of December 31, 2000 and 1999 as defined by Statements of Financial Accounting Standard No. 114 and 118.

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

                                                                 Contract or
                                                               Notional Amount
                                                               2000       1999
                                                                (000 omitted)
     Financial instruments whose contract amounts
     represent credit risk at December 31:
      Commitments to extend credit                           $ 32,935   $ 32,464
      Standby letters of credit and financial
      guarantees written                                        4,541      4,688
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

NOTE 9.    RETIREMENT PLANS
           The corporation maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on corporate performance and are at the discretion of the corporation's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the corporation's employees are covered by the plan and the contributions charged to operations were $521,029, $439,957 and $371,621 for 2000, 1999, and 1998, respectively.
           The corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the corporation's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $162,691 and $166,191 at December 31, 2000 and 1999, respectively. Total annual expense for this deferred compensation plan was $19,064 for 2000, 1999 and 1998.
           The corporation also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the corporation's trust department. Total amount contributed to the plan was $46,000, $42,308 and $31,975 for 2000, 1999 and 1998, respectively.
           In 1998, the corporation adopted four supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the corporation. The estimated present value of future benefits to be paid totaled $347,672 and $196,625 at December 31, 2000 and 1999, respectively which is included in other liabilities. Total annual expense for these plans amounted to $163,083, $155,474 and $41,151 for 2000, 1999, and 1998, respectively.

NOTE 10.   STOCK COMPENSATION PLANS
           During 2000 the corporation implemented two stock option plans (one for employees and one for nonemployee directors). Under the corporation's stock option plans the corporation may grant options to its directors, officers and employees for up to 230,000 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the plans. The exercise price of each option equals the market price of the corporation's stock on the date of grant and an option's maximum term is ten years.
           A summary of the status of the corporation's stock option plans at December 31, 2000 is presented below:

                                                             Weighted Average
                                                    Shares    Exercise Price
           Outstanding at beginning of year             --           --

           Granted                                  19,232      $ 37.77
           Exercised                                    --           --
           Forfeited                                    --           --
                                                    ------
           Options exercisable at year end          19,232      $ 37.77
                                                    ======

           Information pertaining to options outstanding at December 31, 2000 is as follows:

                              --------------- Options Outstanding --------------       ------ Options Exercisable ------
                                               Weighted Average        Weighted
                                Number            Remaining            Average           Number        Weighted Average
           Exercise Prices    Outstanding      Contractual Life    Exercise Price      Exercisable      Exercise Price
               $ 39.50           2,632            9.25 years          $ 39.50             2,632            $ 39.50
               $ 37.50          16,600            9.5 years           $ 37.50            16,600            $ 37.50
                                ------                                                   ------
           Outstanding at
             end of year        19,232            9.46 years          $ 37.77            19,232            $ 37.77
                                ======                                                   ======

           During 2000 the corporation implemented an employee stock purchase plan under which 75,000 shares of common stock have been reserved for issuance to employees. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the average of the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service, during the ten trading days immediately preceding the date of purchase. If no bid or offer quotation for the shares is reported through the OTC Bulletin Board service during the ten business day period, the fair market value is the price of the last trade reported through the OTC Bulletin Board service prior to the purchase date. A total of 74,130 shares of common stock remain reserved at December 31, 2000 for future grants under the plan. Employees purchased 870 shares at $32.51 per share in 2000.

NOTE 11.   INCOME TAXES
            The components of federal income tax expense are summarized as follows:

                                                                         2000               1999           1998
                                                                                       (000 omitted)
                Current year provision                                 $ 1,530            $ 1,599        $ 1,153
                Deferred income taxes (benefits)                             7            (   288)            27
                                                                       -------            -------        -------
                    Net federal income tax expense                     $ 1,537            $ 1,311        $ 1,180
                                                                       =======            =======        =======

           Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $1,426,800, $1,515,383, and $1,154,199 for 2000, 1999, and 1998, respectively.

           A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

                                                   2000       1999      1998
                Federal income tax rate            34.0%      34.0%     34.0%
                Reduction resulting from:
                    Nontaxable income               7.1        8.1       6.5
                                                   ----       ----      ----
                Effective income tax rate          26.9%      25.9%     27.5%
                                                   ====       ====      ====

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

                                                              (000 Omitted)
                                                            2000         1999
                Total deferred tax assets                 $ 1,116      $ 1,262
                Total deferred tax liabilities            (   635)     (   275)
                                                          -------      -------
                    Net deferred tax asset (liability)    $   481      $   987
                                                          =======      =======

           The corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

NOTE 12.   DEPOSITS
           Included in interest bearing deposits at December 31 are NOW and Super NOW account balances totaling $34,439,000 and $31,663,000 for 2000 and 1999, respectively. Also included in interest bearing deposits at December 31, 2000 and 1999 are money market account balances totaling $45,824,000 and $45,444,000, respectively.
                At December 31, 2000 and 1999 time deposits of $100,000 and over aggregated $30,538,000 and $10,855,000, respectively. Interest expense on time deposits of $100,000 and over was $1,181,000, $484,000, and $572,000 for 2000, 1999 and 1998, respectively.
           At December 31, 2000 the scheduled maturities of certificates of deposit are as follows:

                  2001                                     $  33,166
                  2002                                        31,567
                  2003                                        36,089
                  2004                                         2,221
                  2005                                         4,416
                  2006 and thereafter                          2,032
                                                           ---------
                                                           $ 109,491
                                                           =========

           The corporation accepts deposits of the officers and directors of the corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $1,779,000 and $1,081,000 at December 31, 2000 and 1999, respectively.

NOTE 13.   LIABILITIES FOR BORROWED MONEY
           Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                2000              1999
           Average balance during the year                                  $ 17,969,000      $  8,894,000
           Average interest rate during the year                                 5.86%             4.61%
           Maximum month-end balance during the year                        $ 28,767,000      $ 13,683,000
           Securities underlying the agreements at year-end:
                Carrying value                                              $ 35,049,000      $ 25,247,000
                Estimated fair value                                        $ 35,389,000      $ 24,909,000

           At December 31, the corporation had long-term notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

          ------------ Amount -----------
              2000                1999             Maturity Date  Interest Rate
         $  1,000,000         $ 1,000,000              1/04           6.42%
            1,000,000           1,000,000              4/03           6.58%
            3,000,000           3,000,000              3/02           6.54%
            3,000,000           3,000,000              10/02          5.73%
            7,500,000           7,500,000              9/08           5.06%
            5,000,000           5,000,000              10/08          4.66%
         ------------        ------------
         $ 20,500,000        $ 20,500,000
         ============        ============

           Interest rates are fixed and interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.

           In addition to the aforementioned long-term notes the corporation obtained a term loan in 1994 of $350,000 and two additional $350,000 term loans in 2000 with the Federal Home Loan Bank of Pittsburgh. The maturity dates and applicable fixed interest rates on the remaining balance at December 31 are as follows:

          ------------ Amount -----------
              2000                1999             Maturity Date   Interest Rate
          $         0           $   6,498             2/00             5.48%
              315,579             315,579             2/01             5.58%
              350,000                   0             4/20             7.40%
              350,000                   0             4/05             7.35%
          -----------           ---------
          $ 1,015,579           $ 322,077
          ===========           =========

           In addition, the corporation has available a $5 million line of credit with the Federal Home Loan Bank of Pittsburgh. Collateral for outstanding advances and the line consists of certain securities and the corporation's 1-4 family mortgage loans totaling $85,868,000 at December 31, 2000. The corporation also has available an unused line of credit with Atlantic Central Bankers Bank of $6 million at December 31, 2000.
           Total interest on the aforementioned borrowings charged to operations was $1,177,779, $1,106,695 and $655,025 for 2000, 1999 and 1998, respectively.

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
           The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

                                               Balance Sheets
                                                December 31
               Assets
                                                                                     2000            1999
                                                                                         (000 omitted)
           Cash                                                                    $    579        $    641
           Securities available for sale                                              2,022             835
           Investment in wholly-owned subsidiaries                                   24,968          20,811
           Property and equipment (net of depreciation)                                 104               4
           Other assets                                                                  84              19
                                                                                   --------        --------
                    Total assets                                                   $ 27,757        $ 22,310
                                                                                   ========        ========
               Liabilities

           Accrued expenses                                                        $    345        $    409
           Deferred taxes                                                                38              33
           Notes payable                                                                700               0
                                                                                   --------        --------
                    Total liabilities                                                 1,083             442
                                                                                   --------        --------

               Shareholders' Equity

           Common stock, no par value - $ .1041 stated value per share,
             10,000,000 shares authorized with 2,240,744  shares issued at
             December 31, 2000; 2,218,291 shares issued at December 31, 1999            233             231
           Additional paid-in capital                                                19,360          18,498
           Retained earnings                                                          6,619           3,717
           Accumulated other comprehensive income                                       462        (    578)
                                                                                   --------        --------
                    Total shareholders' equity                                       26,674          21,868
                                                                                   --------        --------
                    Total liabilities and shareholders' equity                     $ 27,757        $ 22,310
                                                                                   ========        ========

                                                  Income Statements
                                               Years Ended December 31

                                                                             2000           1999              1998
                                                                                        (000 omitted)
           Interest and dividend income                                    $   102        $    38           $    23
           Net gain on sale of investments                                      45            421                 0
           Cash dividends from wholly-owned subsidiary                       1,069            910             1,110
           Equity in undistributed income of subsidiaries                    3,126          2,723             2,030
                                                                           -------        -------           -------
                                                                             4,342          4,092             3,163
           Less:  Operating expenses and income tax                            170            337                44
                                                                           -------        -------           -------
                    Net income                                             $ 4,172        $ 3,755           $ 3,119
                                                                           =======        =======           =======

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (CONTINUED)

                            Statements of Cash Flows
                             Years Ended December 31

                                                                             2000          1999              1998
                                                                                      (000 Omitted)
           Cash flows from operating activities:
               Net income                                                  $ 4,172        $ 3,755           $ 3,119
               Adjustments to reconcile net income to cash
                 provided by operating activities:
                  Security (gains)                                         (    45)       (   421)                0
                  Equity in undistributed income of subsidiary             ( 3,126)       ( 2,723)          ( 2,030)
                  Increase (decrease) in other liabilities                 (    64)           409                 0
                  (Increase) decrease in other assets                      (    64)             5           (    26)
                                                                           -------        -------           -------
           Net cash provided by operating activities                           873          1,025             1,063
                                                                           -------        -------           -------

           Cash flows from investing activities:
               Purchase of available for sale securities                   ( 1,209)       (   255)          (   207)
               Sales of available for sale securities                           80            624                 0
               Purchases of property and equipment                         (   100)             0                 0
                                                                           -------        -------           -------
           Net cash provided (used) by investing activities                ( 1,229)           369           (   207)
                                                                           -------        -------           -------

           Cash flows from financing activities:
               Cash dividends paid                                         ( 1,270)       ( 1,134)          (   986)
               Cash paid in lieu of fractional stock dividends                   0        (    31)                0
               Proceeds from sale of stock                                     864            303               124
               Proceeds from debt                                              700              0                 0
                                                                           -------        -------           -------

           Net cash provided (used) by financing activities                    294        (   862)          (   862)
                                                                           -------        -------           -------
           Net increase (decrease) in cash                                 (    62)           532           (     6)
           Cash, beginning balance                                             641            109               115
                                                                           -------        -------           -------
           Cash, ending balance                                            $   579        $   641           $   109
                                                                           =======        =======           =======

NOTE  15.  REGULATORY MATTERS
           Dividends paid by Orrstown Financial Services, Inc. are generally provided from the bank's dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $18,194,000 in its retained earnings at December 31, 2000 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December 31, 2000 is $6,619,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.
           The corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the corporation's financial statements. Under capital adequacy guidelines, the corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Orrstown Financial Services' capital ratios to regulatory minimums at December 31 is as follows:

                                                              Orrstown Financial Services          Regulatory Minimum
                                                               2000              1999               Requirements
                Leverage ratio                                 8.55%              8.29%                  3%
                Risk-based capital ratio
                    Tier I (core capital)                     12.35%             12.84%                  4%
                    Combined Tier I and Tier II
                      (core capital plus allowance
                      for loan losses)                        13.60%             14.07%                  8%

           As of December 31, 2000 the most recent notification, from the Pennsylvania Department of Banking, categorized the corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the corporation's category.

NOTE 16.   LEASES
           The bank leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2001 through 2005. Total rent expense charged to operations in connection with these leases was $219,255, $118,342 and $24,803 for 2000, 1999, and 1998, respectively.

           The total minimum rental commitment under operating leases at December 31, 2000 is as follows:
           Due in the year ending December 31:
                         2001                        $ 158,690
                         2002                           94,833
                         2003                           37,221
                         2004                           13,854
                         2005                            6,000

NOTE 17.   COMPENSATING BALANCE ARRANGEMENTS
           Required deposit balance at the Federal Reserve was $65,000 at December 31, 2000 and 1999, respectively. Required deposit balance at Atlantic Central Bankers Bank was $540,000 and $585,000 at December 31, 2000 and 1999, respectively. These balances are maintained to cover processing costs and service charges. An additional $41,587 is on deposit with Independent Community Bankers of America, Inc. as a reserve for potential clearing losses related to the credit card operations.

NOTE 18.   FAIR VALUE OF FINANCIAL INSTRUMENTS
           The estimated fair values of the corporation's financial instruments were as follows at December 31:

                                                            ---------- 2000 ---------       ---------- 1999 ----------
                                                             Carrying         Fair          Carrying           Fair
                                                              Amount          Value          Amount            Value
                                                                   (000 Omitted)
           FINANCIAL ASSETS
                Cash and short-term investments             $  11,193       $  11,193       $   8,700        $   8,700
                Securities available for sale                  69,919          69,919          60,455           60,455
                Restricted bank stocks                          2,134           2,134           1,509            1,509

                Loans                                         209,181                         180,691
                Allowance for loan loses                    (   2,691)                      (   2,455)
                                                            ---------                       ---------
                     Net loans                                206,490         198,628         178,236          177,742

                Accrued interest receivable                     2,016           2,016           1,599            1,599
                                                            ---------       ---------       ---------        ---------
                     Total financial assets                 $ 291,752       $ 283,890       $ 250,499        $ 250,005
                                                            =========       =========       =========        =========

           FINANCIAL LIABILITIES
                Deposits                                    $ 242,008       $ 242,655       $ 204,389        $ 205,177
                Short-term borrowed funds                      18,426          18,426          15,406           15,406
                Long-term borrowed funds                       21,515          18,282          20,822           17,822
                Accrued interest payable                          708             708             422              422
                                                            ---------       ---------       ---------        ---------
                     Total financial liabilities            $ 282,657       $ 280,071       $ 241,039        $ 238,827
                                                            =========       =========       =========        =========

Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations

     The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.

Summary
         For the year ended December 31, 2000, Orrstown Financial Services, Inc. (the Corporation), and its wholly owned subsidiary, Orrstown Bank (the Bank), recorded net income of $4,172,000, an increase of 11.1% over 1999 earnings of $3,755,000, which was a 20.4% increase over net income of $3,119,000 in 1998. Net income per share (EPS) has increased over this time period from $1.41 in 1998 to $1.70 in 1999 and $1.87 in 2000.The Corporation's earnings excluded tax effected securities gains and losses made more impressive gains rising by 17.9% during 2000 to $4,097,000 from $3,476,000 in 1999 which had been an
11.2% increase over 1998's $3,125,000.
     The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average equity has steadily increased from 15.97% in 1998 to 17.02% in 1999 and 17.42% in 2000. The return on average assets was 1.46% in 2000, 1.50% in 1999, and 1.47% in 1998.
Net Interest Income
     Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is affected by changes in interest rates, account balances or volume and the mix of earning assets and interest bearing liabilities. Net interest income is still the primary source of commercial bank profits despite the continued industry wide push to build noninterest income streams.
     For the year ended December 31, 2000, net interest income totaled $11,440,000, an increase of $1,190,000, or 11.6%, over 1999. The 1999 total was
$10,250,000, or 17.0%, over 1998. On a taxable equivalent basis, net interest income increased by 10.7% in 2000 and 16.3% in 1999. Marginal tax rates used in the taxable equivalent equation were 34% for all three years presented.
     The Corporation's taxable equivalent net interest spread was 4.05% in 1998, 4.14% in 1999, and 4.05% in 2000. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.70% to 4.69% to 4.57%, respectively. Earning assets represented 93.8% of total assets in 1998, 92.6% in 1999 and 92.1% in 2000.
     Volume factors were responsible for essentially all net interest income growth during 1999 and 2000. On an average daily basis, assets grew 14.1% during 2000 and 18.1% during 1999. Earning assets grew 13.5% and 16.5% during 2000 and 1999, respectively. Average daily loan growth of 13.8% in 2000 and 17.7% in 1999 was achieved without lowering credit standards and allowed net interest margins to hold at above peer group levels despite pressure on margins throughout the banking industry in general. The net interest margin generated in 2000 declined by only twelve basis points from 1999 levels but remained above peer averages. Loan growth was funded more with purchased funds and time deposits than in previous years when core deposit growth had been more robust. The use of these more costly funding sources served to tighten margins but profit was still generated on incremental transactions. Continued shifting of the loan portfolio mix toward a heavier commercial loan weighting helped maintain spreads at the levels achieved during the year by affording opportunities to record noninterest bearing deposit balances along with variable loan balances tied primarily to prime during a year that saw four 25 basis point increases in the prime lending rate. Management is poised to keep a very close eye on margins moving into 2001 where a declining interest rate environment is anticipated.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates
Taxable Equivalent Basis
(Dollars In Thousands)

                                   ------------- 2000 -------------   ------------ 1999 --------------
                                                 Tax         Tax                    Tax        Tax
                                    Average   Equivalent Equivalent   Average    Equivalent Equivalent
                                    Balance    Interest     Rate      Balance     Interest     Rate
ASSETS:
Interest Earning Assets:
     Federal funds sold & interest-
       bearing bank balances       $   4,527    $   294     6.49%    $   5,834    $    283    4.85%
                                   ---------    -------     ----     ---------    --------    ----
Investment securities:
     Taxable investment
       securities                     49,337      3,475     7.04        38,877       2,397    6.17
     Tax-exempt investment
       securities                     16,530      1,448     8.76        17,852       1,564    8.76
                                   ---------    -------     ----     ---------    --------    ----
         Total investment
           securities                 65,867      4,923     7.47        56,729       3,961    6.98
                                   ---------    -------     ----     ---------    --------    ----
Loans:
     Taxable loans                   189,452     16,832     8.88       166,498      14,433    8.67
     Tax-exempt loans                  3,450        305     8.84         2,960         274    9.26
                                   ---------    -------     ----     ---------    --------    ----
         Total loans                 192,902     17,137     8.88       169,458      14,707    8.68
                                   ---------    -------     ----     ---------    --------    ----
         Total interest-
           earning assets            263,296     22,354     8.49       232,021      18,951    8.17
Non-Interest Earning Assets:
     Cash and due from banks           7,052                             6,515
     Bank premises and
       equipment                       8,398                             5,858
     Other assets                      9,722                             8,252
     Less allowance for loan
       losses                      (   2,565)                        (   2,117)
                                   ---------                         ---------
         Total                     $ 285,903                         $ 250,529
                                   =========                         =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
     Interest-bearing demand
       deposits                    $  76,631      2,386     3.11     $  71,176    $  2,088    2.93
     Savings deposits                 20,628        466     2.26        22,888         580    2.53
     Time deposits                    91,214      5,013     5.50        75,859       3,850    5.08
     Short term borrowings            21,942      1,263     5.76         9,713         438    4.51
     Long term borrowings             21,556      1,190     5.52        20,560       1,118    5.44
                                   ---------    -------     ----     ---------    --------    ----
         Total interest-
           bearing liabilities       231,971     10,318     4.44       200,196       8,074    4.03
Non-Interest Bearing Liabilities:
     Demand deposits                  27,650                            25,365
     Other                             2,328                             2,901
                                   ---------                         ---------
         Total liabilities           261,949                           228,462
     Shareholders' equity             23,954                            22,067
                                   ---------                         ---------
         Total cost of funds       $ 285,903                3.92     $ 250,529                3.48
                                   =========                ----     =========                ----
Net interest income/net
  interest spread                               $12,036     4.05%                 $ 10,877    4.14%
                                                =======     ====                  ========    ====
Net interest margin                                         4.57%                             4.69%
                                                            ====                              ====

                                                   ------------- 1998 -------------
                                                                 Tax         Tax
                                                     Average  Equivalent  Equivalent
                                                     Balance   Interest      Rate
ASSETS:
Interest Earning Assets:
     Federal funds sold & interest-
       bearing bank balances                       $   5,706   $   303      5.31%
                                                   ---------   -------      ----
Investment securities:
     Taxable investment
       securities                                     31,450     1,934      6.15
     Tax-exempt investment
       securities                                     17,890     1,570      8.77
                                                   ---------   -------      ----
         Total investment
           securities                                 49,340     3,504      7.10
                                                   ---------   -------      ----
Loans:
     Taxable loans                                   142,019    12,717      8.96
     Tax-exempt loans                                  1,994       179      8.97
                                                   ---------   -------      ----
         Total loans                                 144,013    12,896      8.96
                                                   ---------   -------      ----
         Total interest-
           earning assets                            199,059    16,703      8.39
Non-Interest Earning Assets:
     Cash and due from banks                           5,699
     Bank premises and
       equipment                                       5,148
     Other assets                                      4,158
     Less allowance for loan
       losses                                      (   1,915)
                                                   ---------
         Total                                     $ 212,149
                                                   =========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
     Interest-bearing demand
       deposits                                    $  55,454   $ 1,715      3.00
     Savings deposits                                 23,394       677      2.89
     Time deposits                                    74,488     4,087      5.49
     Short term borrowings                             4,237       204      4.81
     Long term borrowings                             11,726       665      5.67
                                                   ---------   -------      ----
         Total interest-
           bearing liabilities                       169,299     7,348      4.34
Non-Interest Bearing Liabilities:
     Demand deposits                                  20,433
     Other                                             2,894
                                                   ---------
         Total liabilities                           192,626
     Shareholders' equity                             19,523
                                                   ---------
         Total cost of funds                       $ 212,149                3.69
                                                   =========                ----
Net interest income/net
  interest spread                                              $ 9,355      4.05%
                                                               =======      ====
Net interest margin                                                         4.70%
                                                                            ====

Noninterest Income and Expenses
     Other income, excluding security gains, increased $470,000 or 14.9% during 2000 due primarily to increases in trust department income, which increased $263,000, credit life and disability insurance fees and service charges on deposit accounts. The 14.9% growth mirrors the 14.1% asset growth of the year. Securities gains decreased by $309,000, from $413,000 to $114,000. The securities gains that had been realized during 1999 were unusually large due primarily to one transaction involving a bank stock held in the parent company's investment portfolio. Management continues to search for new sources of noninterest income.

         Other expenses rose $895,000, or 10.9% during 2000. The 10.9% increase appears reasonable given the 14.1% asset growth of the company for the year plus the fact that 2000 saw the launch of internet banking services, the opening of the bank's ninth full service branch at Silver Spring, near Mechanicsburg, Pennsylvania as well as the expansion of the King Street facility in Shippensburg to include a new operations center enabling consolidation of operations, human resources, finance, marketing, and trust services under one roof. Additional personnel were needed to staff the Silver Spring branch and to help operations handle the growth that has been realized. Every major data processing system within the company had been replaced during 1999 and the operations center building project of 2000 provides the infrastructure needed to cope with substantial growth. In spite of the capital outlays during the past two years management has been able to generate an efficiency ratio below 60%, an enviable number for a community bank with less than $500 million in assets. The efficiency ratio improved to 57.8% for 2000, following 58.2% in 1999 and 55.0% in 1998.
     The table that follows provides additional information regarding noninterest income and noninterest expense changes over the past three years:
ANALYSIS OF NONINTEREST INCOME AND EXPENSES

                                                    ---- Year Ended December 31 ----      ------- % Change --------
                                                     2000         1999         1998       1999-2000       1999-1998
                                                              (In Thousands)
Other income:
     Service charges on deposit accounts            $ 1,174     $ 1,080         $846          8.7%           27.7%
     Loan service charges and fees                      256         285          243       (10.2)%           17.3%
     ATM fees                                           166         159          153          4.4%            3.9%
     Loan insurance fees                                164          49           32        234.7%           53.1%
     Other service charges, commissions and fees         58          50           39         16.0%           28.2%
     Trust department income                          1,125         862          656         30.5%           31.4%
     Brokerage income                                   341         368          162         (7.3)%         127.2%
     Other operating income                             344         305          131         12.8%          133.6%
                                                    -------     -------      -------        -----           -----
     Subtotal before securities transactions          3,628       3,158        2,262         14.9%           39.6%
     Securities gains (losses)                          114         423           (9)       (73.0)%            NM
                                                    -------     -------      -------        -----           -----
     Total other income                             $ 3,742     $ 3,581      $ 2,253          4.5%           59.0%
                                                    =======     =======      =======        =====           =====

Other expenses:
     Salaries                                       $ 3,235     $ 2,945      $ 2,478          9.8%           18.8%
     Employee benefits                                1,520       1,351        1,013         12.5%           33.4%
     Occupancy and equipment expenses                 1,558       1,100          859         41.6%           28.1%
     Data processing expenses                           324         671          493        (51.7)%          36.1%
     ATM expenses                                       178         151          113         17.9%           33.6%
     Telephone                                          198         143           96         38.5%           49.0%
     Printing and supplies                              227         249          178         (8.8)%          39.9%
     Postage                                            135         128          117          5.5%            9.4%
     Directors fees                                     206         185          154         11.4%           20.1%
     Advertising                                        167         138          154         20.9%          (10.4)%
     Pennsylvania shares tax                            193         171          145         12.9%           17.9%
     Other operating expenses                         1,172         986          645         18.9%           53.0%
                                                    -------     -------      -------        -----           -----
     Total operating expenses                       $ 9,113     $ 8,218      $ 6,445         10.9%           27.5%
                                                    =======     =======      =======        =====           =====
     Noninterest income as a % of noninterest
       expense                                        41.1%       43.6%         35.0%

Federal Income Taxes
     The Corporation's effective federal income tax rate for 2000 was 26.9%, as compared to 25.9% in 1999 and 27.5% in 1998. Corporate income tax rates for 2000 are forecast to stay near 1999 levels. The Corporation is firmly entrenched in the 34% bracket so all taxable income will be taxed at 34% in 2000. This, along with anticipated growth, is expected to increase the Corporation's effective federal income tax rate to approximately 28% in 2001, assuming no retroactive change in rates during 2001.
Asset Quality and Credit Risk Analysis
     The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with the investments.
     Credit Risk Analysis
     The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to nondomestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .06% of average outstanding loans during 2000 and .04% of average 1999 loans. Nonperforming loans, as represented by nonaccrual and restructed items, were only .01% and .04% of outstanding loans at December 31, 2000 and 1999, respectively. Loans 90 days or more past due and still accruing represented .39% and .05% of outstanding loans at December 31, 2000 and 1999, respectively.

     Allowance for Loan Losses
     Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. In order to assess this risk, an ongoing loan review process continually evaluates the current financial condition of commercial borrowers, local and national economic conditions, and the current level of delinquencies. Through this process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $360,000, $547,000, and $270,000 for 2000, 1999, and
1998, respectively. These provisions compared to net charge-offs of $124,000, $63,000, and $66,000 for 2000, 1999, and 1998, respectively. The allowance for loan losses was increased 9.6% during 2000 while loans increased 15.8%. The reserve at December 31, 2000 represented 1.29% of loans outstanding. Net charge-offs for 2000 represented only .06% of average loans outstanding. The reserve at December 31, 2000 represented 21.7 years of coverage based upon 2000 net charge-offs and 22,425% of nonaccrual loans. In addition, approximately 66% of the allowance was unallocated under internal evaluation procedures as of December 31, 2000.

SUMMARY OF LOAN LOSS EXPERIENCE

                                                       ---------------------- Year Ended December 31 ---------------------
                                                          2000            1999          1998          1997          1996
Amount of loans outstanding at end of period           $  209,181      $ 180,691     $ 158,632     $ 128,331     $ 108,926
                                                       ==========      =========     =========     =========     =========
Daily average loans outstanding                        $  192,902      $ 169,458     $ 144,013     $ 117,403     $ 105,779
                                                       ==========      =========     =========     =========     =========
Balance of allowance for possible loan losses at
  beginning of period                                  $    2,455      $   1,971     $   1,767     $   1,620     $   1,433
Loans charged off                                             129            128            84            83            68
Recoveries of loans previously charged off                      5             65            18            15            15
                                                       ----------      ---------     ---------     ---------     ---------
Net loans charged off (recovered)                             124             63            66            68            53
Additions to allowance charged to expense                     360            547           270           215           240
                                                       ----------      ---------     ---------     ---------     ---------
Balance at end of period                               $    2,691      $   2,455     $   1,971     $   1,767     $   1,620
                                                       ==========      =========     =========     =========     =========
Ratio of net charge-offs to average loans
  outstanding                                               0.06%          0.04%         0.05%         0.06%         0.05%
                                                       ==========      =========     =========     =========     =========
Ratio of reserve to gross loans outstanding
  at December 31                                            1.29%          1.36%         1.24%         1.38%         1.49%
                                                       ==========      =========     =========     =========     =========

Risk Elements
     Nonperforming assets are comprised of nonaccrual and restructured loans and real estate owned other than bank premises (OREO). OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. The Bank's loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is adequate given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Approximately 66% of the reserve balance is unallocated under current procedures. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change. NONPERFORMING ASSETS

                                                               ------------------------ December 31 -------------------------
                                                                2000          1999         1998           1997          1996
                                                                                      (In Thousands)
Loans on nonaccrual (cash) basis                               $  12         $  64       $   486        $   473         $  14
Loans whose terms have been renegotiated to provide a
 reduction or deferral of interest or principal because of a
 deterioration in the financial position of the borrower           0             0             0              0             0
OREO                                                               0             0           311             49            49
                                                               -----         -----       -------        -------         -----
Total nonperforming loans and OREO                             $  12         $  64       $   797        $   522         $  63
                                                               =====         =====       =======        =======         =====
Ratio of nonperforming assets to total loans and OREO           0.01%         0.04%         0.50%          0.41%         0.06%
                                                               =====         =====       =======        =======         =====
Ratio of nonperforming assets to total assets                   0.00%         0.02%         0.34%          0.27%         0.04%
                                                               =====         =====       =======        =======         =====
OTHER CREDIT RISK ELEMENTS
Loans past due 90 or more days and still accruing              $ 814         $  97       $   284        $   657         $ 203
                                                               -----         -----       -------        -------         -----
Ratio of other credit risk elements to total loans and OREO    0.39%          0.05%         0.18%          0.51%         0.19%
                                                               =====         =====       =======        =======         =====
Ratio of other credit risk elements to total assets             0.26%         0.04%         0.12%          0.35%         0.13%
                                                               =====         =====       =======        =======         =====
TOTAL NONPERFORMING AND OTHER RISK ASSETS                      $ 826         $ 161       $ 1,081        $ 1,179         $ 266
                                                               =====         =====       =======        =======         =====
Ratio of total risk assets to total loans and OREO              0.39%         0.09%         0.68%          0.92%         0.24%
                                                               =====         =====       =======        =======         =====
Ratio of total risk assets to total assets                      0.26%         0.06%         0.46%          0.62%         0.17%
                                                               =====         =====       =======        =======         =====

Future Impact of Recently Issued Accounting Standards
     The Financial Accounting Standards Board (FASB) issued Statement No. 133 as amended by SFAS No. 138, Accounting For Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in fair value of the item being hedged. Depending on the type of hedge, such recognition will be either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.
     In September 2000, the FASB issued Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. It replaces previously issued statement No. 125. Statement No. 140 revises accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but otherwise carries over most of Statement No. 125's provisions without reconsideration. Statement No. 140 is effective for transfers, servicing and extinguishments occurring after March 31, 2001. Management is evaluating the impact of this statement, but does not anticipate that it will have material impact.
Liquidity, Rate Sensitivity and Interest Rate Risk Analysis
     The primary function of asset/liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest sensitive assets and liabilities. Interest bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

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

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2000
(Dollars in Thousands)

                                    -------------------------- Interest Sensitivity Period ---------------------
                                                       After 3           After 6
                                    Within 3          Within 6          Within 12        After
                                     Months            Months            Months         1 Year           Total
RATE SENSITIVE ASSETS (RSA):
Loans                               $ 57,190          $  6,987          $ 13,481      $ 131,523        $ 209,181
Investment securities                 15,596             5,025            10,570         40,862           72,053
Other earning assets                   3,221                 0                 0              0            3,221
                                    --------          --------          --------      ---------        ---------
     Total RSA                        76,007            12,012            24,051        172,385          284,455
                                    --------          --------          --------      ---------        ---------
RATE SENSITIVE LIABILITIES (RSL):
Interest bearing deposits             55,832            16,775            18,867        118,998          210,292
Short term borrowed funds             16,676             1,750                 0              0           18,426
Long term borrowed funds                   0                 0               316         21,199           21,515
                                    --------          --------          --------      ---------        ---------
     Total RSL                        72,508            18,525            19,003        140,197          250,233
                                    --------          --------          --------      ---------        ---------
RATE SENSITIVE GAP:
Period                                 3,499          (  6,513)            5,048         32,188           34,222
Cumulative                             3,499          (  3,014)            2,034         34,222
GAP AS A PERCENT OF TOTAL ASSETS:
Period                                  1.12%         (   2.09)%           1.62%
Cumulative                              1.12%         (   0.97)%           0.65%
     RSA/RSL Cumulative                 1.05              0.97             1.02

     The rate sensitivity information shown above indicates a very balanced position, near a 1.00 RSA/RSL, at all intervals. This indicates that the balance sheet is positioned adequately to react to rate movements in either direction without material damage to earnings.

Capital Adequacy and Regulatory Matters
     The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation, net income retained after the declaration of dividends, plus dividend reinvestment participation, have been the primary methods employed to increase capital accounts. Total stockholders' equity rose $4,806,000 during 2000, an increase of 22.0% for the year. This followed growth of 3.7% and 15.4% during 1999 and 1998, respectively. The 2000 increase was enhanced by an equity markup of $1,040,000 attributable to the available for sale investment securities portfolio. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to stockholders. In 2000 cash dividends rose $136,000, or 12.0% over 1999 levels while net income rose 11.1% during the period. This followed a 15.0% increase in dividend payout for 1999 versus 1998. Dividends per share have moved from $0.45 to $0.51 to $0.57 for 1998 through 2000, respectively.

CAPITAL AND DIVIDEND RATIOS
                                   2000       1999       1998
                                      (Amounts in Thousands)
At December 31:
Shareholders' equity            $ 26,674    $ 21,868   $ 21,080
Equity/assets                       8.55%       8.25%      8.94%
For the Year:
Average equity/average assets       8.38%       8.81%      9.20%
Dividend payout                    30.48%      30.20%     31.61%
Return on average equity           17.42%      17.02%     15.97%
Dividends paid                  $  1,270    $  1,134   $    986

                                                                    Regulatory
Capital Measures:                                                    Minimums
Tier I Capital Ratio                12.4%       12.8%      11.8%       4.0%
Total (Tier II) Capital Ratio       13.6%       14.1%      12.9%       8.0%
Leverage Ratio                       8.6%        8.3%       8.9%       3.0%

     The Corporation and its banking subsidiary are subject to periodic examinations by the Federal Reserve Bank and the Pennsylvania Department of Banking. During 2000 two examinations were conducted at the subsidiary level. The examinations included, but were not limited to, procedures designed to review trust operations, lending practices, credit quality, liquidity, and capital adequacy. No comments were received from the regulatory agencies which, if implemented, would have a material effect on Orrstown Financial Services, Inc.'s liquidity, capital resources or operations.
     Landmark legislation in the financial services area was signed into law by the President on November 12, 1999. The Gramm-Leach-Bliley Act dramatically changed certain banking laws that had been in effect since the early part of the 20th century. The most radical changes were the removal of the separation between banking and the securities businesses that had been mandated by the Glass-Steagall Act and the preemption of provisions of any state law that prohibited affiliation between banking and insurance entities. Accordingly, the new legislation permitted securities firms and insurance companies to own banking entities, and permitted bank holding companies (and in some cases, banks) to own securities firms and insurance companies. The provisions of federal law that precluded banking entities from engaging in nonfinancially related activities, such as manufacturing, were not changed. For example, a manufacturing company cannot own a bank and become a bank holding company, and a bank holding company cannot own a subsidiary that is not engaged in financial activities, as defined by regulators.
     The legislation created a new category of banking holding company called a "financial holding company." In order to avail itself of the expanded financial activities permitted under the law, a bank holding company must notify the Federal Reserve that it elects to be a financial holding company. A bank holding company can make this election if it, and all its bank subsidiaries, are well capitalized, well managed, and have at least a satisfactory Community Reinvestment Act rating, each in accordance with the definitions prescribed by the Federal Reserve and the regulators of the subsidiary banks. Once a bank holding company makes such an election, and provided that the Federal Reserve does not object to such election by such bank holding company, the financial holding company may engage in financial activities (i.e., securities underwriting, insurance underwriting, and certain other activities that are financial in nature as to be determined by the Federal Reserve) by simply giving a notice to the Federal Reserve within thirty days after beginning such business or acquiring a company engaged in such business. This makes the regulatory approval process to engage in financial activities much more streamlined than it was under prior law.
     The Corporation elected to be, and was approved as, a financial holding company during March, 2000.

SUMMARY OF QUARTERLY FINANCIAL DATA

     The unaudited quarterly results of operations for the years ended December 31, 2000 and 1999 are as follows:

                                                     2000                                                1999
                                 --------------- Quarter Ended ----------------     ---------------- Quarter Ended -----------------
                                   March      June       September     December      March        June       September      December
Interest income                  $ 4,988     $ 5,323      $ 5,577      $ 5,870      $ 4,309      $ 4,433      $ 4,672       $ 4,910
Interest expense                   2,293       2,471        2,715        2,839        1,922        1,941        2,033         2,178
                                 -------     -------      -------      -------      -------      -------      -------       -------
Net interest income                2,695       2,852        2,862        3,031        2,387        2,492        2,639         2,732
Provision for loan losses             75          75           75          135           90           90           90           277
                                 -------     -------      -------      -------      -------      -------      -------       -------
Net interest income after
  provision for loan losses        2,620       2,777        2,787        2,896        2,297        2,402        2,549         2,455
Securities gains (losses)        (     2)    (     1)          36           81      (     9)     (     6)         271           167
Other income                         803         899          866        1,060          713          862          801           782
Other expenses                     2,137       2,196        2,320        2,460        1,829        1,920        2,302         2,167
                                 -------     -------      -------      -------      -------      -------      -------       -------
Income before income
  taxes                            1,284       1,479        1,369        1,577        1,172        1,338        1,319         1,237
Applicable income taxes              335         405          342          455          323          349          345           294
                                 -------     -------      -------      -------      -------      -------      -------       -------
Net income                       $   949     $ 1,074      $ 1,027      $ 1,122      $   849      $   989      $   974       $   943
                                 =======     =======      =======      =======      =======      =======      =======       =======
Per common share data:
Net income                       $  0.43     $  0.48      $  0.46      $  0.50      $  0.38      $  0.45      $  0.44       $  0.43
Dividends                           0.14        0.14         0.14         0.15         0.12         0.12         0.13          0.14
Performance statistics:
Return on average assets            1.42%       1.54%        1.40%        1.48%        1.45%        1.62%        1.52%         1.41%
Return on average equity           16.99%      18.53%       16.85%       17.32%       15.95%       17.92%       17.38%        16.78%
Average equity/average assets       8.33%       8.30%        8.32%        8.55%        9.09%        9.04%        8.73%         8.41%

                                       21

Selected Five-Year Financial Data
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

Year Ended December 31                              2000           1999           1998           1997           1996
Summary of Operations (000 omitted)
Interest income                                   $ 21,758       $ 18,324       $ 16,109       $ 13,450       $ 12,018
Interest expense                                    10,318          8,074          7,348          5,822           ,139
                                                  --------       --------       --------       --------       --------
Net interest income                                 11,440         10,250          8,761          7,628          6,879
Provision for loan losses                              360            547            270            215            240
                                                  --------       --------       --------       --------       --------
Net interest income after provision for
  loan losses                                       11,080          9,703          8,491          7,413          6,639
Securities gains (losses)                              114            423       (      9)             3       (      5)
Other operating income                               3,628          3,158          2,262          1,548          1,245
Other operating expenses                             9,113          8,218          6,445          5,384          4,793
                                                  --------       --------       --------       --------       --------
Income before income taxes                           5,709          5,066          4,299          3,580          3,086
Applicable income tax                                1,537          1,311          1,180            974            838
                                                  --------       --------       --------       --------       --------
     Net income                                   $  4,172       $  3,755       $  3,119       $  2,606       $  2,248
                                                  ========       ========       ========       ========       ========
Per Common Share Data *
Income before taxes                               $   2.56       $   2.29       $   1.94       $   1.63       $   1.40
Applicable income taxes                               0.69           0.59           0.53           0.45           0.38
Net income                                            1.87           1.70           1.41           1.18           1.02
Cash dividend paid                                    0.57           0.51           0.45           0.41           0.32
Book value                                           11.90           9.85           9.54           8.29           7.19
Average shares outstanding                       2,229,366      2,214,951      2,205,718      2,204,444      2,205,268
Stock Price Statistics *
Close                                             $  40.00       $  38.00       $  26.05       $  20.93       $  15.06
High                                                 44.00          40.00          29.77          20.93          15.06
Low                                                  37.25          25.12          20.59          15.06          13.29
Price earnings ratio at close                        21.4           22.4           18.5           17.7           14.8

Year-End Balance Sheet Data (000 omitted)
Total assets                                      $311,903       $265,053       $235,822       $190,242       $157,556
Total loans                                        209,181        180,691        158,632        128,331        108,926
Total investment securities                         72,053         61,964         51,137         47,191         34,355
Deposits - noninterest bearing                      31,716         25,264         22,020         17,649         16,322
Deposits - interest bearing                        210,292        179,125        161,744        142,931        120,937
Total deposits                                     242,008        204,389        183,764        160,580        137,259
Liabilities for borrowed money                      39,941         36,228         27,062          8,569          2,339
Total shareholders' equity                          26,674         21,868         21,080         18,265         15,856
Trust assets under management - market value       206,000        182,000        152,000        108,000         83,000

Performance Statistics
Average equity/average assets                         8.38%          8.81%          9.20%          9.84%          9.84%
Return on average equity                             17.42%         17.02%         15.97%         15.37%         14.90%
Return on average assets                              1.46%          1.50%          1.47%          1.51%          1.47%

* Per share amounts have been restated to reflect:
  The 7 1/2% stock dividend effective November 19, 1999.
  The 2 for 1 stock split effective November 21, 1998.
  The 5% stock dividend effective May 15, 1997.

Market, Dividend & Investor Information

Market and Dividend Information
       The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 2000, there were approximately 2,025 shareholders of record, with a total of 2,240,744 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share. All per share data has been restated to reflect the 7 1/2% stock dividend paid November 19, 1999 to shareholders of record November 1, 1999.

                                         2000                                               1999
                                     Market Price                                       Market Price

                                                              Quarterly                                        Quarterly
                                 High            Low           Dividend             High             Low        Dividend
First quarter                  $ 40.00         $ 38.00          $ 0.14            $ 32.56          $ 25.58      $ 0.12
Second quarter                 $ 39.00         $ 37.25          $ 0.14            $ 37.21          $ 25.12      $ 0.12
Third quarter                  $ 38.50         $ 37.50          $ 0.14            $ 37.21          $ 32.56      $ 0.13
Fourth quarter                 $ 44.00         $ 37.63          $ 0.15            $ 40.00          $ 32.56      $ 0.14
                                                                ------                                          ------
                                                                $ 0.57                                          $ 0.51

Investor Information

Annual Meeting
       The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for May 1, 2001 at 9:00 a.m. at Orrstown Bank, 77 East King Street, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

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



                                       23