Form 10-K, Exhibit 13
period 2002-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2003-03-26
CIK 826154

                                                                      Exhibit 13


                        Orrstown Financial Services, Inc.

                          2002 Annual Financial Report



                                 C O N T E N T S

                                                                                    Page
INDEPENDENT AUDITOR'S REPORT                                                           1

CONSOLIDATED FINANCIAL STATEMENTS

     Balance sheets                                                                    2
     Statements of income                                                              3
     Statements of changes in shareholders' equity                                     4
     Statements of cash flows                                                          5
     Notes to consolidated financial statements                                   6 - 15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS                                                      16 - 23

SUMMARY OF QUARTERLY FINANCIAL DATA                                                   24

SELECTED FIVE-YEAR FINANCIAL DATA                                                     25

MARKET, DIVIDEND AND INVESTOR INFORMATION                                             26

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Orrstown Financial Services, Inc.
Orrstown, Pennsylvania


                  We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.



                                          /S/Smith Elliott Kearns & Company, LLC
                                          --------------------------------------
                                          Smith Elliott Kearns & Company, LLC






Chambersburg, Pennsylvania
January 28, 2003

Consolidated Balance Sheets
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

(Dollars in thousands)                                              Dec. 31, 2002       Dec. 31, 2001
ASSETS
Cash and due from banks                                               $  10,656           $  12,650
Federal funds sold                                                        8,217              24,347
Interest bearing deposits with banks                                      1,095                 679
Securities available for sale                                            90,106              68,422
Federal Home Loan Bank, Federal Reserve and Atlantic
   Central Bankers Bank stock, at cost which
   approximates market value                                              2,268               1,703
                                                                      ---------           ---------
                                                                        112,342             107,801
                                                                      ---------           ---------

Loans
   Commercial, financial and agricultural                                33,806              28,534
   Real estate - Mortgages                                              217,791             192,192
   Real estate - Construction and land development                       22,048              20,480
   Consumer                                                               7,746               8,610
                                                                      ---------           ---------
                                                                        281,391             249,816
   Less:  Allowance for loan losses                                      (3,734)             (3,104)
                                                                      ---------           ---------
                                                                        277,657             246,712
                                                                      ---------           ---------

Premises and equipment, net                                               9,849               9,019
Accrued interest receivable                                               1,606               1,541
Cash surrender value of life insurance                                    6,916               5,923
Other assets                                                              1,928               2,732
                                                                      ---------           ---------
Total assets                                                          $ 410,298           $ 373,728
                                                                      =========           =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
   Non-interest bearing                                               $  42,704           $  39,881
   Interest bearing                                                     276,464             241,287
                                                                      ---------           ---------
                                                                        319,168             281,168
                                                                      ---------           ---------
Federal funds purchased and securities sold under
   agreements to repurchase                                              20,808              31,531
Other borrowed funds                                                     28,539              26,512
Accrued interest and other liabilities                                    3,821               3,355
                                                                      ---------           ---------
Total liabilities                                                       372,336             342,566
                                                                      ---------           ---------

Shareholders' equity
Common stock: No par value - $.1041 stated value per share
    10,000,000 shares authorized with 2,398,405 shares
    issued at December 31, 2002; 2,378,608 shares issued
    at December 31, 2001                                                    250                 248
Additional paid-in capital                                               25,913              25,077
Retained earnings                                                         9,750               5,557
Accumulated other comprehensive income                                    2,049                 280
                                                                      ---------           ---------
Total shareholders' equity                                               37,962              31,162
                                                                      ---------           ---------

Total liabilities and shareholders' equity                            $ 410,298           $ 373,728
                                                                      =========           =========

                The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

Consolidated Statements of Income
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES



                                                              Years Ended December 31,
(Dollars in thousands)                                       2002             2001             2000
                                                          ----------       ----------       ----------
Interest and Dividend Income
Interest and fees on loans                                $   18,635       $   19,308       $   17,033
Interest and dividends on investment securities
  U.S. Government and agency                                   2,583            2,869            3,182
  Exempt from federal income tax                               1,370              899              956
  Other investment income                                        585              902              587
                                                          ----------       ----------       ----------
  Total interest and dividend income                          23,173           23,978           21,758
                                                          ----------       ----------       ----------
Interest Expense
Interest on deposits                                           6,069            8,347            7,865
Interest on borrowed money                                     1,916            2,330            2,453
                                                          ----------       ----------       ----------
Total interest expense                                         7,985           10,677           10,318
                                                          ----------       ----------       ----------
Net interest income                                           15,188           13,301           11,440

Provision for loan losses                                        720              504              360
                                                          ----------       ----------       ----------
Net interest income after provision for loan losses           14,468           12,797           11,080

Other Income
Service charges on deposit accounts                            2,257            1,890            1,174
Other service charges, commissions, and fees                     914              744              644
Trust department income                                        1,386            1,219            1,125
Brokerage income                                                 394              261              341
Securities gains                                                  21               11              114
Other income                                                     388              355              344
                                                          ----------       ----------       ----------
Total other income                                             5,360            4,480            3,742
                                                          ----------       ----------       ----------
Net interest income and other income                          19,828           17,277           14,822
                                                          ----------       ----------       ----------
Other Expenses
Salaries                                                       4,035            3,506            3,235
Employee benefits                                              1,958            1,645            1,520
Occupancy expense of bank premises, net, and                   1,800            1,676            1,558
furniture and equipment expenses
Other operating expenses                                       3,895            3,420            2,800
                                                          ----------       ----------       ----------
Total other expenses                                          11,688           10,247            9,113
                                                          ----------       ----------       ----------
Income before income tax                                       8,140            7,030            5,709

Applicable income tax                                          2,225            1,938            1,537
                                                          ----------       ----------       ----------
Net income                                                $    5,915       $    5,092       $    4,172
                                                          ==========       ==========       ==========


Earnings per share
Basic earnings per share                                  $     2.47       $     2.15       $     1.78
      Weighted average shares outstanding                  2,390,614        2,366,707        2,340,834

      Diluted earnings per share                          $     2.42       $     2.12       $     1.77
      Weighted average shares outstanding                  2,444,484        2,398,149        2,352,130

Dividends per share                                       $      .72       $      .60       $      .54



                The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

Consolidated Statements of Changes in Shareholders' Equity
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                       Years Ended December 31, 2002, 2001 and 2000

                                                                                         Accumulated
                                                           Additional                        Other           Total
                                             Common         Paid-In        Retained     Comprehensive     Shareholders'
(Dollars in thousands)                        Stock         Capital        Earnings         Income           Equity
Balance, December 31, 1999                   $    231       $ 18,498       $  3,717        ($   578)       $ 21,868

Comprehensive income
     Net income                                     0              0          4,172               0           4,172

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $536                 0              0              0           1,040           1,040
                                                                                                           --------
           Total comprehensive income                                                                         5,212

     Cash dividends ($.54 per share)                0              0         (1,270)              0          (1,270)

     Issuance of stock through
      employee stock purchase plan                  0             28              0               0              28

     Issuance of stock through
      dividend reinvestment plan                    2            834              0               0             836
                                             --------       --------       --------        --------        --------
Balance, December 31, 2000                        233         19,360          6,619             462          26,674

Comprehensive income
     Net income                                     0              0          5,092               0           5,092

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $ 94                 0              0              0            (182)           (182)
                                                                                                           --------
           Total comprehensive income                                                                         4,910

     Cash dividends ($.60 per share)                0              0         (1,411)              0          (1,411)

     Stock dividends issued                        12          4,711         (4,723)              0               0

     Cash paid in lieu of fractional
       stock dividends                              0              0            (20)              0             (20)

     Issuance of stock through
       employee stock purchase plan/
       stock option plan                            1             73              0               0              74

     Issuance of stock through
      dividend reinvestment plan                    2            933              0               0             935
                                             --------       --------       --------        --------        --------
Balance, December 31, 2001                        248         25,077          5,557             280          31,162

Comprehensive income
     Net income                                     0              0          5,915               0           5,915

     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $ 911                0              0              0           1,769           1,769
                                                                                                           --------
           Total comprehensive income                                                                         7,684

     Cash dividends ($.72 per share)                0              0         (1,722)              0          (1,722)

     Issuance of stock through
       employee stock purchase plan/
       stock option plan                            0             71              0               0              71

     Issuance of stock through
      dividend reinvestment plan                    2            765              0               0             767
                                             --------       --------       --------        --------        --------
Balance, December 31, 2002                   $    250       $ 25,913       $  9,750        $  2,049        $ 37,962
                                             ========       ========       ========        ========        ========




                The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

Consolidated Statements of Cash Flows
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                                Years Ended December 31,

(Dollars in thousands)                                                   2002             2001               2000
                                                                      -----------     -----------        -----------
Cash flows from operating activities:
  Net income                                                          $     5,915     $     5,092            $ 4,172
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Depreciation and amortization                                           874             828                735
      Provision for loan losses                                               720             504                360
      (Gain) on disposal of other real estate owned                  (          3      (        4)      (          7)
      (Gain) loss on disposal of bank premises and equipment                    2               3       (         21)
      Deferred income taxes                                          (        131)     (      113)      (          7)
      Securities (gains)                                             (         21)     (       11)      (        114)
      Increase in cash surrender value of life insurance             (        312)     (      286)      (        252)
      (Increase) decrease in accrued interest receivable             (         64)            474       (        416)
      Increase (decrease) in accrued interest payable                (        107)     (      210)               192
      Other net                                                               526             387       (         19)
                                                                      -----------     -----------        -----------
Net cash provided by operating activities                                   7,399           6,664              4,623
                                                                      -----------     -----------        -----------
Cash flows from investing activities:
  Net (increase) in interest bearing deposits with banks             (        416)     (      507)      (         57)
  Sales of available for sale securities                                    1,223           5,427             11,786
  Maturities of available for sale securities                              21,754          36,239              6,820
  Purchase of available for sale securities                          (     41,961)     (   40,433)      (     26,381)
  (Purchases) redemptions of FHLB stock                              (        565)            431       (        625)
  Net (increase) in loans                                            (     31,725)     (   41,118)      (     28,562)
  Purchases of bank premises and equipment                           (      1,641)     (     512)       (      3,153)
  Proceeds from disposal of other real estate owned                            64             180                 59
  Proceeds from disposal of bank premises and equipment                         7               4                 50
  Investment in cash surrender value life insurance policies         (        682)              0                  0
                                                                      -----------     -----------        -----------
Net cash (used) by investing activities                              (     53,942)     (   40,289)      (     40,063)
                                                                      -----------     -----------        -----------
Cash flows from financing activities:
  Net increase in deposits                                                38,000          39,160              37,619
  Net increase (decrease) in federal funds purchased and
    securities sold under agreements to repurchase                  (     10,723)         13,105               3,019
  Proceeds from debt                                                       5,026           8,025                 700
  Payment on debt                                                   (      3,000)      (    3,316)               ( 7)
  Cash dividends paid                                               (      1,722)      (    1,411)      (      1,270)
  Cash paid in lieu of fractional stock dividends                               0      (       20)                 0
  Proceeds from sale of stock                                                 838           1,009                864
                                                                      -----------     -----------        -----------
Net cash provided by financing activities                                  28,419          56,552             40,925
                                                                      -----------     -----------        -----------
Net increase (decrease) in cash and cash equivalents                 (     18,124)         22,927              5,485

Cash and cash equivalents, beginning balance                               36,997          14,070              8,585
                                                                      -----------     -----------        -----------
Cash and cash equivalents, ending balance                             $    18,873     $    36,997        $    14,070
                                                                      ===========     ===========        ===========

Supplemental disclosure of cash flows information:

Cash paid during the year for:
    Interest                                                                8,092          10,887             10,081
    Income taxes                                                            2,375           2,200              1,565

Supplemental schedule of noncash investing and
  financing activities:
    Other real estate acquired in settlement of loans                         61              392                 53
    Unrealized gain (loss) on investment securities
      available for sale (net of tax effects)                              1,769       (      182)             1,040




                The Notes to Consolidated Financial Statements
                   are an integral part of these statements.

Notes to Consolidated Financial Statements

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
     Orrstown Financial Services, Inc.'s primary activity consists of owning and supervising its subsidiaries, Orrstown Bank, and Pennbanks Insurance Company Cell P1. Orrstown Bank is engaged in providing banking and bank related services in South Central Pennsylvania, principally Franklin and Cumberland Counties. Its eleven branches are located in Shippensburg (2), Carlisle (3), Spring Run, Orrstown, Chambersburg (2), Mechanicsburg and Greencastle, Pennsylvania. Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life, and disability insurance which services customers of Orrstown Bank.

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

Cash flows
     For purposes of the Statements of Cash Flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and Due From Banks" and "Federal Funds Sold". As permitted by Statement of Financial Accounting Standards No. 104, the Corporation has elected to present the net increase or decrease in deposits with banks, loans, and deposits in the Statements of Cash Flows.

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

Intangibles
     Identifiable intangible assets are amortized on a straight-line basis over fifteen years.

Advertising
     The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $218,000, $196,000, and $167,000, for 2002, 2001, and 2000, respectively.

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

Nonaccrual/Impaired loans
       The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

Foreclosed real estate
       Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value less estimated costs to sell the underlying collateral. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell.

Earnings per share of common stock
       Earnings per share is calculated as net income divided by the weighted average number of shares outstanding, after giving retroactive recognition to a 5% stock dividend in September 2001. For diluted net income per share, net income is divided by the weighted average of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The Corporation's common stock equivalents consist of outstanding stock options.
       A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

                          2002         2001         2000
Weighted average
  shares
  outstanding
  (basic)                2,390,614    2,366,707    2,340,834
Impact of common
  stock equivalents         53,870       31,442       11,296
                         ---------    ---------    ---------
Weighted average
  shares
  outstanding
  (diluted)              2,444,484    2,398,149    2,352,130
                         =========    =========    =========

Stock Option Plans
           The Corporation applies APB Opinion 25 and related interpretations in accounting for the stock option plans. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's stock option plans been determined based on the fair value at the grant dates for awards under the plans consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                            Years Ended December 31,
                                           2002      2001       2000

(In thousands, except per share data)

Net income        As
                  reported                $ 5,915    $ 5,092   $ 4,172
                  Pro forma                 5,712      4,900     4,040

Basic earnings    As
   per share      reported                $  2.47    $  2.15   $  1.78
                  Pro forma                  2.39       2.07      1.73

Diluted           As
   earnings per   reported
   share                                  $  2.42    $  2.12   $  1.77
                  Pro forma                  2.34       2.04      1.72

See Note 10 for further details concerning the Corporation's Stock Option Plans.

Federal income taxes
       For financial reporting purposes the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Additionally, deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. As a result of these and timing differences in depreciation expense, deferred income taxes are provided for in the financial statements. See Note 11 for further details.

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

       The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

Cash, Due from Banks, Short-Term Investments, and Federal Funds Sold. The carrying amounts of cash, due from banks, short-term investments, and federal funds sold approximate their fair value.

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

Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings. The fair value of the Corporation's long-term debt is estimated using a discounted cash flow analysis based on the Corporation's current incremental borrowing rate for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments. The Corporation generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

Comprehensive income
           Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
           The Corporation has elected to report its comprehensive income in the statement changes in of shareholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.
           The components of the change in net unrealized gains (losses) on securities were as follows:

(Dollars in thousands)                                                                2002           2001            2000
Gross unrealized holding gains (losses) arising during the year                     $ 2,701         ($265)        $ 1,690
Reclassification adjustment for (gains) losses realized in net income                   (21)          (11)           (114)
                                                                                    -------         -----         -------
Net unrealized holding gains (losses) before taxes                                    2,680          (276)          1,576
Tax effect                                                                             (911)           94            (536)
                                                                                    -------         -----         -------
Net change                                                                          $ 1,769         ($182)        $ 1,040
                                                                                    =======         =====         =======

NOTE 2.    INVESTMENTS
           At December 31, 2002 and 2001 the investment securities portfolio was comprised of securities classified as "available for sale", resulting in investment securities being carried at fair value.
           The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                               Gross         Gross
                                                               Amortized     Unrealized    Unrealized     Fair
                                                                  Cost         Gains         Losses       Value
(Dollars in thousands)
                                                                                    2002
U. S. Treasury securities and obligations of U. S.
   Government corporations and agencies                          $ 5,018       $  195         $  0       $ 5,213
Obligations of states and political subdivisions                  25,691        2,012            0        27,703
Mortgage-backed securities                                        52,238          926           36        53,128
Corporate bonds                                                    1,943            0          158         1,785
Equity securities                                                  2,112          270          105         2,277
                                                                 -------       ------         ----       -------
         Totals                                                  $87,002       $3,403         $299       $90,106
                                                                 =======       ======         ====       =======

                                                                               Gross         Gross
                                                               Amortized     Unrealized    Unrealized     Fair
                                                                  Cost         Gains         Losses       Value
(Dollars in thousands)
                                                                                     2001
U. S. Treasury securities and obligations of U. S.
   Government corporations and agencies                          $ 3,079       $   63         $  0       $ 3,142
Obligations of states and political subdivisions                  18,712          644           87        19,269
Mortgage-backed securities                                        41,312           91          469        40,934
Corporate bonds                                                    3,934           33           30         3,937
Equity securities                                                    960          259           79         1,140
                                                                 -------       ------         ----       -------
         Totals                                                  $67,997       $1,090         $665       $68,422
                                                                 =======       ======         ====       =======

     The amortized cost and fair values of investment securities available for sale at December 31, 2002, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized
(Dollars in thousands)                              Cost        Fair Value

Due in one year or less                            $     0        $     0
Due after one year through five years                6,018          6,193
Due after five years through ten years               1,183          1,291
Due after ten years                                 25,451         27,217
Mortgage-backed securities                          52,238         53,128
Equity securities                                    2,112          2,277
                                                   -------        -------
                                                   $87,002        $90,106
                                                   =======        =======

     Proceeds from sales of securities available for sale during 2002, 2001, and 2000, were $1,223,000, $ 5,427,000, and $11,786,000, respectively. Gross gains and losses on 2002 sales were $ 65,533 and $44,872, respectively. Gross gains and losses on 2001 sales were $ 57,840 and $46,394, respectively. Gross gains and losses on 2000 sales were $ 124,080 and $9,749, respectively.
     The Corporation owns $ 2,024,600 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock at December 31, 2002. At December 31, 2001 the Corporation's stock ownership was $1,460,000 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.
     Securities with a market value of $67,047,000 and $48,332,000 at December 31, 2002 and 2001, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 3.CONCENTRATION OF CREDIT RISK
     The Corporation grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. Although the Corporation maintains a diversified loan portfolio, a significant portion of its customers' ability to honor their contracts is dependent upon economic sectors for construction contractors, non-residential building operators, sales finance, sub-dividers and developers. Management evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

NOTE 4.ALLOWANCE FOR LOAN LOSSES
     Activity in the allowance for loan losses is summarized as follows:

(Dollars in thousands)                                         2002          2001            2000
Balance at beginning of period                               $3,104         $2,691          $2,455
Recoveries                                                       11              7               5
Provision for loan losses charged to income                     720            504             360
                                                             ------         ------          ------
     Total                                                    3,835          3,202           2,820
Losses                                                          101             98             129
                                                             ------         ------          ------
Balance at the end of period                                 $3,734         $3,104          $2,691
                                                             ======         ======          ======

NOTE 5. LOANS TO RELATED PARTIES
     The Corporation has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,636,000 at December 31, 2002, and $1,601,000 at December 31, 2001. During 2002, $702,000 of new loans were made and repayments totaled $667,000.
     Outstanding loans to employees totaled $2,176,000 and $1,405,000 at December 31, 2002 and 2001, respectively.

NOTE 6. DELINQUENT AND NONACCRUAL LOANS

           Loans 90 days or more past due (still accruing interest) were as follows at December 31:

                                                  2002           2001           2000
Commercial, financial and agricultural        $  190,000       $188,000       $622,000
Real estate mortgages                          1,245,000        392,000        169,000
Consumer                                          11,000         64,000         23,000
                                              ----------       --------       --------
     Total                                    $1,446,000       $644,000       $814,000
                                              ==========       ========       ========

     The following table shows the principal balances of nonaccrual loans as of December 31:

                                                             2002            2001          2000
Nonaccrual loans                                           $85,000         $56,000       $12,000
Interest income that would have been accrued at
   original contract rates                                 $ 9,177         $ 8,636       $ 1,446
Amount recognized as interest  income                        2,304           4,028           770
                                                           -------         -------       -------
     Foregone revenue                                      $ 6,873         $ 4,608       $   676
                                                           =======         =======       =======

     The Corporation had no impairment of loans as of December 31, 2002, 2001, and 2000.
     During 2002, the Corporation foreclosed on loans secured by one real estate property. This property was sold during 2002 at a gain of $2,736, which is included in other income on the statement of income. The Corporation is holding a property that was obtained though foreclosure during 2001. The carrying value of $211,317 for this property is included in other assets on the balance sheet at December 31, 2002 and 2001.

NOTE 7. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                                                                               Contract or
                                                                             Notional Amount
(Dollars in thousands)                                                     2002          2001
Financial instruments whose contract amounts represent credit risk at
   December 31:
     Commitments to extend credit                                         $70,197       $46,732
     Standby letters of credit and financial guarantees written             4,996         4,758

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case- by-case basis. The amount of collateral obtained if deemed necessary by the Corporation upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.
     Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.
     During 2002, the Corporation entered into purchase commitments of $786,411 related to the construction of a new branch office. At December 31, 2002, $105,737 of these commitments had been paid.

NOTE 8. PREMISES AND EQUIPMENT
     A summary of bank premises and equipment is as follows:

(Dollars in thousands)                                 2002            2001

Land                                                 $   851          $   851
Buildings and improvements                             7,053            6,526
Leasehold improvements                                   199              199
Furniture and equipment                                6,768            5,823
Construction in progress                                 236               89
                                                     -------          -------
     Total                                            15,107           13,488
Less accumulated depreciation and amortization         5,258            4,469
                                                     -------          -------
     Bank premises and equipment, net                $ 9,849          $ 9,019
                                                     =======          =======

     Depreciation expense amounted to $803,123 in 2002, $755,174 in 2001, and $670,295 in 2000. During 2000, interest expense of $50,250 was capitalized for interest costs incurred during the renovation of the Corporation's Shippensburg property and construction of its Mechanicsburg branch office. This amount was netted against interest expense on borrowed money on the statements of income.

NOTE 9. RETIREMENT PLANS
     The Corporation maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on corporate performance and are at the discretion of the Corporation's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the Corporation's employees are covered by the plan and the contributions charged to operations were $650,065, $538,062, and $521,029 for 2002, 2001, and 2000, respectively.

     The Corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the Corporation's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $124,057 and $155,118 at December 31, 2002 and 2001, respectively. Total annual expense for this deferred compensation plan was $12,456 for 2002 and $19,064 for 2001 and 2000.
     The Corporation also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the Corporation's trust department. Total amount contributed to the plan was $27,050, $44,300, and $46,000, for 2002, 2001, and 2000, respectively.
     The Corporation adopted three supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $744,251 and $516,952 at December 31, 2002 and 2001, respectively which is included in other liabilities. Total annual expense for these plans amounted to $257,468, $175,460, and $163,083, for 2002, 2001, and 2000, respectively.

NOTE 10. STOCK COMPENSATION PLANS
     During 2000 the Corporation implemented two stock option plans (one for employees and one for nonemployee directors). Under the Corporation's stock option plans the Corporation may grant options to its directors, officers and employees for up to 241,500 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the plans. The exercise price of each option equals the market price of the Corporation's stock on the date of grant and an option's maximum term is ten years.
     A summary of the status of the Corporation's stock option plans at December 31, 2002, 2001, and 2000 is presented below:

                                                         Weighted                     Weighted                      Weighted
                                                         Average                       Average                       Average
                                                         Exercise                     Exercise                      Exercise
                                           Shares         Price         Shares          Price         Shares          Price
                                        - - - - - - 2002 - - - - - -   - - - - -  2001 - - - - -    - - - - -  2000 - - - - -
    Outstanding at beginning of year       41,060        $37.07         20,190         $35.95              0         $    0

    Granted                                23,648         43.47         21,127          38.13         20,190          35.95
    Exercised                                   0             0            257          37.62              0              0
    Forfeited                                 525         35.71              0              0              0              0
                                          -------        ------        -------         ------        -------         ------
    Options exercisable at year end        64,183        $39.44         41,060         $37.07         20,190         $35.95
                                          =======        ======        =======         ======        =======         ======
    Weighted-average fair value of
       options granted during the year    $ 13.01                      $ 13.75                       $ 10.06
                                          =======                      =======                       =======

Information pertaining to options outstanding at December 31, 2002 is as follows:

           - - - - - - - - - - - - - Options Outstanding - - - - - - - -- - - -        - - - - Options Exercisable - - -
                                               Weighted Average      Weighted
                                Number            Remaining           Average            Number        Weighted Average
           Exercise Prices   Outstanding       Contractual Life   Exercise Price       Exercisable      Exercise Price
               $37.62            2,503            7.25 years          $37.62              2,503            $37.62
               $35.71           16,905            7.50 years          $35.71             16,905            $35.71
               $37.74            2,752            8.25 years          $37.74              2,752            $37.74
               $38.19           18,375            8.50 years          $38.19             18,375            $38.19
               $39.25            2,648            9.25 years          $39.25              2,648            $39.25
               $44.00           21,000            9.50 years          $44.00             21,000            $44.00
                                ------                                                   ------
           Outstanding at
             end of year        64,183            8.38 years          $39.44             64,183            $39.44
                                ======                                                   ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                       Years Ended December 31,
                                    2002         2001         2000

Dividend yield                       1.6%         1.5%        1.5%
Expected life                    9.47 years   8.47 years   7.47 years
Expected volatility                28.36%       19.77%       16.06%
Risk-free interest rate             3.50%        5.33%        5.60%

     During 2000 the Corporation implemented an employee stock purchase plan under which 78,750 shares of common stock have been reserved for issuance to employees. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the average of the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service, during the ten trading days immediately preceding the date of purchase. If no bid or offer quotation for the shares is reported through the OTC Bulletin Board service during the ten business day period, the fair market value is the price of the last trade reported through the OTC Bulletin Board service prior to the purchase date. A total of 73,829 shares of common stock remained reserved at December 31, 2002 for future grants under the plan. Employees purchased 1,977; 2,030; and 914 shares at a weighted average price of $36.32, $31.00, and $30.94 per share in 2002, 2001, and 2000, respectively.

     Shares of common stock registered and available for issuance through approved plans at December 31, 2002 are as follows:

                                                    Number
                                                  of Shares
Stock option plans                                 177,060
Employee stock purchase plan                        73,829
Dividend reinvestment plan                         371,049
                                                   -------
                                                   621,938
                                                   =======
NOTE 11. INCOME TAXES
     The components of federal income tax expense are summarized as follows:


(Dollars in thousands)                       2002          2001             2000

Current year provision                     $ 2,356       $ 2,051         $ 1,530
Deferred income taxes (benefits)              (131)         (113)              7
                                           -------       -------         -------
Net federal income tax expense             $ 2,225       $ 1,938         $ 1,537
                                           =======       =======         =======

     Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $1,857,654, $1,392,288, and $1,426,800, for 2002, 2001, and 2000, respectively.
     A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

                                   2002       2001        2000
Federal income tax rate           34.0%       34.0%       34.0%
Reduction resulting from:
   Nontaxable income               6.7         6.4         7.1
                                  ----        ----        ----
Effective income tax rate         27.3%       27.6%       26.9%
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

(Dollars in thousands)                         2002              2001

Total deferred tax assets                    $1,664           $1,330
Total deferred tax liabilities               (1,802)            (615)
                                             ------           ------
Net deferred tax asset (liability)          ($  138)          $  715
                                             ======           ======

     The Corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

     The tax effects of each type of significant item that gave rise to deferred taxes are:

(Dollars in thousands)                                        2002        2001

Net unrealized losses (gains) on securities available
for sale                                                   ($1,064)      ($ 79)
Depreciation                                                  (738)       (536)
Deferred compensation                                          187         191
Allowance for loan losses                                    1,224         963
Retirement plans and salary continuation                       253         176
                                                            ------        ----
     Net deferred tax asset (liability)                    ($  138)       $715
                                                            ======        ====

NOTE 12. DEPOSITS
     Included in interest bearing deposits at December 31 are NOW account products with balances totaling $137,963,000 and $108,228,000 for 2002 and 2001, respectively. Also included in interest bearing deposits at December 31, 2002 and 2001 are money market account products with balances totaling $19,228,000 and $11,680,000, respectively.
     At December 31, 2002 and 2001 time deposits of $100,000 and over aggregated $17,846,000 and $17,826,000, respectively. Interest expense on time deposits of $100,000 and over was $710,000, $1,336,000, and $1,181,000, for 2002, 2001, and
2000, respectively.
           At December 31, 2002 the scheduled maturities of certificates of deposit are as follows:

                           2003                   $43,845
                           2004                    25,880
                           2005                    10,605
                           2006                     4,333
                           2007                     5,533
                           Thereafter                 965
                                                  -------
                                                  $91,161
                                                  =======

     The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $634,000 and $1,186,000 at December 31, 2002 and 2001, respectively.

NOTE 13. LIABILITIES FOR BORROWED MONEY
     Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                         2002            2001
Average balance during the year                       $24,057,000    $23,311,000
Average interest rate during the year                       1.66%          3.66%
Maximum month-end balance during the year             $29,185,000    $35,714,000
Securities underlying the agreements at year-end:
   Carrying value                                     $38,184,000    $27,118,000
   Estimated fair value                               $40,000,000    $26,559,000

     At December 31, the Corporation had long-term notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

                                                                             Convertible         Frequency & Basis
- - - - - - - - Amount - - - - - - - - -      Maturity         Interest     to Adjustable          for Adjustable
        2002                 2001               Date             Rate            Rate                   Rate
     $ 1,000,000          $ 1,000,000           1/04            6.42%                       Fixed rate
       1,000,000            1,000,000           4/03            6.58%                       Fixed rate
       5,000,000                    0           2/12            4.70%            (2)
               0            3,000,000           10/02           5.73%            (1)
       7,500,000            7,500,000           9/08            5.06%          9/15/03      Quarterly based on 3 months
                                                                                            LIBOR plus .15%
       5,000,000            5,000,000           10/08           4.66%          10/7/03      Quarterly based on 3 months
                                                                                            LIBOR plus .15%
       5,000,000            5,000,000           2/11            4.50%           2/7/02      Quarterly based on 3 months
                                                                                            LIBOR plus .19%
       3,000,000            3,000,000           3/11            3.94%          3/25/02      Quarterly based on 3 months
    ------------         ------------                                                       LIBOR plus .13%
    $ 27,500,000         $ 25,500,000
    ============         ============

(1) The 3 month LIBOR is evaluated quarterly and the loan converts to an adjustable rate if the 3 month LIBOR is greater than 7%. The rate would then adjust quarterly based on 3 month LIBOR plus .08%.
(2) The 3 month LIBOR is evaluated quarterly and the loan converts to an adjustable rate if the 3 month LIBOR is greater than 8%. The rate would then adjust quarterly based on 3 month LIBOR plus .20%.

     Interest rates are fixed, but, as indicated above, some of the notes can convert to adjustable rates. Interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.
     In addition to the aforementioned long-term notes, the Corporation has two $350,000 term loans with the Federal Home Loan Bank of Pittsburgh. The maturity dates and applicable fixed interest rates on the remaining balance at December 31 are as follows:

 - - - - - - - Amount - - - - - -
                                            Maturity               Interest
      2002              2001                  Date                   Rate
     $350,000        $350,000                 4/20                   7.40%
      350,000         350,000                 4/05                   7.35%
     --------        --------
     $700,000        $700,000
     ========        ========

     The Corporation also has available a $5 million line of credit with the Federal Home Loan Bank of Pittsburgh. The interest rate is variable and can change daily based on FHLB's cost of borrowing. Collateral for all outstanding advances and the line consists of certain securities and the Corporation's 1-4 family mortgage loans totaling $151,165,000 and $98,712,000 at December 31, 2002 and 2001, respectively. The Corporation also has available a line of credit with Atlantic Central Bankers Bank of $6 million at December 31, 2002 and 2001. The ACBB line of credit is unsecured and the rate is based on the daily Federal Funds rate. There were no borrowings under either line of credit at December 31, 2002 or 2001.
     Also included in other borrowed funds are borrowings against certain life insurance policies that are used to fund deferred compensation benefits for certain directors. Interest rates are fixed at 8%. Collateral is the cash surrender value of the policies as disclosed in Note 9. The total balance of these loans was $339,000 and $312,000 at December 31, 2002 and 2001, respectively.
     Total interest on long-term borrowings charged to operations was $1,517,619, $1,420,799, and $1,189,847, for 2002, 2001, and 2000, respectively.

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
         The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

                                 Balance Sheets
                                   December 31

(Dollars in thousands)                                                      2002              2001
              Assets

Cash                                                                      $ 1,312           $ 1,264
Securities available for sale                                               2,238             2,112
Investment in wholly-owned subsidiaries                                    35,594            28,882
Property and equipment (net of depreciation)                                    1                 6
Other assets                                                                   71                57
                                                                          -------           -------
         Total assets                                                     $39,216           $32,321
                                                                          =======           =======
              Liabilities

Accrued expenses                                                          $   489           $   393
Deferred taxes                                                                 65                66
Notes payable                                                                 700               700
                                                                          -------           -------
         Total liabilities                                                  1,254             1,159
                                                                          =======           =======

              Shareholders' Equity

Common stock, no par value - $.1041 stated value per share,
   10,000,000 shares authorized with 2,398,405 shares issued at
   December 31, 2002; 2,378,608 shares issued at December 31, 2001            250               248
Additional paid-in capital                                                 25,913            25,077
Retained earnings                                                           9,750             5,557
Accumulated other comprehensive income                                      2,049               280
                                                                          -------           -------
         Total shareholders' equity                                        37,962            31,162
                                                                          -------           -------
         Total liabilities and shareholders' equity                       $39,216           $32,321
                                                                          =======           =======

                                Income Statements
                             Years Ended December 31

(Dollars in thousands)                                    2002             2001              2000
              Income
Dividends from wholly-owned subsidiary                   $ 1,010          $ 1,000           $ 1,069
Other interest and dividend income                           130              121               102
Other income                                                  29               (6)                0
Gain on sale of investment securities                          6                1                45
                                                         -------          -------           -------
         Total Income                                      1,175            1,116             1,216
                                                         -------          -------           -------
              Expenses
Interest on borrowings                                        52               52                36
Other expenses                                               179              161               156
                                                         -------          -------           -------
         Total Expenses                                      231              213               192
                                                         -------          -------           -------
Income before income taxes and equity in
   undistributed income of subsidiaries                      944              903             1,024
Income tax expense (benefit)                                 (29)             (39)              (22)
                                                         -------          -------           -------
Income before equity in undistributed income of
   subsidiaries                                              973              942             1,046
                                                         -------          -------           -------
              Equity in undistributed income of
                Subsidiaries
Net income of subsidiaries                                 5,952            5,150             4,195
Less: dividends                                           (1,010)          (1,000)           (1,069)
                                                         -------          -------           -------
Equity in undistributed net income of
   subsidiaries                                            4,942            4,150             3,126
                                                         -------          -------           -------
         Net income                                      $ 5,915          $ 5,092           $ 4,172
                                                         =======          =======           =======

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

                            Statements of Cash Flows
                             Years Ended December 31

(Dollars in thousands)                                     2002             2001              2000
Cash flows from operating activities:
     Net income                                          $ 5,915          $ 5,092           $ 4,172
     Adjustments to reconcile net income to cash
        provided by operating activities:
     Security (gains)                                         (6)              (1)              (45)
         Equity in undistributed income of
            subsidiary                                    (4,942)          (4,150)           (3,126)
         Increase (decrease) in other liabilities             95               48               (64)
         (Increase) decrease in other assets                 (14)              27               (64)
                                                         -------          -------           -------
Net cash provided by operating activities                  1,048            1,016               873
                                                         -------          -------           -------
Cash flows from investing activities:
     Purchase of available for sale securities              (329)            (127)           (1,209)
     Sales of available for sale securities                  208              120                80
     Purchases of property and equipment
                                                               0               (2)             (100)
     Sales of property and equipment                           5              100                 0
                                                         -------          -------           -------
Net cash provided (used) by investing activities            (116)              91            (1,229)
                                                         -------          -------           -------
Cash flows from financing activities:
     Cash dividends paid                                  (1,722)          (1,411)           (1,270)
     Cash paid in lieu of fractional stock
        dividends                                              0              (20)                0
     Proceeds from sale of stock                             838            1,009               864
     Proceeds from debt                                        0                0               700
                                                         -------          -------           -------
Net cash provided (used) by financing activities            (884)            (422)              294
                                                         -------          -------           -------
Net increase (decrease) in cash                               48              685               (62)
Cash, beginning balance                                    1,264              579               641
                                                         -------          -------           -------
Cash, ending balance                                     $ 1,312          $ 1,264           $   579
                                                         =======          =======           =======

NOTE  15.  REGULATORY MATTERS
     Dividends paid by Orrstown Financial Services, Inc. are generally provided from the subsidiary bank's dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $27,275,000 in its retained earnings at December 31, 2002 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December 31, 2002 is $9,750,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.
     The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total adjusted balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Orrstown Financial Services' capital ratios to regulatory minimums at December 31 is as follows:

                                                                                      Regulatory
                                                   Orrstown Financial Services         Minimum
                                                     2002              2001          Requirements
Leverage ratio                                       8.78%             8.24%              4%
Risk-based capital ratios:
   Tier I (core capital)                            12.68%            12.31%              4%
   Combined Tier I and Tier II (core capital
      plus allowance for loan losses)               13.94%            13.56%              8%

     As of December 31, 2002 the most recent notification, from the Federal Reserve Board, categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation's category.

NOTE 16. LEASES

     The Corporation leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2003 through 2007. Total rent expense charged to operations in connection with these leases was $180,766, $172,309, and $219,255, for 2002, 2001, and 2000, respectively.

     The total minimum rental commitments under operating leases at December 31, 2002 are as follows: Due in the year ending December 31:

                         2003                $133,420
                         2004                 122,979
                         2005                  72,448
                         2006                  72,851
                         2007                  56,962
                                             --------
                                             $458,660
                                             ========

NOTE 17.   COMPENSATING BALANCE ARRANGEMENTS
     The Corporation maintains deposit balances at several correspondent banks which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits, which management considers to be a normal business risk.
     Required deposit balances at the Federal Reserve were $65,000 at both December 31, 2002 and 2001. Required deposit balances at Atlantic Central Bankers Bank were $540,000 at both December 31, 2002 and 2001. An additional $39,372 and $44,234 were on deposit at December 31, 2002 and 2001, respectively, with Independent Community Bankers of America, Inc. as a reserve for potential clearing losses related to the credit card operations.

NOTE 18.   FAIR VALUE OF FINANCIAL INSTRUMENTS
     The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                                    - - - - - - 2002 - - - - -    - - - - - 2001 - - - - -
                                                       Carrying       Fair          Carrying       Fair
(Dollars in thousands)                                  Amount        Value          Amount        Value
FINANCIAL ASSETS
     Cash, due from banks, and short-term
        investments                                     $  11,751    $  11,751     $  13,329    $  13,329
     Federal funds sold                                     8,217        8,217        24,347       24,347
     Securities available for sale                         90,106       90,106        68,422       68,422
     Restricted bank stocks                                 2,268        2,268         1,703        1,703

     Loans                                                281,391                    249,816
     Allowance for loan losses                             (3,734)                    (3,104)
                                                        ---------                  ---------
         Net loans                                        277,657      286,073       246,712      252,035

     Accrued interest receivable                            1,606        1,606         1,541        1,541
                                                        ---------    ---------     ---------    ---------
         Total financial assets                         $ 391,605    $ 400,021     $ 356,054    $ 361,377
                                                        =========    =========     =========    =========
FINANCIAL LIABILITIES
     Deposits                                           $ 319,168    $ 321,156     $ 281,168    $ 283,037
     Short-term borrowed funds                             20,808       20,808        31,531       31,531
     Long-term borrowed funds                              28,539       29,942        26,512       25,949
     Accrued interest payable                                 403          403           769          769
                                                        ---------    ---------     ---------    ---------
         Total financial liabilities                    $ 368,918    $ 372,309     $ 339,980    $ 341,286
                                                        =========    =========     =========    =========

Management's Discussion and Analysis of Consolidated
Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the selected supplementary financial information presented in this report.


Summary
For the year ended December 31, 2002, Orrstown Financial Services, Inc. (the Corporation) and its wholly owned subsidiary Orrstown Bank (the Bank) recorded net income of $5,915,000, an increase of 16.2% over 2001 earnings of $5,092,000, which was an 22.1% increase over net income of $4,172,000 in 2000. Net income per share (EPS) has increased over this time period from $1.78 in 2000 to $2.15 in 2001 and $2.47 in 2002. The per share amounts have been restated to reflect the 5% stock dividend paid to shareholders on September 15, 2001.

The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.53% in 2002, 1.50% in 2001 and 1.46% in 2000. The return on average equity was 17.42% in 2000, 17.20% in 2001 and 17.19% in 2002.


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

For the year ended December 31, 2002, net interest income totaled $15,188,000, an increase of $1,887,000, or 14.2%, over 2001. The 2001 total was $13,301,000, or 16.3%, over 2000. On a taxable equivalent basis, net interest income increased by 15.2% in 2002 and 15.2% in 2001. Marginal tax rates used in the taxable equivalent equation were 34% for all three years presented.

The Corporation's taxable equivalent net interest spread was 4.05% in 2000, 3.88% in 2001, and 4.06% in 2002. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.57% to 4.38% to 4.43%, respectively. Average earning assets represented 93.5% of total average assets in 2002, 92.9% in 2001 and 92.1% in 2000 as growth in interest bearing assets has consistently outstripped growth in nonearning assets.

Volume factors were responsible for essentially all net interest income growth during 2002 and 2001. Commercial loan growth, led by the Bank's Carlisle Region, fueled asset growth of 13.3% during 2002 and 19.1% during 2001, on an average daily basis. Earning assets grew 14.0% and 20.1% during 2002 and 2001, respectively. Average daily loan growth of 13.4% in 2002 and 20.8% in 2001 was achieved without lowering credit standards and allowed net interest margins to hold at above peer group levels despite increased pressure on margins throughout the banking industry in general. The historically low interest rate environment of 2002 dropped a widely unexpected 50 basis points in November, lowering the prime lending rate to 4.25% through the end of the year. The Corporation was able to generate a five basis point increase in net interest margin and an 18 basis point gain in net interest spread over 2001 levels, by actively cutting Bank liability rates as the year progressed. The ability to cut liability rates was greatly enhanced by the Bank's deposit mix which is heavily laden with transaction accounts that carry discretionary pricing. Loan growth was funded primarily with the Bank's popular high balance, high rate checking account product which grew $ 26,000,000 during 2002. The maturity of high rate time deposits, also served to enhance the net interest margin.

Management will continue to watch margins moving into 2003 where the consensus economic forecast assumes a flat rate environment continuing for the bulk of the year with probable increases late in the year. Given that most of the asset growth during 2002 was channeled into variable commercial loans, the Bank will be ready to take advantage of any rate increases that may occur in 2003. In addition, the fact that, as of December 31, 2002, 56.8% of deposits were transaction accounts with discretionary pricing and another 13.4% of deposits were noninterest bearing, provides the Bank with the ability to react to any downward rate movements that may occur.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates
Taxable Equivalent Basis

(Dollars in Thousands)                    2002                               2001                               2000
------------------------------------------------------------------------------------------------------------------------------------
                                          Tax        Tax                     Tax         Tax                     Tax         Tax
                           Average    Equivalent  Equivalent   Average    Equivalent  Equivalent   Average    Equivalent  Equivalent
                           Balance     Interest     Rate       Balance     Interest      Rate      Balance      Interest     Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS:
Interest Earning Assets:
    Federal funds sold
      & interest bearing
      bank balances       $ 16,830    $    277      1.65%     $ 16,291    $    500       3.07%    $  4,527    $    294       6.49%
------------------------------------------------------------------------------------------------------------------------------------
Investment securities:
    Taxable investment
      securities            54,643       2,891      5.29        51,056       3,270       6.40       49,337       3,475       7.04
Tax-exempt investment
      securities            24,853       2,076      8.35        15,891       1,363       8.58       16,530       1,448       8.76
------------------------------------------------------------------------------------------------------------------------------------
        Total investment
          securities        79,496       4,967      6.25        66,947       4,633       6.92       65,867       4,923       7.47
------------------------------------------------------------------------------------------------------------------------------------
Loans:
    Taxable loans          261,114      18,473      7.07       229,815      19,117       8.32      189,452      16,832       8.88
    Tax-exempt loans         3,182         245      7.70         3,288         290       8.82        3,450         305       8.84
------------------------------------------------------------------------------------------------------------------------------------
        Total Loans        264,296      18,718      7.08       233,103      19,407       8.33      192,902      17,137       8.88
====================================================================================================================================
        Total interest-
          earning assets   360,622      23,962      6.64       316,341      24,540       7.76      263,296      22,354       8.49
Non-Interest Earning Assets:
    Cash and due
      from banks             8,853                               8,242                               7,052
    Bank premises and
      equipment              9,427                               9,136                               8,398
    Other assets            10,229                               9,542                               9,722
    Less allowance for
      loan losses           (3,366)                             (2,833)                             (2,565)
------------------------------------------------------------------------------------------------------------------------------------
        Total             $385,765                            $340,428                            $285,903
====================================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest Bearing Liabilities:
    Interest bearing
      demand deposits     $136,500     $ 2,202      1.61       $99,103     $ 2,455       2.48      $76,631     $ 2,386       3.11
    Savings deposits        23,558         201      0.85        20,787         301       1.45       20,628         466       2.26
    Time deposits           94,043       3,666      3.90       102,856       5,591       5.44       91,214       5,013       5.50
    Short term borrowings   24,057         398      1.65        24,275         909       3.74       21,942       1,263       5.76
    Long term borrowings    30,400       1,518      4.99        28,279       1,421       5.02       21,556       1,190       5.52
------------------------------------------------------------------------------------------------------------------------------------
        Total interest
          bearing
          liabilities      308,558       7,985      2.59       275,300      10,677       3.88      231,971      10,318       4.44
Non-Interest Bearing
  Liabilities:
    Demand deposits         39,688                              32,628                              27,650
    Other                    3,111                               2,888                               2,328
------------------------------------------------------------------------------------------------------------------------------------
        Total Liabilities  351,357                             310,816                             261,949
Shareholders' Equity        34,408                              29,612                              23,954
------------------------------------------------------------------------------------------------------------------------------------
        Total             $385,765                  2.21      $340,428                   3.38     $285,903                   3.92
====================================================================================================================================
Net interest income / net
    interest spread                   $ 15,977      4.06%                 $ 13,863       3.88%                $ 12,036       4.05%
====================================================================================================================================
Net interest margin                                 4.43%                                4.38%                               4.57%
====================================================================================================================================

Noninterest Income and Expenses

Other income, excluding securities gains, increased $ 870,000, or 19.5% in 2002. Fees from service charges on deposits grew $ 367,000, or 19.4%, over 2001 amounts. The areas of greatest increase were fees generated from overdraft charges, debit card fees, and merchant fees. Asset management fees generated from the trust department and brokerage activities grew $ 300,000 during 2002, representing the second largest area of increase. Increases were generally in line with the overall growth of the Corporation.

Other expenses rose $ 1,441,000, or 14.1% in 2002 due primarily to the Corporation's continued above average growth pattern. In addition, the Bank opened its eleventh full service branch during June 2002 in North Middleton Township, Pennsylvania. This became the fourth branch in the Carlisle Region, which has been the Bank's fastest growing region. Capital expenditure and additional personnel were required to open the new branch plus accommodate the Corporation's overall growth. In addition, contributions grew $ 182,000, or 263.8%, as many worthy projects were funded in the communities that the Bank services. Despite the 14.1% increase in noninterest expenses, the Corporation was able to improve its efficiency ratio to 54.5% for 2002, following 55.6% for 2001 and 57.8% during 2000. The Corporation has consistently maintained an efficiency ratio below 60%, which is an enviable level for a community bank with assets under $ 500 million.

The table that follows provides additional information regarding noninterest income and noninterest expense changes over the past three years:

ANALYSES OF NONINTEREST INCOME AND EXPENSES

(Dollars in Thousands)                                          Year Ended December 31                      % Change
                                                          ---------------------------------          -----------------------
                                                            2002         2001        2000            2002-2001     2001-2000
OTHER INCOME:
  Service charges on deposit accounts                     $ 2,257      $ 1,890      $ 1,174             19.4%          61.0%
  Loan service charges and fees                               485          445          256              9.0%          73.8%
  ATM fees                                                    177          186          166             (4.8%)         12.0%
  Other service charges, commissions and fees                 252          113          222            123.0%         (49.1%)
  Trust  department income                                  1,386        1,219        1,125             13.7%           8.4%
  Brokerage income                                            394          261          341             51.0%         (23.5%)
  Cash surrender value increases                              327          302          269              8.3%          12.3%
  Other operating income                                       61           53           75             15.1%         (29.3%)
  Subtotal before securities transactions                   5,339        4,469        3,628             19.5%          23.2%
---------------------------------------------------------------------------------------------------------------------------
  Securities gains (losses)                                    21           11          114             90.9%         (90.4%)
---------------------------------------------------------------------------------------------------------------------------
  Total other income                                      $ 5,360      $ 4,480      $ 3,742             19.6%          19.7%
===========================================================================================================================
OTHER EXPENSES:
  Salaries                                                  4,035        3,506        3,235             15.1%           8.4%
  Employee benefits                                         1,958        1,645        1,520             19.0%           8.2%
  Occupancy and equipment expenses                          1,800        1,676        1,558              7.4%           7.6%
  Data processing expenses                                    493          435          324             13.3%          34.3%
  ATM expenses                                                176          200          178            (12.0%)         12.4%
  Telephone                                                   265          249          198              6.4%          25.8%
  Printing and supplies                                       246          232          227              6.0%           2.2%
  Postage                                                     189          174          135              8.6%          28.9%
  Directors fees                                              253          241          206              5.0%          17.0%
  Advertising                                                 218          196          167             11.2%          17.4%
  Pennsylvania shares tax                                     245          211          193             16.1%           9.3%
  Contributions                                               251           69           48            263.8%          43.8%
  Other operating expenses                                  1,559        1,413        1,124             10.3%          25.7%
---------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                                $11,688      $10,247      $ 9,113             14.1%          12.4%
===========================================================================================================================
noninterest income as a % of
    noninterest expense                                      45.9%        43.7%        41.1%

Federal Income Taxes
The Corporation's effective federal income tax rate for 2002 was 27.3%, as compared to 27.6% in 2001 and 26.9% in 2000. Corporate income tax rates for 2003 are forecast to be slightly above 2002 levels. The Corporation is firmly entrenched in the 34% bracket so all taxable income will be taxed at 34% in 2002. This, along with anticipated growth, is expected to increase the Corporation's effective federal income tax rate to approximately 29.6% in 2003, assuming no retroactive change in rates during 2003.

Asset Quality and Credit Risk Analysis
The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with the investments.

Credit Risk Analysis
The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to nondomestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .03% of average outstanding loans during 2002 and .04% of average 2001 loans. Nonperforming loans, as represented by nonaccrual and restructured items, were .54% and .02% of outstanding loans at December 31, 2002 and 2001, respectively. Loans 90 days or more past due and still accruing represented .51% and .26% of outstanding loans at December 31, 2002 and 2001, respectively.

Allowance for Loan Losses
Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

Through this review and evaluation process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $ 720,000, $ 504,000 and $ 360,000 for 2002, 2001 and 2000, respectively. These provisions compared to net charge-offs of $ 90,000, $ 91,000 and $ 124,000 for 2002, 2001 and 2000, respectively. The allowance for loan losses was increased 20.3% during 2002 while loans increased 12.6%. The reserve at December 31, 2002 represented 1.33% of loans outstanding. Net charge-offs for 2002 represented only .03% of average loans outstanding. The reserve at December 31, 2002 represented 41.5 years of coverage based upon 2002 net charge-offs and 4,393% of nonaccrual loans. In addition, approximately 56% of the allowance was unallocated under internal evaluation procedures as of December 31, 2002.

SUMMARY OF LOAN LOSS EXPERIENCE

(Dollars in Thousands)                                                        Year Ended December 31
                                                        ------------------------------------------------------------------
                                                           2002          2001           2000          1999          1998
Amount of loans outstanding at end of period            $ 281,391     $ 249,816      $ 209,181     $ 180,691     $ 158,632
==========================================================================================================================
Daily average loans outstanding                         $ 264,296     $ 233,103      $ 192,902     $ 169,458     $ 144,013
==========================================================================================================================
Balance of allowance for possible loan losses
  at beginning of period                                $   3,104     $   2,691      $   2,455     $   1,971     $   1,767
Loans charged off                                             101            98            129           128            84
Recoveries of loans previously charged off                     11             7              5            65            18
--------------------------------------------------------------------------------------------------------------------------
Net loans charged off (recovered)                              90            91            124            63            66
Additions to allowance charged to expense                     720           504            360           547           270
--------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                $   3,734     $   3,104      $   2,691     $   2,455     $   1,971
--------------------------------------------------------------------------------------------------------------------------
Ratio of net charge-offs to
  average loans outstanding                                 0.03%         0.04%          0.06%         0.04%         0.05%
==========================================================================================================================
Ratio of reserve to gross loans
  outstanding at December 31                                1.33%         1.24%          1.29%         1.36%         1.24%
==========================================================================================================================

Risk Elements
Nonperforming assets are comprised of nonaccrual and restructured loans and other real estate owned (OREO) not including bank premises. OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. The Bank's loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is ample given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change.

NONPERFORMING ASSETS

(Dollars in Thousands)                                                                    December 31
                                                                    ------------------------------------------------------
                                                                      2002        2001       2000        1999        1998
Loans on nonaccrual (cash) basis                                    $    85      $   56     $   12       $  64     $   486
Loans whose terms have been renegotiated to provide a
  reduction or deferral of interest or principal because of a
  deterioration in the financial position of the borrower             1,428           0          0           0           0
OREO                                                                    211         211          0           0         311
--------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans and OREO                                  $ 1,724      $  267     $   12       $  64     $   797
==========================================================================================================================
Ratio of nonperforming assets to total loans
  and OREO                                                             0.61%       0.11%      0.01%       0.04%       0.50%
--------------------------------------------------------------------------------------------------------------------------
Ratio of nonperforming assets to total assets                          0.42%       0.07%      0.00%       0.02%       0.34%
--------------------------------------------------------------------------------------------------------------------------
OTHER CREDIT RISK ELEMENTS:
Loans past due 90 or more days and still accruing                   $ 1,446      $  644     $  814       $  97     $   284
--------------------------------------------------------------------------------------------------------------------------
Ratio of other credit risk elements to total
  loans and OREO                                                       0.51%       0.26%      0.39%       0.05%       0.18%
--------------------------------------------------------------------------------------------------------------------------
Ratio of other credit risk elements to total assets                    0.35%       0.17%      0.26%       0.04%       0.12%
--------------------------------------------------------------------------------------------------------------------------
Total nonperforming and other risk assets                           $ 3,170      $  911     $  826       $ 161     $ 1,081
==========================================================================================================================
Ratio of total risk assets to total loans and OREO                     1.13%       0.36%      0.39%       0.09%       0.68%
--------------------------------------------------------------------------------------------------------------------------
Ratio of total risk assets to total assets                             0.77%       0.24%      0.26%       0.06%       0.46%
--------------------------------------------------------------------------------------------------------------------------

Future Impact of Recently Issued Accounting Standards
Financial Accounting Standards Board (FASB) Standard 142, which was effective for years beginning after December 15, 2001, addressed the financial accounting and reporting for acquired goodwill and other intangible assets. It does not address intangibles acquired as part of business combinations which is addressed by FASB 141. This statement also addresses how goodwill and intangibles are accounted for after they have been initially recognized. Management has evaluated the impact of this statement on the consolidated financial statements and has determined it is not material.

Financial Accounting Standards Board (FASB) Standard 148, Accounting for Stock-Based Compensation-Transaction and Disclosure, an amendment of FASB 123. This statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. Management does not expect there to be a significant impact from this statement, since they have elected not to expense options under the fair value based method.

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

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2002
(Dollars in Thousands)

                                                                         Interest Sensitivity Period
                                                     ----------------------------------------------------------------
                                                                    After 3        After 6
                                                     Within 3      Within 6       Within 12      After
                                                      Months        Months         Months       1 Year         Total
RATE SENSITIVE ASSETS (RSA):
Loans                                                137,804        11,607         19,691       112,289       281,391
Investment securities                                  7,757         8,046          8,826        67,745        92,374
Other earning assets                                   9,312             -              -             -         9,312
---------------------------------------------------------------------------------------------------------------------
    Total RSA                                        154,873        19,653         28,517       180,034       383,077
---------------------------------------------------------------------------------------------------------------------
RATE SENSITIVE LIABILITIES (RSL):
Interest bearing deposits                             66,618        10,689         15,455       183,702       276,464
Short term borrowed funds                             20,808             -              -             -        20,808
Long term borrowed funds                                   -         1,000              -        27,539        28,539
---------------------------------------------------------------------------------------------------------------------
    Total RSL                                         87,426        11,689         15,455       211,241       325,811
---------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY GAP:
Period                                                67,447         7,964         13,062       (31,207)       57,266
Cumulative                                            67,447        75,411         88,473        57,266
GAP AS A PERCENT OF TOTAL ASSETS:
Period                                                 16.44%         1.94%          3.18%
Cumulative                                             16.44%        18.38%         21.56%
    RSA/RSL Cumulative                                   1.77         1.76           1.77

The asset biased, or positive, gap position indicates that earnings are naturally enhanced, or more easily maintained, in a rising rate environment. This indicates that the balance sheet is well positioned to react to anticipated rate increases during late 2003 and positioned adequately to avoid material earnings damage if rates do not rise. The negative effects of declining rates are mitigated by the large concentration of transaction accounts with discretionary pricing, 56.8% of deposits at December 31, 2002.

Capital Adequacy and Regulatory Matters
The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation, net income retained after the declaration of dividends, plus dividend reinvestment participation, have been the primary method employed to increase capital accounts. Total stockholders' equity rose $6,800,000 during 2002, an increase of 21.8% for the year. This followed growth of 16.8% and 22.0% during 2001 and 2000, respectively. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to stockholders. In 2002 cash dividends rose $312,000, or 22.1%, over 2001 levels while net income rose 16.2% during the period. This followed an 11.1% increase in dividend payout for 2001 versus 2000. Dividends per share have moved from $0.54 to $0.60 to $0.72 for 2000 through 2002, respectively.

CAPITAL AND DIVIDEND RATIOS
(Dollars in Thousands)

                                              2002                   2001                       2000
                                             -------                -------                    -------
At December 31:
Shareholders' Equity                         $37,962                $31,162                    $26,674
Equity/Assets                                   9.25%                  8.34%                      8.55%
For the Year:
Average Equity/Average Assets                   8.92%                  8.70%                      8.38%
Dividend payout                                29.12%                 27.71%                     30.48%
Return on Average Equity                       17.19%                 17.20%                     17.42%
Dividends paid                               $ 1,723                $ 1,411                    $ 1,270
                                                                                                                   Regulatory
Regulatory Capital Measures:                                                                                        Minimums
Tier I Capital Ratio                            12.7%                  12.3%                      12.4%                4.0%
Total (Tier II) Capital Ratio                   13.9%                  13.6%                      13.6%                8.0%
Leverage Ratio                                   8.8%                   8.2%                       8.6%                3.0%

The maintenance of a strong capital base, above regulatory risk based minimums and industry averages, has been an integral part of the Corporation's operating philosophy. Management foresees no problem in maintaining capital ratios well in excess of regulatory requirements.

The Corporation and its banking subsidiary are subject to periodic examinations by the Federal Reserve Bank and the Pennsylvania Department of Banking. During 2002, five examinations were conducted at the parent and subsidiary levels. The examinations included, but were not limited to, procedures designed to review compliance with the Bank Secrecy Act, compliance with consumer protection and civil rights laws and regulations, performance under the Community Reinvestment Act, an overall risk assessment, lending practices, credit quality, liquidity, and capital adequacy. No comments were received from regulatory agencies which, if implemented, would have a material effect on Orrstown Financial Services, Inc.'s liquidity, capital resources or operations.

                       Summary of Quarterly Financial Data

The unaudited quarterly results of operations for the years ended December 31, are as follows:
(Dollars in Thousands)

                                                     2002                                              2001
                                                Quarter Ended                                     Quarter Ended
                                -------------------------------------------       -------------------------------------------
                                   March       June    September   December         March       June      September  December
Interest income                 $  5,605    $  5,727   $  5,933    $  5,908       $  5,882    $  5,932    $  6,207   $  5,957
Interest expense                   2,062       2,034      2,037       1,852          2,835       2,694       2,681      2,467
-----------------------------------------------------------------------------------------------------------------------------
Net interest income                3,543       3,693      3,896       4,056          3,047       3,238       3,526      3,490
Provision for  loan losses           150         150        150         270             60          60         170        214
-----------------------------------------------------------------------------------------------------------------------------
Net interest income after
  provision for loan losses        3,393       3,543      3,746       3,786          2,987       3,178       3,356      3,276
Securities gains (losses)              1          17        (6)           9             33         (2)         (9)       (11)
Other income                       1,177       1,392      1,344       1,426            998       1,270       1,001      1,200
Other expense                      2,688       2,813      2,993       3,194          2,457       2,655       2,464      2,671
-----------------------------------------------------------------------------------------------------------------------------
Income before income
  taxes                            1,883       2,139      2,091       2,027          1,561       1,791       1,884      1,794
Applicable income taxes              549         642        509         525            436         500         501        501
-----------------------------------------------------------------------------------------------------------------------------
Net income                      $  1,334    $  1,497   $  1,582    $  1,502       $  1,125    $  1,291    $  1,383   $  1,293
=============================================================================================================================
PER COMMON SHARE DATA:
Net income                      $   0.56    $   0.63   $   0.66    $   0.62       $   0.48    $   0.55    $   0.58   $   0.54
Diluted net income              $   0.55    $   0.62   $   0.64    $   0.61       $   0.47    $   0.54    $   0.57   $   0.54
Dividends                           0.170       0.170      0.180       0.200          0.143       0.143       0.150      0.160
PERFORMANCE STATISTICS:
Return on average assets            1.49%       1.60%      1.58%       1.46%          1.47%       1.58%       1.57%      1.38%
Return on average equity           16.93%      18.08%     17.81%      16.04%         16.61%      17.82%      18.34%     16.10%
Average equity / avg. assets        8.82%       8.82%      8.88%       9.13%          8.84%       8.89%       8.54%      8.56%

All per share amounts have been adjusted to give retroactive recognition to a 5% stock dividend effective September 15, 2001.

                       Selected Five -Year Financial Data

Orrstown Financial Services, Inc. and its wholly-owned subsidiary
(Dollars in Thousands)

Year Ended December 31                                     2002         2001           2000          1999          1998
Summary of Operations
Interest income                                          $ 23,173     $ 23,978       $ 21,758      $ 18,324      $ 16,109
Interest expense                                            7,985       10,677         10,318         8,074         7,348
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                        15,188       13,301         11,440        10,250         8,761
Provision for loan losses                                     720          504            360           547           270
-------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                              14,468       12,797         11,080         9,703         8,491
Securities gains (losses)                                      21           11            114           423           (9)
Other operating income                                      5,339        4,469          3,628         3,158         2,262
Other operating expenses                                   11,688       10,247          9,113         8,218         6,445
-------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  8,140        7,030          5,709         5,066         4,299
Applicable income tax                                       2,225        1,938          1,537         1,311         1,180
-------------------------------------------------------------------------------------------------------------------------
    Net income                                            $ 5,915     $  5,092       $  4,172      $  3,755      $  3,119
=========================================================================================================================
Per Common Share Data*
Income before taxes                                        $ 3.40     $   2.97       $   2.44      $   2.18      $   1.86
Applicable income taxes                                      0.93         0.82           0.66          0.56          0.51
Net income                                                   2.47         2.15           1.78          1.61          1.35
Diluted net income                                           2.42         2.12           1.77          1.61          1.35
Cash dividend paid                                           0.72         0.60           0.54          0.49          0.42
Book value at December 31                                   15.83        13.10          11.34          9.39          9.09
Average shares outstanding - basic                      2,390,614    2,366,707      2,340,834     2,325,699     2,316,004
Average shares outstanding - diluted                    2,444,484    2,398,149      2,352,130     2,325,699     2,316,004
Stock Price Statistics*
Close                                                     $ 47.00     $  39.00       $  38.10      $  36.19      $  24.81
High                                                        50.00        40.00          41.90         38.10         28.35
Low                                                         38.55        37.00          35.48         23.92         19.61
Price earnings ratio at close                                19.0         18.1           21.4          22.4          18.5
Price to book at close                                        3.0          3.0            3.4           3.9           2.7
Year-End Balance Sheet Data
Total assets                                             $410,298     $373,728       $311,903      $265,053      $235,822
Total loans                                               281,391      249,816        209,181       180,691       158,632
Total investment securities                                92,374       70,125         72,053        61,964        51,137
Deposits - noninterest bearing                             42,704       39,881         31,716        25,264        22,020
Deposits - interest bearing                               276,464      241,287        210,292       179,125       161,744
Total deposits                                            319,168      281,168        242,008       204,389       183,764
Liabilities for borrowed money                             49,347       58,043         40,228        36,228        27,062
Total shareholders' equity                                 37,962       31,162         26,674        21,868        21,080
Trust assets under management -
  market value                                            231,000      221,000        206,000       182,000       152,000
Performance Statistics
Average equity / average assets                              8.92%        8.70%          8.38%         8.81%         9.20%
Return on average equity                                    17.19%       17.20%         17.42%        17.02%        15.97%
Return on average assets                                     1.53%        1.50%          1.46%         1.50%         1.47%

* Per share amounts have been restated to reflect:
          The 5% stock dividend effective September 15, 2001.
          The 71/2 % stock dividend effective November 19,1999.
          The 2 for 1 stock split effective November 21,1998.

                     Market, Dividend & Investor Information

Market and Dividend Information

The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 2002, there were approximately 2,218 shareholders of record, with a total of 2,398,405 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share.

                                    2002                                       2001
                                Market Price                               Market Price
                      ---------------------------------          ---------------------------------
                                              Quarterly                                  Quarterly
                       High         Low        Dividend           High         Low        Dividend
First quarter         $41.00       $38.55        $0.17           $38.10       $36.19       $0.143
Second quarter        $50.00       $39.25        $0.17           $39.29       $35.71       $0.143
Third quarter         $50.00       $44.00        $0.18           $44.76       $35.00       $0.150
Fourth quarter        $47.00       $46.00        $0.20           $40.00       $37.00       $0.160
                                                 -----                                     ------
                                                 $0.72                                     $0.596

Investor Information

Annual Meeting
The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for April 29, 2003 at 9:00 a.m. at Orrstown Bank, 77 East King Street, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

Annual and Quarterly Reports
Copies of the annual and quarterly reports may be obtained at any office of Orrstown Bank, or by writing to Patricia A. Corwell, Vice President & Shareholder Relations Officer, Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Form 10-K
A copy of the corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained by writing to Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Transfer Agent
The transfer agent for Orrstown Financial Services, Inc. is Orrstown Bank, 77 East King Street, P.O. Box 250, Shippensburg, PA 17257.

Market Makers

E.E. Powell & Co., Inc.                F.J. Morrissey & Co., Inc.             Janney Montgomery Scott,LLC
1100 Gulf Tower                        1700 Market Street, Suite 1420         1801 Market Street
Pittsburgh, PA 15219                   Philadelphia, PA 19103                 10th Floor
1-800-282-1940                         (215) 563-8500                         Philadelphia, PA 19103
                                                                              (215) 665-6000

Ferris, Baker Watts, Inc.              Ryan, Beck & Co., Inc.                 Boenning & Scattergood, Inc.
1700 Pennsylvania Avenue NW            220 South Orange Avenue                Four Tower Bridge
Suite 700                              Livingston, NJ 07039                   200 Barr Harbor Drive, Suite 300
Washington, DC 20006                   (973) 597-6000                         West Conshohocken, PA 19428
(202) 661-9500                                                                (610)-832-1212