Form 10-K, Exhibit 13
period 2004-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2005-03-15
CIK 826154

Exhibit 13





                        Orrstown Financial Services, Inc.

                          2004 Annual Financial Report




                                 C O N T E N T S

                                          Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM         1

MANAGEMENT'S REPORT ON INTERNAL CONTROL                         3

CONSOLIDATED FINANCIAL STATEMENTS

  Balance sheets                                                4
  Statements of income                                          5
  Statements of changes in shareholders' equity                 6
  Statements of cash flows                                      7
  Notes to consolidated financial statements               8 - 23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF CONSOLIDATED
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS           24 - 33

SUMMARY OF QUARTERLY FINANCIAL DATA                            33

SELECTED FIVE-YEAR FINANCIAL DATA                              34

MARKET, DIVIDEND AND INVESTOR INFORMATION                      35

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of Orrstown Financial Services, Inc.

          We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004. We also have audited management's assessment, included in the accompanying Management's Report on Internal Control, that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Orrstown Financial Services, Inc. and its wholly-owned subsidiaries management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the company's internal control over financial reporting based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

          A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

          Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management's assessment that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2004 is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by COSO. Furthermore, in our opinion, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by COSO.

                                       /S/   Smith Elliott Kearns & Company, LLC
                                             Smith Elliott Kearns & Company, LLC


Chambersburg, Pennsylvania
February 11, 2005

                     MANAGEMENT'S REPORT ON INTERNAL CONTROL



To our shareholders,
Orrstown Financial Services, Inc.
Shippensburg, Pennsylvania


  The management of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries has the responsibility for establishing and maintaining an adequate internal control structure and procedures for financial reporting. Management maintains a comprehensive system of internal control to provide reasonable assurance of the proper authorization of transactions, the safeguarding of assets and the reliability of the financial records. The system of internal control provides for appropriate division of responsibility and is documented by written policies and procedures that are communicated to employees. Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintains an internal auditing program, under the supervision of the Audit Committee of the Board of Directors, which independently assesses the effectiveness of the system of internal control and recommends possible improvements.

  Under the supervision and with the participation of the Corporation's management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2004, using the Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Corporation's disclosure controls and procedures are adequate and effective to ensure that material information relating to the Corporation and its consolidated subsidiaries is made known to them by others within those entities. The Chief Executive Officer and the Chief Financial Officer believe that at December 31, 2004, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained an effective system of internal control over financial reporting.

  The accounting firm Smith Elliott Kearns & Company, LLC has issued an attestation report on management's assessment of the Corporation's internal control over financial reporting. The accounting firm's attestation report is included in this financial report.



/S/  Kenneth R. Shoemaker               /S/   Bradley S. Everly
Kenneth R. Shoemaker                         Bradley S. Everly
President and Chief Executive Officer        Senior Vice President and Chief
                                             Financial Officer

February 11, 2005

                                  CONSOLIDATED BALANCE SHEETS

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                   At December 31,
(Dollars in Thousands)                                       2004                   2003

Assets
  Cash and due from banks                                 $        11,456        $        12,283
  Federal funds sold                                                8,393                  3,829
  Interest bearing deposits with banks                              1,124                  1,001
  Securities available for sale                                    79,829                 89,074
  Federal Home Loan Bank, Federal Reserve and
    Atlantic Central Bankers Bank Stock, at cost
    which approximates market value
                                                                    2,972                  2,912
                                                        -----------------     ------------------
                                                                  103,774                109,099
                                                        -----------------     ------------------
  Loans
    Commercial, financial and agricultural                         38,659                 38,186
    Real estate - Mortgages                                       324,703                277,985
    Real estate - Construction and land development                18,744                 21,016
    Consumer                                                        7,162                  7,867
                                                        -----------------     ------------------
                                                                  389,268                345,054
  Less: Allowance for loan losses                                 (4,318)                (4,161)
                                                        -----------------     ------------------
  Net Loans                                                       384,950                340,893
                                                        -----------------     ------------------
  Premises and equipment, net                                      13,222                 11,168
  Accrued interest receivable                                       1,775                  1,647
  Cash surrender value of life insurance                            7,516                  7,234
  Other assets                                                      3,414                  2,352
                                                       ------------------     ------------------
Total assets                                               $      514,651         $      472,393
                                                        -----------------     ------------------
Liabilities and Shareholders' Equity
  Deposits:
    Non-interest bearing                                  $        66,784        $        52,276
    Interest bearing                                              338,579                306,367
                                                        -----------------     ------------------
  Total deposits                                                  405,363                358,643
                                                        -----------------     ------------------
  Short-term borrowings                                            19,493                 29,440
  Long-term debt                                                   35,569                 37,193
  Accrued interest and other liabilities                            4,976                  4,282
                                                       ------------------     ------------------
Total liabilities                                                 465,401                429,558
                                                        -----------------     ------------------
  Common stock, no par value - $ .05205 stated
  value
    per share 50,000,000 shares authorized with
    5,126,205 shares issued at December 31, 2004
    and $.1041 stated value per share 10,000,000
    shares authorized with 2,537,011 shares
    issued at December 31, 2003



                                                                      267                    264
  Additional paid - in capital                                     34,434                 32,928
  Retained earnings                                                13,723                  8,509
  Accumulated other comprehensive income                              826                  1,134
                                                       ------------------     ------------------
Total shareholders' equity                                         49,250                 42,835
                                                        -----------------     ------------------
Total liabilities and shareholders' equity                 $      514,651         $      472,393
                                                       ------------------     ------------------
The Notes to Consolidated Financial Statements are an integral part of these statements.

                        CONSOLIDATED STATEMENTS OF INCOME

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED
SUBSIDIARIES

                                                            Years Ended December 31,
(Dollars in Thousands)                             2004                2003               2002

Interest and dividend income
 Interest and fees on loans                     $      22,231        $     19,610      $     18,635
 Interest and dividends on investment
 securities
   U.S. Government and agency                           2,083                2,141              2,583
   Tax exempt                                           1,206                1,335              1,370
   Other investment income                                372                  398                585
                                                -------------         ------------       ------------
Total interest and dividend income                     25,892               23,484             23,173
                                                -------------         ------------       ------------

Interest expense
 Interest on deposits                                   5,201                5,015              6,069
 Interest on borrowed money                             1,785                1,742              1,916
                                                -------------         ------------       ------------
Total interest expense                                  6,986                6,757              7,985
                                                -------------         ------------       ------------

Net interest income                                    18,906               16,727             15,188
 Provision for loan losses                                210                  491                720
                                                -------------         ------------       ------------
Net interest income after provision for loan           18,696               16,236             14,468
losses
                                                -------------         ------------       ------------

Other income
 Service charges on deposit accounts                    3,066                2,628              2,257
 Other service charges, commissions and fees            1,016                1,238                914
 Trust department income                                1,863                1,463              1,386
 Brokerage income                                         608                  485                394
 Investment securities gains                               88                  199                 21
 Other income                                             328                  419                388
                                                -------------         ------------       ------------
Total other income                                      6,969                6,432              5,360
                                                -------------         ------------       ------------
Other expenses
 Salaries                                               5,117                4,456              4,035
 Employee benefits                                      2,792                2,331              1,958
 Occupancy and equipment                                2,398                2,109              1,800
 Other operating expenses                               4,411                4,114              3,895
                                                -------------         ------------       ------------
Total other expense                                    14,718               13,010             11,688
                                                -------------         ------------       ------------
Income before income tax                               10,947                9,658              8,140
 Income tax expenses                                    3,177                2,678              2,225
                                                -------------         ------------       ------------
Net income                                      $       7,770       $       6,980     $       5,915
                                                 -------------         ------------       ------------

Earnings per share
 Basic earnings per share                        $        1.52      $         1.38        $        1
                                                                                                .18
 Weighted average number of shares                   5,106,683           5,054,370         5,020,288
outstanding

 Diluted earnings per share                      $        1.47      $         1.34        $     1.15
 Weighted average number of shares                   5,294,165           5,215,538         5,133,363
outstanding

Dividends per share                             $        0.50      $         0.42        $     0.34

The Notes to Consolidated Financial Statements are an integral part of these statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES Years Ended December 31, 2004, 2003 and 2002

                                                                                            Accumulated
                                                           Additional                          Other             Total
                                           Common           Paid-In          Retained      Comprehensive     Shareholders'
(Dollars in thousands)                      Stock           Capital          Earnings          Income           Equity

Balance, December 31, 2001                $       248       $    25,077       $    5,557      $        280       $    31,162

Comprehensive income
     Net income                                     0                 0            5,915                 0             5,915
     Change in unrealized gain on
       investment securities available
       for sale, net of tax of $ 911                0                 0                0             1,769             1,769
                                                                                                                  ----------
Total comprehensive income                                                                                             7,684
                                                                                                                  ----------
     Cash dividends ($.34 per share)                0                 0      (    1,722)                 0        (   1,722)
     Issuance of stock through
       employee stock purchase plan/
       stock option plan                            0                71                0                 0                71
     Issuance of stock through
      dividend reinvestment plan                    2               765                0                 0               767
                                           ----------        ----------       ----------        ----------        ----------
Balance, December 31, 2002                        250            25,913            9,750             2,049            37,962

Comprehensive income
     Net income                                     0                 0            6,980                 0             6,980
     Change in unrealized loss on
       investment securities available
       for sale, net of tax of $ 471                0                 0                0       (      915)       (      915)
                                                                                                                  ----------
Total comprehensive income                                                                                             6,065
                                                                                                                  ----------
     Cash dividends ($.42 per share)                0                 0      (    2,126)                 0       (    2,126)
     Stock dividends issued                        12             6,061      (    6,073)                 0                 0
     Cash paid in lieu of fractional
      stock dividends                               0                 0      (       22)                 0       (       22)
     Issuance of stock through
       employee stock purchase plan/
       stock option plan                            1               205                0                 0               206
     Issuance of stock through
      dividend reinvestment plan                    1               749                0                 0               750
                                           ----------        ----------       ----------        ----------        ----------
Balance, December 31, 2003                        264            32,928            8,509             1,134            42,835

Comprehensive income
     Net income                                     0                 0            7,770                 0             7,770
     Change in unrealized loss on
       investment securities available
       for sale, net of tax of $ 159                0                 0                0       (      308)       (      308)
                                                                                                                  ----------

Total comprehensive income                                                                                             7,462
                                                                                                                  ----------
     Cash dividends ($.50 per share)                0                 0      (    2,556)                 0       (    2,556)
     Issuance of stock through
       employee stock purchase plan/
       stock option plan                            2               591                0                 0               593
     Issuance of stock through
      dividend reinvestment plan                    1               915                0                 0               916
                                           ----------        ----------       ----------        ----------        ----------
Balance, December 31, 2004                 $      267       $    34,434         $ 13,723        $      826       $    49,250
                                           ----------        ----------       ----------        ----------        ----------
The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

                                                                     Years Ended December 31,
(Dollars in Thousands)                                        2004              2003              2002

Cash flows from operating activities
 Net income                                                 $     7,770       $     6,980       $     5,915
 Adjustments to reconcile net income to net cash
   provided by operating activities:

   Depreciation and amortization                                  1,197             1,013               874
   Provision for loan losses                                        210               491               720
   (Gain) loss on disposal of other real estate owned                45               (6)               (3)
   (Gain) loss on disposal of bank premises and                     (6)                 0                 2
   equipment
   Deferred income taxes                                             28             (110)             (131)
   Investment securities (gains)                                   (88)             (199)              (21)
   Increase in cash surrender value of life insurance             (282)             (318)             (312)
   (Increase) in accrued interest receivable                      (128)              (41)              (64)
   Increase (decrease) in accrued interest payable                   34               (6)             (107)
   Other, net                                                       589               555               526
Net cash provided by operating activities                         9,369             8,359             7,399

Cash flows from investing activities
 Net (increase) decrease in interest bearing deposits             (123)                94             (416)
    with banks
 Sales of available for sale securities                           6,407            20,839             1,223
 Maturities of available for sale securities                     17,518            30,480            21,754
 Purchases of available for sale securities                    (15,101)          (51,475)          (41,961)
 Net (purchases) of FHLB Stock                                     (60)             (644)             (565)
 Net (increase) in loans                                       (44,328)          (63,811)          (31,725)
 Purchases of bank premises and equipment                       (3,182)           (2,261)           (1,641)
 Purchases of intangible assets                                 (1,155)                 0                 0
 Proceeds from disposal of other real estate owned                  228                89                64
 Proceeds from disposal of bank premises and equipment               61                 0                 7
 Investment in cash surrender value life insurance                    0                 0             (682)
    Policies
Net cash (used) by investing activities                        (39,735)          (66,689)          (53,942)

Cash flows from financing activities
 Net increase in deposits                                        46,720            39,475            38,000
 Net increase (decrease) in short term purchased funds          (9,947)             8,632          (10,723)
 Proceeds from debt                                                   0            10,000             5,026
 Payments on debt                                               (1,624)           (1,346)           (3,000)
 Cash dividends paid                                            (2,556)           (2,126)           (1,722)
 Cash paid in lieu of fractional shares                               0              (22)                 0
 Proceeds from sale of stock                                      1,510               956               838
Net cash provided by financing activities                        34,103            55,569            28,419
Net increase (decrease) in cash and cash equivalents              3,737           (2,761)          (18,124)
Cash and cash equivalents at beginning of period                 16,112            18,873            36,997
Cash and cash equivalents at end of period                  $    19,849        $   16,112       $    18,873

Supplemental disclosure of cash flow information:
 Cash paid during the period for:
   Interest                                                 $     6,952       $     6,763       $     8,092
   Income Taxes                                                   3,205             2,650             2,375

Supplemental schedule of noncash investing and financing activities:
 Other real estate acquired in settlement of loans                   61                83                61
 Unrealized gain (loss) on investments securities                 (308)             (915)             1,769
   available for sale (net of tax effects)
The Notes to Consolidated Financial Statements are an integral part of these statements.


NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations
  Orrstown Financial Services, Inc. (the Corporation) is a financial holding company whose primary activity consists of supervising its wholly-owned subsidiaries, Orrstown Bank and Pennbanks Insurance Company Cell P1. The Corporation operates through its office in Shippensburg, Pennsylvania. Orrstown Bank (the Bank) provides services through its network of offices in South Central Pennsylvania, principally Franklin and Cumberland Counties. The Bank engages in lending services for commercial loans, residential loans, commercial mortgages and various forms of consumer lending. Deposit services include checking, savings, time and money market deposits. The Bank also provides investment and brokerage services through its Investment Services Department. Its fourteen branches are located in Shippensburg (2), Carlisle (4), Spring Run, Orrstown, Chambersburg (4), Mechanicsburg and Greencastle, Pennsylvania. Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life, and disability insurance which services customers of Orrstown Bank. The Corporation and its subsidiaries are subject to the regulation of certain Federal and state agencies and undergo periodic examinations by such regulatory authorities.

Principles of consolidation
  The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Orrstown Bank and Pennbanks Insurance Company Cell P1. All significant intercompany transactions and accounts have been eliminated.

Use of estimates
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
  Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.
  While management uses available information to recognize losses on loans and foreclosed real estate; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans and foreclosed real estate.
Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Investment securities
  Under generally accepting accounting principles, the Corporation may segregate their investment portfolio into three specific categories: "securities held to maturity", "trading securities" and "securities available for sale". Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income.
  Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Corporation has the ability at the time of purchase to hold securities until maturity, they are classified as securities held to maturity and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at fair value. Securities held for indefinite periods of time include securities that management intends to use as part of its asset and liability management strategy and that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes.
  The Corporation has classified all of its investment securities as "available for sale".
  Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to other comprehensive income, whereas realized gains and losses flow through the Corporation's results of operations.

Cash flows
  For purposes of the Statements of Cash Flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold". The Corporation has elected to present the net increase or decrease in deposits with banks, loans, and deposits in the Statements of Cash Flows.

Premises, equipment, furniture and fixtures and depreciation
  Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows: building and improvements, 10 to 40 years, equipment, furniture and fixtures 3 to 15 years, and computer software is amortized over 3-5 years. Repairs and maintenance are charged to operations as incurred, while major additions and improvements are capitalized. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

Goodwill and identifiable intangible assets
  The cost of acquired companies in excess of their fair value of the net asset at the date of acquisition is recorded as goodwill. Identifiable intangible assets relate to acquisitions of deposits from other banks and the purchase of an investment management business. Goodwill is evaluated annually for impairment and other intangible assets are amortized over the life of the asset or 15 years.

Advertising
  The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $291,000, $267,000, and $218,000, for the years ended December 31, 2004, 2003, and 2002, respectively.

Loans and allowance for loan losses
  Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. Evaluations of the allowance and collectibility of loans are made on a quarterly basis by management and are guided by the Corporation's policies. The evaluations take into consideration such factors as prior loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as additional information becomes available. An unallocated component is maintained in the allowance to cover uncertainties inherent in management's underlying assumptions used to estimate probable losses.

Nonaccrual / Impaired loans
  The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending upon management's assessment of the ultimate collectibility of principal. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of loan principal balance. Interest income on impaired loans is recognized only to the extent of interest payments received.

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

Earnings per share of common stock
  Earnings per share is calculated as net income divided by the weighted average number of shares outstanding, after giving retroactive recognition to a 5% stock dividend paid May 2003 and a two-for-one stock split effective February 2004. For diluted net income per share, net income is divided by the weighted average of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The Corporation's common stock equivalents consist of outstanding stock options.
  A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

                                                       2004             2003           2002
Weighted average shares outstanding (basic)              5,106,683      5,054,370       5,020,288
Impact of common stock equivalents                         187,482        161,168         113,075
                                                        ----------     ----------      ----------
Weighted average shares outstanding (diluted)            5,294,165      5,215,538       5,133,363

Stock-Based Compensation
  The Corporation grants stock options for a fixed number of shares to directors and employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation accounts for stock option grants using the intrinsic-value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic-value method, because the exercise price of the Corporation's employee stock options is more than or equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See Note 10 for the proforma effect on net income and earnings per share as if the Corporation had applied the fair value recognition provisions of FASB Statement 123, "Accounting for Stock-Based Compensation" to stock-based employee compensation.

Federal income taxes
  For financial reporting purposes the provision for loan losses charged to operating expense is based on management's judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. Amortization of goodwill is not deducted unless the asset is considered impaired for financial reporting purposes and is deducted on a straight line basis over a fifteen year life for federal income tax purposes. As a result of these and timing differences in depreciation expense, deferred income taxes are provided for in the financial statements. See Note 11 for further details.

Fair values of financial instruments
  The Corporation meets the requirements for disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Certain financial instruments and all non-financial instruments are excluded from disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Corporation.
  The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

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

Comprehensive income
  Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.
  The Corporation has elected to report its comprehensive income in the statement of changes in shareholders' equity. The only element of "other comprehensive income" that the Corporation has is the unrealized gain or loss on available for sale securities.
  The components of the change in net unrealized gains (losses) on securities were as follows:

(Dollars in thousands)                                                 2004          2003         2002

Gross unrealized holding gains (losses) arising during the year      ($    379)     ($ 1,187)   $    2,701
Reclassification adjustment for (gains) losses realized in net       (      88)     (    199)  (       21)
income
                                                                     ----------    ----------   ----------
Net unrealized holding gains (losses) before taxes                   (     467)     (  1,386)        2,680
Tax effect                                                                  159           471  (      911)
                                                                     ----------    ----------   ----------
Net change                                                           ($    308)     ($   915)   $    1,769
                                                                     ----------    ----------   ----------

NOTE 2.     INVESTMENTS
  At December 31, 2004 and 2003 the investment securities portfolio was comprised of securities classified as "available for sale", resulting in investment securities being carried at fair value.
  The amortized cost and fair values of investment securities available for sale at December 31 were:

                                                                      Gross           Gross
                                                     Amortized      Unrealized      Unrealized        Fair
                                                       Cost           Gains           Losses          Value
(Dollars in thousands)                                                         2004
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                $   12,370    $         38     $        70    $     12,338
Obligations of states and political subdivisions          23,885           1,001              56          24,830
Mortgage-backed securities                                39,663             236             261          39,638
Equity securities                                          2,660             401              38           3,023
                                                      ----------    ------------     -----------   -------------
Totals                                                $   78,578    $      1,676     $       425    $     79,829
                                                      ----------      ----------      ----------      ----------
                                                                               2003
U. S. Treasury securities and obligations of U.S.
  Government corporations and agencies                $   15,050    $         51     $       115    $     14,986
Obligations of states and political subdivisions          22,022           1,185               3          23,204
Mortgage-backed securities                                45,867             448             186          46,129
Corporate bonds                                            1,945               0              18           1,927
Equity securities                                          2,472             395              39           2,828
                                                      ----------      ----------      ----------      ----------
Totals                                                $   87,356    $      2,079     $       361    $     89,074
                                                      ----------      ----------      ----------      ----------

NOTE 2.   INVESTMENTS (Continued)
  The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004

                                           Less Than 12 Months         12 Months or More               Total
                                            Fair       Unrealized      Fair      Unrealized     Fair      Unrealized
(Dollars in thousands)                      Value        Losses        Value       Losses       Value       Losses
U. S. Treasury securities and
  obligations of U. S. Government
  corporations and agencies               $     8,322  $        68    $      26   $        2    $  8,348     $      70
Obligations of states and political             1,740           51          495            5       2,235            56
  subdivisions
Mortgage-backed securities                     15,531           94        8,392          167      23,923           261
                                           ----------   ----------   ----------   ----------   ---------     ---------
Total debt securities                          25,593          213        8,913          174      34,506           387
                                           ----------   ----------   ----------   ----------   ---------     ---------
Equity securities                                 127           13           27           25         154            38
                                           ----------   ----------   ----------   ----------   ---------     ---------
Total temporarily impaired securities      $   25,720   $      226    $   8,940    $     199   $  34,660     $     425
                                           ----------   ----------   ----------   ----------   ---------     ---------

  The above table represents thirty-eight investment securities where the current fair value is less than the related amortized cost. Management believes the impairments to be temporary in all cases. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.
  At December 31, 2004, sixteen issues of mortgage-backed securities have unrealized losses. Of these, nine issues have been in a loss position for twelve months or more. Five issues were purchased in the previous year in a lower rate environment creating a lower current yield. Four issues are nearing payoff which lowers their market value.
  Three issues of state and political subdivision have unrealized losses with one issue in a loss position for twelve months or more. Six issues of US Treasury bonds have unrealized losses with one issue in a loss position for twelve months or more. The one state and political bond and the one US Treasury bond were purchased in a lower rate environment in the prior year. As management has the ability to hold these securities until maturity, or for the foreseeable future, no decline is deemed to be other than temporary.
  At December 31, 2004, thirteen marketable equity securities have unrealized losses with four issues in a loss position for twelve months or more. Although their prices have fluctuated, the price has been higher in the past fifty-two week period. Since the past two year chart has been generally up, there is certainly the possibility of price appreciation in the stock moving forward. These impairments are considered temporary due to the tremendous potential of the technology sector and our belief that these investments could rebound.
  The amortized cost and fair values of investment securities available for sale at December 31, 2004, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                Amortized          Fair
(Dollars in thousands)                                 Cost             Value
Due in one year or less                             $          902    $         913
Due after one year through five years                       12,343           12,312
Due after five years through ten years                       2,018            2,117
Due after ten years                                         20,992           21,826
Mortgage-backed securities                                  39,663           39,638
Equity securities                                            2,660            3,023
                                                      ------------     ------------
                                                      $     78,578      $    79,829
                                                      ------------     ------------

  Proceeds from sales of securities available for sale for the years ended December 31, 2004, 2003, and 2002, were $6,407,000, $ 20,839,000 and
$ 1,223,000, respectively. Gross gains and losses on 2004 sales were $ 164,013 and $ 75,959 respectively. Gross gains and losses on 2003 sales were $ 525,612 and $ 326,485, respectively. Gross gains and losses on 2002 sales were $ 65,533 and $ 44,872, respectively.
  The Corporation owned $ 2,728,900 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $ 189,000 of Federal Reserve Bank stock at December 31, 2004. At December 31, 2003 the Corporation's stock ownership was $ 2,668,800 of Federal Home Loan Bank stock, $ 54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.
  Securities with a market value of $ 62,201,000 and $ 70,143,000 at December 31, 2004 and 2003, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

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

NOTE 4.     ALLOWANCE FOR LOAN LOSSES
  Activity in the allowance for loan losses is summarized as follows:


(Dollars in thousands)                          2004            2003            2002
Balance at beginning of period                $      4,161   $      3,734     $      3,104
Recoveries                                              32             17               11
Provision for loan losses charged to income            210            491              720
                                              ------------   ------------     ------------
Total                                                4,403          4,242            3,835
Losses                                                  85             81              101
                                              ------------   ------------     ------------
Balance at end of period                      $      4,318   $      4,161     $      3,734
                                              ------------   ------------     ------------

NOTE 5.     LOANS TO RELATED PARTIES
  The Corporation has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $ 2,637,000 at December 31, 2004, and $ 2,630,000 at December 31, 2003. During 2004, $ 1,114,000 of new advances were made and repayments totaled $ 1,107,000. Outstanding loans to employees totaled $ 2,323,000 and $ 2,218,000 at December 31, 2004 and 2003, respectively.

NOTE 6.     DELINQUENT AND NONACCRUAL LOANS
  Loans 90 days or more past due (still accruing interest) were as follows at December 31:

(Dollars in thousands)                       2004            2003            2002
Commercial, financial and agricultural     $         0     $        12     $       190
Real estate                                      2,541           2,716           1,245
Consumer                                             9              15              11
                                           -----------     -----------     -----------
Total                                      $     2,550     $     2,743     $     1,446
                                           -----------     -----------     -----------

  The following table shows the principal balances of nonaccrual loans as of December 31:

(Dollars in thousands)                               2004             2003           2002
Nonaccrual loans                                  $         314    $        130   $         85
                                                    -----------     -----------    -----------
Interest income that would have been accrued
  at original contract rates                                 31              12              9
Amount recognized as interest income                         13               0              2
                                                    -----------     -----------    -----------
Foregone revenue                                  $          18    $         12   $          7
                                                    -----------     -----------    -----------

  The Corporation had no impairment of loans as of December 31, 2004, 2003, and 2002.
  During 2004, the Corporation foreclosed on loans secured by one real estate property. This property was sold during 2004 at a gain of $ 6,166. A property that was obtained through foreclosure during 2001 was sold in 2004 for a loss of $51,517. Both of these amounts are included in other income on the statements of income. Gains from sales of foreclosed property for the years ended December 31, 2003 and 2002 were $ 5,764 and $ 2,736, respectively. At December 31, 2004, the Corporation was not holding any properties obtained through foreclosure on the balance sheet.


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

                                                         Contract or
                                                       Notional Amount
                    (Dollars in thousands)          2004                  2003
Financial instruments whose contract amounts
  represent credit risk at December 31:
    Commitments to extend credit               $ 108,840             $  86,481
    Standby letters of credit and financial
      guarantees written                          10,610                 9,469

  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.
  Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments when deemed necessary by management.
  During 2004, the Corporation entered into purchase commitments of $ 1,208,068 related to the construction of a new branch office. At December 31, 2004, $ 913,601 of these commitments had been paid.

NOTE 8.     PREMISES AND EQUIPMENT
  A summary of bank premises and equipment is as follows:

(Dollars in thousands)                              2004              2003
Land                                              $      2,045       $      1,358
Buildings and improvements                               9,517              7,870
Leasehold improvements                                     199                199
Furniture and equipment                                  8,592              7,587
Construction in progress                                    48                334
                                                  ------------       ------------
Total                                                   20,401             17,348
Less accumulated depreciation and                        7,179              6,180
amortization
                                                  ------------       ------------
Bank premises and equipment, net                   $    13,222        $    11,168
                                                  ------------       ------------

  Depreciation expense amounted to $1,072,976, $ 943,484, and $ 803,123 for the years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 9.     RETIREMENT PLANS
  The Corporation maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on corporate performance and are at the discretion of the Corporation's Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees' eligible compensation. Substantially all of the Corporation's employees are covered by the plan and the contributions charged to operations were $ 898,609, $ 754,498 and $ 650,065 for the years ended December 31, 2004,
2003, and 2002, respectively.
NOTE 9.     RETIREMENT PLANS (Continued)
  The Corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the Corporation's obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $ 121,009 and $ 122,029 at December 31, 2004 and 2003, respectively. Total annual expense for this deferred compensation plan was $ 11,520, $ 12,325, and $ 12,456 for the years ended December 31, 2004, 2003 and
2002, respectively.
  The Corporation also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the Corporation's trust department. Total amount contributed to the plan was $ 77,200, $ 58,800 and $ 27,050, for the years ended December 31, 2004, 2003, and
2002, respectively.
  The Corporation adopted three supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The Revenue Neutral plan was paid out in March 2004 and there was no related expense for this plan in 2004. The estimated present value of future benefits to be paid totaled $ 1,134,986 and $ 952,296 at December 31, 2004 and 2003, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $216,890, $ 245,460 and $ 257,468, for the years ended December 31, 2004, 2003, and 2002, respectively.

NOTE 10.    STOCK COMPENSATION PLANS
  During 2000 the Corporation implemented two stock option plans (one for employees and one for nonemployee directors). Under the Corporation's stock option plans the Corporation may grant options to its directors, officers, and employees for up to 507,150 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the plans. The exercise price of each option equals the market price of the Corporation's stock on the date of grant and an option's maximum term is ten years.
  A summary of the status of the Corporation's stock option plans at December 31, 2004, 2003, and 2002 is presented below:

                                             Weighted                    Weighted                   Weighted

                                             Average                     Average                    Average
                                             Exercise                    Exercise                   Exercise
                                 Shares       Price          Shares       Price         Shares       Price
                                        2004                        2003                        2002
Outstanding at beginning of year   181,550       $20.98        134,726      $18.78        86,184        $17.65
Granted                             45,908        40.83         49,028       26.85        49,644         20.70
Exercised                         (25,682)        18.08        (2,204)       17.01             0             0
Forfeited                                0         0.00              0        0.00       (1,102)         17.01
                                ----------   ----------     ----------   ---------    ----------    ----------
Options exercisable at year end    201,776       $25.87        181,550      $20.98       134,726        $18.78
                                ----------   ----------     ----------   ---------    ----------    ----------

  Information pertaining to options outstanding at December 31, 2004 is as follows:

                    Options Outstanding                            Options Exercisable
                                   Weighted
                                    Average
    Range of          Number       Remaining     Weighted        Number    Weighted Average
                                  Contractual     Average
 Exercise Prices   Outstanding       Life        Exercise     Exercisable   Exercise Price
                                    (Years)        Price
$17.01 - $17.91           21,802     5.44         $17.23         21,802         $17.23
$17.97 - $18.19           40,618     6.46          18.16         40,618          18.16
$18.69 - $20.95           44,820     7.47          20.67         44,820          20.67
$22.99 - $27.26           48,628     8.48          26.85         48,628          26.85
$40.70 - $43.13           45,908     9.49          40.83         45,908          40.83
                      ----------    ------        ------        --------        -------
$17.01 - $43.13          201,776     7.75         $25.87        201,776         $25.87
                      ----------    ------        ------        --------        -------

NOTE 10.  STOCK COMPENSATION PLANS (Continued)

   The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                      Grant-Date    Dividend     Expected     Risk Free       Life

                                      Fair Value     Yield      Volatility     Interest     (Years)
                                                                                 Rate
Nonemployee director stock option plan
   2004                                    $14.75       1.11%        32.80%      3.38%          7
   2003                                      7.59        1.40         25.36      3.40          10
   2002                                      3.45        1.61         26.68      3.50           6
Employee stock option plan
   2004                                    $12.60       1.18%        32.18%       3.85%         5
   2003                                      6.83        1.40         16.32      3.40          10
   2002                                      4.39        1.48         30.04      3.50           6

   The Corporation accounts for the plans under the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. No stock-based employee compensation cost is reflected in net income for options granted since all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No.123 to stock-based employee compensation.

In thousands, except per share data)                        2004           2003           2002
Net income                      As reported              $      7,770   $      6,980   $      5,915
                                Pro forma                       7,385          6,757          5,712
Basic earnings per share        As reported              $       1.52   $       1.38   $       1.18
                                Pro forma                        1.45           1.34           1.14
Diluted earnings per share      As reported              $       1.47   $       1.34   $       1.15
                                Pro forma                        1.39           1.30           1.11

   During 2000 the Corporation implemented an employee stock purchase plan under which 165,375 shares of common stock have been reserved for issuance to employees. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the average of the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service, during the ten trading days immediately preceding the date of purchase. If no bid or offer quotation for the shares is reported through the OTC Bulletin Board service during the ten business day period, the fair market value is the price of the last trade reported through the OTC Bulletin Board service prior to the purchase date. A total of 142,564 shares of common stock remained reserved at December 31, 2004 for future grants under the plan. Employees purchased 3,916, 8,561, and 4,152 shares at a weighted average price of $ 32.74, $ 19.71, and $ 17.30 per share in 2004, 2003, and 2002, respectively.
   Shares of common stock registered and available for issuance through approved plans at December 31, 2004 are as follows:

                                          Number
                                         of Shares
Stock option plans                           276,948
Employee stock purchase plan                 142,564
Dividend reinvestment plan                   729,095
                                          ----------
Total registered shares                    1,148,607
                                          ----------

NOTE 11.  INCOME TAXES
     The components of federal income tax expense are summarized as follows:

(Dollars in thousands)                  2004               2003              2002
Current year provision               $        3,149    $        2,788     $        2,356
Deferred income taxes (benefits)                 28             (110)              (131)
                                    ---------------   ---------------    ---------------
Net federal income tax expense       $        3,177    $        2,678     $        2,225
                                    ---------------   ---------------    ---------------

   Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $ 1,713,461, $ 1,835,294, and $ 1,857,654 for 2004, 2003, and 2002, respectively. A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

                                2004     2003      2002
Federal income tax rate          34.0%    34.0%     34.0%
Reduction resulting from          5.0%     6.3%      6.7%
nontaxable income
                                ------   ------    ------
Effective income tax rate        29.0%    27.7%     27.3%
                                ------   ------    ------

   Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation, unrealized gains on available for sale securities and deductible amortization expense of goodwill and intangibles. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, asset impairment, and directors' deferred compensation and retirement plans. The Corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized. The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets includes the following significant components:

(Dollars in thousands)                                         2004                2003
Deferred tax assets
  Allowance for loan losses                                 $        1,409       $        1,373
  Asset impairment                                                      13                    0
  Deferred compensation                                                232                  205
  Retirement plans and salary continuation                             386                  324
                                                            --------------       --------------
Total deferred tax assets                                            2,040                1,902
                                                            --------------       --------------
Deferred tax liabilities
  Net unrealized (gains) on securities available for sale            (425)                (584)
  Depreciation                                                     (1,024)                (866)
  Goodwill and intangibles                                             (8)                    0
                                                           ---------------      ---------------
Total deferred tax liabilities                                     (1,457)              (1,450)
                                                            --------------       --------------
Net deferred tax asset                                     $           583      $           452
                                                            --------------       --------------

NOTE 12.  DEPOSITS
   Included in interest bearing deposits at December 31 are NOW account products with balances totaling $ 142,583,000 and $ 146,627,000 for 2004 and 2003, respectively. Also included in interest bearing deposits at December 31, 2004 and 2003 are money market account products with balances totaling $ 43,284,000 and $ 29,641,000, respectively. At December 31, 2004 and 2003 time deposits of $ 100,000 and over aggregated $ 33,686,000 and $ 18,845,000, respectively. Interest expense on time deposits of $ 100,000 and over was $ 788,000, $ 546,000 and $ 710,000 for the years ended December 31, 2004, 2003, and 2002, respectively. At December 31, 2004 the scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2005                             $      52,011
2006                                    35,115
2007                                    16,938
2008                                     3,643
2009 and thereafter                      9,891
                                 -------------
                                  $    117,598
                                 -------------

NOTE 12.  DEPOSITS (Continued)
   The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled
$ 614,000 and $ 992,000 at December 31, 2004 and 2003, respectively.
   Total overdrafts of the Bank of $ 866,000 and $ 343,000 at December 31, 2004 and 2003, respectively, were reclassified as loans for financial reporting purposes.

NOTE 13.  LIABILITIES FOR BORROWED MONEY
   Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. Information concerning securities sold under agreements to repurchase is summarized as follows:

 (Dollars in Thousands)                                   2004               2003
Average balance during the year                      $         22,708    $        23,014
Average interest rate during the year                           1.22%              1.04%
Maximum month-end balance during the year            $         35,373    $        29,440
Securities underlying the agreements at year-end:
   Carrying value                                              37,532             39,152
   Estimated fair value                                        37,868             39,640

   At December 31, the Corporation had notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

(Dollars in Thousands)                                  Convertible             Frequency & Basis
           Amount             Maturity   Interest      to Adjustable              for Adjustable
     2004           2003        Date       Rate            Rate                        Rate
   $         0    $    1,000    01/04     6.42%                         Fixed Rate
           350           350    04/05      7.35                         Fixed Rate
         1,000         1,000    05/05      1.67                         Fixed Rate
         5,000         5,000    05/06      2.08                         Fixed Rate
         1,393         1,779    05/08      2.43                         Fixed Rate
         7,500         7,500    09/08      5.06      09/15/03   (1)     Quarterly based on 3 months
                                                                        LIBOR plus .15%
         5,000         5,000    10/08      4.66      10/07/03   (1)     Quarterly based on 3 months
                                                                        LIBOR plus .15%
         1,582         1,848    05/10      2.85                         Fixed Rate
         5,000         5,000    02/11      4.50      02/07/02   (1)     Quarterly based on 3 months
                                                                        LIBOR plus .19%
         3,000         3,000    03/11      3.94      03/25/02   (1)     Quarterly based on 3 months
                                                                        LIBOR plus .13%
         5,000         5,000    02/12      4.70                 (2)
           350           350    04/20      7.40                         Fixed Rate
   -----------    ----------
   $    35,175    $   36,827
   -----------    ----------

(1)  The rate can adjust to an adjustable rate based on market rates.
(2) The 3 month LIBOR is evaluated quarterly and the loan converts to an adjustable rate if the 3 month LIBOR is greater than 8%. The rate would then adjust quarterly based on 3 month LIBOR plus .20%.

   Interest rates are fixed, but, as indicated above, some of the notes can convert to adjustable rates. Interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.
   Two of the above borrowings are term notes that require monthly principal reductions of the note balance. The aggregate amount of future principal payments required on these two notes at December 31, 2004 is as follows:
NOTE 13.  LIABILITIES FOR BORROWED MONEY (Continued)

(Dollars in Thousands)
2005                          $       670
2006                                  687
2007                                  705
2008                                  475
2009                                  307
Thereafter                            131
                             ------------
                              $     2,975
                             ------------

   The Corporation also has available a $ 15 million line of credit with the Federal Home Loan Bank of Pittsburgh (FHLB). The interest rate is variable and can change daily based on FHLB's cost of borrowing. Collateral for all outstanding advances and the line consists of certain securities and the Corporation's 1-4 family mortgage loans totaling $ 212,998,000 and $ 188,944,000 at December 31, 2004 and 2003, respectively. The Corporation also has available a line of credit with Atlantic Central Bankers Bank of $8.5 million at December 31, 2004 and $ 6 million at December 31, 2003 and a $5 million available line of credit with the Bank of Lancaster County at December 31, 2004. The ACBB and Bank of Lancaster County lines of credit are unsecured and the rates are based on the daily Federal Funds rate. There were no borrowings under these lines of credit at December 31, 2004 or 2003.
   Also included in other borrowed funds are borrowings against certain life insurance policies that are used to fund deferred compensation benefits for certain directors. Interest rates are fixed at 8%. Collateral is the cash surrender value of the policies as disclosed in Note 9. The total balance of these loans was $ 394,000 and $ 366,000 at December 31, 2004 and 2003, respectively.
   Total interest expense on borrowed funds charged to operations was $ 1,502,425, $ 1,498,734 and $ 1,517,619 for the years ended December 31, 2004,
2003, and 2002, respectively.

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION
   The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

BALANCE SHEETS                                                        At December 31,
(Dollars in Thousands)                                                2004       2003
Assets
Cash                                                                 $  2,667    $  1,385
Securities available for sale                                           2,964       2,794
Investment in wholly-owned subsidiaries                                45,074      40,043
Other assets                                                               49          32
                                                                     --------    --------
Total assets                                                         $ 50,754    $ 44,254
                                                                     --------    --------
Liabilities
Accrued expenses                                                     $    681    $    593
Deferred taxes                                                            123         126
Notes payable                                                             700         700
                                                                     --------    --------
Total liabilities                                                       1,504       1,419
                                                                     --------    --------
Shareholders' Equity
Common stock, no par value - $ .05205 stated value per share
    50,000,000 shares authorized with 5,126,205 shares issued
    at December 31, 2004 and $.1041 stated value per share
    10,000,000 shares authorized with 2,537,011 shares
    issued at December 31, 2003                                           267         264
Additional paid-in capital                                             34,434      32,928
Retained earnings                                                      13,723       8,509
Accumulated other comprehensive income                                    826       1,134
                                                                    ---------   ---------
Total shareholders' equity                                             49,250      42,835
                                                                    ---------   ---------
Total liabilities and shareholders' equity                           $ 50,754    $ 44,254
                                                                    ---------   ---------

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

INCOME STATEMENTS                                                Years Ended December 31,
(Dollars in Thousands)                                        2004        2003         2002
Income
Dividends from wholly-owned subsidiary                      $   2,475     $  1,415      $  1,010
Other interest and dividend income                                145          134           130
Other income                                                       44           92            29
Gain on sale of investment securities                              51          128             6
                                                           ----------   ----------    ----------
Total income                                                    2,715        1,769         1,175
                                                           ----------   ----------    ----------
Expenses
Interest on borrowings                                             52           52            52
Other expenses                                                    238          190           179
                                                           ----------   ----------    ----------
Total expenses                                                    290          242           231
                                                           ----------   ----------    ----------
Income before income taxes and equity in
  undistributed income of subsidiaries                          2,425        1,527           944
Income tax expense (benefit)                                     (12)           30          (29)
                                                           ----------   ----------    ----------
Income before equity in undistributed income
  of subsidiaries                                               2,437        1,497           973
                                                           ----------   ----------    ----------

Equity in undistributed income of subsidiaries
Net income of subsidiaries                                      7,808        6,898         5,952
Less: dividends                                               (2,475)      (1,415)       (1,010)
                                                           ----------   ----------    ----------
Equity in undistributed income of subsidiaries                  5,333        5,483         4,942
                                                           ----------   ----------    ----------
Net income                                                   $  7,770     $  6,980      $  5,915
                                                           ----------   ----------    ----------

STATEMENTS OF CASH FLOWS                                         Years Ended December 31,
(Dollars in Thousands)                                        2004        2003         2002
Cash flows from operating activities:
Net income                                                   $  7,770     $  6,980      $  5,915
Adjustments to reconcile net income to cash provided
  by operating activities:
Security (gains)                                                 (51)        (128)           (6)
Equity in undistributed income of subsidiary                  (5,333)      (5,483)       (4,942)
Increase (decrease) in other liabilities                           88          104            95
(Increase) decrease in other assets                              (17)           40          (14)
                                                             --------     --------      --------
Net cash provided by operating activities                       2,457        1,513         1,048
                                                             --------     --------      --------
Cash flows from investing activities:
Purchase of available for sale securities                       (522)        (791)         (329)
Sales of available for sale securities                            393          543           208
Sales of property and equipment                                     0            0             5
                                                             --------     --------      --------
Net cash provided (used) by investing activities                (129)        (248)         (116)
                                                             --------     --------      --------
Cash flows from financing activities:
Cash dividends paid                                           (2,556)      (2,126)       (1,722)
Cash paid in lieu of fractional stock dividends                     0         (22)             0
Proceeds from sale of stock                                     1,510          956           838
                                                             --------     --------      --------
Net cash provided (used) by financing activities              (1,046)      (1,192)         (884)
                                                             --------     --------      --------
Net increase (decrease) in cash                                 1,282           73            48
Cash, beginning balance                                         1,385        1,312         1,264
                                                             --------     --------      --------
Cash, ending balance                                         $  2,667     $  1,385      $  1,312
                                                             --------     --------      --------

NOTE  15.  REGULATORY MATTERS
   Dividends paid by Orrstown Financial Services, Inc. are generally provided from the subsidiary bank's dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank's surplus or additional paid-in capital be equal to the amount of capital. Orrstown Bank is well above these requirements and the balance of $ 38,066,000 in its retained earnings at December 31, 2004 is fully available for cash dividends. Orrstown Financial Services' balance of retained earnings at December 31, 2004 is $ 13,723,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.
   The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total adjusted balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks. A comparison of Orrstown Financial Services' capital ratios to regulatory minimums at December 31 is as follows:

                                                Orrstown Financial   Regulatory
                                                     Services
                                                                       Minimum
                                                  2004      2003    Requirement
                                                                         s
Leverage ratio                                    9.25%     8.92%        4%
Risk-based capital ratios:
    Tier I (core capital)                        12.19%    12.15%        4%
    Combined Tier I and Tier II (core capital
      plus allowance for loan losses)            13.35%    13.38%        8%

As of December 31, 2004 the most recent notification, from the Federal Reserve Board, categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation's category.


NOTE 16.  LEASES
   The Corporation leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2005 through 2022. Total rent expense charged to operations in connection with these leases was $ 243,990, $ 218,769 and $ 180,766 for the years ended December 31, 2004, 2003, and 2002, respectively.

   The total minimum rental commitments under operating leases at December 31, 2004 are as follows:

(Dollars in Thousands)        Due in the Year Ending December 31,
           2005                                   $             127
           2006                                                 108
           2007                                                 105
           2008                                                  98
           2009                                                  79
                                                   ----------------
                                                  $             517
                                                   ----------------


NOTE 17.  COMPENSATING BALANCE ARRANGEMENTS
   The Corporation maintains deposit balances at several correspondent banks which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits; management considers this to be a normal business risk.
   Required deposit balances at the Federal Reserve were $ 65,000 at both December 31, 2004 and 2003. Required deposit balances at Atlantic Central Bankers Bank were $ 540,000 at both December 31, 2004 and 2003.


NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS
   The estimated fair values of the Corporation's financial instruments were as follows at December 31:

                                      - - - - - - - 2004 - - -  - - -  - - - - - - - 2003 - - - - - -
                                          Carrying          Fair         Carrying           Fair
(Dollars in Thousands)                     Amount          Value          Amount           Value
Financial Assets
Cash, due from banks, and short-term
  investments                                $  12,580      $  12,580      $  13,284         $  13,284
Federal funds sold                               8,393          8,393          3,829             3,829
Securities available for sale                   79,829         79,829         89,074            89,074
Restricted bank stocks                           2,972          2,972          2,912             2,912

Loans                                          389,268                       345,054
Allowance for loan losses                      (4,318)                       (4,161)
                                           -----------    -----------    -----------       -----------
Net loans                                      384,950        378,670        340,893           344,897

Accrued interest receivable                      1,775          1,775          1,647             1,647
                                           -----------    -----------    -----------       -----------
Total financial assets                      $  490,499     $  484,219      $ 451,639         $ 455,643
                                           -----------    -----------    -----------       -----------
Financial Liabilities
Deposits                                    $  405,363     $  405,278      $ 358,643         $ 360,997
Short-term borrowed funds                       19,493         19,493         29,440            29,440
Long-term borrowed funds                        35,569         36,478         37,193            38,497
Accrued interest payable                           431            431            397               397
                                           -----------    -----------    -----------       -----------
Total financial liabilities                 $  460,856     $  461,680      $ 425,673          $ 29,331
                                           -----------    -----------    -----------       -----------


NOTE 19.  GOODWILL AND INTANGIBLE ASSETS
  On July 14, 2004 Orrstown Bank purchased an investment management business and the related registered trademark. The following intangible assets were recorded as part of this transaction:

                                         Gross
(Dollars in Thousands)                   Amount                 Amortization Period

Goodwill                                 $   748         Subject to impairment evaluation
                                        --------
Intangible assets:
  Restrictive covenant                         5         18 months
  Customer list                              402         15 years
                                        --------
Total intangible assets                  $   407
                                        --------

  The identifiable intangible assets that are related to acquisitions of deposits and other intangibles are amortized on a straight-line basis over fifteen years. The following table shows the amount of good will and intangible assets included in other assets on the balance sheet at December 31:

                                   Gross        Accumulated         Net
                                  Amount        Amortization       Amount
(Dollars in thousands)                              2004
Goodwill                         $        748     $         0     $        748
                                 ------------     -----------     ------------
Intangible assets:
  Deposit premiums                        683             407              276
  Customer list                           402              13              389
  Other                                    61              56                5
                                 ------------     -----------     ------------
Total intangible assets          $      1,146     $       476     $        670
                                 ------------     -----------     ------------
                                                    2003
Intangible assets:
  Deposit premiums               $        683     $       361     $        322
  Other                                    56              49                7
                                 ------------     -----------     ------------
Total intangible assets          $        739     $       410     $        329
                                 ------------     -----------     ------------

  Amortization expense was $66,000, $54,000, and $57,000 for the years ended December 31, 2004, 2003 and 2002, respectively. The estimated aggregate amortization expense for the next five years is as follows:

(Dollars in Thousands)
2005                              $     77
2006                                    72
2007                                    72
2008                                    72
2009                                    72
                                   --------
                                  $    365
                                   --------


Item 7. Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations

   The following is a discussion of our consolidated financial condition and results of operations for each of the three years ended December 31, 2004, 2003 and 2002. Some statements and information contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are not historical facts but are forward-looking statements. For a discussion of these forward-looking statements and important factors that could cause results to differ materially from the forward-looking statements contained in this Annual Report, see "Important Factors Relating to Forward Looking Statements". The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements presented in this report. Certain prior period amounts presented in this discussion and analysis, have been reclassified to conform to current period classifications.

Overview
   Orrstown Financial Services, Inc. (the Corporation) is a financial holding company maintaining two wholly-owned subsidiaries, Orrstown Bank (the Bank) and Pennbanks Insurance Company Cell P1, a provider of credit life and disability insurance. The Bank is dedicated to maintaining its strong community roots and providing a wide array of services to the customers in the markets we serve. Deposit services include a variety of checking, savings, time and money market deposits along with related debit card services. The Branch Executive Officers, Customer Service Officers and tellers are trained to provide the best personal, professional service in our market areas. Lending services include commercial loans, residential loans, commercial mortgages and various forms of consumer lending. Business Development Officers are assigned in each of the communities we serve and they are a vital part of our continued strong loan growth. The Bank completed another record year for the production of net income and earnings per share. We have grown consistently throughout the past five years, as evidenced by the following financial data, while maintaining excellent loan quality. The Corporation is committed to providing both shareholder value and unparalleled customer service.
   The Corporation reached a milestone in July 2004 by increasing asset size to more than $ 500 million. Assets exceeded $ 500 million through year end. This will entail changes in reporting requirements for 2005 for the Bank and the Corporation. Also in July of 2004, the Bank purchased a Chambersburg, Pennsylvania-based investment management business and the related "Integrity Financial" Pennsylvania registered trademark. Orrstown Bank operates the Integrity Financial business as part of the Bank's Investment Management Division. The addition of this business contributed to noninterest income during the second half of 2004. The Bank's Investment Management Division has increased its assets under management consistently even through down markets, but realizes that great opportunities exist to continue this expansion as customers get to know our growing Bank. The Corporation will strive to continue the pattern of growth shown in the past by increasing the customer base with loan and deposit growth within our existing branches and markets, through select branch expansion into neighboring markets, and by watching for compatible acquisitions or opportunities as they arise.
   For the year ended December 31, 2004, the Corporation recorded net income of $ 7,770,000, an increase of 11.3% over 2003 earnings of $ 6,980,000, which was an 18.0% increase over net income of $ 5,915,000 in 2002. Basic earnings per share have increased over this time period from $1.18 in 2002 to $ 1.38 in 2003 and $ 1.52 in 2004. The per share amounts have been restated to reflect the 5% stock dividend paid to shareholders on May 30, 2003 and the 2-for-1 stock split effective February 10, 2004. In April 2004 the shareholders of the Corporation voted to increase the number of authorized shares of common stock from 10 million shares to 50 million shares thus allowing for future splits or stock dividends.
   The Corporation's earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.57% in 2004, 1.57% in 2003, and 1.53% in 2002. The return on average equity was 17.19% in 2002, 17.24% in 2003, and 16.78% in 2004. Peer averages for publicly traded community banks with $500 million in assets or less, have been less than 1% for ROA and under 10% for ROE during the past few years.

Economic Climate
   The historically low, flat interest rate environment of 2003 continued midway through 2004 before interest rates started to rise. In July 2004, the Federal Reserve Board raised the federal funds rate for the first time in four years. The prime lending rate followed the federal funds rate. From June 2004, both rates increased 125 basis points within seven months in 25 basis point increments. The prime lending rate stood at 5.25 at December 31, 2004. The economy continued to grow slowly but steadily and the Federal Reserve is closely monitoring the expansion with a long term eye on inflation. This view leads to the expectation of additional prime lending rate increases during 2005. The anticipated rate increases should bode well for the Corporation's earnings stream since the balance sheet is positioned to prosper in a rising rate environment.

Net Interest Income
   Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is affected by changes in interest rates, account balances or volume and the mix of earning assets and interest bearing liabilities. Net interest income is still the primary source of commercial bank profits despite the continued industry wide push to build noninterest income streams. This is particularly true for community banks.
   For the year ended December 31, 2004, net interest income totaled
$ 18,906,000, an increase of $ 2,179,000, or 13.0%, over 2003.  The 2003 total was $ 16,727,000, or 10.1%, over 2002 results. On a taxable equivalent basis, net interest income increased by 12.2% in 2004 and 9.5% in 2003. Marginal tax rates used in the taxable equivalent equation were 34% for all three years presented.
   The Corporation's taxable equivalent net interest spread was 4.06% in 2002, 3.90% in 2003, and 3.91% in 2004. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.43% to 4.20% to 4.21%, respectively. Average earning assets represented 94.0% of total average assets in 2004, 94.0% in 2003, and 93.5% in 2002 as growth in interest bearing assets has consistently outstripped growth in nonearning assets.
   Even though rates increased in the second half of 2004, volume factors were still primarily responsible for the increase in interest income. The variable commercial loan portfolio was the only portfolio with an increase in interest income partially due to an increase in interest rate environment in the second half of 2004. The Bank is positioned to increase net interest income if expected interest rate increases materialize during 2005. This will make the rate variance a more material contributor to net interest income gains in 2005. Interest earning assets grew 11.8%, or $ 49,102,000, during 2004 on an average daily basis, with the commercial loan portfolio responsible for $38,763,000 of the total growth. Commercial loans secured by real estate, continue to be the fastest growing segment of the loan portfolio. Interest income increased $2,365,000 or 9.7%, on a fully taxable basis, for the same period.
   Interest bearing liabilities grew 10.1%, or $ 35,483,000, on an average daily basis, split fairly evenly between interest bearing transaction accounts and growth in time deposits. Our deposit mix, which is heavily laden with variable rate transaction accounts that are discretionarily priced, enables us great flexibility in pricing. Free funds were up by $ 13,619,000, while net interest margin remained almost flat at 4.21% verses the 4.20% realized during 2003. The net interest margin increased as 2004 progressed, however, with prime rate increases widening the net interest margin.
   The Corporation's balance sheet is positioned to hold spreads in a flat or slightly falling interest rate environment but is well positioned for spread increases as rates rise as is evident from the fourth quarter's performance.

                                      2004                                2003                              2002
                                       Tax        Tax                      Tax        Tax                    Tax        Tax
                         Average               Equivalent   Average                Equivalent   Average             Equivalent
                                   Equivalent                          Equivalent                         Equivalent
(Dollars in thousands)    Balance    Interest     Rate      Balance     Interest     Rate       Balance    Interest    Rate
Assets
Interest Earning Assets:
Federal funds sold
  & interest bearing
  bank balances            $12,764    $    178      1.39%    $ 14,678   $     158      1.08%   $  16,830  $     277       1.65%
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Taxable investment
  Securities                60,888       2,277       3.74      63,972       2,381       3.72      54,643      2,891        5.29
Tax-exempt investment
  Securities                23,033       1,828       7.94      24,509       2,022       8.25      24,853      2,076        8.35
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total investment
  Securities                83,921       4,105       4.89      88,481       4,403       4.98      79,496      4,967        6.25
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Taxable loans              364,678      22,021       6.04     310,311      19,444       6.27     261,114     18,473        7.07
Tax-exempt loans             4,731         318       6.72       3,522         252       7.16       3,182        245        7.70
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total Loans                369,409      22,339       6.05     313,833      19,696       6.28     264,296     18,718        7.08
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total interest-earning
  assets                   466,094      26,622       5.71     416,992      24,257       5.82     360,622     23,962        6.64
Non-Interest Earning Assets:
Cash and due
  from banks                10,687                              9,580                              8,853
Bank premises and
  equipment                 11,852                             10,505                              9,427
Other assets                11,602                             10,604                             10,229
Less allowance for
  loan losses              (4,316)                            (3,944)                            (3,366)
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total                     $495,919                           $443,737                            385,765
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
          Liabilities and Shareholders' Equity
Interest Bearing Liabilities:
Interest bearing
  demand deposits         $183,649   $   1,942       1.06    $170,832   $   2,035       1.19    $136,500   $  2,202        1.61
Savings deposits            29,752         135       0.45      26,602         140       0.53      23,558        201        0.85
Time deposits              114,181       3,124       2.74      97,539       2,840       2.91      94,043      3,666        3.90
Short term borrowings       24,296         304       1.25      23,294         243       1.04      24,057        398        1.65
Long term borrowings        35,885       1,481       4.13      34,013       1,499       4.41      30,400      1,518        4.99
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total interest bearing
  liabilities              387,763       6,986       1.80     352,280       6,757       1.92     308,558      7,985        2.59
Non-Interest Bearing Liabilities:
Demand deposits             57,762                             47,416                             39,688
Other                        4,085                              3,550                              3,111
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total Liabilities          449,610                            403,246                            351,357
Shareholders' Equity        46,309                             40,491                             34,408
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Total                     $495,919                   1.50    $443,737                   1.62    $385,765                   2.21
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Net interest income / net
  interest spread                     $ 19,636      3.91%                $ 17,500      3.90%              $  15,977       4.06%
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------
Net interest margin                                 4.21%                              4.20%                              4.43%
                           -------    --------     ------    --------   ---------     ------   ---------  ---------      ------

Noninterest Income and Expenses
   Other income, excluding securities gains, increased $ 648,000, or 10.4% in 2004. $ 438,000 of the growth was in service charges on deposit accounts which included a $ 154,000 increase in bounce protection fees due to continued growth of the deposit base. In addition, there was a $ 90,000 increase in merchant account fees as growth in business accounts remains very good. Loan fees decreased from 2003 levels, due primarily to a decline in residential mortgage lending following the robust growth of 2003, which had been fueled by refinancing activity. Trust department income increased $400,000 over last year due to an increase in trust assets under management of $55,000,000. Brokerage income also increased by $123,000 over 2003 due in part growth from the investment management acquisition previously mentioned. Securities gains were down from the prior year and included a $38,000 permanent impairment of an equity investment that was recorded during the fourth quarter.
   Average daily assets increased by 11.8% during 2004 and generally contributed to the 13.1% increase in operating expenses. The growth of the Corporation required additional hiring throughout the year and loan growth contributed to an increase in incentive compensation, both increasing salary expense by $ 661,000 over 2003. Employee benefits followed suit, increasing $461,000 over 2003 due to the addition of employees and included a 20% increase in health care rates, which resulted in a 38% increase in 2004 health care costs. Occupancy and equipment increased $ 289,000 over the prior year due to improvements in technology and the opening of the Bank's thirteenth full service branch during May 2004 in Carlisle, Pennsylvania and the fourteenth full service branch in December 2004 in Chambersburg, Pennsylvania. The new Chambersburg branch will replace the in store Wal-Mart branch, which will close in March 2005, thus reducing lease expense. Professional fees expense included in other expenses, increased $ 72,000 over 2003 due in part to compliance with the Sarbanes-Oxley Act section 404. Despite the growth in noninterest expenses, the Corporation was able to generate an efficiency ratio for the year of 55.2% for 2004, following 54.6% for 2003 and 54.5% during 2002.
   The table that follows provides additional information regarding noninterest income and noninterest expense changes over the past three years:

ANALYSES OF NONINTEREST INCOME AND EXPENSES
                                                     Year Ended December 31,                    % Change
(Dollars in thousands)                          2004           2003          2002       2004-2003     2003-2002
Other Income
Service charges on deposit accounts             $   3,066     $    2,628    $    2,257       16.7%          16.4%
Loan service charges and fees                         688            848           485      -18.9%          74.8%
ATM fees                                              227            167           177       35.9%          -5.6%
Other service charges, commissions and                101            223           252      -54.7%         -11.5%
fees
Trust department income                             1,863          1,463         1,386       27.3%           5.6%
Brokerage income                                      608            485           394       25.4%          23.1%
Cash surrender value increases                        298            335           327      -11.0%           2.4%
Other operating income                                 30             84            61      -64.3%          37.7%
                                                ---------     ----------    ----------      ------        -------
Subtotal before securities transactions             6,881          6,233         5,339       10.4%          16.7%
Securities gains (losses)                              88            199            21      -55.8%         847.6%
                                                ---------     ----------    ----------      ------        -------
Total other income                              $   6,969     $    6,432    $    5,360        8.3%          20.0%
                                                ---------     ----------    ----------      ------        -------
Other Expenses
Salaries                                            5,117          4,456         4,035       14.8%          10.4%
Employee benefits                                   2,792          2,331         1,958       19.8%          19.1%
Occupancy and equipment                             2,398          2,109         1,800       13.7%          17.2%
Data processing                                       582            535           493        8.8%           8.5%
ATM expense                                           142            203           176      -30.0%          15.3%
Telephone                                             259            230           265       12.6%         -13.2%
Printing and supplies                                 239            268           246      -10.8%           8.9%
Postage                                               187            191           189       -2.1%           1.1%
Directors fees                                        326            308           253        5.8%          21.7%
Advertising                                           291            267           218        9.0%          22.5%
Pennsylvania shares tax                               306            287           245        6.6%          17.1%
Contributions                                         163            194           251      -16.0%         -22.7%
Other operating expenses                            1,916          1,631         1,559       17.5%           4.6%
                                                ---------     ----------    ----------      ------        -------
Total operating expenses                         $ 14,718      $  13,010     $  11,688       13.1%          11.3%
                                                ---------     ----------    ----------      ------        -------
noninterest income as a % of
  noninterest expense                               47.4%          49.4%         45.9%

Federal Income Taxes
   The Corporation's effective federal income tax rate for the year ended December 31, 2004 was 29.0% as compared to 27.7% in 2003 and 27.3% in 2002.
Corporate income tax rates for 2005 are forecast to be similar but slightly above 2004 levels due to maturing tax free debt securities. The Corporation is firmly entrenched in the 34% bracket so all taxable income will be taxed at 34% in 2005.

Asset Quality
   The quality of the Corporation's asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with the investments.

Credit Risk Analysis
   The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to non domestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .01% of average outstanding loans during 2004 and .02% of average 2003 loans. Nonperforming loans, as represented by nonaccrual and restructured items, were ..08% and .45% of outstanding loans at December 31, 2004 and 2003, respectively. Loans 90 days or more past due and still accruing represented .66% and .79% of outstanding loans at December 31, 2004 and 2003, respectively.

Allowance for Loan Losses
   Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.
   Through this review and evaluation process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $ 210,000, $ 491,000, and $ 720,000 for 2004, 2003 and 2002, respectively. These provisions compared to net charge-offs of $ 53,000, $ 64,000 and $ 90,000 for 2004, 2003 and 2002, respectively. The provision for loan losses was decreased 57.2% during 2004 while loans increased 12.8%. This served to reduce the unallocated portion of the reserve, under internal evaluation procedures, to approximately 44%. The reserve at December 31, 2004 represented 1.11% of loans outstanding. Net charge-offs for 2004 represented only .01% of average loans outstanding.

SUMMARY OF LOAN LOSS EXPERIENCE
                                                                    Year Ended December 31,
(Dollars in thousands)                            2004          2003          2002         2001          2000
Amount of loans outstanding at end of period    $  389,268      $ 345,054    $ 281,391    $ 249,816     $ 209,181
                                                ----------     ----------   ----------   ----------    ----------
Daily average loans outstanding                 $  369,409      $ 313,833    $ 264,296    $ 233,103     $ 192,902
                                                ----------     ----------   ----------   ----------    ----------
Balance of allowance for possible loan
losses
  at beginning of period                        $    4,161       $  3,734    $   3,104    $   2,691     $   2,455
Loans charged off
  Commercial, financial and agricultural                21              4            0            0            90
  Real estate                                            9             13           48           67             9
  Consumer                                              55             64           53           31            30
                                                ----------     ----------   ----------   ----------    ----------
Total loans charged off                                 85             81          101           98           129
                                                ----------     ----------   ----------   ----------    ----------
Recoveries of loans previously charged off
  Commercial, financial and agricultural                 0              0            0            0             1
  Real estate                                            3              3            3            3             0
  Consumer                                              29             14            8            4             4
                                                ----------     ----------   ----------   ----------    ----------
Total recoveries                                        32             17           11            7             5
                                                ----------     ----------   ----------   ----------    ----------
Net loans charged off (recovered)                       53             64           90           91           124
Additions to allowance charged to expense              210            491          720          504           360
                                                ----------     ----------   ----------   ----------    ----------
Balance at end of period                        $    4,318       $  4,161    $   3,734    $   3,104     $   2,691
                                                ----------     ----------   ----------   ----------    ----------
Ratio of net charge-offs to
  average loans outstanding                          0.01%          0.02%        0.03%        0.04%         0.06%
                                                ----------     ----------   ----------   ----------    ----------
Ratio of reserve to gross loans
  outstanding at December 31                         1.11%          1.21%        1.33%        1.24%         1.29%
                                                ----------     ----------   ----------   ----------    ----------

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

NONPERFORMING ASSETS
                                                                                       December 31,
(Dollars in thousands)                                          2004         2003          2002         2001          2000

Loans on nonaccrual (cash) basis                             $       314    $     130    $       85    $       56   $       12
Loans whose terms have been renegotiated to provide a
  reduction or deferral of interest or principal because
of a
  deterioration in the financial position of the borrower              0        1,410         1,428             0            0
OREO                                                                   0          211           211           211            0
                                                             -----------    ---------     ---------     ---------   ----------
Total nonperforming loans and OREO                           $       314     $  1,751      $  1,724     $     267   $       12
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of nonperforming assets to total loans
  and OREO                                                         0.08%        0.51%         0.61%         0.11%        0.01%
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of nonperforming assets to total assets                      0.06%        0.37%         0.42%         0.07%        0.00%
                                                             -----------    ---------     ---------     ---------   ----------
OTHER CREDIT RISK ELEMENTS:
Loans past due 90 or more days and still accruing             $    2,550     $  2,743      $  1,446     $     644    $     814
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of other credit risk elements to total
  loans and OREO                                                   0.66%        0.79%         0.51%         0.26%        0.39%
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of other credit risk elements to total assets                0.50%        0.58%         0.35%         0.17%        0.26%
                                                             -----------    ---------     ---------     ---------   ----------
Total nonperforming and other risk assets                     $    2,864     $  4,494      $  3,170     $     911    $     826
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of total risk assets to total loans and OREO                 0.74%        1.30%         1.13%         0.36%        0.39%
                                                             -----------    ---------     ---------     ---------   ----------
Ratio of total risk assets to total assets                         0.56%        0.95%         0.77%         0.24%        0.26%
                                                             -----------    ---------     ---------     ---------   ----------

Critical Accounting Estimates
   The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.
   The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, grouping of like loans, grading of individual loan quality, review of specific problem loans, the examination of underlying collateral and current economic conditions that may affect the borrowers' ability to pay.

Liquidity, Rate Sensitivity and Interest Rate Risk Analysis
   The primary function of asset/liability management is to assure adequate liquidity and rate sensitivity. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest sensitive assets and liabilities. Interest bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.
   The Corporation has consistently followed a strategy of pricing assets and liabilities according to prevailing market rates while largely matching maturities, within the guidelines of sound marketing and competitive practices. The goal is to maintain a predominantly matched position with very few planned mismatches. Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity position to stay within the guidelines called for by asset/liability management policy. Rate sensitivity is measured by monthly gap analysis, quarterly rate shocks, and periodic simulation. Investment and pricing decisions are made using both liquidity and sensitivity analyses as tools. The schedule that follows reflects the degree to which the Corporation can adjust its various portfolios to meet interest rate changes. Additionally, the Bank is a Federal Home Loan Bank (FHLB) member, and standard credit arrangements available to FHLB members provide increased liquidity.

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2004
                                                        Interest Sensitivity Period
                                                    After 3       After 6
                                      Within 3      Within 6     Within 12       After
(Dollars in thousands)                 Months        Months       Months        1 Year         Total
Rate Sensitive Assets (RSA)
Loans                                     181,434       10,973        17,912       178,949      389,268
Investment securities                      11,415        7,725         9,666        53,995       82,801
Other earning assets                        9,517            0             0             0        9,517
                                         --------     --------      --------      --------     --------
    Total RSA                             202,366       18,698        27,578       232,944      481,586
                                         --------     --------      --------      --------     --------
Rate Sensitive Liabilities (RSL)
Interest bearing deposits                  83,080        8,016        21,531       225,952      338,579
Short term borrowed funds                  19,493            0             0             0       19,493
Long term borrowed funds                        0        1,350             0        34,219       35,569
                                         --------     --------      --------      --------     --------
    Total RSL                             102,573        9,366        21,531       260,171      393,641
                                         --------     --------      --------      --------     --------
Rate Sensitive GAP
Period                                     99,793        9,332         6,047      (27,227)       87,945
Cumulative                                 99,793      109,125       115,172        87,945
GAP as a Percent of Total Assets
Period                                     19.39%        1.81%         1.17%        -5.29%
Cumulative                                 19.39%       21.20%        22.38%        17.09%
    RSA/RSL cumulative                       1.97         1.97          1.86          1.22

The asset biased, or positive, gap position indicates that earnings are naturally enhanced, or more easily maintained, in a rising rate environment. This indicates that the balance sheet is well positioned to react to anticipated rate increases during 2005 and positioned adequately to avoid material earnings damage if rates do not rise.

Capital Adequacy and Regulatory Matters
   The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation has been supported by net income retained after the declaration of dividends, dividend reinvestment participation and through the exercise of ESOP shares. Total shareholders' equity rose
$ 6,415,000 during 2004, or an increase of 15.0% over 2003. This followed growth of 12.8% and 21.8% during 2003 and 2002, respectively. Unrealized gain on securities decreased $308,000 from the year ended 2003 to 2004. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to shareholders. In 2004 cash dividends rose $ 430,000, or 20.2% over 2003 levels while net income rose 11.3% during the period. This followed a 23.4% increase in dividend payout for 2003 versus 2002. Dividends per share have moved from $ 0.343 to $ 0.421 to $ 0.50 for 2002 through 2004, respectively.



(Dollars in thousands)                        2004          2003           2002
At December 31:
Shareholders' equity                         $  49,250     $  42,835       $  37,962
Equity / assets                                  9.57%         9.07%           9.25%
For the Year:
Average equity / average assets                  9.34%         9.13%           8.92%
Dividend payout                                 32.89%        30.45%          29.12%
Return on average equity                        16.78%        17.24%          17.19%
Dividends paid                               $   2,556     $   2,126        $  1,722
                                                                                      Regulatory
Regulatory Capital Measures:                                                           Minimums
Tier I capital ratio                             12.2%         12.2%           12.7%     4.0%
Total (Tier I and Tier II) capital               13.4%         13.4%           13.9%     8.0%
ratio
Leverage ratio                                    9.3%          8.9%            8.8%     4.0%

   The maintenance of a strong capital base, above regulatory risk based minimums and industry averages, has been an integral part of the Corporation's operating philosophy. Management foresees no problem in maintaining capital ratios well in excess of regulatory requirements.
   The Corporation and its banking subsidiary are subject to periodic examinations by the Federal Reserve Bank and the Pennsylvania Department of Banking. During 2004, three examinations were conducted at the Bank level including, but not limited to, capital adequacy, asset quality, earnings, liquidity provisions, sensitivity to market risk, asset/liability management; evaluation of lending, investment and service; and adherence to civil rights laws, banking laws and regulations. An exam of risk assessment and management practices of the Holding Company was also completed in 2004. No comments were received from regulatory agencies which, if implemented, would have a material effect on Orrstown Financial Services, Inc.'s liquidity, capital resources, or operations.

Future Impact of Recently Issued Accounting Standards
   In December 2003, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer." The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The scope of the SOP applies to unhealthy "problem" loans that have been acquired, either individually in a portfolio, or in a business acquisition. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. The SOP does not apply to loans originated by the Company. The Company intends to adopt the provisions of SOP 03-3 effective January 1, 2005, and does not expect the initial implementation to have a significant effect on the Company's consolidated financial position or consolidated results of operations.
   On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, "Application of Accounting Principles to Loan Commitments" ("SAB 105"). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments ("IRLC"), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, "Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133." Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company has adopted the provisions of SAB 105. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, management does not anticipate that this guidance will have a material adverse effect on either the Company's consolidated financial position or consolidated results of operations.
   Emerging Issues Task Force Issue No. (EITF) 03-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" was issued and is effective March 31, 2004. The EITF 03-1 provides guidance for determining the meaning of "other -than-temporarily impaired" and its application to certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115") and investments accounted for under the cost method. The guidance requires that investments which have declined in value due to credit concerns or solely due to changes in interest rates must be recorded as other-than-temporarily impaired unless the Company can assert and demonstrate its intention to hold the security for a period of time sufficient to allow for a recovery of fair value up to or beyond the cost of the investment which might mean maturity. This issue also requires disclosures assessing the ability and intent to hold investments in instances in which an investor determines that an investment with a fair value less than cost is not other-than-temporarily impaired. On September 30, 2004, the Financial Accounting Standards Board decided to delay the effective date for the measurement and recognition guidance contained in Issue 03-1. This delay does not suspend the requirement to recognize other-than-temporary impairments as required by existing authoritative literature. The disclosure guidance in Issue 03-1 was not delayed.
   EITF No. 03-16, "Accounting for Investments in Limited Liability Companies was ratified by the Board and is effective for reporting periods beginning after June 15, 2004." APB Opinion No. 18, "The Equity Method of Accounting Investments in Common Stock," prescribes the accounting for investments in common stock of corporations that are not consolidated. AICPA Accounting Interpretation 2, "Investments in Partnerships Ventures," of Opinion 18, indicates that "many of the provisions of the Opinion would be appropriate in accounting" for partnerships. In EITF Abstracts, Topic No. D-46, "Accounting for Limited Partnership Investments," the SEC staff clarified its view that investments of more than 3 to 5 percent are considered to be more than minor and, therefore, should be accounted for using the equity method. Limited liability companies (LLCs) have characteristics of both corporations and partnerships, but are dissimilar from both in certain respects. Due to those similarities and differences, diversity in practice exists with respect to accounting for non-controlling investments in LLCs. The consensus reached was that an LLC should be viewed as similar to a corporation or similar to a partnership for purposes of determining whether a non-controlling investment should be accounted for using the cost method or the equity method of accounting.
   In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment." This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). The entity will initially measure the cost of employee services received in exchange for an award of liability instruments based on its current fair value; the fair value of that award will be re-measured subsequently at each reporting date through the
settlement date.    Changes in fair value during the requisite service period
will be recognized as compensation cost over that period. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. This Statement is effective for public entities that do not file as small business issuers-as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. For public companies that file as small business issuers - as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Under the transition method, compensation cost is recognized on or after the required effective date for the portion of outstanding awards for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under Statement 123 for either
recognition or pro forma disclosures.   For periods before the required
effective date, entities may elect to apply a modified version of retrospective application under which financial statements for prior periods are adjusted on a basis consistent with the pro forma disclosures required for those periods by Statement 123.

Important Factors Relating to Forward Looking Statements
   This Report contains statements that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Corporation may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations and other matters that do not relate strictly to historical facts, are based on certain assumptions by management, and are often identified by words or phrases such as "anticipated", "believe", "expect", "intend", "seek", "plan", "objective", "trend", and "goal". Forward-looking statements are subject to various assumptions, risks, and uncertainties, which change over time, and speak only as of the date they are made.
   The Corporation undertakes no obligation to update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors mentioned elsewhere in this Report or previously disclosed in our SEC reports (accessible on the SEC's website at www.sec.gov or on our website at www.orrstown.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance:
-    general political and economic conditions may be less favorable than expected;
- developments concerning credit quality in various corporate lending industry sectors as well as consumer and other types of credit, may result in an increase in the level of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;
- customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated; and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be grater than expected;
- the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;
- competitive product and pricing pressures among financial institutions within our markets may increase;
- legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;
- legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry generally;
- pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;
- instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;
- terrorist activities or other hostilities, including the situation surrounding Iraq, may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and
"    technological changes, including the impact of the Internet on our businesses, may be more difficult or expensive than anticipated.


                                          SUMMARY OF QUARTERLY FINANCIAL DATA
The unaudited quarterly results of operations for the years ended December 31, are as follows:

                                               2004                                            2003
                                          Quarter Ended                                   Quarter Ended
(Dollars in thousands)       March      June     September    December      March        June     September    December
Interest income              $ 6,127    $ 6,282    $  6,606    $  6,877      $ 5,700    $  5,884    $  5,843    $  6,057
Interest expense               1,661      1,683       1,802       1,840        1,702       1,716       1,667       1,672
Net interest income            4,466      4,599       4,804       5,037        3,998       4,168       4,176       4,385
Provision for  loan              150         30          30           0          252          24          24         191
losses
Net interest income after
  provision for loan           4,316      4,569       4,774       5,037        3,746       4,144       4,152       4,194
losses
Securities gains (losses)         67         48           0        (27)          178         (7)          23           5
Other income                   1,550      1,696       1,818       1,817        1,395       1,591       1,679       1,568
Other expense                  3,397      3,696       3,770       3,855        3,119       3,218       3,228       3,445
Income before income           2,536      2,617       2,822       2,972        2,200       2,510       2,626       2,322
taxes
Applicable income taxes          730        726         856         865          656         693         891         438
Net income                   $ 1,806   $  1,891    $  1,966    $  2,107      $ 1,544    $  1,817    $  1,735    $  1,884

Per Common Share Data
Net income                         $   $   0.37    $   0.39    $   0.41      $  0.31    $   0.36    $   0.34    $   0.37
                                0.35
Diluted net income                 $   $   0.36    $   0.37    $   0.40      $  0.30    $   0.35    $   0.33    $   0.36
                                0.34
Dividends                       0.12       0.12        0.13        0.13       0.0955       0.105       0.105       0.115

Performance Statistics
Return on average assets       1.54%      1.55%       1.53%       1.64%        1.52%       1.67%       1.50%       1.60%
Return on average equity      16.47%     16.62%      16.77%      17.22%       16.15%      18.38%      16.70%      17.68%
Average equity / avg.          9.37%      9.33%       9.12%       9.53%        9.41%       9.08%       8.96%       9.07%
assets

All per share amounts have been adjusted to give retroactive recognition to a 5% stock dividend effective May 30, 2003 and a 2-for-1 stock split paid February 10, 2004.

                                     SELECTED FIVE -YEAR FINANCIAL DATA
ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES
                                                                Year Ended December 31,
(Dollars in thousands)                        2004          2003          2002          2001         2000
Summary of Operations
Interest income                                $ 25,892     $ 23,484       $ 23,173     $ 23,978     $ 21,758
Interest expense                                  6,986        6,757          7,985       10,677       10,318
                                               --------     --------       --------     --------     --------
Net interest income                              18,906       16,727         15,188       13,301       11,440
Provision for loan losses                           210          491            720          504          360
                                               --------     --------       --------     --------     --------
Net interest income after provision for
  loan losses                                    18,696       16,236         14,468       12,797       11,080
Securities gains (losses)                            88          199             21           11          114
Other operating income                            6,881        6,233          5,339        4,469        3,628
Other operating expenses                         14,718       13,010         11,688       10,247        9,113
                                               --------     --------       --------     --------     --------
Income before income taxes                       10,947        9,658          8,140        7,030        5,709
Applicable income tax                             3,177        2,678          2,225        1,938        1,537
                                               --------     --------       --------     --------     --------
    Net income                                 $  7,770     $  6,980       $  5,915     $  5,092     $  4,172
                                               --------     --------       --------     --------     --------
Per Common Share Data*
Income before taxes                            $   2.14     $   1.91       $   1.62     $   1.41     $   1.16
Applicable income taxes                            0.62         0.53           0.44         0.39         0.31
Net income                                         1.52         1.38           1.18         1.02         0.85
Diluted net income                                 1.47         1.34           1.15         1.01         0.84
Cash dividend paid                                0.500        0.421          0.343        0.284        0.259
Book value at December 31                          9.61         8.44           7.54         6.24         5.40
Average shares outstanding - basic            5,106,683    5,054,370      5,020,288    4,970,084    4,915,753
Average shares outstanding - diluted          5,294,165    5,215,538      5,133,363    5,036,082    4,939,464
Stock Price Statistics*
Close                                         $   45.00   $    33.50      $   22.38    $   18.57   $    18.14
High                                              50.00        34.00          23.81        21.32        19.95
Low                                               32.50        22.38          18.36        16.67        16.89
Price earnings ratio at close                      29.6         24.3           19.0         18.1         21.4
Price to book at close                              4.7          4.0            3.0          3.0          3.4
Year-End Balance Sheet Data
Total assets                                 $  514,651   $  472,393      $ 410,298    $ 373,728    $ 311,903
Total loans                                     389,268      345,054        281,391      249,816      209,181
Total investment securities                      82,801                      92,374       70,125       72,053
                                                              91,986
Deposits - noninterest bearing                   66,784                      42,704       39,881       31,716
                                                              52,276
Deposits - interest bearing                     338,579      306,367        276,464      241,287      210,292
Total deposits                                  405,363      358,643        319,168      281,168      242,008
Liabilities for borrowed money                   55,062                      49,347       58,043       40,228
                                                              66,633
Total shareholders' equity                       49,250                      37,962       31,162       26,674
                                                              42,835
Trust assets under management -
  market value                                  349,000      294,000        231,000      221,000      206,000
Performance Statistics
Average equity / average assets                   9.34%        9.13%          8.92%        8.70%        8.38%
Return on average equity                         16.78%       17.24%         17.19%       17.20%       17.42%
Return on average assets                          1.57%        1.57%          1.53%        1.50%        1.46%

* Per share amounts have been restated to reflect:
   The 2-for-1 stock split paid February 10, 2004
   The 5% stock dividend paid May 30, 2003
   The 5% stock dividend paid September 15, 2001

                     Market, Dividend & Investor Information


Market and Dividend Information

The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 2004, there were approximately 2,555 shareholders of record, with a total of 5,126,205 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share.

                                   2004                               2003
                               Market Price                        Market Price
                                          Quarterly                            Quarterly
                         High      Low     Dividend         High       Low     Dividend

First quarter            $50.00    $32.50      $0.12         $24.29    $22.38     $0.0955
Second quarter           $44.00    $40.00      $0.12         $29.00    $23.10     $0.1050
Third quarter            $47.00    $40.30      $0.13         $33.75    $30.00     $0.1050
Fourth quarter           $45.25    $42.00      $0.13         $34.00    $31.88     $0.1150
                                               $0.50                              $0.4205

Investor Information

Annual Meeting
The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for May 3, 2005 at 9:00 a.m. at Shippensburg University Conference Center, 500 Newburg Road, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

Annual and Quarterly Reports
Copies of the annual and quarterly reports may be obtained at any office of Orrstown Bank, or by writing to Registrar and Transfer Company or by contacting Charlene Feuchtenberger, Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Form 10-K
A copy of the corporation's Form 10-K, as filed with the Securities and Exchange Commission, may be obtained by writing to Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Transfer Agent
The transfer agent for Orrstown Financial Services, Inc. is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. E-mail: info@rtco.com. Internet address: www.rtco.com. Phone (800) 368-5948.

Market Makers

Arthurs Lestrange & Co., Inc.    Ryan, Beck & Co., Inc.            Boenning & Scattergood, Inc.
1405 McFarland Road              220 South Orange Avenue           Four Tower Bridge
Pittsburgh, PA 15216             Livingston, NJ 07039              200 Barr Harbor Drive, Suite 300
(877) 282-1941                   (800) 342-2325                    West Conshohocken, PA 19428
                                                                   (800) 883-1212

Ferris, Baker Watts, Inc.        Janney Montgomery Scott, LLC
100 Light Street                 1801 Market Street
Baltimore, MD 21202              10th Floor
(800) 436-2000                   Philadelphia, PA 19103
                                 (800) 526-6397