Form 10-K, Exhibit 13
period 2005-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2006-03-15
CIK 826154

Exhibit 13

Orrstown Financial Services, Inc.

2005 Annual Financial Report

C O N T E N T S

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

MANAGEMENT’S REPORT ON INTERNAL CONTROL	2

CONSOLIDATED FINANCIAL STATEMENTS

Balance sheets	3
Statements of income	4
Statements of changes in shareholders’ equity	5
Statements of cash flows	6
Notes to consolidated financial statements	7 - 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24 - 33

SUMMARY OF QUARTERLY FINANCIAL DATA	34

SELECTED FIVE-YEAR FINANCIAL DATA	35

MARKET, DIVIDEND AND INVESTOR INFORMATION	36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[Graphic Omitted]

Smith Elliott Kearns & Company, LLC

Certified Public Accountants & Consultants

To the Board of Directors and Shareholders of

Orrstown Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2005 and 2004, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control, that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Orrstown Financial Services, Inc. and its wholly-owned subsidiaries’ management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by COSO. Furthermore, in our opinion, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by COSO.

/S/ SMITH ELLIOTT KEARNS & COMPANY, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

January 30, 2006

MANAGEMENT’S REPORT ON INTERNAL CONTROL

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

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2005, using the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Corporation’s disclosure controls and procedures are adequate and effective to ensure that material information relating to the Corporation and its consolidated subsidiaries is made known to them by others within those entities. The Chief Executive Officer and the Chief Financial Officer believe that at December 31, 2005, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained an effective system of internal control over financial reporting.

The accounting firm Smith Elliott Kearns & Company, LLC has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting. The accounting firm’s attestation report is included in this financial report.

/s/ Kenneth R. Shoemaker	/s/ Bradley S. Everly
Kenneth R. Shoemaker	Bradley S. Everly
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

January 30, 2006

CONSOLIDATED BALANCE SHEETS

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	At December 31,
(Dollars in thousands)	2005	2004
Assets
Cash and due from banks	$11,901	$11,456
Federal funds sold	23,430	8,393

Cash and cash equivalents	35,331	19,849

Interest bearing deposits with banks	3,445	1,124
Securities available for sale	69,008	79,829
Federal Home Loan Bank, Federal Reserve and Atlantic Central Bankers Bank stock, at cost which approximates market value	2,669	2,972

Loans
Commercial, financial and agricultural	50,104	38,659
Real estate - Mortgages	373,410	324,703
Real estate - Construction and land development	30,532	18,744
Consumer	6,340	7,162

	460,386	389,268
Less: Allowance for loan losses	(4,428)	(4,318)

Net Loans	455,958	384,950

Premises and equipment, net	13,636	13,222
Accrued interest receivable	2,169	1,775
Cash surrender value of life insurance	7,787	7,516
Other assets	11,457	3,414

Total assets	$601,460	$514,651

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$68,697	$66,784
Interest bearing	394,125	338,579

Total deposits	462,822	405,363

Short-term borrowings	36,138	19,493
Long-term debt	40,306	35,569
Accrued interest and other liabilities	4,884	4,976

Total liabilities	544,150	465,401

Common stock, no par value - $ .05205 stated value per share 50,000,000 shares authorized with 5,439,227 shares issued at December 31, 2005; 5,126,205 shares issued at December 31, 2004	283	267
Additional paid - in capital	46,876	34,434
Retained earnings	9,964	13,723
Accumulated other comprehensive income	187	826

Total shareholders’ equity	57,310	49,250

Total liabilities and shareholders’ equity	$601,460	$514,651

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31,
(Dollars in thousands)	2005	2004	2003
Interest and dividend income
Interest and fees on loans	$28,527	$22,231	$19,610
Interest and dividends on investment securities
U.S. Government and agency	2,006	2,083	2,141
Tax exempt	1,139	1,206	1,335
Other investment income	743	372	398

Total interest and dividend income	32,415	25,892	23,484

Interest expense
Interest on deposits	7,291	5,201	5,015
Interest on short-term borrowings	796	304	243
Interest on long-term debt	1,450	1,481	1,499

Total interest expense	9,537	6,986	6,757

Net interest income	22,878	18,906	16,727
Provision for loan losses	144	210	491

Net interest income after provision for loan losses	22,734	18,696	16,236

Other income
Service charges on deposit accounts	3,815	3,066	2,628
Other service charges, commissions and fees	1,760	1,016	1,238
Trust department income	2,174	1,863	1,463
Brokerage income	990	608	485
Investment securities gains (losses)	(60)	88	199
Other income	380	328	419

Total other income	9,059	6,969	6,432

Other expenses
Salaries	6,028	5,117	4,456
Employee benefits	3,229	2,792	2,331
Occupancy and equipment	2,673	2,398	2,109
Other operating expenses	5,467	4,411	4,114

Total other expense	17,397	14,718	13,010

Income before income tax	14,396	10,947	9,658
Income tax expenses	4,409	3,177	2,678

Net income	$9,987	$7,770	$6,980

Earnings per share
Basic earnings per share	$1.85	$1.45	$1.32
Weighted average number of shares outstanding	5,407,550	5,362,017	5,307,089

Diluted earnings per share	$1.77	$1.40	$1.27
Weighted average number of shares outstanding	5,636,191	5,558,851	5,476,292

Dividends per share	$0.58	$0.48	$0.40

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31, 2005, 2004 and 2003
(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, December 31, 2002	$250	$25,913	$9,750	$2,049	$37,962
Comprehensive income
Net income	0	0	6,980	0	6,980
Change in unrealized loss on investment securities available for sale, net of tax of $ 471	0	0	0	(915)	(915)

Total comprehensive income					6,065

Cash dividends ($.40 per share)	0	0	(2,126)	0	(2,126)
Stock dividends issued	12	6,061	(6,073)	0	0
Cash paid in lieu of fractional stock dividends	0	0	(22)	0	(22)
Issuance of stock through employee stock purchase plan/ stock option plan	1	205	0	0	206
Issuance of stock through dividend reinvestment plan	1	749	0	0	750

Balance, December 31, 2003	264	32,928	8,509	1,134	42,835
Comprehensive income
Net income	0	0	7,770	0	7,770
Change in unrealized loss on investment securities available for sale, net of tax of $ 159	0	0	0	(308)	(308)

Total comprehensive income					7,462

Cash dividends ($.48 per share)	0	0	(2,556)	0	(2,556)
Issuance of stock through employee stock purchase plan/ stock option plan	2	591	0	0	593
Issuance of stock through dividend reinvestment plan	1	915	0	0	916

Balance, December 31, 2004	267	34,434	13,723	826	49,250
Comprehensive income
Net income	0	0	9,987	0	9,987
Change in unrealized loss on investment securities available for sale, net of tax of $ 329	0	0	0	(639)	(639)

Total comprehensive income					9,348

Cash dividends ($.58 per share)	0	0	(3,157)	0	(3,157)
Stock dividends issued	13	10,557	(10,570)	0	0
Cash paid in lieu of fractional stock dividends	0	0	(19)	0	(19)
Issuance of stock through employee stock purchase plan/ non-employee director stock option plan / employee stock option plan	1	490	0	0	491
Issuance of stock through dividend reinvestment plan	2	1,395	0	0	1,397

Balance, December 31, 2005	$283	$46,876	$9,964	$187	$57,310

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31,
(Dollars in thousands)	2005	2004	2003
Cash flows from operating activities
Net income	$9,987	$7,770	$6,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,424	1,197	1,013
Provision for loan losses	144	210	491
(Gain) loss on disposal of other real estate owned	(20)	45	(6)
(Gain) loss on disposal of bank premises and equipment	0	(6)	0
Deferred income taxes	(191)	28	(110)
Investment securities (gains) losses	60	(88)	(199)
Increase in cash surrender value of life insurance	(271)	(282)	(318)
(Increase) in accrued interest receivable	(394)	(128)	(41)
Increase (decrease) in accrued interest payable	119	34	(6)
Other, net	(980)	589	555

Net cash provided by operating activities	9,878	9,369	8,359

Cash flows from investing activities
Net (increase) decrease in interest bearing deposits with banks	(2,321)	(123)	94
Sales of available for sale securities	4,149	6,407	20,839
Maturities of available for sale securities	14,437	17,518	30,480
Purchases of available for sale securities	(8,928)	(15,101)	(51,475)
Net (purchases) sales of FHLB Stock	303	(60)	(644)
Net (increase) in loans	(73,047)	(44,328)	(63,811)
Purchases of bank premises and equipment	(1,604)	(3,182)	(2,261)
Purchases of intangible assets	(600)	(1,155)	0
Proceeds from disposal of other real estate owned	162	228	89
Proceeds from disposal of bank premises and equipment	0	61	0
Deposit on purchase of bank owned life insurance	(4,500)	0	0

Net cash (used) by investing activities	(71,949)	(39,735)	(66,689)

Cash flows from financing activities
Net increase in deposits	57,459	46,720	39,475
Net increase (decrease) in short term purchased funds	16,645	(9,947)	8,632
Proceeds from debt	6,757	0	10,000
Payments on debt	(2,020)	(1,624)	(1,346)
Cash dividends paid	(3,157)	(2,556)	(2,126)
Cash paid in lieu of fractional shares	(19)	0	(22)
Proceeds from sale of stock	1,888	1,510	956

Net cash provided by financing activities	77,553	34,103	55,569

Net increase (decrease) in cash and cash equivalents	15,482	3,737	(2,761)
Cash and cash equivalents at beginning of period	19,849	16,112	18,873

Cash and cash equivalents at end of period	$35,331	$19,849	$16,112

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$9,418	$6,952	$6,763
Income Taxes	4,550	3,205	2,650
Supplemental schedule of noncash investing and financing activities:
Other real estate acquired in settlement of loans	1,895	61	83
Unrealized gain (loss) on investments securities available for sale (net of tax effects)	(639)	(308)	(915)

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Orrstown Financial Services, Inc. (the Corporation) is a financial holding company whose primary activity consists of supervising its wholly-owned subsidiaries, Orrstown Bank and Pennbanks Insurance Company Cell P1. The Corporation operates through its office in Shippensburg, Pennsylvania. Orrstown Bank (the Bank) provides services through its network of offices in South Central Pennsylvania, principally Franklin and Cumberland Counties. The Bank engages in lending services for commercial loans, residential loans, commercial mortgages and various forms of consumer lending. Deposit services include checking, savings, time and money market deposits. The Bank also provides investment and brokerage services through its Financial Advisors division. Its fourteen branches are located in Shippensburg (2), Carlisle (4), Spring Run, Orrstown, Chambersburg (3), Mechanicsburg, Camp Hill and Greencastle, Pennsylvania. Pennbanks Insurance Company Cell P1 is a reinsurer of credit, life, and disability insurance which services customers of Orrstown Bank. The Corporation and its subsidiaries are subject to the regulation of certain federal and state agencies and undergo periodic examinations by such regulatory authorities.

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

While management uses available information to recognize losses on loans and foreclosed real estate; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

Investment securities

Under generally accepting accounting principles, the Corporation may segregate their investment portfolio into three specific categories: “securities held to maturity”, “trading securities” and “securities available for sale”. Securities held to maturity are to be accounted for at their amortized cost; securities classified as trading securities are to be accounted for at their current market value with unrealized gains and losses on such securities included in current period earnings; and securities classified as available for sale are to be accounted for at their current market value with unrealized gains and losses on such securities to be excluded from earnings and reported as a net amount in other comprehensive income.

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

The Corporation has classified all of its investment securities as “available for sale”.

Realized gains and losses on dispositions are based on the net proceeds and the adjusted book value of the securities sold, using the specific identification method. Unrealized gains and losses on investment securities available for sale are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to other comprehensive income, whereas realized gains and losses flow through the Corporation’s results of operations.

Cash flows

For purposes of the Statements of Cash Flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheet captions “Cash and due from banks” and “Federal funds sold”. The Corporation has elected to present the net increase or decrease in deposits with banks, loans, and deposits in the Statements of Cash Flows.

Premises, equipment, furniture and fixtures and depreciation

Buildings, improvements, equipment, furniture and fixtures are carried at cost less accumulated depreciation. Depreciation has been provided generally on the straight-line method and is computed over the estimated useful lives of the various assets as follows: buildings and improvements, 10 to 40 years, equipment, furniture and fixtures 3 to 15 years, and computer software is amortized over 3-5 years. Repairs and maintenance are charged to operations as incurred, while major additions and improvements are capitalized. Gain or loss on retirement or disposal of individual assets is recorded as income or expense in the period of retirement or disposal.

Goodwill and identifiable intangible assets

The cost of acquired companies in excess of the fair value of their net assets at the date of acquisition is recorded as goodwill. Identifiable intangible assets relate to acquisitions of deposits from other banks and the purchase of investment management businesses. Goodwill is evaluated annually for impairment and other intangible assets are amortized over the identifiable life of the asset or 15 years.

Advertising

The Corporation follows the policy of charging costs of advertising to expense as incurred. Advertising expense was $362,000, $291,000 and $267,000, for the years ended December 31, 2005, 2004 and 2003, respectively.

Loans and allowance for loan losses

Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance when management believes that the collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible. Evaluations of the allowance and collectibility of loans are made on a quarterly basis by management and are guided by the Corporation’s policies. The evaluations take into consideration such factors as prior loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers’ ability to pay. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as additional information becomes available. An unallocated component is maintained in the allowance to cover uncertainties inherent in management’s underlying assumptions used to estimate probable losses.

Nonaccrual / Impaired loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received either are applied to the outstanding principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectibility of principal.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis by comparing the contractual principal and interest payments to the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Consumer loans, comprised of smaller balance homogeneous loans, are collectively evaluated for impairment. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest income on impaired loans is recognized only to the extent of interest payments received.

Loans serviced

Orrstown Bank administers a secondary market mortgage program through the Federal Home Loan Bank of Pittsburgh’s Mortgage Partnership Program and offers residential mortgage products and services to customers. The Bank originates single-family residential mortgage loans for immediate sale in the secondary market and retains the servicing of those loans. At December 31, 2005 and 2004 the balance of loans serviced for others was $49,288,000 and $22,944,000, respectively.

Foreclosed real estate

Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of carrying value or fair value less estimated costs to sell the underlying collateral. Capitalized costs include accrued interest and any costs that significantly improve the value of the properties. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell.

Earnings per share of common stock

Earnings per share is calculated as net income divided by the weighted average number of shares outstanding, after giving retroactive recognition to a 5% stock dividend paid May 2003, a two-for-one stock split effective February 2004, and a 5% stock dividend paid June 2005. For diluted net income per share, net income is divided by the weighted average of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The Corporation’s common stock equivalents consist of outstanding stock options.

A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

	2005	2004	2003
Weighted average shares outstanding (basic)	5,407,550	5,362,017	5,307,089
Impact of common stock equivalents	228,641	196,834	169,203

Weighted average shares outstanding (diluted)	5,636,191	5,558,851	5,476,292

Stock-Based Compensation

The Corporation grants stock options for a fixed number of shares to directors and employees with an exercise price equal to the fair value of the shares at the date of grant. The Corporation accounts for stock option grants using the intrinsic-value method in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. Under the intrinsic-value method, because the exercise price of the Corporation’s employee stock options is more than or equals the market price of the underlying stock on the date of grant, no compensation expense is recognized. See Note 10 for the proforma effect on net income and earnings per share as if the Corporation had applied the fair value recognition provisions of FASB Statement 123, “Accounting for Stock-Based Compensation” to stock-based employee compensation.

Federal income taxes

For financial reporting purposes the provision for loan losses charged to operating expense is based on management’s judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. Amortization of goodwill is not deducted unless the asset is considered impaired for financial reporting purposes and is deducted on a straight line basis over a fifteen year life for federal income tax purposes. As a result of these, unrealized gains and losses on securities available for sale, and timing differences in depreciation expense and insurance company reserves, deferred income taxes are provided for in the financial statements. See Note 11 for further details.

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

Deposit Liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits and IRA’s are estimated using a discounted cash flow calculation that applies interest rates currently being offered to a schedule of aggregated expected maturities on time deposits.

Short-Term Borrowings. The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Long-Term Borrowings. The fair value of the Corporation’s long-term debt is estimated using a discounted cash flow analysis based on the Corporation’s current incremental borrowing rate for similar types of borrowing arrangements.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Off-Balance-Sheet Instruments. The Corporation generally does not charge commitment fees. Fees for standby letters of credit and other off-balance-sheet instruments are not significant.

Comprehensive income

Under generally accepted accounting principles, comprehensive income is defined as the change in equity from transactions and other events from non-owner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of “other comprehensive income” such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

The Corporation has elected to report its comprehensive income in the statement of changes in shareholders’ equity. The only element of “other comprehensive income” that the Corporation has is the unrealized gain or loss on available for sale securities.

The components of the change in net unrealized gains (losses) on securities were as follows:

(Dollars in thousands)	2005	2004	2003
Gross unrealized holding gains (losses) arising during the year	$(1,028)	$(379)	$(1,187)
Reclassification adjustment for (gains) losses realized in net income	60	(88)	(199)

Net unrealized holding gains (losses) before taxes	(968)	(467)	(1,386)
Tax effect	329	159	471

Net change	$(639)	$(308)	$(915)

NOTE 2. INVESTMENTS

At December 31, 2005 and 2004 the investment securities portfolio was comprised of securities classified as “available for sale”, resulting in investment securities being carried at fair value.

The amortized cost and fair values of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(Dollars in thousands)	2005
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$16,492	$0	$282	$16,210
Obligations of states and political subdivisions	20,531	949	33	21,447
Mortgage-backed securities	29,529	59	728	28,860
Equity securities	2,172	365	46	2,491

Totals	$68,724	$1,373	$1,089	$69,008

	2004
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$12,370	$38	$70	$12,338
Obligations of states and political subdivisions	23,885	1,001	56	24,830
Mortgage-backed securities	39,663	236	261	39,638
Equity securities	2,660	401	38	3,023

Totals	$78,578	$1,676	$425	$79,829

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)	2005
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$4,053	$67	$12,157	$215	$16,210	$282
Obligations of states and political subdivisions	492	8	1,205	25	1,697	33
Mortgage-backed securities	1,940	43	23,930	685	25,870	728

Total debt securities	6,485	118	37,292	925	43,777	1,043

Equity securities	438	26	76	20	514	46

Total temporarily impaired securities	$6,923	$144	$37,368	$945	$44,291	$1,089

	2004
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$8,322	$68	$26	$2	$8,348	$70
Obligations of states and political subdivisions	1,740	51	495	5	2,235	56
Mortgage-backed securities	15,531	94	8,392	167	23,923	261

Total debt securities	25,593	213	8,913	174	34,506	387

Equity securities	127	13	27	25	154	38

Total temporarily impaired securities	$25,720	$226	$8,940	$199	$34,660	$425

The previous table represents fifty-two investment securities for December 31, 2005 and thirty-eight investment securities for December 31, 2004 where the current fair value is less than the related amortized cost. Management believes the impairments to be temporary in all cases for both years disclosed. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2005, US treasuries, state and municipal and mortgage-backed securities combined, had twenty-three issues with fair values less than the related amortized cost for twelve months or more. These debt securities were purchased at lower points in the rate cycle creating a lower current yield. They do not reflect any deterioration of the credit worthiness of the issuing entities. As management has the ability to hold these securities for the foreseeable future in all cases, no decline is deemed to be other than temporary. Four marketable equity securities have unrealized losses in a loss position for twelve months or more. Their prices have either remained steady or have increased over the past 52 week period. All companies are profitable and are paying dividends. There is certainly the possibility of price appreciation in the stocks moving forward. These investments should remain steady or appreciate in the near future and any impairments are considered temporary.

At December 31, 2004, nine issues of mortgage-backed securities, one issue of state and political subdivision, one issue of US Treasury bonds and four marketable equity securities had fair values less than the related amortized cost for twelve months or more.

The amortized cost and fair values of investment securities available for sale at December 31, 2005, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$3,061	$3,018
Due after one year through five years	13,431	13,192
Due after five years through ten years	2,355	2,418
Due after ten years	18,176	19,029
Mortgage-backed securities	29,529	28,860
Equity securities	2,172	2,491

	$68,724	$69,008

Proceeds from sales of securities available for sale for the years ended December 31, 2005, 2004, and 2003, were $4,149,000, $6,407,000 and $20,839,000, respectively. Gross gains and losses on 2005 sales were $49,000 and $109,000 respectively. Gross gains and losses on 2004 sales were $164,000 and $76,000, respectively. Gross gains and losses on 2003 sales were $526,000 and $327,000, respectively.

The Corporation owned $2,426,000 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock at December 31, 2005. At December 31, 2004 the Corporation’s stock ownership was $2,728,900 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.

Securities with a market value of $60,916,000 and $62,201,000 at December 31, 2005 and 2004, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 3. CONCENTRATION OF CREDIT RISK

The Corporation grants agribusiness, commercial, residential and consumer loans to customers in South Central Pennsylvania, principally Franklin and Cumberland Counties. Although the Corporation maintains a diversified loan portfolio, a significant portion of its customers’ ability to honor their contracts is dependent upon economic sectors for construction contractors, non-residential building operators, sales finance, sub-dividers and developers. Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but generally includes equipment and real estate.

NOTE 4. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

(Dollars in thousands)	2005	2004	2003
Balance at beginning of period	$4,318	$4,161	$3,734
Recoveries	48	32	17
Provision for loan losses charged to income	144	210	491

Total	4,510	4,403	4,242
Losses	82	85	81

Balance at end of period	$4,428	$4,318	$4,161

NOTE 5. LOANS TO RELATED PARTIES

The Corporation has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $1,227,000 at December 31, 2005, and $1,126,000 at December 31, 2004. During 2005, $935,000 of new loans were made and repayments totaled $834,000. Outstanding loans to employees totaled $3,074,000 and $2,323,000 at December 31, 2005 and 2004, respectively.

NOTE 6. DELINQUENT AND NONACCRUAL LOANS

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

(Dollars in thousands)	2005	2004	2003
Commercial, financial and agricultural	$16	$0	$12
Real estate	390	2,541	2,716
Consumer	5	9	15

Total	$411	$2,550	$2,743

The following table shows the principal balances of nonaccrual loans as of December 31:

(Dollars in thousands)	2005	2004	2003
Nonaccrual loans	$52	$314	$130
Interest income that would have been accrued at original contract rates	30	31	12
Amount recognized as interest income	10	13	0

Foregone revenue	$20	$18	$12

The Corporation had no impairment of loans as of December 31, 2005, 2004, and 2003.

During 2005, the Corporation foreclosed on five loans secured by real estate property. Two properties were sold during 2005 at a gain of $20,000. This amount is included in other income on the statements of income. Net gains (losses) from sales of foreclosed property for the years ended December 31, 2004 and 2003 were ($45,000) and $6,000, respectively. At December 31, 2005, the Corporation held six properties obtained through foreclosure. The carrying value for these properties totaled $1,754,000, which is included in other assets on the balance sheet at December 31, 2005. The Corporation was not holding any properties obtained through foreclosure at December 31, 2004.

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

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

	Contract or Notional Amount
(Dollars in thousands)	2005	2004
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$125,490	$108,840
Standby letters of credit and financial guarantees written	16,401	10,610

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

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

NOTE 8. PREMISES AND EQUIPMENT

A summary of bank premises and equipment is as follows:

(Dollars in thousands)	2005	2004
Land	$2,043	$2,045
Buildings and improvements	9,677	9,517
Leasehold improvements	279	199
Furniture and equipment	9,376	8,592
Construction in progress	630	48

Total	22,005	20,401
Less accumulated depreciation and amortization	8,369	7,179

Bank premises and equipment, net	$13,636	$13,222

Depreciation expense amounted to $1,190,000, $1,073,000, and $943,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 9. RETIREMENT PLANS

The Corporation maintains a 401(k) profit-sharing plan for those employees who meet the eligibility requirements set forth in the plan. Employer contributions to the plan are based on corporate performance and are at the discretion of the Corporation’s Board of Directors. In addition, there is a provision for an employer match of 50 cents on the dollar for employee contributions up to 6% of the employees’ eligible compensation. Substantially all of the Corporation’s employees are covered by the plan and the contributions charged to operations were $977,000, $899,000 and $754,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

The Corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the Corporation’s obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $120,000 and $121,000 at December 31, 2005 and 2004, respectively. Total annual expense for this deferred compensation plan was $12,000 for each of the years ended December 31, 2005, 2004 and 2003.

The Corporation also has a supplemental discretionary deferred compensation plan for executive officers and directors. The plan is funded annually with salary and fee reductions which are placed in a trust account invested by the Corporation’s Financial Advisors division. The total amount of the trust account was $683,000 and $561,000 at December 31, 2005 and 2004, respectively, and is included in other assets on the balance sheets. Total amount contributed to the plan was $86,000, $77,000 and $59,000, for the years ended December 31, 2005, 2004, and 2003, respectively.

The Corporation has also adopted three supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The Revenue Neutral plan was paid out in 2004 and there were no related expenses for this plan in 2004 or 2005. The estimated present value of future benefits to be paid totaled $1,368,000 and $1,135,000 at December 31, 2005 and 2004, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $233,000, $217,000 and $245,000, for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 10. STOCK COMPENSATION PLANS

During 2000 the Corporation implemented two stock option plans (one for employees and one for nonemployee directors). Under the Corporation’s stock option plans the Corporation may grant options to its directors, officers, and employees for up to 532,507 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the plans. The exercise price of each option equals the market price of the Corporation’s stock on the date of grant and an option’s maximum term is ten years.

A summary of the status of the Corporation’s stock option plans at December 31, 2005, 2004 and 2003 is presented below:

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	2005		2004		2003
Outstanding at beginning of year	211,841	$24.64	190,603	$19.98	141,440	$17.89
Granted	48,616	42.01	48,202	38.88	51,477	25.57
Exercised	(16,349)	20.62	(26,964)	17.22	(2,314)	16.20
Forfeited	0	0.00	0	0.00	0	0.00

Options exercisable at year end	244,108	$28.37	211,841	$24.64	190,603	$19.98

Information pertaining to options outstanding at December 31, 2005 is as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$16.20 - $17.11	18,958	4.44	$16.41	18,958	$16.41
$17.12 - $17.32	38,326	5.46	17.29	38,326	17.29
$17.33 - $19.99	43,884	6.47	19.67	43,884	19.67
$20.00 - $25.99	46,647	7.47	25.53	46,647	25.53
$38.00 - $42.15	96,293	8.99	40.46	96,293	40.46

$16.20 - $42.15	244,108	7.34	$28.37	244,108	$28.37

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Grant-Date Fair Value	Dividend Yield	Expected Volatility	Risk Free Interest Rate	Expected Life (Yrs)
Nonemployee director stock option plan
2005	$9.28	1.28%	19.47%	4.29%	7
2004	14.05	1.11	32.80	3.38	7
2003	7.23	1.40	25.36	3.40	10
Employee stock option plan
2005	$8.59	1.33%	19.41%	3.74%	5
2004	12.00	1.18	32.18	3.85	5
2003	6.50	1.40	16.32	3.40	10

The Corporation has historically accounted for the plans using the intrinsic-value method under the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. No stock-based employee compensation cost is reflected in net income through the end of 2005 for options granted since all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. In December 2004, the FASB issued a final FAS Statement No 123R, “Share-Based Payment”, which will require financial statement recognition of compensation cost for stock options and other stock-based awards. Subsequently on April 14, 2005 the SEC deferred the compliance date requiring companies to implement FAS 123R in their next fiscal year that begins after June 15, 2005. The Corporation will be required to expense any additional options granted effective first quarter, 2006. According to the provisions of Statement 123R there are two transition methods, a modified prospective application and a modified retrospective application. The Corporation has evaluated both methods and expects to adopt the modified prospective method. This will require the recognition of compensation expense for the unvested portion of existing awards and new grants, but does not require a restatement of prior periods. All options that have been awarded in prior years were fully vested when granted. Management and the Board of Directors will determine the plausibility of granting future shares to employees as part of their compensation package. Application of this pronouncement is not expected to have a material effect in the Corporations liquidity, capital resources or results of operations.

The following table illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No.123R to stock-based employee compensation.

		Years Ended December 31,
(In thousands, except per share data)		2005	2004	2003
Net income	As reported	$9,987	$7,770	$6,980
	Pro forma	9,710	7,385	6,757
Basic earnings per share	As reported	$1.85	$1.45	$1.32
	Pro forma	1.80	1.38	1.27
Diluted earnings per share	As reported	$1.77	$1.40	$1.27
	Pro forma	1.72	1.33	1.22

During 2000 the Corporation implemented an employee stock purchase plan under which 173,643 shares of common stock have been reserved for issuance to employees. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the average of the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service, during the ten trading days immediately preceding the date of purchase. If no bid or offer quotation for the shares is reported through the OTC Bulletin Board service during the ten business day period, the fair market value is the price of the last trade reported through the OTC Bulletin Board service prior to the purchase date. A total of 144,781 shares of common stock remained reserved at December 31, 2005 for future grants under the plan. Employees purchased 4,911; 4,111 and 8,989 shares at a weighted average price of $31.26, $31.18 and $18.77 per share in 2005, 2004 and 2003, respectively.

Shares of common stock registered and available for issuance through approved plans at December 31, 2005 are as follows:

Number of Shares
Stock option plans	242,205
Employee stock purchase plan	144,781
Dividend reinvestment plan	729,647

Total registered shares	1,116,633

NOTE 11. INCOME TAXES

The components of federal income tax expense are summarized as follows:

(Dollars in thousands)	2005	2004	2003
Current year provision	$4,600	$3,149	$2,788
Deferred income taxes (benefits)	(191)	28	(110)

Net federal income tax expense	$4,409	$3,177	$2,678

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $1,613,000; $1,713,000 and $1,835,000 for 2005, 2004 and 2003, respectively. A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2005	2004	2003
Federal income tax rate	34.0%	34.0%	34.0%
Reduction resulting from nontaxable income	3.4%	5.0%	6.3%

Effective income tax rate	30.6%	29.0%	27.7%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation, unrealized gains on available for sale securities and deductible amortization expense of goodwill and intangibles. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, asset impairment, and deferred compensation and retirement plans. The Corporation has not recorded a valuation allowance for deferred tax assets as they feel that it is more likely than not that they will be ultimately realized.

The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets includes the following significant components:

(Dollars in thousands)	2005	2004
Deferred tax assets
Allowance for loan losses	$1,431	$1,376
Deferred fees	26	33
Asset impairment	13	13
Deferred compensation	273	232
Retirement plans and salary continuation	466	386

Total deferred tax assets	2,209	2,040

Deferred tax liabilities
Net unrealized (gains) on securities available for sale	(96)	(425)
Depreciation	(943)	(1,024)
Intangibles	(30)	(8)
Insurance company reserves	(37)	(0)

Total deferred tax liabilities	(1,106)	(1,457)

Net deferred tax asset	$1,103	$583

NOTE 12. DEPOSITS

NOW account products with balances totaling $116,576,000 and $142,583,000 are included in interest bearing deposits at December 31, 2005 and 2004, respectively. Also included in interest bearing deposits at December 31, 2005 and 2004 are money market account products with balances totaling $31,610,000 and $43,284,000, respectively. At December 31, 2005 and 2004 time deposits of $100,000 and over aggregated $57,352,000 and $33,686,000, respectively. Interest expense on time deposits of $100,000 and over was $1,618,000; $788,000 and $546,000 for the years ended December 31, 2005, 2004 and 2003, respectively. At December 31, 2005 the scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2006	$107,309
2007	28,950
2008	10,088
2009	10,762
2010 and thereafter	3,174

$160,283

The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $658,000 and $614,000 at December 31, 2005 and 2004, respectively.

Total overdrafts of the Bank of $137,000 and $866,000 at December 31, 2005 and 2004, respectively, were reclassified as loans for financial reporting purposes.

NOTE 13. LIABILITIES FOR BORROWED MONEY

Federal funds purchased and securities sold under agreements to repurchase generally mature within one day from the transaction date. The Corporation requires US treasury, agency and state and municipal issues to be held as underlying securities for repurchase agreements. If no issues of securities are available at the time, a FHLB letter of credit may be purchased to secure the agreement. Information concerning securities sold under agreements to repurchase is summarized as follows:

(Dollars in thousands)	2005	2004
Average balance during the year	$26,350	$22,708
Average interest rate during the year	3.02%	1.22%
Maximum month-end balance during the year	$38,555	$35,373
Securities underlying the agreements at year-end:
Carrying value	42,841	37,532
Estimated fair value	42,567	37,868

At December 31, the Corporation had notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

(Dollars in thousands)				Potentially Convertible to Adjustable Rate		Frequency & Basis for Adjustable Rate
Amount		Maturity Date	Interest Rate
2005	2004
$ 0	$350	04/05	7.35%			Fixed Rate
0	1,000	05/05	1.67			Fixed Rate
5,000	5,000	05/06	2.08			Fixed Rate
997	1,393	05/08	2.43			Fixed Rate (Amortizing)
7,500	7,500	09/08	5.06	09/15/03	(1)	Quarterly based on 3 months
						LIBOR plus .15%
5,000	5,000	10/08	4.66	10/07/03	(1)	Quarterly based on 3 months
						LIBOR plus .15%
1,308	1,582	05/10	2.85			Fixed Rate (Amortizing)
5,000	5,000	02/11	4.50	02/07/02	(1)	Quarterly based on 3 months
						LIBOR plus .19%
3,000	3,000	03/11	3.94	03/25/02	(1)	Quarterly based on 3 months
						LIBOR plus .13%
5,000	5,000	02/12	4.70	02/17/04	(2)
350	350	04/20	7.40			Fixed Rate
6,728	0	12/25	4.74			Fixed Rate (Amortizing)

$ 39,883	$35,175

(1)	The rate can adjust to an adjustable rate based on market rates.
(2)	The 3 month LIBOR is evaluated quarterly and the loan converts to an adjustable rate if the 3 month LIBOR is greater than 8%. The rate would then adjust quarterly based on 3 month LIBOR plus .20%.

Interest rates are fixed, but, as indicated above, some of the notes can convert to adjustable rates. Except for amortizing loans, interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.

Three of the above borrowings are term notes that require monthly principal reductions of the note balance. The aggregate amount of future principal payments required on these three notes at December 31, 2005 is as follows:

(Dollars in thousands)
2006	$894
2007	922
2008	702
2009	545
2010	381
Thereafter	5,589

$9,033

The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and, as such, can take advantage of the FHLB program of overnight and term advances. Under terms of a blanket collateral agreement, advances, lines and letters of credit from the FHLB are collateralized by first mortgage loans and securities. Collateral for all outstanding advances, lines and letters of credit consisted of certain securities and the Bank’s 1-4 family mortgage loans totaling $214,283,000 and $212,998,000 at December 31, 2005 and 2004, respectively. At December 31, 2005 the Bank could borrow approximately $177,000,000 based on qualifying collateral. The Bank also has available a line of credit with Atlantic Central Bankers Bank of $8.5 million at December 31, 2005 and 2004 and a $5 million available line of credit with the Bank of Lancaster County at December 31, 2005 and 2004. The ACBB and Bank of Lancaster County lines of credit are unsecured and the rates are based on the daily Federal Funds rate. There were no borrowings under these lines of credit at December 31, 2005 or 2004.

Also included in other borrowed funds are borrowings against certain life insurance policies that are used to fund deferred compensation benefits for certain directors. Interest rates are fixed at 8%. Collateral is the cash surrender value of the policies as disclosed in Note 9. The total balance of these loans was $423,000 and $394,000 at December 31, 2005 and 2004, respectively.

Total interest expense on borrowed funds charged to operations was $2,246,000, $1,785,000 and $1,742,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

BALANCE SHEETS

	At December 31,
(Dollars in thousands)	2005	2004
Assets
Cash	$3,404	$2,667
Securities available for sale	2,452	2,964
Investment in wholly-owned subsidiaries	51,498	45,074
Other assets	151	49

Total assets	$57,505	$50,754

Liabilities
Accrued expenses	$85	$681
Deferred taxes	110	123
Notes payable	0	700

Total liabilities	195	1,504

Shareholders’ Equity
Common stock, no par value - $ .05205 stated value per share 50,000,000 shares authorized with 5,439,227 shares issued at December 31, 2005; 5,126,205 shares issued at December 31, 2004	283	267
Additional paid-in capital	46,876	34,434
Retained earnings	9,964	13,723
Accumulated other comprehensive income	187	826

Total shareholders’ equity	57,310	49,250

Total liabilities and shareholders’ equity	$57,505	$50,754

NOTE 14. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

INCOME STATEMENTS

	Years Ended December 31,
(Dollars in thousands)	2005	2004	2003
Income
Dividends from wholly-owned subsidiary	$3,150	$2,475	$1,415
Other interest and dividend income	148	145	134
Other income	1	44	92
Gain on sale of investment securities	1	51	128

Total income	3,300	2,715	1,769

Expenses
Interest on borrowings	24	52	52
Other expenses	449	238	190

Total expenses	473	290	242

Income before income taxes and equity in undistributed income of subsidiaries	2,827	2,425	1,527
Income tax expense (benefit)	(122)	(12)	30

Income before equity in undistributed income of subsidiaries	2,949	2,437	1,497

Equity in undistributed income of subsidiaries
Net income of subsidiaries	10,188	7,808	6,898
Less: dividends	(3,150)	(2,475)	(1,415)

Equity in undistributed income of subsidiaries	7,038	5,333	5,483

Net income	$9,987	$7,770	$6,980

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Dollars in thousands)	2005	2004	2003
Cash flows from operating activities:
Net income	$9,987	$7,770	$6,980
Adjustments to reconcile net income to cash provided by operating activities:
Security (gains)	(1)	(51)	(128)
Equity in undistributed income of subsidiary	(7,038)	(5,333)	(5,483)
Increase (decrease) in other liabilities	(596)	88	104
(Increase) decrease in other assets	(102)	(17)	40

Net cash provided by operating activities	2,250	2,457	1,513

Cash flows from investing activities:
Purchase of available for sale securities	(669)	(522)	(791)
Sales of available for sale securities	144	393	543
Maturities of available for sale securities	1,000	0	0

Net cash provided (used) by investing activities	475	(129)	(248)

Cash flows from financing activities:
Payments on debt	(700)	0	0
Cash dividends paid	(3,157)	(2,556)	(2,126)
Cash paid in lieu of fractional stock dividends	(19)	0	(22)
Proceeds from sale of stock	1,888	1,510	956

Net cash (used) by financing activities	(1,988)	(1,046)	(1,192)

Net increase in cash	737	1,282	73
Cash, beginning balance	2,667	1,385	1,312

Cash, ending balance	$3,404	$2,667	$1,385

NOTE 15. REGULATORY MATTERS

Dividends paid by Orrstown Financial Services, Inc. are generally provided from the subsidiary bank’s dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank’s surplus or additional paid-in capital be equal to the amount of capital stock. Orrstown Bank is well above these requirements and the balance of $45,137,000 in its retained earnings at December 31, 2005 is fully available for cash dividends. Orrstown Financial Services’ balance of retained earnings at December 31, 2005 is $9,964,000 and would be available for cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total adjusted balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.

A comparison of Orrstown Financial Services’ capital ratios to regulatory minimums at December 31 is as follows:

	Orrstown Financial Services		Regulatory Minimum Requirements
	2005	2004
Leverage ratio	9.53%	9.25%	4%
Risk-based capital ratios:
Tier I (core capital)	11.79%	12.19%	4%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	12.78%	13.35%	8%

As of December 31, 2005 the most recent notification, from the Federal Reserve Board, categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Corporation’s category.

NOTE 16. LEASES

The Corporation leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2006 through 2022. Total rent expense charged to operations in connection with these leases was $270,000, $244,000 and $219,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

The total minimum rental commitments under operating leases with maturities in excess of one year at December 31, 2005 are as follows:

(Dollars in thousands)	Due in the Year Ending December 31,
2006	$242
2007	222
2008	206
2009	149
2010	149

$968

NOTE 17. COMPENSATING BALANCE ARRANGEMENTS

The Corporation maintains deposit balances at several correspondent banks which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits; management considers this to be a normal business risk.

Required deposit balances at the Federal Reserve were $65,000 at both December 31, 2005 and 2004. Required deposit balances at Atlantic Central Bankers Bank were $540,000 at both December 31, 2005 and 2004.

NOTE 18. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2005		2004
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash, due from banks, and short-term investments	$15,346	$15,346	$12,580	$12,580
Federal funds sold	23,430	23,430	8,393	8,393
Securities available for sale	69,008	69,008	79,829	79,829
Restricted bank stocks	2,669	2,669	2,972	2,972

Loans	460,386		389,268
Allowance for loan losses	(4,428)		(4,318)

Net loans	455,958	434,317	384,950	378,670

Accrued interest receivable	2,169	2,169	1,775	1,775

Total financial assets	$568,580	$546,939	$490,499	$484,219

Financial Liabilities
Deposits	$462,822	$462,051	$405,363	$405,278
Short-term borrowed funds	36,138	36,138	19,493	19,493
Long-term borrowed funds	40,306	39,316	35,569	36,478
Accrued interest payable	550	550	431	431

Total financial liabilities	$539,816	$538,055	$460,856	$461,680

NOTE 19. GOODWILL AND INTANGIBLE ASSETS

During August 2005 Orrstown Bank purchased an investment management business. The following intangible assets were recorded as part of this transaction:

(Dollars in thousands)	Gross Amount	Amortization Period
Goodwill	$450	Subject to impairment evaluation

Intangible assets:
Restrictive covenant	1	2 years
Customer list	149	15 years

Total intangible assets	$150

The identifiable intangible assets that are related to acquisitions of deposits and other intangibles are amortized on a straight-line basis over fifteen years. The Corporation also has an investment in a housing partnership that is being amortized on a straight-line basis over fifteen years. The following table shows the amount of goodwill, intangible assets and other investments included in other assets on the balance sheet at December 31:

	Gross Amount	Accumulated Amortization	Net Amount
(Dollars in thousands)	2005
Goodwill	$1,198	$0	$1,198

Intangible assets:
Deposit premiums	683	453	230
Customer list	551	44	507
Other	303	168	135

Total intangible assets	$1,537	$665	$872

	2004
Goodwill	$748	$0	$748

Intangible assets:
Deposit premiums	683	407	276
Customer list	402	13	389
Other	302	147	155

Total intangible assets	$1,387	$567	$820

Amortization expense was $98,000, $82,000, and $70,000 for the years ended December 31, 2005, 2004 and 2003, respectively. The estimated aggregate amortization expense for the next five years is as follows:

(Dollars in thousands)
2006	$99
2007	99
2008	98
2009	98
2010	85

$479

NOTE 20. COMMITMENTS

During 2005, the Corporation entered into purchase commitments of $1,992,000 related to the construction of a new branch office, equipping a leased office, a proposed land site, and expanding an existing office. At December 31, 2005, $162,000 of these commitments had been paid.

Orrstown Financial Services, Inc. announced on November 22, 2005 that it has executed an agreement to acquire First National Bank of Newport (First National), headquartered in Newport, Pennsylvania, Perry County. The acquisition is subject to regulatory approval as well as approval of First National shareholders. Orrstown anticipates the transaction will close during the second quarter of 2006. Under the terms of the agreement, each share of First National common stock outstanding at the time of the transaction will be exchanged for 1.75 shares of Orrstown common stock and $22.20 in cash. As of November 21, 2005, First National had 400,000 shares of common stock outstanding. Based on Orrstown’s last reported trade as of December 31, 2005 of $34.50 per share, the transaction is valued at approximately $33 million. $8,880,000 will be needed to satisfy the cash portion of the exchange.

Item 7. Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations

The following is a discussion of our consolidated financial condition and results of operations for each of the three years ended December 31, 2005, 2004 and 2003. Some statements and information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are not historical facts but are forward-looking statements. For a discussion of these forward-looking statements and important factors that could cause results to differ materially from the forward-looking statements contained in this Annual Report, see “Important Factors Relating to Forward Looking Statements”. The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements presented in this report. Certain prior period amounts presented in this discussion and analysis, have been reclassified to conform to current period classifications.

Overview

Orrstown Financial Services, Inc. (the Corporation) is a financial holding company maintaining two wholly-owned subsidiaries, Orrstown Bank (the Bank) and Pennbanks Insurance Company Cell P1. The Bank is dedicated to maintaining its strong community roots and maintaining our tradition of excellence by providing a wide array of services to the customers in the markets we serve. Deposit services include a variety of checking, savings, time and money market deposits along with related debit card and merchant services. The Branch Executive Officers, Customer Service Officers and tellers are ready to serve all our customers with the best personal and professional service in our market areas. Lending services include commercial loans, residential loans, commercial mortgages and various forms of consumer lending. Business Development Officers are positioned in each of the communities we serve and they are a vital part of our continued strong loan growth. We will continue to expand our market area toward the south with the opening of our first branch in Maryland. The office will be located in Hagerstown, Maryland and is slated to open during the first quarter of 2006. Reinforcing the expansion to the South we are opening a new full service office in Greencastle, Pennsylvania during late spring of 2006 to better serve our customers in the area. The Bank completed another record year for the production of net income and earnings per share. We have grown consistently throughout the past five years, as evidenced by the following financial data, while maintaining excellent loan quality.

Pennbanks Insurance Company Cell P-1 is a provider of credit life and disability reinsurance. The Corporation is negotiating for the sale of the Cell P-1 book of business during 2006. The sale of this subsidiary will not have a material impact on earnings or capital.

As previously announced in November 2005, the Corporation will continue its efforts to acquire the First National Bank of Newport in Perry County, Pennsylvania (First National). The acquisition is subject to regulatory approval, as well as the approval of the First National shareholders and closing is anticipated during the second quarter of 2006. First National has approximately $123 million in assets and is chartered as a national bank. Upon completion of the transaction, First National will continue to operate as a wholly owned subsidiary of Orrstown Financial Services, Inc. The transaction will be accounted for via the purchase accounting method. Perry County, a small but growing county, is contiguous to our markets in Cumberland and Franklin Counties. We believe there is an opportunity to boost First National’s growth with our sales and service model.

The Orrstown Financial Advisors division has continued to increase the assets under management throughout 2005. On August 1, 2005, the Bank took the opportunity to enhance this growth by purchasing an investment management firm based in Carlisle, Pennsylvania. The firm operates under the trade name Gibb Financial Services with approximately $78 million of assets under management.

The addition of this business contributed to noninterest income during the last half of 2005. Orrstown Financial Advisors had approximately $630 million of assets under management at December 31, 2005 with $368 million held in the trust department and $262 million held in broker / dealer arrangements. The Corporation will strive to continue the pattern of growth shown in the past by increasing the customer base with loan and deposit growth within our existing branches and markets, through select branch expansion into neighboring markets, and by watching for compatible acquisitions or opportunities as they arise. The Corporation is committed to providing both shareholder value and unparalleled customer service.

For the year ended December 31, 2005, the Corporation recorded net income of $9,987,000, an increase of 28.5% over 2004 earnings of $7,770,000, which was an 11.3% increase over net income of $6,980,000 realized in 2003. Basic earnings per share have increased over this time period from $1.32 in 2003 to $ 1.45 in 2004 and $ 1.85 in 2005. The per share amounts have been restated to reflect a 5% stock dividend paid to shareholders on May 30, 2003, the 2-for-1 stock split effective February 10, 2004 and the 5% stock dividend paid to shareholders on June 29, 2005.

The Corporation’s earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.81% in 2005, 1.57% in 2004, and 1.57% in 2003. The return on average equity was 17.24% in 2003, 16.78% in 2004, and 18.69% in 2005. Peer averages for publicly traded banks with $500 million to $1 billion in assets, have been approximately 1% for ROA and 12% for ROE during the past few years.

Economic Climate

In July 2004, the Federal Reserve Board raised the federal funds rate for the first time in four years with the prime lending rate following suit. From June 2004, both rates increased 125 basis points within seven months in 25 basis point increments. The same trend continued into 2005 with an additional eight 25 basis point hikes throughout the year. The prime lending rate stood at 5.25% at December 31, 2004 and at 7.25% at December 31, 2005. The economy had some bumps during 2005 due to the hurricanes in the South, the war in the Middle East and oil prices jumping to all time highs in the United States. Although the yield curve has remained flat, the economy has come out of 2005 solid and ready for 2006. The Federal Reserve will be losing Chairman Greenspan and breaking in new Chairman Ben Bernake in early 2006. Bernake pledged continuity with the Fed’s pursuit of price stability under Alan Greenspan and acknowledged risks emanating from a softening of the housing sector activity. Even with the change in leadership, the Fed is likely to continue its trend with more rate hikes in early 2006. The anticipated rate increases should bode well for the Corporation’s earnings stream since the balance sheet is positioned to prosper in a rising rate environment.

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is affected by changes in interest rates, account balances or volumes and the mix of earning assets and interest bearing liabilities. Net interest income is still the primary source of commercial bank profits. Throughout this discussion, the yield on earning assets is stated on a fully taxable-equivalent basis (FTE) and balances represent average daily balance unless otherwise stated.

For the year ended December 31, 2005, non FTE net interest income totaled $22,878,000, an increase of $3,972,000, or 21.0%, over 2004. The 2004 total was $18,906,000, or 13.0%, over 2003 results. On a FTE basis, net interest income increased by 20.0% in 2005 and 12.2% in 2004. Marginal tax rates used in the taxable equivalent equation were 34% for all years presented.

The Corporation’s net interest spread was 3.90% in 2003, 3.91% in 2004, and 4.16% in 2005. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.20% to 4.21% to 4.55%, respectively. Average earning assets have held a steady position representing 93.8% of total average assets in 2005, 94.0% in 2004, and 94.0% in 2003.

With eight 25 basis point jumps in the prime lending rate spaced throughout 2005, rate factors were more significant than volume factors in generating the increase in interest income. Interest earning assets grew 11.2%, or $52,104,000, during 2005 on an average daily basis, with the commercial loan portfolio responsible for $44,367,000 of the total growth. Interest income increased $6,477,000 or 24.3%, during the same period.

Interest bearing liabilities grew 10.2%, or $39,453,000. Time deposit balance growth more than doubled the balance growth in interest bearing transaction accounts, with time deposits growing $26,064,000 or 22.8% and interest bearing transactions accounts growing $12,661,000 or 5.9%. This is a rather normal occurrence in a rising rate environment. Our deposit mix, which is still heavily laden with variable rate transaction accounts that are discretionarily priced, enables us great flexibility in pricing. The introduction of prime driven deposit products during 2005 has reduced our rate sensitivity but we are still positively gapped and positioned to benefit from rising market rates. For 2005, free funds were up by $12,651,000 and the net interest margin increased by 34 basis points to 4.55% from the 4.21% realized during 2004.

The Corporation’s balance sheet is positioned to hold spreads in a flat interest rate environment. In a falling interest rate environment the spreads may decrease slightly to prior levels. The balance sheet remains asset sensitive and is well positioned for spread increases should rates continue to rise.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	2005			2004			2003
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Interest Earning Assets:
Federal funds sold & interest bearing bank balances	$16,030	$539	3.36%	$12,764	$178	1.39%	$14,678	$158	1.08%

Taxable investment securities	58,631	2,210	3.77	60,888	2,277	3.74	63,972	2,381	3.72
Tax-exempt investment securities	21,809	1,726	7.91	23,033	1,828	7.94	24,509	2,022	8.25

Total investment securities	80,440	3,936	4.89	83,921	4,105	4.89	88,481	4,403	4.98

Taxable loans	417,485	28,339	6.79	364,678	22,021	6.04	310,311	19,444	6.27
Tax-exempt loans	4,243	285	6.72	4,731	318	6.72	3,522	252	7.16

Total Loans	421,728	28,624	6.79	369,409	22,339	6.05	313,833	19,696	6.28

Total interest-earning assets	518,198	33,099	6.39	466,094	26,622	5.71	416,992	24,257	5.82
Non-Interest Earning Assets:
Cash and due from banks	11,791			10,687			9,580
Bank premises and equipment	13,322			11,852			10,505
Other assets	13,636			11,602			10,604
Less allowance for loan losses	(4,355)			(4,316)			(3,944)

Total	$552,592			$495,919			$443,737

Liabilities and Shareholders’ Equity
Interest Bearing Liabilities:
Interest bearing demand deposits	$162,888	$1,649	1.01	$183,649	$1,942	1.06	$170,832	$2,035	1.19
Savings deposits	63,174	1,180	1.87	29,752	135	0.45	26,602	140	0.53
Time deposits	140,245	4,462	3.18	114,181	3,124	2.74	97,539	2,840	2.91
Short term borrowings	26,356	796	3.02	24,296	304	1.25	23,294	243	1.04
Long term borrowings	34,553	1,450	4.20	35,885	1,481	4.13	34,013	1,499	4.41

Total interest bearing liabilities	427,216	9,537	2.23	387,763	6,986	1.80	352,280	6,757	1.92
Non-Interest Bearing Liabilities:
Demand deposits	66,829			57,762			47,416
Other	5,124			4,085			3,550

Total Liabilities	499,169			449,610			403,246
Shareholders’ Equity	53,423			46,309			40,491

Total	$552,592		1.84	$495,919		1.50	$443,737		1.62

Net interest income / net interest spread		$23,562	4.16%		$19,636	3.91%		$17,500	3.90%

Net interest margin			4.55%			4.21%			4.20%

Noninterest Income and Expenses

Other income, excluding securities gains, increased $2,238,000, or 32.5% in 2005. The majority of the increase was split between service charges on deposit accounts which increased $749,000 and loan service charges and fees which increased $748,000 over last year. Included in service charges on deposits was a $434,000 increase in bounce protection fees due to continued popularity of that program. In addition, there was a $162,000 increase in debit card fees and a $110,000 increase in merchant account fees as the use of debit and credit cards continues to grow briskly. Loan fees increased significantly from 2004 levels as we continue to experience high commercial loan demand. We enjoyed substantial growth in our secondary mortgage market program where we retain servicing of the sold mortgages, including a $299,000 increase in secondary market fees. Trust department income increased $311,000 over last year. Brokerage income increased by $382,000 over 2004 due to the acquisition of two investment management firms. The first of those acquisitions was in late 2004 and the other in mid 2005. The Corporation had net securities losses in 2005 of $60,000 associated with a slight restructuring of the debt securities portfolio.

Average daily assets increased by 11.4% during 2005 and generally contributed to the 18.2% increase in operating expenses. The growth of the Corporation required additional hiring throughout the year with loan and asset management growth contributing to an $89,000 increase in incentive compensation. Salary expense increased $911,000 or 17.8% over 2004. Employee benefits increased 15.4% or $348,000 over 2004 with an increase in health care costs being the most significant item. Occupancy and equipment costs increased $275,000 over the prior year, including an increase of $89,000 in maintenance agreements and an increase in depreciation expense of $117,000. Updating equipment needs in operations, opening a full service branch in December 2004 in Chambersburg, Pennsylvania and opening a new branch in Camp Hill, Pennsylvania in August 2005 all contributed to occupancy and equipment expense increases. Data processing fees were up 20.3% due in part to the outsourcing of our transfer agent function with related processing fees of $32,000 and an increase in merchant processing fees of $95,000. The merchant program continues to grow but a switch in processors during early 2006 should help to temper processing cost increases. Professional fees expense, included in other expenses, increased $102,000 over 2004 partially due to costs related to Sarbanes Oxley section 404 compliance. A large increase in local contributions during 2005 was approved by our Board of Directors in recognition of the outstanding earnings performance we had enjoyed during the year. Despite the growth in noninterest expenses, the Corporation was able to lower its efficiency ratio for the year to 52.9% for 2005, following 55.2% for 2004 and 54.6% during 2003 as net interest income and noninterest income both increased nicely during 2005.

The table that follows provides additional information regarding noninterest income and noninterest expense changes over the past three years:

ANALYSES OF NONINTEREST INCOME AND EXPENSES

	Year Ended December 31,			% Change
(Dollars in thousands)	2005	2004	2003	2005-2004	2004-2003
Other Income
Service charges on deposit accounts	$3,815	$3,066	$2,628	24.4%	16.7%
Loan service charges and fees	1,436	688	848	108.7%	-18.9%
ATM fees	232	227	167	2.2%	35.9%
Other service charges, commissions and fees	92	101	223	-8.9%	-54.7%
Trust department income	2,174	1,863	1,463	16.7%	27.3%
Brokerage income	990	608	485	62.8%	25.4%
Cash surrender value increases	271	282	318	-3.9%	-11.3%
Other operating income	109	46	101	137.0%	-54.5%

Subtotal before securities transactions	9,119	6,881	6,233	32.5%	10.4%
Securities gains (losses)	(60)	88	199	-168.2%	-55.8%

Total other income	$9,059	$6,969	$6,432	30.0%	8.3%

ANALYSES OF NONINTEREST INCOME AND EXPENSES (Continued)

	Year Ended December 31,			% Change
(Dollars in thousands)	2005	2004	2003	2005-2004	2004-2003
Other Expenses
Salaries	$6,028	$5,117	$4,456	17.8%	14.8%
Incentive compensation	620	531	462	16.8%	14.9%
Employee benefits	2,609	2,261	1,869	15.4%	21.0%
Occupancy and equipment	2,673	2,398	2,109	11.5%	13.7%
Data processing	700	582	535	20.3%	8.8%
ATM expense	142	142	203	0.0%	-30.0%
Telephone	277	259	230	6.9%	12.6%
Printing and supplies	335	239	268	40.2%	-10.8%
Postage	217	187	191	16.0%	-2.1%
Directors fees	362	326	308	11.0%	5.8%
Advertising	362	291	267	24.4%	9.0%
Pennsylvania shares tax	364	306	287	19.0%	6.6%
Contributions	447	163	194	174.2%	-16.0%
Other operating expenses	2,261	1,916	1,631	18.0%	17.5%

Total operating expenses	$17,397	$14,718	$13,010	18.2%	13.1%

noninterest income as a % of noninterest expense	52.1%	47.4%	49.4%

Federal Income Taxes

The Corporation’s effective federal income tax rate for the year ended December 31, 2005 was 30.6% as compared to 29.0% in 2004 and 27.7% in 2003. Corporate income tax rates for 2006 are forecast to be similar but slightly above 2005 levels due to maturing tax free debt securities. The Corporation remains in the 34% bracket so all taxable income will be taxed at the 34% rate in 2006.

Asset Quality

The quality of the Corporation’s asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with such investments.

Credit Risk Analysis

The Bank follows generally conservative lending practices and continues to carry a high quality loan portfolio with no unusual or undue concentrations of credit. No loans are extended to non domestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented only .01% of average outstanding loans during 2005 and .01% of average 2004 loans. Nonperforming loans, as represented by nonaccrual and renegotiated loans, were .01% and .06% of outstanding loans at December 31, 2005 and 2004, respectively. Loans 90 days or more past due and still accruing represented .09% and .66% of outstanding loans at December 31, 2005 and 2004, respectively.

Allowance for Loan Losses

Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. The Bank policy related to the allowance for loan losses is considered to be a critical accounting policy because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio and loan growth, credit concentrations, trends in historical loss experience, specific impaired loans, and national and local economic conditions. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, charge-offs and recoveries in total, overall portfolio quality, review of specific problem loans, recent examinations, and current economic conditions that may affect the borrowers’ ability to pay.

Through this review and evaluation process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. The provision for loan losses amounted to $144,000, $210,000, and $491,000 for 2005, 2004 and 2003, respectively. These provisions compared to net charge-offs of $34,000, $53,000 and $64,000 for 2005, 2004 and 2003, respectively. The provision for loan losses decreased 31.4% during 2005. The provision for loan losses has been watched closely by management and has been lowered in each of the past three years in recognition of the quality of the loan portfolio, despite the fact that overall loan balances have increased in each of those years. The unallocated portion of the reserve was approximately 54% at December 31, 2005. The reserve at December 31, 2005 represented 0.96% of loans outstanding. Net charge-offs for 2005 represented 0.01% of average loans outstanding.

The unallocated portion of the reserve ensures that any additional unforeseen losses that are not otherwise identifiable will be able to be absorbed. It is intended to provide for imprecise estimates in assessing projected losses, uncertainties in economic conditions and allocating pool reserves. Management deems the total of the allocated and unallocated portions of the allowance for loan losses to be adequate to absorb any losses at this time.

SUMMARY OF LOAN LOSS EXPERIENCE

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Amount of loans outstanding at end of period	$460,386	$389,268	$345,054	$281,391	$249,816

Daily average loans outstanding	$421,728	$369,409	$313,833	$264,296	$233,103

Balance of allowance for possible loan losses at beginning of period	$4,318	$4,161	$3,734	$3,104	$2,691
Loans charged off
Commercial, financial and agricultural	0	21	4	0	0
Real estate	30	9	13	48	67
Consumer	52	55	64	53	31

Total loans charged off	82	85	81	101	98

Recoveries of loans previously charged off
Commercial, financial and agricultural	0	0	0	0	0
Real estate	22	3	3	3	3
Consumer	26	29	14	8	4

Total recoveries	48	32	17	11	7

Net loans charged off (recovered)	34	53	64	90	91
Additions to allowance charged to expense	144	210	491	720	504

Balance at end of period	$4,428	$4,318	$4,161	$3,734	$3,104

Ratio of net charge-offs to average loans outstanding	0.01%	0.01%	0.02%	0.03%	0.04%

Ratio of reserve to gross loans outstanding at December 31	0.96%	1.11%	1.21%	1.33%	1.24%

Risk Elements

Nonperforming assets are comprised of nonaccrual and restructured loans and other real estate owned (OREO) not including bank premises. OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collectibility of interest and/or principal. Restructured loans are loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Other credit risk elements include loans past due for 90 days or more. The Bank’s loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is ample given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change.

NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Loans on nonaccrual (cash) basis	$52	$314	$130	$85	$56
Loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower	0	0	1,410	1,428	0
OREO	1,754	0	211	211	211

Total nonperforming loans and OREO	$1,806	$314	$1,751	$1,724	$267

Ratio of nonperforming assets to total loans and OREO	0.39%	0.08%	0.51%	0.61%	0.11%

Ratio of nonperforming assets to total assets	0.30%	0.06%	0.37%	0.42%	0.07%

OTHER CREDIT RISK ELEMENTS:
Loans past due 90 or more days and still accruing	$411	$2,550	$2,743	$1,446	$644

Ratio of other credit risk elements to total loans and OREO	0.09%	0.66%	0.79%	0.51%	0.26%

Ratio of other credit risk elements to total assets	0.07%	0.50%	0.58%	0.35%	0.17%

Total nonperforming and other risk assets	$2,217	$2,864	$4,494	$3,170	$911

Ratio of total risk assets to total loans and OREO	0.48%	0.74%	1.30%	1.13%	0.36%

Ratio of total risk assets to total assets	0.37%	0.56%	0.95%	0.77%	0.24%

Liquidity, Rate Sensitivity and Interest Rate Risk Analysis

The primary function of asset/liability management is to assure adequate liquidity and sensitivity to changing interest rates. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management requires the maintenance of an appropriate balance between interest sensitive assets and liabilities. Interest bearing assets and liabilities that are maturing or repricing should be adequately balanced to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

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

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2005

	Interest Sensitivity Period
(Dollars in thousands)	Within 3 Months	After 3 Within 6 Months	After 6 Within 12 Months	After 1 Year	Total
Rate Sensitive Assets (RSA)
Loans	$203,370	$8,431	$22,926	$225,659	$460,386
Investment securities	8,663	4,023	10,185	48,806	71,677
Other earning assets	26,875	0	0	0	26,875

Total RSA	238,908	12,454	33,111	274,465	558,938

Rate Sensitive Liabilities (RSL)
Interest bearing deposits	141,931	22,022	44,599	185,573	394,125
Short term borrowed funds	36,138	0	0	0	36,138
Long term borrowed funds	0	5,000	0	35,306	40,306

Total RSL	178,069	27,022	44,599	220,879	470,569

Rate Sensitive GAP
Period	60,839	(14,568)	(11,488)	53,586	$88,369
Cumulative	$60,839	$46,271	$34,783	$88,369
GAP as a Percent of Total Assets
Period	10.12%	-2.42%	-1.91%	8.91%
Cumulative	10.12%	7.69%	5.78%	14.69%
RSA/RSL cumulative	1.34%	1.23%	1.14%	1.19%

The asset biased, or positive, gap position indicates that earnings are naturally enhanced, or more easily maintained, in a rising rate environment. This indicates that the balance sheet is well positioned to react to any rate increases during 2006 and positioned adequately to avoid material earnings damage if rates do not rise.

Capital Adequacy and Regulatory Matters

The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation has been supported by net income retained after the declaration of dividends, dividend reinvestment participation and through the exercise of ESOP shares. Total shareholders’ equity rose $8,060,000 during 2005, or an increase of 16.4% since December 31, 2004. This followed growth of 15.0% and 12.8% during 2004 and 2003, respectively. The Board of Directors of the Corporation temporarily suspended the Corporation’s Dividend Reinvestment Plan effective with the first quarter dividend of 2006. Issuance of stock through the stock dividend reinvestment plan totaled $1,397,000 for the year ended 2005. Unrealized gain on securities decreased $639,000 between December 31, 2004 and December 31, 2005. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to shareholders. In 2005, cash dividends rose $601,000, or 23.5% over 2004 levels while net income rose 28.5% during the same period. This followed a 20.2% increase in dividend payout for 2004 versus 2003. Dividends per share have moved from $0.401 to $0.476 to $0.583 for 2003 through 2005, respectively.

CAPITAL AND DIVIDEND RATIOS

(Dollars in thousands)	2005	2004	2003
At December 31:
Shareholders’ equity	$57,310	$49,250	$42,835
Equity / assets	9.53%	9.57%	9.07%
For the Year:
Average equity / average assets	9.67%	9.34%	9.13%
Dividend payout	31.62%	32.89%	30.45%
Return on average equity	18.69%	16.78%	17.24%
Dividends paid	$3,157	$2,556	$2,126
				Regulatory Minimums
Regulatory Capital Measures:
Tier I capital ratio	11.8%	12.2%	12.2%	4.0%
Total (Tier I and Tier II) capital ratio	12.8%	13.4%	13.4%	8.0%
Leverage ratio	9.5%	9.3%	8.9%	4.0%

The maintenance of a strong capital base, well above regulatory risk based minimums and industry averages, has been an integral part of the Corporation’s operating philosophy. Management foresees no problem in maintaining capital ratios comfortably in excess of regulatory requirements.

The Corporation and its banking subsidiary are subject to periodic examinations by the Federal Reserve Bank and the Pennsylvania Department of Banking. During 2005, two examinations were conducted at the Bank level including, but not limited to, an evaluation of the Bank’s fiduciary activities, competency of management, earnings performance, capital adequacy, asset quality, liquidity provisions, sensitivity to market risk, asset/liability management, information technology activities and risk management practices. No comments were received from regulatory agencies which, if implemented, would have a material effect on Orrstown Financial Services, Inc.’s liquidity, capital resources, or operations.

Future Impact of Recently Issued Accounting Standards

In November 2005, FASB Staff Position (FSP) 115-1 “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” was issued. The FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP amends FASB Statement No. 115, “Accounting for Certain Investments in Debt and Equity Securities” and APB Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock”. The FSP applies to investments in debt and equity securities and cost-method investments. The application guidance within the FSP includes items to consider in determining whether an investment is impaired, in evaluating if an impairment is other than temporary and recognizing impairment losses equal to the difference between the investment’s cost and its fair value when an impairment is determined. The FSP is required for all reporting periods beginning after December 15, 2005. Earlier application is permitted. The Corporation does not anticipate the amendment will have a material effect on its financial statements.

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154, (“SFAS No. 154”) “Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3.” The new standard changes the requirements for the accounting for and reporting of a change in accounting principle. Among other changes, SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. SFAS No. 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement. “ The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation does not anticipate this revision will have a material effect on its financial statements.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123 (Revised 2004) (SFAS No. 123R) “Share-Based Payment”, which requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. SFAS No. 123R replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Share-based compensation arrangements include share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123R requires all share-based payments to employees to be valued using a fair value method on the date of grant and expensed based on that fair value over the applicable vesting period. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows” requiring the benefits of tax deductions in excess of recognized compensation cost be reported as financing instead of operating cash flows. The Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (“SAB 107”), which expresses the SEC’s views regarding the interaction between SFAS No. 123R and certain SEC rules and regulations. Additionally, SAB No. 107 provides guidance related to share-based payment transactions for public companies. The Corporation will be required to apply SFAS No. 123R as of the annual reporting period that begins after June 15, 2005. This will require the recognition of compensation expense for the unvested portion of existing awards and new grants. All options awarded by the Corporation in prior years were fully vested when granted. Application of this pronouncement is not expected to have a material effect on the Corporation’s liquidity, capital resources or results of operations.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (“SOP 03-3”). SOP 03-3 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans purchased by the Corporation or acquired in business combinations. SOP 03-3 does not apply to loans originated by the Corporation. The Corporation adopted the provisions of SOP 03-3 effective January 1, 2005. The initial implementation had no material effect on the Corporation’s financial statements.

Important Factors Relating to Forward Looking Statements

This Report contains statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In addition, the Corporation may make other written and oral communications from time to time that contain such statements. Forward-looking statements, including statements as to industry trends, future expectations and other matters that do not relate strictly to historical facts, are based on certain assumptions by management, and are often identified by words or phrases such as “anticipated”, “believe”, “expect”, “intend”, “seek”, “plan”, “objective”, “trend”, and “goal”. Forward-looking statements are subject to various assumptions, risks, and uncertainties, which change over time, and speak only as of the date they are made.

The Corporation undertakes no obligation to update any forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance. In addition to factors mentioned elsewhere in this Report or previously disclosed in our SEC reports (accessible on the SEC’s website at www.sec.gov or on our website at www.orrstown.com), the following factors, among others, could cause actual results to differ materially from forward-looking statements and future results could differ materially from historical performance:

•	general political and economic conditions may be less favorable than expected;

•	developments concerning credit quality in various corporate lending industry sectors as well as consumer and other types of credit, may result in an increase in the level of our provision for credit losses, nonperforming assets, net charge-offs and reserve for credit losses;

•	customer borrowing, repayment, investment, and deposit practices generally may be less favorable than anticipated; and interest rate and currency fluctuations, equity and bond market fluctuations, and inflation may be greater than expected;

•	the mix of interest rates and maturities of our interest earning assets and interest bearing liabilities (primarily loans and deposits) may be less favorable than expected;

•	competitive product and pricing pressures among financial institutions within our markets may increase;

•	legislative or regulatory developments, including changes in laws or regulations concerning taxes, banking, securities, capital requirements and risk-based capital guidelines, reserve methodologies, deposit insurance and other aspects of the financial services industry, may adversely affect the businesses in which we are engaged or our financial results;

•	legal and regulatory proceedings and related matters with respect to the financial services industry, including those directly involving the Corporation and its subsidiaries, could adversely affect the Corporation or the financial services industry generally;

•	pending and proposed changes in accounting rules, policies, practices, and procedures could adversely affect our financial results;

•	instruments and strategies used to manage exposure to various types of market and credit risk could be less effective than anticipated, and we may not be able to effectively mitigate our risk exposures in particular market environments or against particular types of risk;

•	terrorist activities or other hostilities, including the situation surrounding Iraq, may adversely affect the general economy, financial and capital markets, specific industries, and the Corporation; and

•	technological changes may be more difficult or expensive than anticipated.

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, are as follows:

	2005 Quarter Ended				2004 Quarter Ended
(Dollars in thousands)	March	June	September	December	March	June	September	December
Interest income	$7,219	$7,805	$8,425	$8,966	$6,127	$6,282	$6,606	$6,877
Interest expense	1,961	2,209	2,563	2,804	1,661	1,683	1,802	1,840

Net interest income	5,258	5,596	5,862	6,162	4,466	4,599	4,804	5,037
Provision for loan losses	24	24	24	72	150	30	30	0

Net interest income after provision for loan losses	5,234	5,572	5,838	6,090	4,316	4,569	4,774	5,037
Securities gains (losses)	(2)	0	13	(71)	67	48	0	(27)
Other income	1,903	2,307	2,727	2,182	1,550	1,696	1,818	1,817
Other expense	4,027	4,144	4,627	4,599	3,397	3,696	3,770	3,855

Income before income taxes	3,108	3,735	3,951	3,602	2,536	2,617	2,822	2,972
Applicable income taxes	937	1,175	1,189	1,108	730	726	856	865

Net income	$2,171	$2,560	$2,762	$2,494	$1,806	$1,891	$1,966	$2,107

Per Common Share Data
Net income	$0.40	$0.48	$0.51	$0.46	$0.34	$0.35	$0.37	$0.39
Diluted net income	$0.39	$0.45	$0.49	$0.44	$0.33	$0.34	$0.35	$0.38
Dividends	0.133	0.140	0.150	0.160	0.114	0.114	0.124	0.124

Performance Statistics
Return on average assets	1.70%	1.90%	1.92%	1.71%	1.54%	1.55%	1.53%	1.64%
Return on average equity	17.43%	19.73%	20.04%	17.55%	16.47%	16.62%	16.77%	17.22%
Average equity / avg. assets	9.74%	9.61%	9.57%	9.76%	9.37%	9.33%	9.12%	9.53%

All per share amounts have been adjusted to give retroactive recognition to a 2-for-1 stock split paid February 10, 2004 and a 5% stock dividend paid June 29, 2005.

SELECTED FIVE -YEAR FINANCIAL DATA

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2005	2004	2003	2002	2001
Summary of Operations
Interest income	$32,415	$25,892	$23,484	$23,173	$23,978
Interest expense	9,537	6,986	6,757	7,985	10,677

Net interest income	22,878	18,906	16,727	15,188	13,301
Provision for loan losses	144	210	491	720	504

Net interest income after provision for loan losses	22,734	18,696	16,236	14,468	12,797
Securities gains (losses)	(60)	88	199	21	11
Other operating income	9,119	6,881	6,233	5,339	4,469
Other operating expenses	17,397	14,718	13,010	11,688	10,247

Income before income taxes	14,396	10,947	9,658	8,140	7,030
Applicable income tax	4,409	3,177	2,678	2,225	1,938

Net income	$9,987	$7,770	$6,980	$5,915	$5,092

Per Common Share Data*
Income before taxes	$2.66	$2.04	$1.82	$1.54	$1.35
Applicable income taxes	0.82	0.59	0.50	0.42	0.37
Net income	1.85	1.45	1.32	1.12	0.98
Diluted net income	1.77	1.40	1.27	1.10	0.96
Cash dividend paid	0.583	0.476	0.401	0.327	0.270
Book value at December 31	10.54	9.15	8.04	7.18	5.94
Average shares outstanding - basic	5,407,550	5,362,017	5,307,089	5,271,303	5,218,588
Average shares outstanding - diluted	5,636,191	5,558,851	5,476,292	5,390,015	5,287,881
Stock Price Statistics*
Close	$34.50	$42.86	$31.90	$21.32	$17.69
High	47.62	47.62	32.38	22.68	20.30
Low	34.45	30.95	21.32	17.48	15.87
Price earnings ratio at close	18.7	29.6	24.3	19.0	18.1
Price to book at close	3.3	4.7	4.0	3.0	3.0
Year-End Balance Sheet Data
Total assets	$601,460	$514,651	$472,393	$410,298	$373,728
Total loans	460,386	389,268	345,054	281,391	249,816
Total investment securities	71,677	82,801	91,986	92,374	70,125
Deposits - noninterest bearing	68,697	66,784	52,276	42,704	39,881
Deposits - interest bearing	394,125	338,579	306,367	276,464	241,287
Total deposits	462,822	405,363	358,643	319,168	281,168
Liabilities for borrowed money	76,444	55,062	66,633	49,347	58,043
Total shareholders’ equity	57,310	49,250	42,835	37,962	31,162
Trust assets under management - market value	368,000	349,000	294,000	231,000	221,000
Performance Statistics
Average equity / average assets	9.67%	9.34%	9.13%	8.92%	8.70%
Return on average equity	18.69%	16.78%	17.24%	17.19%	17.20%
Return on average assets	1.81%	1.57%	1.57%	1.53%	1.50%

*	Per share amounts have been restated to reflect:

The 5% stock dividend paid June 29, 2005

The 2-for-1 stock split paid February 10, 2004

The 5% stock dividend paid May 30, 2003

The 5% stock dividend paid September 15, 2001

Market, Dividend & Investor Information

Market and Dividend Information

The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 2005, there were approximately 2,725 shareholders of record, with a total of 5,439,227 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share.

	2005 Market Price			2004 Market Price
	High	Low	Quarterly Dividend	High	Low	Quarterly Dividend
First quarter	$47.62	$39.05	$0.133	$47.62	$30.95	$0.114
Second quarter	$43.75	$37.14	$0.140	$41.90	$38.10	$0.114
Third quarter	$42.20	$37.55	$0.150	$44.76	$38.38	$0.124
Fourth quarter	$37.95	$34.45	$0.160	$43.10	$40.00	$0.124

			$0.583			$0.476

Investor Information

Annual Meeting

The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for May 2, 2006 at 9:00 a.m. at Shippensburg University Conference Center, 500 Newburg Road, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

Annual and Quarterly Reports

Copies of the annual and quarterly reports may be obtained at any office of Orrstown Bank, by writing to Registrar and Transfer Company or by contacting Charlene Feuchtenberger, Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Form 10-K

A copy of the corporation’s Form 10-K, as filed with the Securities and Exchange Commission, may be obtained by writing to Orrstown Bank, P.O. Box 250, Shippensburg, PA 17257.

Transfer Agent

The transfer agent for Orrstown Financial Services, Inc. is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. E-mail: info@rtco.com. Internet address: www.rtco.com. Phone (800) 368-5948.

Market Makers

Arthurs Lestrange & Co., Inc.	Ryan, Beck & Co., Inc.	Boenning & Scattergood, Inc.
1405 McFarland Road	18 Columbia Turnpike	Four Tower Bridge
Pittsburgh, PA 15216	Florham Park, NJ 07932	200 Barr Harbor Drive, Suite 300
412.306.1730	800.342.2325	West Conshohocken, PA 19428
800.883.1212

Ferris, Baker Watts, Inc.	Janney Montgomery Scott, LLC
100 Light Street	1801 Market Street
Baltimore, MD 21202	10th Floor
800.247.7223	Philadelphia, PA 19103
800.526.6397