Form 10-K, Exhibit 13
period 2006-12-31
ORRSTOWN FINANCIAL SERVICES INC
filed 2007-03-15
CIK 826154

Exhibit 13

Orrstown Financial Services, Inc.

2006 Annual Financial Report

Exhibit 13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Orrstown Financial Services, Inc.

We have audited the accompanying consolidated balance sheets of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2006 and 2005, and the related statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control, that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Orrstown Financial Services, Inc. and its wholly-owned subsidiaries’ management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orrstown Financial Services, Inc. and its wholly-owned subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, management’s assessment that Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control – Integrated Framework issued by COSO. Furthermore, in our opinion, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control – Integrated Framework issued by COSO.

As discussed in Note 1 to the Consolidated Financial Statements, the Corporation changed its policy for accounting for stock-based compensation in 2006.

/S/SMITH ELLIOTT KEARNS & COMPANY, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

March 12, 2007

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

Under the supervision and with the participation of the Corporation’s management, including its Chief Executive Officer and Chief Financial Officer, the Corporation has evaluated the effectiveness of its internal control over financial reporting as of December 31, 2006, using the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based upon this evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that the Corporation’s disclosure controls and procedures are adequate and effective to ensure that material information relating to the Corporation and its consolidated subsidiaries is made known to them by others within those entities. The Chief Executive Officer and the Chief Financial Officer believe that at December 31, 2006, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries maintained an effective system of internal control over financial reporting.

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

March 12, 2007

CONSOLIDATED BALANCE SHEETS

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	At December 31,
(Dollars in thousands)	2006	2005
Assets
Cash and due from banks	$20,730	$11,901
Federal funds sold	18,404	23,430

Cash and cash equivalents	39,134	35,331

Interest bearing deposits with banks	895	3,445
Securities available for sale	87,543	69,008
Federal Home Loan Bank, Federal Reserve and Atlantic Central Bankers Bank stock, at cost which approximates market value	3,850	2,669

Loans
Commercial, financial and agricultural	59,593	50,104
Real estate—Mortgages	503,362	373,410
Real estate—Construction and land development	46,947	30,532
Consumer	8,925	6,340

	618,827	460,386
Less: Allowance for loan losses	(5,520)	(4,428)

Net Loans	613,307	455,958

Premises and equipment, net	19,852	13,636
Cash surrender value of life insurance	15,573	7,787
Goodwill and intangible assets	21,567	1,935
Accrued interest receivable	3,279	2,169
Other assets	4,031	9,522

Total assets	$809,031	$601,460

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$85,420	$68,697
Interest bearing	553,299	394,125

Total deposits	638,719	462,822

Short-term borrowings	41,703	36,138
Long-term debt	32,440	40,306
Accrued interest and other liabilities	6,781	4,884

Total liabilities	719,643	544,150

Common stock, no par value—$ .05205 stated value per share 50,000,000 shares authorized with 6,145,049 shares issued at December 31, 2006; 5,439,227 shares issued at December 31, 2005	320	283
Additional paid—in capital	72,023	46,876
Retained earnings	16,934	9,964
Accumulated other comprehensive income	507	187
Treasury stock—common, at cost 10,717 shares in 2006; 23 shares in 2005	(396)	0

Total shareholders’ equity	89,388	57,310

Total liabilities and shareholders’ equity	$809,031	$601,460

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF INCOME

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Interest and dividend income
Interest and fees on loans	$40,086	$28,527	$22,231
Interest and dividends on investment securities
U.S. Government and agency	2,198	2,006	2,083
Tax exempt	1,266	1,139	1,206
Other investment income	1,238	743	372

Total interest and dividend income	44,788	32,415	25,892

Interest expense
Interest on deposits	14,189	7,291	5,201
Interest on short-term borrowings	1,833	796	304
Interest on long-term debt	1,349	1,450	1,481

Total interest expense	17,371	9,537	6,986

Net interest income	27,417	22,878	18,906
Provision for loan losses	390	144	210

Net interest income after provision for loan losses	27,027	22,734	18,696

Other income
Service charges on deposit accounts	4,671	3,815	3,066
Other service charges, commissions and fees	1,921	1,760	1,016
Trust department income	2,325	2,174	1,863
Brokerage income	1,382	990	608
Investment securities gains (losses)	41	(60)	88
Other income	743	380	328

Total other income	11,083	9,059	6,969

Other expenses
Salaries	9,116	6,028	5,117
Employee benefits	3,899	3,229	2,792
Occupancy and equipment	3,357	2,673	2,398
Other operating expenses	5,256	5,467	4,411

Total other expenses	21,628	17,397	14,718

Income before income tax	16,482	14,396	10,947
Income tax expense	4,850	4,409	3,177

Net income	$11,632	$9,987	$7,770

Earnings per share:
Basic earnings per share	$1.97	$1.85	$1.45
Diluted earnings per share	$1.89	$1.77	$1.40
Dividends per share	$0.78	$0.58	$0.48

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31, 2006, 2005 and 2004
(Dollars in thousands)	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total Shareholders’ Equity
Balance, December 31, 2003	$264	$32,928	$8,509	$1,134	$0	$42,835

Comprehensive income
Net income	0	0	7,770	0	0	7,770
Change in unrealized loss on investment securities available for sale, net of tax of $159	0	0	0	(308)	0	(308)

Total comprehensive income						7,462

Cash dividends ($.48 per share)	0	0	(2,556)	0	0	(2,556)
Stock-based compensation plans:
Issuance of stock	2	591	0	0	0	593
Issuance of stock through dividend reinvestment plan	1	915	0	0	0	916

Balance, December 31, 2004	267	34,434	13,723	826	0	49,250

Comprehensive income
Net income	0	0	9,987	0	0	9,987
Change in unrealized loss on investment securities available for sale, net of tax of $329	0	0	0	(639)	0	(639)

Total comprehensive income						9,348

Cash dividends ($.58 per share)	0	0	(3,157)	0	0	(3,157)
Stock dividends issued	13	10,557	(10,570)	0	0	0
Cash paid in lieu of fractional stock dividends	0	0	(19)	0	0	(19)
Stock-based compensation plans:
Issuance of stock	1	490	0	0	0	491
Issuance of stock through dividend reinvestment plan	2	1,395	0	0	0	1,397

Balance, December 31, 2005	283	46,876	9,964	187	0	57,310

Comprehensive income
Net income	0	0	11,632	0	0	11,632
Change in unrealized gain on investment securities available for sale, net of tax of $177	0	0	0	320	0	320

Total comprehensive income						11,952

Cash dividends ($.78 per share)	0	0	(4,662)	0	0	(4,662)
Acquisition of First National—common stock issued	36	24,805	0	0	0	24,841
Stock-based compensation plans:
Compensation expense	0	224	0	0	0	224
Issuance of stock	1	147	0	0	0	148
Purchase of treasury stock (14,749 shares)	0	0	0	0	(543)	(543)
Issuance of treasury stock (4,055 shares)	0	(29)	0	0	147	118

Balance, December 31, 2006	$320	$72,023	$16,934	$507	($396)	$89,388

The Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Cash flows from operating activities
Net income	$11,632	$9,987	$7,770
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,730	1,424	1,197
Provision for loan losses	390	144	210
Stock based compensation	224	0	0
(Gain) loss on disposal of other real estate owned	62	(20)	45
(Gain) on disposal of bank premises and equipment	0	0	(6)
Deferred income taxes	(493)	(191)	28
Investment securities (gains) losses	(41)	60	(88)
Increase in cash surrender value of life insurance	(564)	(271)	(282)
(Increase) in accrued interest receivable	(566)	(394)	(128)
Increase in accrued interest payable	287	119	34
Other, net	635	(980)	589

Net cash provided by operating activities	13,296	9,878	9,369

Cash flows from investing activities
Net (increase) decrease in interest bearing deposits with banks	2,725	(2,321)	(123)
Sales of available for sale securities	577	4,149	6,407
Maturities of available for sale securities	15,352	14,437	17,518
Purchases of available for sale securities	(5,036)	(8,928)	(15,101)
Net (purchases) sales of FHLB & FRB Stock	(785)	303	(60)
Net (increase) in loans	(86,347)	(73,047)	(44,328)
Purchases of bank premises and equipment	(5,165)	(1,604)	(3,182)
Purchases of intangible assets	0	(600)	(1,155)
Proceeds from disposal of other real estate owned	1,882	162	228
Proceeds from disposal of bank premises and equipment	0	0	61
Purchase price of shares exchanged for cash	(8,882)	0	0
Cash acquired in acquisition	13,031	0	0
Deposit on purchase of bank owned life insurance	0	(4,500)	0

Net cash (used) by investing activities	(72,648)	(71,949)	(39,735)

Cash flows from financing activities
Net increase in deposits	70,395	57,459	46,720
Net increase (decrease) in short term purchased funds	5,565	16,645	(9,947)
Proceeds from debt	11,028	6,757	0
Payments on debt	(18,894)	(2,020)	(1,624)
Dividends paid	(4,662)	(3,157)	(2,556)
Proceeds from issuance of common stock	148	1,888	1,510
Purchase of treasury stock	(543)	0	0
Net proceeds from issuance of treasury stock	118	0	0
Cash paid in lieu of fractional shares	0	(19)	0

Net cash provided by financing activities	63,155	77,553	34,103

Net increase in cash and cash equivalents	3,803	15,482	3,737
Cash and cash equivalents at beginning of period	35,331	19,849	16,112

Cash and cash equivalents at end of period	$39,134	$35,331	$19,849

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$17,084	$9,418	$6,952
Income Taxes	5,390	4,550	3,205
Supplemental schedule of noncash investing and financing activities:
Common stock issued for acquisition of bank	24,841	0	0
Other real estate acquired in settlement of loans	584	1,895	61
Unrealized gain (loss) on investments securities available for sale (net of tax effects)	320	(639)	(308)

The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of operations

Orrstown Financial Services, Inc. (the Corporation) is a financial holding company whose primary activity consists of supervising its wholly-owned subsidiaries, Orrstown Bank and The First National Bank of Newport (First National). The Corporation operates through its office in Shippensburg, Pennsylvania. Orrstown Bank and First National provide services through their network of offices in Franklin, Cumberland and Perry Counties of Pennsylvania and in Washington County, Maryland. The banks engage in lending services for commercial loans, residential loans, commercial mortgages and various forms of consumer lending. Deposit services include checking, savings, time and money market deposits. Orrstown Bank also provides investment and brokerage services through its Orrstown Financial Advisors division. Orrstown Bank has sixteen branches located in Shippensburg (2), Carlisle (4), Spring Run, Orrstown, Chambersburg (3), Mechanicsburg (2), Camp Hill and Greencastle, Pennsylvania and Hagerstown, Maryland. First National has four branches located in Newport (2), Duncannon, and New Bloomfield, Pennsylvania. The Corporation and its subsidiaries are subject to the regulation of certain federal and state agencies and undergo periodic examinations by such regulatory authorities.

Principles of consolidation

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Orrstown Bank and The First National Bank of Newport. All significant intercompany transactions and accounts have been eliminated. Pennbanks Insurance Company Cell P1 was a previously wholly-owned subsidiary of the Corporation. As of January 1, 2006, the Corporation has divested the Pennbanks Insurance Company Cell P1 insurance book of business. The liabilities associated with the insurance business were assumed by American General under a contractual arrangement.

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

While management uses available information to recognize losses on loans and foreclosed real estate; future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowance for losses on loans and foreclosed real estate. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments concerning information available to them at the time of their examination. Because of these factors, management’s estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

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

Premises and equipment

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

Goodwill and other intangible assets

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

Nonaccrual / Impaired loans

The accrual of interest income on loans ceases when principal or interest is past due 90 days or more and collateral is inadequate to cover principal and interest or immediately if, in the opinion of management, full collection is unlikely. Interest accrued but not collected as of the date of placement on nonaccrual status is reversed and charged against current income unless fully collateralized. Subsequent payments received are either applied to the outstanding principal balance or recorded as interest income, depending upon management’s assessment of the ultimate collectibility of principal.

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

Loans serviced

The banks administer secondary market mortgage programs available through the Federal Home Loan Bank of Pittsburgh and the Federal National Mortgage Association and offer residential mortgage products and services to customers. The banks originate single-family residential mortgage loans for immediate sale in the secondary market, and retain the servicing of those loans. At December 31, 2006 and 2005 the balance of loans serviced for others was $71,242,000 and $49,288,000 respectively.

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

Earnings per share of common stock

Earnings per share is calculated as net income divided by the weighted average number of shares outstanding, after giving retroactive recognition to a two-for-one stock split effective February 2004, and a 5% stock dividend paid June 2005. For diluted net income per share, net income is divided by the weighted average of shares outstanding plus the incremental number of shares added as a result of converting common stock equivalents. The Corporation’s common stock equivalents consist of outstanding stock options.

A reconciliation of the weighted average shares outstanding used to calculate basic net income per share and diluted net income per share follows. There is no adjustment to net income to arrive at diluted net income per share.

(in thousands, except per share data)	2006	2005	2004
Net income	$11,632	$9,987	$7,770

Weighted average number of shares outstanding (basic)	5,906	5,407	5,362
Effect of dilutive stock options	261	229	197

Weighted average number of shares outstanding (diluted)	6,167	5,636	5,559

Per share information:
Basic earnings per share	$1.97	$1.85	$1.45
Diluted earnings per share	$1.89	$1.77	$1.40

Stock-Based Compensation

The Corporation maintains two stock-based compensation plans. These plans provide for the granting of stock options to the Corporation’s employees and directors. The Corporation has historically accounted for the plans using the intrinsic-value method under the recognition and measurement principles of APB Opinion No. 25 and related Interpretations. In December 2004, the FASB issued a final FAS Statement No 123R, “Share-Based Payment”, which requires financial statement recognition of compensation cost for stock options and other stock-based awards. As of January 1, 2006, the Corporation has adopted the modified prospective method. This requires the recognition of compensation expense for the unvested portion of existing awards and new grants, but does not require a restatement of prior periods. All options that were awarded prior to January 1, 2006 were fully vested when granted and did not require any amounts to be expensed. Options have an exercise price equal to the fair market value as established by the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service during the ten trading days immediately preceding the date of grant. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

As a result of adopting Statement 123R, the Corporation’s income before taxes and net income for the year ended December 31, 2006, are $224,000 and $146,000 lower, respectively, than if it had continued to account for share-based compensation under Opinion 25. Basic and diluted earnings per share for the year ended December 31, 2006 are $.02 and $.02 lower, respectively, than if the company had continued to account for share-based compensation under Opinion 25. The following table illustrated the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee and/or director compensation during 2005 and 2004.

	Years Ended December 31,
(in thousands, except per share data)	2005	2004
Net income
As reported	$9,987	$7,770
Pro forma	9,710	7,385

Basic earnings per share
As reported	$1.85	$1.45
Pro forma	$1.80	$1.38

Diluted earnings per share
As reported	$1.77	$1.40
Pro forma	$1.72	$1.33

Federal income taxes

For financial reporting purposes, the provision for loan losses charged to operating expense is based on management’s judgment, whereas for federal income tax purposes, the amount allowable under present tax law is deducted. Deferred compensation is charged to operating expense in the period the liability is incurred for financial reporting purposes, whereas for federal income tax purposes, these expenses are deducted when paid. Amortization of goodwill is not deducted unless the asset is considered impaired for financial reporting purposes and, if deductible, is deducted on a straight line basis over a fifteen year life for federal income tax purposes. As a result of these, unrealized gains and losses on securities available for sale, and timing differences in depreciation expense and insurance company reserves, deferred income taxes are provided for in the financial statements. See Note 12 for further details.

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

The components of the change in net unrealized gains (losses) on securities were as follows:

(Dollars in thousands)	2006	2005	2004
Gross unrealized holding gains (losses) arising during the year	$538	$(1,028)	$(379)
Reclassification adjustment for (gains) losses realized in net income	(41)	60	(88)

Net unrealized holding gains (losses) before taxes	497	(968)	(467)
Tax effect	(177)	329	159

Net change	$320	$(639)	$(308)

NOTE 2. ACQUISITION

On May 1, 2006, Orrstown Financial Services, Inc. completed the acquisition of The First National Bank of Newport, a national banking institution with $120 million of assets. First National has four banking offices in Perry County, Pennsylvania and operates as a wholly-owned subsidiary of Orrstown Financial Services, Inc. under the name “The First National Bank of Newport”.

Under the terms of the agreement, each share of First National common stock outstanding at the time of the transaction was exchanged for 1.75 shares of Orrstown Financial Services, Inc. common stock and $22.20 in cash. The purchase price for shares exchanged for common stock was $35.49 with 400,000 shares of First National common stock outstanding. In accordance with SFAS No. 141, “Business Combinations”, the Corporation recorded this transaction using the purchase accounting method. As a result of the acquisition, the results of operations of the Corporation include First National from and after May 1, 2006.

The following table summarizes the preliminary purchase price allocation based on estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

(Dollars in thousands)
Assets
Cash and cash equivalents	13,031
Investment securities	29,398
Net Loans	71,976
Core deposit intangible	1,665
Other assets	5,828

Total identifiable assets	$121,898

NOTE 2. ACQUISITION (Continued)

(Dollars in thousands)
Liabilities
Total deposits	105,502
Short term borrowings	0
Long term borrowings	0
Other liabilities	547

Total liabilities	$106,049

Merger related expenses of $286,000 were paid in the second quarter of 2006 and recorded as goodwill and associated deferred taxes. All goodwill resulting from the merger was recorded on the balance sheet of First National. The $18,160,000 of goodwill resulting from the acquisition is calculated below.

(Dollars in thousands, except per share data)
Orrstown Financial Services, Inc common stock issued	699,949
Average purchase price per Orrstown common shares	$35.49

		$24,841
Cash price paid at $22.20 per share plus 51 fractional shares		8,882
Merger costs		286

Total purchase price		34,009

Net assets acquired:
First National’s shareholders’ equity	13,648

Adjustments to reflect assets acquired at fair value:
Investments	0
Loans	329
Bank premises	1,189
Core deposit intangible	1,665
Deferred tax assets	(1,165)
Adjustments to reflect liabilities acquired at fair value:
Time deposits	183

		15,849

Goodwill resulting from merger		$18,160

As a result of the amortization or accretion of premiums, discounts and intangible assets, net income before taxes was reduced by $29,000. The table below sets forth the periods and methods of amortization or accretion and the estimated remaining lives by intangible class.

		Amortization
(Dollars in thousands)	Gross Amount	Period	Method	Remaining Life
Commercial loans	$(378)	4 years	Declining balance – annual	3.3 years
Consumer loans	13	4 years	Declining balance – annual	3.3 years
Mortgage loans	694	9 years	Declining balance – annual	8.3 years
Bank premises	1,189	30 years	Straight line	29.3 years
Core deposit intangible	1,665	10 years	Straight line	9.3 years
Time deposits	183	6 years	Declining balance – monthly	5.3 years

Weighted average amortization period		14.9 years

NOTE 2. ACQUISITION (Continued)

The following pro forma combined results of operations for the years ended December 31, 2006 and December 31, 2005, and gives effect to the merger as if the merger had been completed on January 1, 2006 and January 1, 2005, respectively. The pro forma information shows the combination of First National’s historical results into Orrstown Financial Services, Inc. results of operations under the purchase method of accounting. While certain adjustments have been made for the estimated impact of purchase accounting adjustments, the pro forma results of operations is presented for illustrative purposes only and does not indicate the financial results of the Corporation had the companies actually been combined at the beginning of the period presented.

(Dollars in thousands, except per share data)	Pro forma
	Years Ended December 31,
	2006	2005
Net interest income	28,973	27,310
Other income	11,268	9,829
Net income	11,949	11,461

Earnings per share	1.95	1.88

NOTE 3. INVESTMENTS

At December 31, 2006 and 2005 the investment securities portfolio was comprised of securities classified as “available for sale”, resulting in investment securities being carried at fair value.

The amortized cost and fair values of investment securities available for sale at December 31 were:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(Dollars in thousands)	2006
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$25,344	$7	$241	$25,110
Obligations of states and political subdivisions	28,096	846	92	28,850
Mortgage-backed securities	29,963	40	664	29,339
Corporate bonds	1,302	0	10	1,292
Equity securities	2,448	537	33	2,952

Totals	$87,153	$1,430	$1,040	$87,543

	2005
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$16,492	$0	$282	$16,210
Obligations of states and political subdivisions	20,531	949	33	21,447
Mortgage-backed securities	29,529	59	728	28,860
Equity securities	2,172	365	46	2,491

Totals	$68,724	$1,373	$1,089	$69,008

NOTE 3. INVESTMENTS (Continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(Dollars in thousands)	2006
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$7,419	$87	$13,179	$154	$20,598	$241
Obligations of states and political subdivisions	3,663	69	1,683	23	5,346	92
Mortgage-backed securities	6,028	148	20,288	516	26,316	664
Corporate bonds	893	10	0	0	893	10

Total debt securities	18,003	314	35,150	693	53,153	1,007

Equity securities	201	20	71	13	272	33

Total temporarily impaired securities	$18,204	$334	$35,221	$706	$53,425	$1,040

	2005
U. S. Treasury securities and obligations of U. S. Government corporations and agencies	$4,053	$67	$12,157	$215	$16,210	$282
Obligations of states and political subdivisions	492	8	1,205	25	1,697	33
Mortgage-backed securities	1,940	43	23,930	685	25,870	728

Total debt securities	6,485	118	37,292	925	43,777	1,043

Equity securities	438	26	76	20	514	46

Total temporarily impaired securities	$6,923	$144	$37,368	$945	$44,291	$1,089

The previous table represents one hundred twenty-one investment securities at December 31, 2006 and fifty-two investment securities at December 31, 2005 where the current fair value is less than the related amortized cost. Management believes the impairments to be temporary in all cases for both years disclosed. Consideration is given to the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

At December 31, 2006, the Corporation held 8 issues of high quality US treasuries and US government agency obligations and 2 municipal securities with fair values less than the related amortized cost for twelve months or more. In addition, 14 issues of US government agency mortgage backed securities were held with fair values less than the related amortized cost for twelve months or more. All 24 of these issues had been purchased during lower rate periods and carry lower than current rates. They do not reflect any deterioration of the credit worthiness of the issuing entities. As management has the ability to hold these securities for the foreseeable future in all cases, no decline is deemed to be other than temporary. Three marketable equity securities have unrealized losses for twelve months or more. All three companies are profitable and paying dividends. Since these companies are considered viable and carry the possibility of price appreciation in the future, impairments are considered temporary.

At December 31, 2005, US treasuries, state and municipal and mortgage-backed securities combined, had twenty-three issues with fair values less than the related amortized cost for twelve months or more; and four marketable equity securities had fair values less than the related amortized cost for twelve months or more.

The amortized cost and fair values of investment securities available for sale at December 31, 2006, by contractual maturity are shown below. Contractual maturities will differ from expected maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

(Dollars in thousands)	Amortized Cost	Fair Value
Due in one year or less	$13,170	$13,062
Due after one year through five years	15,472	15,330
Due after five years through ten years	10,724	10,820
Due after ten years	15,376	16,040
Mortgage-backed securities	29,963	29,339
Equity securities	2,448	2,952

	$87,153	$87,543

NOTE 3. INVESTMENTS (Continued)

Proceeds from sales of securities available for sale for the years ended December 31, 2006, 2005, and 2004, were $577,000, $4,149,000 and $6,407,000, respectively. Gross gains and losses on 2006 sales were $57,000 and $16,000 respectively. Gross gains and losses on 2005 sales were $49,000 and $109,000, respectively. Gross gains and losses on 2004 sales were $164,000 and $76,000, respectively.

The Corporation owned $2,580,000 of Federal Home Loan Bank stock, $64,000 of Atlantic Central Bankers Bank stock and $1,206,000 of Federal Reserve Bank stock at December 31, 2006. At December 31, 2005, the Corporation owned $2,426,000 of Federal Home Loan Bank stock, $54,000 of Atlantic Central Bankers Bank stock and $189,000 of Federal Reserve Bank stock. Market value approximates cost since none of the stocks are actively traded.

Securities with a market value of $66,574,000 and $60,916,000 at December 31, 2006 and 2005, respectively, were pledged to secure public funds and for other purposes as required or permitted by law.

NOTE 4. CONCENTRATION OF CREDIT RISK

The Corporation grants agribusiness, commercial, residential and consumer loans to customers in its market area. Although the Corporation maintains a diversified loan portfolio, a significant portion of its customers’ ability to honor their contracts is dependent upon economic sectors for construction contractors, non-residential building operators, sales finance, sub-dividers and developers. Management evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if collateral is deemed necessary by the Corporation upon the extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but generally includes real estate and equipment.

NOTE 5. ALLOWANCE FOR LOAN LOSSES

An allowance amount has been established for the acquired credit risk of the loan portfolio less any amounts attributable to loans with credit quality issues acquired in the May 1, 2006 acquisition of The First National Bank of Newport. Activity in the allowance for loan losses is summarized as follows:

(Dollars in thousands)	2006	2005	2004
Balance at beginning of period	$4,428	$4,318	$4,161
Recoveries	79	48	32
Provision for loan losses charged to income	390	144	210

Total	4,897	4,510	4,403
Losses	97	82	85
Additions established for acquired credit risk	720	0	0

Balance at end of period	$5,520	$4,428	$4,318

NOTE 6. LOANS TO RELATED PARTIES

The Corporation has granted loans to the officers and directors of the Corporation and its subsidiary and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $2,508,000 at December 31, 2006, and $1,227,000 at December 31, 2005. During 2006, $1,250,000 of loans to officers and directors were acquired with the purchase of First National, $1,050,000 of new loans were granted and repayments totaled $1,019,000. Outstanding loans to employees totaled $4,825,000 and $3,074,000 at December 31, 2006 and 2005, respectively.

NOTE 7. DELINQUENT AND NONACCRUAL LOANS

Loans 90 days or more past due (still accruing interest) were as follows at December 31:

(Dollars in thousands)	2006	2005	2004
Commercial, financial and agricultural	$0	$16	$0
Real estate	1,067	390	2,541
Consumer	17	5	9

Total	$1,084	$411	$2,550

The following table shows the principal balances of nonaccrual loans as of December 31:

(Dollars in thousands)	2006	2005	2004
Nonaccrual loans	$120	$52	$314

Interest income that would have been accrued at original contract rates	23	30	31
Amount recognized as interest income	27	10	13

Foregone (recovered) revenue	$(4)	$20	$18

The Corporation had no impairment of loans as of December 31, 2006, 2005, and 2004.

During 2006, the Corporation foreclosed on four loans secured by real estate property. Nine properties were sold during 2006 at a gain of $62,000. This amount is included in other income on the statements of income. Net gains (losses) from sales of foreclosed property for the years ended December 31, 2005 and 2004 were $20,000 and ($45,000), respectively. At December 31, 2006, the Corporation held one property obtained through foreclosure. The carrying value for this property totaled $318,000, which is included in other assets on the balance sheet at December 31, 2006. At December 31, 2005, the Corporation held six properties obtained through foreclosure. The carrying value for these properties totaled $1,754,000, which is included in other assets on the balance sheet at December 31, 2005.

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

	Contract or Notional Amount
(Dollars in thousands)	2006	2005
Financial instruments whose contract amounts represent credit risk at December 31:
Commitments to extend credit	$128,197	$125,490
Standby letters of credit and financial guarantees written	21,517	16,401

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, equipment, residential real estate, and income-producing commercial properties.

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

NOTE 9. PREMISES AND EQUIPMENT

A summary of bank premises and equipment is as follows:

(Dollars in thousands)	2006	2005
Land	$3,545	$2,043
Buildings and improvements	14,584	9,677
Leasehold improvements	321	279
Furniture and equipment	12,344	9,376
Construction in progress	574	630

Total	31,368	22,005
Less accumulated depreciation and amortization	11,516	8,369

Bank premises and equipment, net	$19,852	$13,636

Depreciation expense amounted to $1,408,000, $1,190,000, and $1,073,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

NOTE 10. RETIREMENT PLANS

The Corporation maintains 401(k) profit-sharing plans for those employees who meet the eligibility requirements set forth in the plans. Employer contributions to the plans are based on performance and are at the discretion of the subsidiary bank Boards of Directors. The plans contain limited match or safe harbor provisions. Substantially all of the Corporation’s employees are covered by the plan and the contributions charged to operations were $1,228,000, $977,000 and $899,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

The Corporation has a deferred compensation arrangement with certain present and former board directors whereby a director or his beneficiaries will receive a monthly retirement benefit at age 65. The arrangement is funded by an amount of life insurance on the participating director calculated to meet the Corporation’s obligations under the compensation agreement. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid, which is included in other liabilities, amounted to $119,000 and $120,000 at December 31, 2006 and 2005, respectively. Total annual expense for this deferred compensation plan was approximately $12,000 for each of the years ended December 31, 2006, 2005 and 2004.

The Corporation also has supplemental discretionary deferred compensation plans for directors and executive officers. The plans are funded annually with director fees and salary reductions which are either placed in a trust account invested by the Corporation’s Orrstown Financial Advisors division or recognized as a liability. The trust account balance was $809,000 and $683,000 at December 31, 2006 and 2005, respectively, and is included in other assets on the balance sheets, offset by other liabilities in the same amount. The liability account for the plan at First National stood at $113,000 on December 31, 2006. Total amount contributed to the plans was $103,000, $86,000 and $77,000, for the years ended December 31, 2006, 2005, and 2004, respectively.

The Corporation has also adopted three supplemental retirement and salary continuation plans for directors and executive officers. These plans are funded with single premium life insurance on the plan participants. The cash value of the life insurance policies is an unrestricted asset of the Corporation. The estimated present value of future benefits to be paid totaled $1,849,000 and $1,368,000 at December 31, 2006 and 2005, respectively, which is included in other liabilities. Total annual expense for these plans amounted to $481,000, $233,000 and $217,000, for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 11. STOCK COMPENSATION PLANS

During 2000, the Corporation implemented two stock option plans, one for employees and one for nonemployee directors. Under the Corporation’s stock option plans, the Corporation may grant options to its directors, officers, and employees for up to 532,507 shares of common stock. Both incentive stock options and nonqualified stock options may be granted under the plans. The exercise price of each option equals the market price of the Corporation’s stock on the date of grant and an option’s maximum term is ten years. All options are fully vested upon issuance.

A summary of the status of the Corporation’s stock option plans at December 31, 2006, 2005 and 2004 is presented below:

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	2006		2005		2004
Outstanding at beginning of year	244,108	$28.37	211,841	$24.64	190,603	$19.98
Granted	34,712	37.32	48,616	42.01	48,202	38.88
Exercised	(4,208)	23.67	(16,349)	20.62	(26,964)	17.22
Forfeited	0	0.00	0	0.00	0	0.00

Options exercisable at year end	274,612	$29.57	244,108	$28.37	211,841	$24.64

Information pertaining to options outstanding at December 31, 2006 is as follows:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$16.20 - $17.11	18,658	3.44	$16.42	18,658	$16.42
$17.12 - $17.32	37,568	4.46	17.29	37,568	17.29
$17.33 - $19.99	43,884	5.47	19.67	43,884	19.67
$20.00 - $25.99	43,497	6.47	25.50	43,497	25.50
$30.00 - $37.99	34,712	9.47	37.32	34,712	37.32
$38.00 - $42.15	96,293	7.99	40.46	96,293	40.46

$16.20 - $42.15	274,612	6.74	$29.57	274,612	$29.57

The aggregate intrinsic value of outstanding stock options at December 31, 2006 is $1,917,000 and the total intrinsic value of stock options exercised during 2006 was $49,000.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Grant-Date Fair Value	Dividend Yield	Expected Volatility	Risk Free Interest Rate	Expected Life (Yrs)
Nonemployee director stock option plan
2006	$6.96	2.23%	15.74%	4.83%	7
2005	9.28	1.28	19.47	4.29	7
2004	14.05	1.11	32.80	3.38	7
Employee stock option plan
2006	$6.39	2.11%	14.83%	5.18%	5
2005	8.59	1.33	19.41	3.74	5
2004	12.00	1.18	32.18	3.85	5

During 2000, the Corporation implemented an employee stock purchase plan under which 173,643 shares of common stock have been reserved for issuance to employees. The number of shares which may be issued to each participant is determined annually, based on individual earnings, and their cost is equal to 85% of the fair market value as established by the average of the average of the daily high bid and daily low offer quotations for the shares reported in the OTC Bulletin Board service, during the ten trading days immediately preceding the date of purchase. If no bid or offer quotation for the shares is reported through the OTC Bulletin Board service during the ten business day period, the fair market value is the price of the last trade reported through the OTC Bulletin Board service prior to the purchase date. A total of 139,086 shares of common stock remained reserved at December 31, 2006 for future grants under the plan. Employees purchased 5,695, 4,911 and 4,111 shares at a weighted average price of $29.19, $31.26 and $31.18 per share in 2006, 2005 and 2004, respectively. During 1998, the Corporation implemented a Dividend Reinvestment Plan under which 995,557 shares of common stock have been reserved for issuance to shareholders enrolled in the plan. The Board of directors temporarily suspended the dividend Reinvestment Plan effective the first quarter of 2006.

NOTE 11. STOCK COMPENSATION PLANS (Continued)

Shares of common stock registered and available for issuance through approved plans at December 31, 2006 are as follows:

Number of Shares
Stock option plans	207,493
Employee stock purchase plan	139,086
Dividend reinvestment plan	729,647

Total registered shares	1,076,226

NOTE 12. INCOME TAXES

The components of federal income tax expense are summarized as follows:

(Dollars in thousands)	2006	2005	2004
Current year provision	$5,343	$4,600	$3,149
Deferred income taxes (benefits)	(493)	(191)	28

Net federal income tax expense	$4,850	$4,409	$3,177

Federal income taxes were computed after reducing pretax accounting income for non-taxable income in the amount of $2,553,000, $1,613,000 and $1,713,000 for 2006, 2005 and 2004, respectively.

A reconciliation of the effective applicable income tax rate to the federal statutory rate is as follows:

	2006	2005	2004
Federal income tax rate	35.0%	34.0%	34.0%
Reduction resulting from nontaxable income	5.6%	3.4%	5.0%

Effective income tax rate	29.4%	30.6%	29.0%

Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation, unrealized gains on available for sale securities and deductible amortization expense of goodwill, intangibles and purchase accounting adjustments. Deferred tax assets have been provided for deductible temporary differences related to the allowance for loan losses, asset impairment, deferred compensation, stock options, capitalized merger expenses and retirement plans. The Corporation has not recorded a valuation allowance for deferred tax assets as it is more likely than not that they will be ultimately realized.

The net deferred tax assets (liabilities) included in the accompanying consolidated balance sheets includes the following significant components:

(Dollars in thousands)	2006	2005
Deferred tax assets
Allowance for loan losses	$1,794	$1,431
Deferred fees	7	26
Asset impairment	14	13
Deferred compensation	359	273
Stock options expense	78	0
Capitalized merger expenses	14	0
Retirement plans and salary continuation	638	466

Total deferred tax assets	2,904	2,209

Deferred tax liabilities
Net unrealized (gains) on securities available for sale	(273)	(96)
Depreciation	(972)	(943)
Intangibles	(58)	(30)
Purchase accounting adjustments	(981)	0
Insurance company reserves	0	(37)

Total deferred tax liabilities	(2,284)	(1,106)

Net deferred tax asset	$620	$1,103

NOTE 13. DEPOSITS

NOW account products with balances totaling $118,981,000 and $116,576,000 are included in interest bearing deposits at December 31, 2006 and 2005, respectively. Also included in interest bearing deposits at December 31, 2006 and 2005 are money market account products with balances totaling $59,393,000 and $31,610,000, respectively. At December 31, 2006 and 2005 time deposits of $100,000 and over aggregated $115,668,000 and $57,352,000, respectively. Interest expense on time deposits of $100,000 and over was $4,318,000, $1,618,000 and $788,000 for the years ended December 31, 2006, 2005 and 2004, respectively. At December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

(Dollars in thousands)
2007	$228,692
2008	25,073
2009	20,357
2010	6,998
2011	3,113
thereafter	2,331

$286,564

The Corporation accepts deposits of the officers and directors of the Corporation and its subsidiary on the same terms, including interest rates, as those prevailing at the time for comparable transactions with unrelated persons. The aggregate dollar amount of deposits of officers and directors totaled $1,276,000 and $658,000 at December 31, 2006 and 2005, respectively.

Total overdrafts of deposit accounts of $170,000 and $137,000 at December 31, 2006 and 2005, respectively, were reclassified as loans for financial reporting purposes.

NOTE 14. LIABILITIES FOR BORROWED MONEY

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

(Dollars in thousands)	2006	2005
Average balance during the year	$39,281	$26,350
Average interest rate during the year	4.62%	3.02%
Maximum month-end balance during the year	$59,320	$38,555
Securities underlying the agreements at year-end:
Carrying value	38,791	42,841
Estimated fair value	38,809	42,567

NOTE 14. LIABILITIES FOR BORROWED MONEY (Continued)

At December 31, the Corporation had notes outstanding with the Federal Home Loan Bank of Pittsburgh as follows:

(Dollars in thousands)
Amount
2006	2005	Maturity Date	Interest Rate	Potentially Convertible to Adjustable Rate		Frequency & Basis for Adjustable Rate
$0	$5,000	05/06	2.08			Fixed Rate
592	997	05/08	2.43			Fixed Rate (Amortizing)
7,500	7,500	09/08	5.06	09/15/03	(1)	Quarterly based on 3 months
						LIBOR plus .15%
0	5,000	10/08	4.66	10/07/03	(1)	Quarterly based on 3 months
						LIBOR plus .15%
5,000	0	11/08	4.93			Fixed Rate
2,500	0	11/09	5.05			Fixed Rate
3,500	0	12/09	4.76			Fixed Rate
1,026	1,308	05/10	2.85			Fixed Rate (Amortizing)
0	5,000	02/11	4.50	02/07/02	(1)	Quarterly based on 3 months
						LIBOR plus .19%
0	3,000	03/11	3.94	03/25/02	(1)	Quarterly based on 3 months
						LIBOR plus .13%
5,000	5,000	02/12	4.70	02/17/04	(2)
350	350	04/20	7.40			Fixed Rate
6,521	6,728	12/25	4.74			Fixed Rate (Amortizing)

$ 31,989	$39,883

(1)	The rate can adjust to an adjustable rate based on market rates.
(2)	The 3 month LIBOR is evaluated quarterly and the loan converts to an adjustable rate if the 3 month LIBOR is greater than 8%. The rate would then adjust quarterly based on 3 month LIBOR plus .20%.

Interest rates are fixed, but, as indicated above, some of the notes can convert to adjustable rates. Except for amortizing loans, interest only is paid on a monthly basis. The notes contain prepayment penalty charges, but management has no intention to pay off early.

Three of the above borrowings are term notes that require monthly principal reductions of the note balance. The aggregate amount of future principal payments required on these three notes at December 31, 2006 is as follows:

(Dollars in thousands)
2007	$922
2008	702
2009	545
2010	381
2011	262
Thereafter	5,327

$8,139

The Banks are members of the Federal Home Loan Bank of Pittsburgh (FHLB) and, as such, can take advantage of the FHLB program of overnight and term advances. Under terms of a blanket collateral agreement, advances, lines and letters of credit from the FHLB are collateralized by first mortgage loans and securities. Collateral for all outstanding advances, lines and letters of credit consisted of certain securities and the banks’ 1-4 family mortgage loans totaling $364,550,000 and $214,283,000 at December 31, 2006 and 2005, respectively. At December 31, 2006, Orrstown Bank could borrow approximately $192,000,000 and First National could borrow approximately $55,708,000 based on qualifying collateral. Orrstown Bank has a $15 million line of credit with FHLB at December 31, 2006 and 2005 and First National has a $10 million line of credit at December 31, 2006. The interest rate on these lines are variable and can changes daily based on current market conditions. There were no borrowings under these lines of credit at December 31, 2006 and 2005.

Orrstown Bank also has available a line of credit with Atlantic Central Bankers Bank of $8.5 million at December 31, 2006 and 2005 and First National has available $3,000,000 at December 31, 2006. The ACBB lines of credit are unsecured and the rates are based on the daily Federal Funds rate. There were no borrowings under these lines of credit at December 31, 2006 and 2005.

NOTE 14. LIABILITIES FOR BORROWED MONEY (Continued)

Orrstown Bank has a $5 million available line of credit with a correspondent bank at December 31, 2006 and 2005, the line of credit is unsecured and the rate is based on the daily Federal Funds rate. There were no borrowings under this line of credit at December 31, 2006 and 2005.

The Corporation has a $10 million unsecured line of credit with a correspondent bank with a rate based on 1.60 basis points over the 30 day Libor rate that can change monthly. At December 31, 2006, $750,000 was borrowed against this line.

Also included in other borrowed funds are borrowings against certain life insurance policies that are used to fund deferred compensation benefits for certain directors. Interest rates are fixed at 8%. Collateral is the cash surrender value of the policies as disclosed in Note 10. The total balance of these loans was $451,000 and $423,000 at December 31, 2006 and 2005, respectively.

Total interest expense on borrowed funds charged to operations was $3,182,000, $2,246,000 and $1,785,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

NOTE 15. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION

The following are the condensed balance sheets, income statements and statements of cash flows for the parent company:

BALANCE SHEETS	At December 31,
(Dollars in thousands)	2006	2005
Assets
Cash	$55	$3,404
Securities available for sale	2,952	2,452
Investment in wholly-owned subsidiaries	87,134	51,498
Other assets	294	151

Total assets	$90,435	$57,505

Liabilities
Accrued expenses	$121	$85
Deferred taxes	176	110
Short -term borrowings	750	0

Total liabilities	1,047	195

Shareholders’ Equity
Common stock, no par value—$ .05205 stated value per share 50,000,000 shares authorized with 6,145,049 shares issued at December 31, 2006; 5,439,227 shares issued at December 31, 2005	320	283
Additional paid-in capital	72,023	46,876
Retained earnings	16,934	9,964
Accumulated other comprehensive income	507	187
Treasury stock—common, at cost 10,717 shares in 2006; 23 shares in 2005	(396)	0

Total shareholders’ equity	89,388	57,310

Total liabilities and shareholders’ equity	$90,435	$57,505

NOTE 15. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

INCOME STATEMENTS	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Income
Dividends from wholly-owned subsidiaries	$10,290	$3,150	$2,475
Other interest and dividend income	99	148	145
Other income	86	1	44
Gain on sale of investment securities	34	1	51

Total income	10,509	3,300	2,715

Expenses
Interest on borrowings	44	24	52
Stock option expense	224	0	0
Other expenses	380	449	238

Total expenses	648	473	290

Income before income taxes and equity in undistributed income of subsidiaries	9,861	2,827	2,425
Income tax expense (benefit)	(164)	(122)	(12)

Income before equity in undistributed income of subsidiaries	10,025	2,949	2,437

Equity in undistributed income of subsidiaries
Net income of subsidiaries	11,897	10,188	7,808
Less: dividends	(10,290)	(3,150)	(2,475)

Equity in undistributed income of subsidiaries	1,607	7,038	5,333

Net income	$11,632	$9,987	$7,770

STATEMENTS OF CASH FLOWS	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Cash flows from operating activities:
Net income	$11,632	$9,987	$7,770
Adjustments to reconcile net income to cash provided by operating activities:
Investment securities (gains)	(34)	(1)	(51)
Stock based compensation	224	0	0
Equity in undistributed income of subsidiary	(1,607)	(7,038)	(5,333)
Increase (decrease) in other liabilities	36	(596)	88
(Increase) in other assets	(143)	(102)	(17)

Net cash provided by operating activities	10,108	2,250	2,457

Cash flows from investing activities:
Purchase of available for sale securities	(507)	(669)	(522)
Sales of available for sale securities	221	144	393
Maturities of available for sale securities	0	1,000	0
Proceeds from divesting of subsidiaries	78	0	0
Capitalized merger expenses	(178)	0	0
Purchase price of shares exchanged for cash	(8,882)	0	0

Net cash provided (used) by investing activities	(9,268)	475	(129)

NOTE 15. ORRSTOWN FINANCIAL SERVICES, INC. (PARENT COMPANY ONLY) FINANCIAL INFORMATION (Continued)

STATEMENTS OF CASH FLOWS (Continued)	Years Ended December 31,
(Dollars in thousands)	2006	2005	2004
Cash flows from financing activities:
Net proceeds (payments) on debt	750	(700)	0
Dividends paid	(4,662)	(3,157)	(2,556)
Proceeds from issuance of common stock	148	1,888	1,510
Purchase of treasury stock	(543)	0	0
Net proceeds from issuance of treasury stock	118	0	0
Cash paid in lieu of fractional shares	0	(19)	0

Net cash (used) by financing activities	(4,189)	(1,988)	(1,046)

Net increase in cash	(3,349)	737	1,282
Cash, beginning balance	3,404	2,667	1,385

Cash, ending balance	$55	$3,404	$2,667

NOTE 16. REGULATORY MATTERS

Dividends paid by Orrstown Financial Services, Inc. are generally provided from the subsidiary banks’ dividends to the parent company. Under provisions of the Pennsylvania Banking Code, cash dividends may be paid from accumulated net earnings (retained earnings) as long as minimum capital requirements are met. The minimum capital requirements stipulate that the bank’s surplus or additional paid-in capital be equal to the amount of capital stock. Both banks carry capital well in excess of capital requirements. Orrstown Bank has a balance of $46,194,000 in its retained earnings at December 31, 2006 which is fully available for the payout of cash dividends. First National carried a balance in retained earnings of $560,000 at December 31, 2006 which is also fully available for the payout of cash dividends. In order for the Corporation to maintain its “Financial Holding Company” status, all banking subsidiaries must maintain a well capitalized status. Orrstown Financial Services’ balance of retained earnings at December 31, 2006 is $16,934,000 and would be available for the payout of cash dividends, although payment of dividends to such extent would not be prudent or likely. The Federal Reserve Board, which regulates bank holding companies, establishes guidelines which indicate that cash dividends should be covered by current period earnings.

The Corporation is also subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines, the Corporation is required to maintain minimum capital ratios. The leverage ratio compares capital to total adjusted balance sheet assets, while the risk-based ratios compare capital to risk-weighted assets and off-balance-sheet activity in order to make capital levels more sensitive to risk profiles of individual banks.

A comparison of Orrstown Financial Services’ capital ratios to regulatory minimums at December 31 is as follows:

	Orrstown Financial Services		Regulatory Requirements
	2006	2005	Minimum	Well Capitalized
Leverage ratio	8.60%	9.53%	4%	5%
Risk-based capital ratios:
Tier I (core capital)	11.03%	11.79%	4%	6%
Combined Tier I and Tier II (core capital plus allowance for loan losses)	11.98%	12.78%	8%	10%

As of December 31, 2006, the most recent notification from the Federal Reserve Board categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. Management believes that no conditions or events have occurred since notification that would alter their well capitalized classification.

NOTE 17. LEASES

The Corporation leases land and building space associated with certain branch offices, remote automated teller machines, and certain data processing equipment under agreements which expire at various times from 2007 through 2024. Total rent expense charged to operations in connection with these leases was $350,000, $270,000 and $244,000 for the years ended December 31, 2006, 2005, and 2004, respectively.

The total minimum rental commitments under operating leases with maturities in excess of one year at December 31, 2006 are as follows:

(Dollars in thousands)	Due in the Year Ending December 31,
2007	$279
2008	253
2009	189
2010	190
2011	175
Thereafter	959

$2,045

NOTE 18. COMPENSATING BALANCE ARRANGEMENTS

The Corporation maintains deposit balances at several correspondent banks which provide check collection and item processing services to the Corporation. The balances with these correspondent banks, at times, exceed federally insured limits; management considers this to be a normal business risk.

For Orrstown Bank, the required deposit balance at the Federal Reserve was $65,000 at both December 31, 2006 and 2005. The required deposit balance at Atlantic Central Bankers Bank was $540,000 at both December 31, 2006 and 2005. For First National, the required deposit balance at the Federal Reserve was $40,000 at December 31, 2006. The required deposit balance at Atlantic Central Bankers Bank was $470,000 at December 31, 2006.

NOTE 19. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Corporation’s financial instruments were as follows at December 31:

	2006		2005
(Dollars in thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash, due from banks, and short-term investments	$21,625	$21,625	$15,346	$15,346
Federal funds sold	18,404	18,404	23,430	23,430
Securities available for sale	87,543	87,543	69,008	69,008
Restricted bank stocks	3,850	3,850	2,669	2,669

Loans	618,827		460,386
Allowance for loan losses	(5,520)		(4,428)

Net loans	613,307	579,234	455,958	434,317

Accrued interest receivable	3,279	3,279	2,169	2,169

Total financial assets	$748,008	$713,935	$568,580	$546,939

Financial Liabilities
Deposits	$638,719	$638,951	$462,822	$462,051
Short-term borrowed funds	41,703	41,703	36,138	36,138
Long-term borrowed funds	32,440	31,645	40,306	39,316
Accrued interest payable	1,111	1,111	550	550

Total financial liabilities	$713,973	$713,410	$539,816	$538,055

NOTE 20. GOODWILL AND INTANGIBLE ASSETS

On May 1, 2006, Orrstown Financial Services, Inc. completed the acquisition of The First National Bank of Newport. The following intangible assets were recorded as part of this transaction:

(Dollars in thousands)	Gross Amount	Amortization Period
Goodwill	$18,160	Subject to impairment evaluation

Intangible assets:
Core deposit intangible	1,665	10 years
Total intangible assets	$1,665

The identifiable intangible assets that are related to acquisitions of customer lists and other intangibles are amortized on a straight-line basis over fifteen years, and the core deposit intangibles are amortized on a straight-line basis over ten years. The following table shows the amount of goodwill and intangible assets on the balance sheet at December 31:

	Gross Amount	Accumulated Amortization	Net Amount
(Dollars in thousands)	2006
Goodwill	$19,358	$0	$19,358

Intangible assets:
Deposit premiums	2,348	609	1,739
Customer list	551	81	470
Other	62	62	0

Total intangible assets	$2,961	$752	$2,209

(Dollars in thousands)	2005
Goodwill	$1,198	$0	$1,198

Intangible assets:
Deposit premiums	683	453	230
Customer list	551	44	507
Other	62	61	1

Total intangible assets	$1,296	$558	$738

Amortization expense was $194,000, $98,000, and $82,000 for the years ended December 31, 2006, 2005 and 2004, respectively. The estimated aggregate amortization expense for the next five years is as follows:

(Dollars in thousands)
2007	$249
2008	249
2009	249
2010	235
2011	208

$1,190

NOTE 21. COMMITMENTS

During 2006, the Corporation entered into purchase commitments of $2,194,000 related to a proposed land site and expanding and remodeling existing offices. At December 31, 2006, $437,000 of these commitments had been paid.

NOTE 22. STOCK REPURCHASE PLAN

On April 27, 2006, Orrstown Financial Services, Inc. announced a Stock Repurchase Plan approving the purchase of up to 150,000 shares as conditions allow. The plan may be suspended at any time without prior notice and has no prescribed time limit in which to fill the authorized repurchase amount. As of December 31, 2006, 14,749 shares have been purchased under the program. Orrstown did not sell any unregistered securities.

Item 7.	Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations

The following is a discussion of our consolidated financial condition and results of operations for each of the three years ended December 31, 2006, 2005 and 2004. Some statements and information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are not historical facts but are forward-looking statements. For a discussion of these forward-looking statements and important factors that could cause results to differ materially from the forward-looking statements contained in this Annual Report, see “Important Factors Relating to Forward Looking Statements”. The following discussion and analysis should be read in conjunction with our Consolidated Financial Statements and Notes to Consolidated Financial Statements presented in this report. Certain prior period amounts presented in this discussion and analysis have been reclassified to conform to current period classifications.

Overview

Orrstown Financial Services, Inc. (the Corporation) is a financial holding company with two wholly-owned bank subsidiaries, Orrstown Bank and The First National Bank of Newport (First National). The Corporation divested itself of the Pennbanks Insurance Company Cell P1 credit life and disability reinsurance business in early 2006.

On May 1, 2006, the Corporation acquired The First National Bank of Newport. First National is located in Perry County, a small but growing county, which is contiguous to our markets in Cumberland and Franklin Counties. First National is chartered as a national bank and operated as a wholly owned subsidiary of Orrstown Financial Services, Inc.; results of their operations were included for the last eight months of 2006. During January 2007, both bank boards executed documents allowing combination of the two banks into one company. The consolidation of the companies is expected to take place during the second quarter of 2007. Once the entities have been combined, The First National Bank of Newport and its four branch locations will become part of Orrstown Bank. This transaction will provide cost savings generated through the centralization of operations plus the elimination of separate financial reporting and fewer regulatory examinations. For our customers, this means that they will have the ability to bank at any of our 20 branch locations as well as having the same products and services offered throughout all of our locations.

With the addition of the four offices acquired via the First National transaction plus a new office that opened on March 30, 2006 in Hagerstown, Maryland, and the purchase of a former Omega branch in Mechanicsburg on October 10, 2006, we expanded our market area tremendously this year while still providing a wide array of services and products to our customers. Deposit services include a variety of checking, savings, time and money market deposits along with related debit card and merchant services. The Branch Executive Officers, Customer Service Officers and tellers are ready to serve all our customers with the best personal and professional service in our market areas. Lending services include commercial loans, residential loans, commercial mortgages and various forms of consumer lending. The Orrstown Financial Advisors division has continued to increase the assets under management throughout 2006 with approximately $693 million of assets under management at December 31, 2006, including $404 million held in the trust department and $289 million held in brokerage accounts. The Orrstown Financial Advisors division offers a diverse line of financial services to our customers, including, but not limited to, brokerage, mutual funds, trusts, estate planning, investments and insurance products.

The Corporation has had another year of strong operating performance and the results of our financial performance again exceeded peer group averages by a significant margin and continue to rank our company among the top performing banking companies. The Corporation is committed to providing both shareholder value and unparalleled customer service.

For the year ended December 31, 2006, the Corporation recorded net income of $11,632,000, an increase of 16.5% over 2005 earnings of $9,987,000, which was a 28.5% increase over net income of $7,770,000 realized in 2004. First National contributed $1,150,000 of net income during the last eight months of 2006. Basic earnings per share have increased over the last three years from $1.45 in 2004 to $1.85 in 2005 and $1.97 in 2006. The per share amounts have been restated to reflect the 2-for-1 stock split effective February 10, 2004 and the 5% stock dividend paid to shareholders on June 29, 2005.

The Corporation’s earnings performance continues to be well above peer group averages as measured by various ratio analyses. Two widely recognized performance indicators are the return on average assets (ROA) and the return on average equity (ROE). The return on average assets was 1.61% in 2006, 1.81% in 2005, and 1.57% in 2004. The average publicly traded banking company generates an ROA of approximately 1.00% while 0.88% is average for the Mid-Atlantic Region per SNL Financial, a provider of financial information for the banking industry. The return on average equity for the Corporation was 16.78% in 2004, 18.69% in 2005, and 15.10% in 2006. SNL Financial indicates that approximately 11.00% is the median for our industry while Mid-Atlantic banks return less than 10.00% on average. In order to compare past years’ performance ratios more effectively with the addition of First National and the associated goodwill and intangibles, we have included the return on average tangible assets (ROTA) and return on average tangible equity (ROTE) ratios which exclude intangibles from equity and assets. The return on average tangible assets was 1.64% in 2006, 1.81% in 2005, and 1.57% in 2004. The return on average tangible equity was 18.78% in 2006, 19.28% in 2005 and 17.09% in 2004.

Economic Climate

The Federal Reserve steadily raised rates during 2004 and 2005 with eight 25 basis point hikes throughout 2005. Dr. Ben S. Bernanke was sworn in as the Chairman of the Federal Reserve in February 2006 and initially continued the policies of former Chairman Greenspan with consistent 25 basis point interest rate increases. Under Chairman Bernanke, the Federal Reserve halted such increases in mid 2006. During the first half of 2006, the federal funds rate increased four times in 25 basis point increments. The prime lending rate stood at 7.25% at December 31, 2005 and at 8.25% at December 31, 2006. Overall, the economy was solid in 2006 as the U.S. Stock Market posted strong gains, inflation stayed under control, and the unemployment rate remained below 5% throughout the year. However, the economy did have to overcome some obstacles, namely the inevitable correction in the housing market and another spike in oil prices, which peaked at around $78 per barrel in July 2006.

In 2007, the typical forecast for the U.S. economy calls for continued growth but at a slower pace. Thus far, Chairman Bernanke has seemed to have a calming influence on U.S. markets and interest rate changes during 2007 are expected to be minimal. Economists will keep an eye on the housing and oil problems as they may have an impact on the overall performance of the economy in 2007.

The Corporation, along with the majority of the banking industry, sustained compressed margins in 2006 due to changes in the yield curve. The curve, which had flattened out in 2005, remained flat early in 2006 and progressively developed a pronounced inversion by the second half of the year. The yield curve remains inverted at present. A normal yield curve has lower short term rates that graduate to higher rates as the terms extend. The flat yield curve is characterized by shorter term rates roughly equivalent to longer term rates. With the yield curve inverted, the shorter term rates are generally higher than the longer term rates. The flat and inverted yield curves create pressure to increase the short term deposit rates we pay to customers, while also creating pressure to keep rates low on long term loans made to borrowers. Although this has helped to generate loans and has increased deposits in higher paying savings products and certificates of deposit, it has contributed to a reduction in our margin from prior years. To offset some of this compression, management has closely watched our discretionarily priced deposit products and has made changes throughout the year to insure that we stay profitable as well as to continue our strong lending practices. The Corporation is positioned adequately to avoid material earnings damage if rates do not rise, while increases in spread would be anticipated in a rising rate environment. Should the yield curve return to a normal position it would afford the Corporation opportunities to increase spread via the use of prudent, balanced short term mismatches given our continued strong loan demand.

Net Interest Income

Net interest income is the amount by which interest income on earning assets exceeds interest paid on interest bearing liabilities. The amount of net interest income is affected by changes in interest rates, account balances or volumes and the mix of earning assets and interest bearing liabilities. Net interest income is still the primary source of commercial bank profits despite a continued focus on noninterest income sources. Throughout this discussion, the yield on earning assets is stated on a fully taxable-equivalent basis (FTE) and balances represent average daily balance unless otherwise stated.

For the year ended December 31, 2006, non FTE net interest income totaled $27,417,000, an increase of $4,539,000, or 19.8%, over 2005, the 2005 net interest total was $22,878,000, or 21.0%, over 2004 results. First National contributed $3,021,000 to non FTE net interest income during their eight months of inclusion. On a FTE basis, net interest income increased by 20.9% in 2006 and 20.0% in 2005. Marginal tax rates used in the taxable equivalent equation were 34% for 2004 and 2005 and 35% for 2006. The Corporation’s net interest spread was 3.91% in 2004, 4.16% in 2005, and 3.85% in 2006. The net interest margin, which factors in noninterest bearing funds sources, has moved from 4.21% to 4.55% to 4.32%, respectively. Average earning assets as a percent of average assets have declined, primarily due to the intangible assets that arose with the acquisition, resulting in ratios of 91.3% for 2006, 93.8% for 2005, and 94.0% for 2004.

In 2006, there were four 25 basis point increases in the prime lending rate during the first half of the year, while in 2005 there were eight 25 basis point jumps in the prime lending rate spaced throughout the year. In 2005, rate factors were more significant than volume factors in generating the increase in interest income. Contrastingly, in 2006, despite market rate increases, volume factors were much more significant due to the acquisition of First National and robust organic growth. Interest earning assets grew 27.2%, or $141,184,000 with First National adding $75,924,000 during 2006 on an average daily basis, and interest income increased $12,751,000 or 38.5%, during the same period. The loan portfolio grew by $131,863,000 during 2006 with most of the growth channeled into commercial loans. Commercial loan balances wee up $91,852,000, or 33.6%, over 2005 levels. The acquisition of First National helped to increase the consumer and mortgage loan portfolios.

Interest bearing liabilities grew 31.0%, or $132,357,000, during 2006, with First National contributing $64,436,000. Much of the funding growth was in time deposit balances which increased by $103,684,000, or 73.9%, over 2005. The addition of First National accounted for $33,702,000 of this growth. Interest bearing transaction accounts decreased by $3,853,000 while savings deposits increased by $24,491,000. A rising rate environment generally creates a shift to time deposits as consumers desire to lock in available rates. The movement of dollars to time deposit products has helped to compress our spread during 2006 but our net interest margin remains above peer levels within the industry. Our deposit mix, which has significant balances in discretionarily priced transaction accounts, enables us some flexibility in pricing. Long term borrowings decreased by $5,902,000 in 2006 as we were able to replace such funding with deposits. Short term borrowings, in the form of customer repurchase agreement accounts, grew by $13,937,000 during 2006. The inverted yield curve has helped increase the popularity of the short term borrowings as they are tied to the 91 day Treasury bill rate. Free funds increased by $8,827,000 during 2006.

The movement of deposit dollars to higher yielding categories, the competitive environment for loans and the inclusion of First National’s portfolios, all served to reduce our margins during 2006 as net interest spread tightened by 31 basis points to 3.85% from the 4.16% realized in 2005 while the net interest margin moved from 4.55% in 2005 to 4.32% in 2006.

The Corporation’s margins produced during 2006 remained comfortably ahead of industry averages of approximately 4.0% overall and 3.75% with in the Mid-Atlantic region per SNL Financial. The movement of our balance sheet to a more balanced position versus earlier years, position us to be able to react to movements of rates in either direction.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	2006			2005			2004
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Interest Earning Assets:
Federal funds sold & interest bearing bank balances	$18,964	$956	5.04%	$16,030	$539	3.36%	$12,764	$178	1.39%

Taxable investment securities	60,432	2,480	4.10	58,631	2,210	3.77	60,888	2,277	3.74
Tax-exempt investment securities	26,395	1,948	7.38	21,809	1,726	7.91	23,033	1,828	7.94

Total investment securities	86,827	4,428	5.10	80,440	3,936	4.89	83,921	4,105	4.89

Taxable loans	538,637	39,380	7.31	417,485	28,339	6.79	364,678	22,021	6.04
Tax-exempt loans	14,954	1,086	7.26	4,243	285	6.72	4,731	318	6.72

Total Loans	553,591	40,466	7.31	421,728	28,624	6.79	369,409	22,339	6.05

Total interest-earning assets	659,382	45,850	6.95	518,198	33,099	6.39	466,094	26,622	5.71
Non-Interest Earning Assets:
Cash and due from banks	15,206			11,791			10,687
Bank premises and equipment	16,802			13,322			11,852
Other assets	36,141			13,636			11,602
Less allowance for loan losses	(4,960)			(4,355)			(4,316)

Total	$722,571			$552,592			$495,919

ANALYSIS OF NET INTEREST INCOME (Continued)

	2006			2005			2004
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate

Liabilities and Shareholders’ Equity
Interest Bearing Liabilities:
Interest bearing demand deposits	$159,035	$1,887	1.19%	$162,888	$1,649	1.01%	$183,649	$1,942	1.06%
Savings deposits	87,665	2,015	2.30	63,174	1,180	1.87	29,752	135	0.45
Time deposits	243,929	10,287	4.22	140,245	4,462	3.18	114,181	3,124	2.74
Short term borrowings	40,293	1,877	4.66	26,356	796	3.02	24,296	304	1.25
Long term borrowings	28,651	1,305	4.55	34,553	1,450	4.20	35,885	1,481	4.13

Total interest bearing liabilities	559,573	17,371	3.10	427,216	9,537	2.23	387,763	6,986	1.80
Non-Interest Bearing Liabilities:
Demand deposits	79,733			66,829			57,762
Other	6,237			5,124			4,085

Total Liabilities	645,543			499,169			449,610
Shareholders’ Equity	77,028			53,423			46,309

Total	$722,571		2.63	$552,592		1.84	$495,919		1.50

Net interest income / net interest spread		$28,479	3.85%		$23,562	4.16%		$19,636	3.91%

Net interest margin			4.32%			4.55%			4.21%

Tax-Equivalent Net Interest Income

	December 31,
(Dollars in thousands)	2006	2005	2004
GAAP Financial Measurements:
Interest income—securities and other investment income	$4,702	$3,888	$3,661
Interest income—loans	40,086	28,527	22,231
Interest expense—deposits	14,189	7,291	5,201
Interest expense—borrowings	3,182	2,246	1,785

Net interest income	27,417	22,878	18,906

Non-GAAP Financial Measurements:
Add: tax benefit on tax-exempt investment securities	$682	$587	$622
Add: tax benefit on tax-exempt loans	380	97	108

Total tax benefit on tax-exempt interest income	1,062	684	730

Tax-equivalent net interest income	$28,479	$23,562	$19,636

Noninterest Income and Expenses

Other income and other expenses showed significant increases during 2006 with the inclusion of First National for the last eight months of the year being an obvious factor.

Other income, excluding securities gains, increased $1,923,000, or 21.1%, in 2006. The majority of the increase was due to service charges on deposit accounts which increased $856,000. Included in service charges on deposits was a $590,000 increase in bounce protection fees due to the continued popularity of that program. Consumer spending habits continue to change and that change contributed to a $138,000 increase in debit card fees; while an increased focus on our merchant accounts helped to grow revenue by $122,000. ATM fees rose by $173,000 reflecting increased consumer utilization and the addition of First National’s machines. Although our secondary mortgage market program is still growing, it is not growing at the extremely fast rate that occurred in 2005. As opportunities were fewer in 2006 than 2005, revenues on secondary market mortgages declined by $170,000. Orrstown Financial Advisors contributed to other income as trust department income increased by $151,000 and brokerage income increased by $392,000 over 2005 due, in part, to the acquisition of an investment management firm purchased in August 2005 that was fully phased in during 2006. The 108% increase in cash value buildup on life insurance arose via the acquisition of additional policies plus the inclusion of First National’s policies during 2006. Our investment in bank owned life insurance remains well within regulatory guidelines. The Corporation had net securities gains in 2006 of $41,000 and net securities losses in 2005 of $60,000.

Total operating expenses increased $4,231,000, or 24.3%, over 2005. The acquisition of First National added $2,296,000 to operating expenses in 2006 and the organic growth of the Corporation generally contributed the rest of the increase. Throughout the year, the Corporation expanded its employee base which increased the salary expense by $2,313,000, or 38.4%. Employee benefits increased 49.4% or $1,290,000 over 2005, with health care costs leading the way.

Occupancy and equipment costs rose 25.6%, or $684,000, versus 2005. Approximately half of that, or $354,000, was due to the inclusion of First National’s building and equipment expenses. Increases in depreciation expense amounted to $218,000 overall due to the acquisition of the four offices in Perry County, the addition of the Hagerstown, Maryland office in March 2006, the purchase of a branch in Mechanicsburg in October 2006 from another bank, and the movement of the Greencastle office to a new facility in June 2006. Maintenance agreements and equipment repairs are becoming a larger expense for the Corporation as we continue to grow. Occupancy and equipment will continue to see increases in 2007 as we expand our presence in the Hagerstown market with a planned branch and remodel and expand some of our current offices, including our original office in Orrstown, Pennsylvania.

Data processing fees were up 24.7% during the year. The merchant program continues to grow and the change in processors during early 2006 helped contain processing costs increases. Merchant processing fees grew by $60,000 over 2005 levels. Trust core processing fees increased $24,000 and other processing fees increased by $89,000, including payroll processing and residual data processing fees of $59,000 for First National’s core processing before conversion.

The addition of intangibles from the acquisition of First National contributed to the increased amortization expense of $112,000. Other operating expenses declined over 2005 by $750,000 however, primarily due to the deferral of loan origination costs accompanied by our robust loan growth. An additional $1,352,000 of loan origination costs were deferred in 2006 versus 2005.

Despite the overall growth in noninterest expenses and the acquisition of First National, the Corporation was able to maintain an enviable efficiency ratio for 2006 of 54.0%. Efficiency ratios of 52.9% and 55.2% had been generated during 2005 and 2004, respectively. SNL Financial reports average efficiency ratios of approximately 64.5% for the industry and for banks in our peer size. The table that follows provides additional information regarding noninterest income and noninterest expense changes over the past three years:

ANALYSES OF NONINTEREST INCOME AND EXPENSES

	Year Ended December 31,			% Change
(Dollars in thousands)	2006	2005	2004	2006-2005	2005-2004
Other Income
Service charges on deposit accounts	$4,671	$3,815	$3,066	22.4%	24.4%
Loan service charges and fees	1,363	1,436	688	-5.1%	108.7%
ATM fees	405	232	227	74.6%	2.2%
Other service charges, commissions and fees	153	92	101	66.3%	-8.9%
Trust department income	2,325	2,174	1,863	6.9%	16.7%
Brokerage income	1,382	990	608	39.6%	62.8%
Cash surrender value increases	564	271	282	108.1%	-3.9%
Other operating income	179	109	46	64.2%	137.0%

Subtotal before securities transactions	11,042	9,119	6,881	21.1%	32.5%
Securities gains (losses)	41	(60)	88	-168.3%	-168.2%

Total other income	$11,083	$9,059	$6,969	22.3%	30.0%

ANALYSES OF NONINTEREST INCOME AND EXPENSES (Continued)

	Year Ended December 31,			% Change
(Dollars in thousands)	2006	2005	2004	2006-2005	2005-2004
Other Expenses
Salaries	8,341	6,028	5,117	38.4%	17.8%
Incentive compensation	775	620	531	25.0%	16.8%
Employee benefits	3,899	2,609	2,261	49.4%	15.4%
Occupancy and equipment	3,357	2,673	2,398	25.6%	11.5%
Data processing	873	700	582	24.7%	20.3%
ATM expense	206	142	142	45.1%	0.0%
Telephone	350	277	259	26.4%	6.9%
Printing and supplies	487	335	239	45.4%	40.2%
Postage	274	217	187	26.3%	16.0%
Directors fees	405	362	326	11.9%	11.0%
Advertising	406	362	291	12.2%	24.4%
Pennsylvania shares tax	445	364	306	22.3%	19.0%
Contributions	299	447	163	-33.1%	174.2%
Other operating expenses	1,511	2,261	1,916	-33.2%	18.0%

Total operating expenses	$21,628	$17,397	$14,718	24.3%	18.2%

noninterest income as a % of noninterest expense	51.2%	52.1%	47.4%

Federal Income Taxes

The Corporation’s effective federal income tax rate for the year ended December 31, 2006 was 29.4% as compared to 30.6% in 2005 and 29.0% in 2004. Increased low income housing credits that arose from investment in community projects helped to minimally lower the effective rate in 2006. Corporate income tax rates for 2007 are forecast to be similar but slightly above 2006 levels due to maturing tax free debt securities and marginally higher rates. The Corporation was pushed into the 35% tax bracket during 2006, an increase from the 34% bracket used in prior years. During 2007, taxable income for the Corporation will be at the 35% rate on average but marginally at the 38% rate.

Asset Quality

The quality of the Corporation’s asset structure continues to be strong. A substantial amount of time is devoted by management to overseeing the investment of funds in loans and securities and the formulation of policies directed toward the profitability and minimization of risk associated with such investments.

Credit Risk Analysis

The Banks follow generally conservative lending practices and they continue to carry high quality loan portfolios with no unusual or undue concentrations of credit. No loans are extended to non domestic borrowers or governments, consistent with past practice and policy. Net charge-offs historically have been quite low, when compared to industry standards, and represented .00% of average outstanding loans during 2006 and .01% of average 2005 loans. Charge-offs for the industry averaged approximately .07% of loans during 2006 and 2005, down from .11% of loans in 2004, per SNL Financial. Nonperforming loans, as represented by nonaccrual and renegotiated loans, were .02% and .01% of outstanding loans at December 31, 2006 and 2005, respectively. Loans 90 days or more past due and still accruing represented .18% and .09% of outstanding loans at December 31, 2006 and 2005, respectively.

Allowance for Loan Losses

Historically, the Corporation has had an enviable record regarding its control of loan losses, but lending is a banking service that inherently contains elements of risk. The Banks’ policies, related to the allowance for loan losses, are considered to be critical accounting policies because the allowance for loan losses represents a particularly sensitive accounting estimate. The amount of the allowance is based on management’s evaluation of the collectibility of the loan portfolio, including the nature of the loan portfolio and loan growth, credit concentrations, trends in historical loss experience, specific impaired loans, and national and local economic conditions. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, charge-offs and recoveries in total, overall portfolio quality, review of specific problem loans, recent examinations, and current economic conditions that may affect the borrowers’ ability to pay.

Through this review and evaluation process, an amount deemed adequate to meet current growth and future loss expectations is charged to operations. An allowance amount has been established for the acquired credit risk of the loan portfolio less any amounts attributable to loans with credit quality issues acquired in the May 1, 2006 acquisition of The First National Bank of Newport. The provision for loan losses amounted to $390,000, $144,000, and $210,000 for 2006, 2005 and 2004, respectively. These provisions compared to net charge-offs of $18,000, $34,000 and $53,000 for 2006, 2005 and 2004, respectively. The unallocated portion of the reserve was approximately 20.3% at December 31, 2006. The reserve at December 31, 2006 represented 0.89% of loans outstanding, a ratio that has decreased in each of the past four years in recognition of the quality of the loan portfolio. Net charge-offs for 2006 represented .00% of average loans outstanding.

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

SUMMARY OF LOAN LOSS EXPERIENCE

	Year Ended December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Amount of loans outstanding at end of period	$618,827	$460,386	$389,268	$345,054	$281,391

Daily average loans outstanding	$553,591	$421,728	$369,409	$313,833	$264,296

Balance of allowance for possible loan losses at beginning of period	$4,428	$4,318	$4,161	$3,734	$3,104
Loans charged off
Commercial, financial and agricultural	12	0	21	4	0
Real estate	0	30	9	13	48
Consumer	85	52	55	64	53

Total loans charged off	97	82	85	81	101

Recoveries of loans previously charged off
Commercial, financial and agricultural	50	0	0	0	0
Real estate	7	22	3	3	3
Consumer	22	26	29	14	8

Total recoveries	79	48	32	17	11

Net loans charged off (recovered)	18	34	53	64	90
Additions to allowance charged to expense	390	144	210	491	720
Additions established for acquired credit risk	720	0	0	0	0

Balance at end of period	$5,520	$4,428	$4,318	$4,161	$3,734

Ratio of net charge-offs to average loans outstanding	0.00%	0.01%	0.01%	0.02%	0.03%

Ratio of reserve to gross loans outstanding at December 31	0.89%	0.96%	1.11%	1.21%	1.33%

Risk Elements

Nonperforming assets are comprised of nonaccrual and restructured loans and other real estate owned (OREO) not including bank premises. OREO represents property acquired through foreclosure or settlements of loans and is carried at the lower of the principal amount of the loan outstanding at the time acquired or the estimated fair value of the property. The excess, if any, of the principal balance at the time acquired over the carrying amount is charged against the reserve for loan losses. Nonaccrual loans are loans for which interest income is not accrued due to concerns about the collectibility of interest and/or principal. Restructured loans are loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower. Other credit risk elements include loans past due for 90 days or more. The Corporation’s loan loss history has been much better than peer standards and analysis of the current credit risk position is favorable. The allowance for loan losses is ample given the current composition of the loan portfolio and adequately covers the credit risk management sees under present economic conditions. Management is prepared to make any reserve adjustments that may become necessary as economic conditions change.

NONPERFORMING ASSETS

	December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Loans on nonaccrual (cash) basis	$120	$52	$314	$130	$85
Loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower	0	0	0	1,410	1,428
OREO	318	1,754	0	211	211

Total nonperforming loans and OREO	$438	$1,806	$314	$1,751	$1,724

Ratio of nonperforming assets to total loans and OREO	0.07%	0.39%	0.08%	0.51%	0.61%

Ratio of nonperforming assets to total assets	0.05%	0.30%	0.06%	0.37%	0.42%

OTHER CREDIT RISK ELEMENTS:
Loans past due 90 or more days and still accruing	$1,084	$411	$2,550	$2,743	$1,446

Ratio of other credit risk elements to total loans and OREO	0.18%	0.09%	0.66%	0.79%	0.51%

Ratio of other credit risk elements to total assets	0.13%	0.07%	0.50%	0.58%	0.35%

Total nonperforming and other risk assets	$1,522	$2,217	$2,864	$4,494	$3,170

Ratio of total risk assets to total loans and OREO	0.25%	0.48%	0.74%	1.30%	1.13%

Ratio of total risk assets to total assets	0.19%	0.37%	0.56%	0.95%	0.77%

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

The Corporation has consistently followed a strategy of pricing assets and liabilities according to prevailing market rates while largely matching maturities, within the guidelines of sound marketing and competitive practices. The goal is to maintain a predominantly matched position with very few planned mismatches. Rate spreads will be sacrificed at times in order to enable the overall rate sensitivity position to stay within the guidelines called for by asset/liability management policy. Rate sensitivity is measured by monthly gap analyses, quarterly rate shocks, and periodic simulation. Investment and pricing decisions are made using both liquidity and sensitivity analyses as tools. The schedule that follows reflects the degree to which the Corporation can adjust its various portfolios to meet interest rate changes. Additionally, the Banks are Federal Home Loan Bank (FHLB) members, and standard credit arrangements available to FHLB members provide increased liquidity.

RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 2006

	Interest Sensitivity Period
(Dollars in thousands)	Within 3 Months	After 3 Within 6 Months	After 6 Within 12 Months	After 1 Year	Total
Rate Sensitive Assets (RSA)
Loans	$215,824	$12,641	$23,521	$366,842	$618,828
Investment securities	7,702	6,777	12,948	63,965	91,392
Other earning assets	19,299	0	0	0	19,299

Total RSA	$242,825	$19,418	$36,469	$430,807	$729,519

Rate Sensitive Liabilities (RSL)
Interest bearing deposits	$178,127	$54,707	$66,151	$254,314	$553,299
Short term borrowed funds	41,703	0	0	0	41,703
Long term borrowed funds	0	0	0	32,440	32,440

Total RSL	$219,830	$54,707	$66,151	$286,754	$627,442

Rate Sensitive GAP
Period	$22,995	$(35,289)	$(29,682)	$144,053	$102,077
Cumulative	$22,995	$(12,294)	$(41,976)	$102,077
GAP as a Percent of Total Assets
Period	2.84%	-4.36%	-3.67%	17.81%
Cumulative	2.84%	-1.52%	-5.19%	12.62%
RSA/RSL cumulative	1.10%	0.96%	0.88%	1.16%

The asset biased, or positive, gap position indicates that earnings are naturally enhanced, or more easily maintained, in a rising rate environment. The cumulative RSA/RSL at December 31, 2006 is 1.10% at three months, 0.96% at six months and 0.88% at twelve months, so the Corporation enjoys a closely balanced position that does not place it at undue risk under any interest rate scenario. Many of the interest bearing deposits that are variable rate are subject to discretionary pricing so management retains flexibility with those funds. This indicates that the balance sheet is well positioned to react to rate changes in either direction during 2007.

Capital Adequacy and Regulatory Matters

The Corporation maintains a strong capital base which provides adequate resources to absorb both normal and unusual risks inherent to the banking business. Internal capital generation has been supported primarily by net income retained after the declaration of dividends but also through the exercise of options and employee stock purchases. Total shareholders’ equity rose $32,078,000 during 2006, an increase of 56.0% since December 31, 2005. This followed growth of 16.4% and 15.0% during 2005 and 2004, respectively. Growth in 2006 was significantly enhanced by the First National acquisition.

At May 1, 2006 Orrstown Financial Services, Inc. issued 699,949 shares to complete the acquisition of First National, resulting in an additional $24,841,000 in shareholders’ equity. The purchase price assigned to shares issued was based on the average closing prices of Orrstown Financial Services, Inc.’s common stock 2-days before and 2 days after the announcement date between the Corporation and First National.

Unrealized gain on securities increased $320,000 between December 31, 2005 and December 31, 2006 and treasury stock purchases of $543,000 were completed during 2006. The Board of Directors temporarily suspended the Corporation’s Dividend Reinvestment Plan effective with the first quarter dividend of 2006. All other growth experienced during 2006 has been supported by capital growth in the form of retained earnings. Equity represented 11.05% of assets at December 31, 2006 which is up from 9.53% at December 31, 2005. The equity to asset ratio was enhanced with the addition of the well capitalized First National along with the included purchase accounting adjustments. The increasing earnings stream during this period has allowed the Corporation to steadily increase cash dividends paid to shareholders. In 2006, cash dividends rose $1,505,000 or 47.7% over 2005 levels while net income rose 16.5% during the same period. This followed a 23.5% increase in dividend payout for 2005 versus 2004. Dividends per share have moved from $0.476 to $0.583 to $0.78 for 2004 through 2006, respectively.

CAPITAL AND DIVIDEND RATIOS

(Dollars in thousands)	2006	2005	2004
At December 31:
Shareholders’ equity	$89,388	$57,310	$49,250
Equity / assets	11.05%	9.53%	9.57%
For the Year:
Average equity / average assets	10.66%	9.67%	9.34%
Dividend payout	40.07%	31.62%	32.89%
Return on average equity	15.10%	18.69%	16.78%
Return on average tangible equity	18.78%	19.28%	17.09%
Dividends paid	$4,662	$3,157	$2,556

	Orrstown Financial Services			Regulatory Requirements
	2006	2005	2004	Minimum	Well Capitalized
Regulatory Capital Measures:
Leverage ratio	8.6%	9.5%	9.3%	4.0%	5.0%
Tier I capital ratio	11.0%	11.8%	12.2%	4.0%	6.0%
Total (Tier I and Tier II) capital ratio	12.0%	12.8%	13.4%	8.0%	10.0%

The maintenance of a strong capital base, well above regulatory risk based minimums and industry averages, has been an integral part of the Corporation’s operating philosophy. Management foresees no problem in maintaining capital ratios comfortably in excess of regulatory requirements.

The Corporation and its banking subsidiaries are subject to periodic examinations by the Federal Reserve Bank, the Pennsylvania Department of Banking and the OCC. During 2006, an examination was conducted at Orrstown Bank that included, but was not limited to, competency of management, earnings performance, capital adequacy, asset quality, liquidity provisions, sensitivity to market risk and asset/liability management. No comments were received from regulatory agencies which, if implemented, would have a material effect on Orrstown Financial Services, Inc.’s liquidity, capital resources, or operations.

Future Impact of Recently Issued Accounting Standards

On March 17, 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 156, “Accounting for Servicing of Financial Assets.” The new Standard, which is an amendment to SFAS No. 140, addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like (offset) accounting. It also permits an entity with a separately recognized servicing asset or liability to choose either the Amortization Method or Fair Value Method for subsequent measurement. This standard is effective for all separately recognized servicing asset and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, with early adoption permitted. The Corporation does not expect the implementation of SFAS 156 to have a material impact on its financial statements.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes: An Interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS 109. The Interpretation prescribes a recognition threshold and measurement principles for the financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Corporation does not expect the implementation of FIN 48 to have a material impact on its financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements but may change current practice for some entities. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those years. The Corporation does not expect the implementation of SFAS 157 to have a material impact on its financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on how prior year misstatements should be taken into consideration when quantifying misstatements in current year financial statements for purposes of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The adoption of SAB 108 is not expected to have a material impact on the Corporation’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” The fair value option established by this SFAS permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This SFAS is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the fiscal year that begins before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurement.” The Corporation is currently evaluating the potential impact, if any, of the adoption of SFAS No. 159 on their consolidated financial position, results of operations and cash flows.

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

PERFORMANCE GRAPH

The following graph shows a five-year comparison of the cumulative total return on the Corporation’s common stock as compared to other indexes: the SNL index of banks with assets between $500 million and $1 billion, the S&P 500 Index, and the NASDAQ Composite index. Shareholder returns on the Corporation’s common stock are based upon trades reported by the National Association of Securities Dealers’ Inc.’s OTC Bulletin Board service. The Corporation is not aware of all prices at which shares traded during such periods. The shareholder returns shown in the graph are not necessarily indicative of future performance. The performance illustrated assumes that $100 was invested in the Corporations common stock and each index on December 31, 2001 and that all dividends were reinvested.

Orrstown Financial Services, Inc.

	Period Ending
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	12/31/06
Orrstown Financial Services, Inc.	100.00	122.49	185.99	252.05	206.65	223.67
SNL $500M-$1B Bank Index	100.00	127.67	184.09	208.62	217.57	247.44
S&P 500	100.00	77.90	100.24	111.14	116.59	135.00
NASDAQ Composite	100.00	68.76	103.67	113.16	115.57	127.58

SUMMARY OF QUARTERLY FINANCIAL DATA

The unaudited quarterly results of operations for the years ended December 31, are as follows:

	2006				2005
	Quarter Ended				Quarter Ended
(Dollars in thousands)	March	June	September	December	March	June	September	December
Interest income	$9,080	$10,845	$12,274	$12,589	$7,219	$7,805	$8,425	$8,966
Interest expense	3,206	3,980	4,915	5,270	1,961	2,209	2,563	2,804

Net interest income	5,874	6,865	7,359	7,319	5,258	5,596	5,862	6,162
Provision for loan losses	36	36	36	282	24	24	24	72

Net interest income after provision for loan losses	5,838	6,829	7,323	7,037	5,234	5,572	5,838	6,090
Securities gains (losses)	2	10	27	2	(2)	0	13	(71)
Other income	2,285	2,944	2,789	3,024	1,903	2,307	2,727	2,182
Other expense	4,548	5,350	5,865	5,865	4,027	4,144	4,627	4,599

Income before income taxes	3,577	4,433	4,274	4,198	3,108	3,735	3,951	3,602
Applicable income taxes	1,079	1,287	1,270	1,214	937	1,175	1,189	1,108

Net income	$2,498	$3,146	$3,004	$2,984	$2,171	$2,560	$2,762	$2,494

Per Common Share Data
Net income	$0.46	$0.53	$0.49	$0.49	$0.40	$0.48	$0.51	$0.46
Diluted net income	$0.44	$0.51	$0.47	$0.47	$0.39	$0.45	$0.49	$0.44
Dividends	0.18	0.20	0.20	0.20	0.133	0.140	0.150	0.160

Performance Statistics
Return on average assets	1.69%	1.79%	1.52%	1.48%	1.70%	1.90%	1.92%	1.71%
Return on average tangible assets	1.70%	1.83%	1.56%	1.52%	1.70%	1.90%	1.92%	1.72%
Return on average equity	17.55%	16.54%	13.92%	13.44%	17.43%	19.73%	20.04%	17.55%
Return on average tangible equity	18.16%	20.55%	18.64%	17.81%	17.94%	20.27%	20.71%	18.17%
Average equity / avg. assets	9.64%	10.81%	10.92%	11.03%	9.74%	9.61%	9.57%	9.76%

All per share amounts have been adjusted to give retroactive recognition to a 5% stock dividend paid June 29, 2005.

SELECTED FIVE -YEAR FINANCIAL DATA

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARIES

	Year Ended December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002
Summary of Operations
Interest income	$44,788	$32,415	$25,892	$23,484	$23,173
Interest expense	17,371	9,537	6,986	6,757	7,985

Net interest income	27,417	22,878	18,906	16,727	15,188
Provision for loan losses	390	144	210	491	720

Net interest income after provision for loan losses	27,027	22,734	18,696	16,236	14,468
Securities gains (losses)	41	(60)	88	199	21
Other operating income	11,042	9,119	6,881	6,233	5,339
Other operating expenses	21,628	17,397	14,718	13,010	11,688

Income before income taxes	16,482	14,396	10,947	9,658	8,140
Applicable income tax	4,850	4,409	3,177	2,678	2,225

Net income	$11,632	$9,987	$7,770	$6,980	$5,915

Per Common Share Data*
Income before taxes	$2.79	$2.66	$2.04	$1.82	$1.54
Applicable income taxes	0.82	0.82	0.59	0.50	0.42
Net income	1.97	1.85	1.45	1.32	1.12
Diluted net income	1.89	1.77	1.40	1.27	1.10
Cash dividend paid	0.780	0.583	0.476	0.401	0.327
Book value at December 31	14.57	10.54	9.15	8.04	7.18
Average shares outstanding—basic	5,906,646	5,407,550	5,362,017	5,307,089	5,271,303
Average shares outstanding—diluted	6,167,422	5,636,191	5,558,851	5,476,292	5,390,015

Stock Price Statistics*
Close	$36.55	$34.50	$42.86	$31.90	$21.32
High	39.00	47.62	47.62	32.38	22.68
Low	31.80	34.45	30.95	21.32	17.48
Price earnings ratio at close	18.6	18.7	29.6	24.3	19.0
Price to book at close	2.5	3.3	4.7	4.0	3.0

Year-End Balance Sheet Data
Total assets	$809,031	$601,460	$514,651	$472,393	$410,298
Total loans	618,827	460,386	389,268	345,054	281,391
Total investment securities	91,393	71,677	82,801	91,986	92,374
Deposits—noninterest bearing	85,420	68,697	66,784	52,276	42,704
Deposits—interest bearing	553,299	394,125	338,579	306,367	276,464
Total deposits	638,719	462,822	405,363	358,643	319,168
Liabilities for borrowed money	74,143	76,444	55,062	66,633	49,347
Total shareholders’ equity	89,388	57,310	49,250	42,835	37,962
Trust assets under management—market value	404,000	368,000	349,000	294,000	231,000

Performance Statistics
Average equity / average assets	10.66%	9.67%	9.34%	9.13%	8.92%
Return on average equity	15.10%	18.69%	16.78%	17.24%	17.19%
Return on average tangible equity	18.78%	19.28%	17.09%	17.39%	17.40%
Return on average assets	1.61%	1.81%	1.57%	1.57%	1.53%
Return on average tangible assets	1.64%	1.81%	1.57%	1.57%	1.53%

*	Per share amounts have been restated to reflect: a 5% stock dividend paid June 29, 2005, a 2-for-1 stock split paid February 10, 2004 and a 5% stock dividend paid May 30, 2003.

MARKET, DIVIDEND & INVESTOR INFORMATION

Market and Dividend Information

The common stock of Orrstown Financial Services, Inc. is traded in the over-the-counter market under the symbol ORRF. At the close of business December 31, 2006, there were approximately 3,022 shareholders of record, with a total of 6,134,332 shares outstanding. The table below sets forth the range of high and low quarterly sales prices and dividends declared per common share.

	2006			2005
	Market Price			Market Price
	High	Low	Quarterly Dividend	High	Low	Quarterly Dividend
First quarter	$35.70	$31.80	$0.18	$47.62	$39.05	$0.133
Second quarter	$39.00	$32.00	$0.20	$43.75	$37.14	$0.140
Third quarter	$38.25	$36.50	$0.20	$42.20	$37.55	$0.150
Fourth quarter	$39.00	$36.55	$0.20	$37.95	$34.45	$0.160

			$0.78			$0.583

Investor Information

Annual Meeting

The annual meeting of Orrstown Financial Services, Inc. stockholders is scheduled for May 10, 2007 at 10:00 a.m. at Shippensburg University Conference Center, 500 Newburg Road, Shippensburg, PA 17257. All stockholders are cordially invited to attend.

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

Market Makers

Ferris, Baker Watts, Inc.	Ryan, Beck & Co., Inc.
1405 McFarland Road	18 Columbia Turnpike
Pittsburgh, PA 15216	Florham Park, NJ 07932
412.306.1730	800.342.2325

Boenning & Scattergood, Inc.	Janney Montgomery Scott, LLC
Four Tower Bridge	1801 Market Street
200 Barr Harbor Drive, Suite 300	10th Floor
West Conshohocken, PA 19428	Philadelphia, PA 19103
800.883.1212	800.526.6397